Form 10-K405, Exhibit 13
period 1995-12-31
UNITED NATIONAL BANCORP
filed 1996-03-29
CIK 831959

MANAGEMENT'S DISCUSSION AND ANALYSIS OF CONSOLIDATED FINANCIAL CONDITION AND RESULTS OF OPERATION


This section is presented to assist in understanding the operating results of United National Bancorp (the "Parent Company") and its wholly-owned subsidiary, United National Bank (the "Bank", or when consolidated with the Parent Company, the "Company") for each of the past three years and financial condition for each of the past two years. This section should be read in conjunction with the consolidated financial statements, the accompanying notes and selected financial data provided within this report.

OVERVIEW

The Company's operating income for 1995, defined as net income excluding one-time merger-related and restructuring charges, was $10,463,000, a 6.5% increase over the $9,820,000 for the year ended December 31, 1994. The one-time charges, related to the acquisition of New Era Bank ("New Era") and the investment in a joint venture, United Financial Services, Inc. ("United Financial"), a newly formed third party service provider, were $2,089,000, or $0.58 per share, net of taxes. Operating income per share, adjusted for the 6% stock dividend paid on November 1, 1995, was $2.91, a 4.7% increase over the $2.78 reported for the year ended December 31, 1994.

The Company reported net income, after one-time charges, of $8,374,000, a decrease of 14.7% from the $9,820,000 earned in 1994. On a per share basis, net income in 1995 was $2.33 as compared to the $2.78 reported in 1994.

The Company reported net income for 1994 of $9,820,000, up 13.5% over the $8,654,000 earned in 1993. Per share results for 1994 rose 12.6% to $2.78 from $2.47 reported in 1993. The results for 1993 included a one-time cumulative benefit of $973,000 or $.28 per share from the adoption of Financial Accounting Standards Board ("FASB") Statement No. 109, "Accounting for Income Taxes", which was recognized in the first quarter of 1993. Income before the effects of Statement No. 109 rose $2,139,000 or 27.8% in 1994. For more information, see
Note 12 in the Notes to Consolidated Financial Statements.

Key performance ratios based on operating income remained strong, although they declined in 1995. Based on operating income, return on average assets ("ROA") and return on average equity ("ROE") were 1.08% and 13.93%, respectively, in 1995, compared to 1.15% and 14.20%, respectively, in 1994. The performance ratios were down in 1995 as the full operating efficiencies resulting from the acquisition of New Era and outsourcing of data processing to United Financial have not yet been realized. It is anticipated that the expense reductions from these changes will be more fully realized in 1996. ROA and ROE in 1993, before the cumulative effect of the change in accounting for income taxes, were 0.93% and 11.94%, respectively.

On net income, ROA was 0.86% in 1995 as compared to 1.15% in 1994 and 1.04% in 1993, while ROE was 11.15% in 1995, down from 14.20% in 1994 and 13.46% in 1993.
As shown in the accompanying graphs, ROA and ROE, before one-time items, have averaged 0.90% and 11.61%, respectively, over the past five years.

The Company's favorable operating results for 1995 before the one-time charges were the result of continued improvement in net interest income and non-interest income, as well as a $1,140,000 reduction in the provision for loan losses. These increases were offset in part by an increase in non-interest expense.

The Company's net income for 1995, however, declined as a result of the one-time charges due to merger-related and restructuring charges incurred in 1995.

Loan demand throughout 1995 continued to show improvement as business and consumer confidence in the economic recovery increased. Interest rates, as measured by the prime rate, rose early in the year, then declined in the third and fourth quarters to end the year where it started at 8.50%. Consolidated assets at year-end 1995 totaled $1,010,545,000, which represented an increase of 14.2% over 1994. As in 1994, the composition of the balance sheet continued to change in 1995.

On the asset side of the balance sheet, securities available for sale increased to $334,156,000 or

OPERATING INCOME

Adjusted for merger & restructuring charges and extraordinary item (In Millions)

OPERATING INCOME [Bar Chart]
A bar chart that describes operating income (adjusted for merger & restructuring charges and extraordinary income) in millions for the following years: 1991, $3.888, 1992, $6.380; 1993, $7.681; 1994, $9.820; 1995, $10.463.

RETURN ON AVERAGE ASSETS

Adjusted for merger & restructuring charges and extraordinary item (Percent)

RETURN ON AVERAGE ASSETS [Bar Chart]
A bar chart that describes the return on average assets (adjusted for merger & restructuring charges and extraordinary item for the following years:
1991, 0.53%; 1992, 0.81%; 1993, 0.93%; 1994, 1.15%; 1995, 1.08%.

RETURN ON AVERAGE EQUITY

Adjusted for merger & restructuring charges and extraordinary item (Percent)

RETURN ON AVERAGE EQUITY [Bar Chart]
A bar chart that describes the return on average equity (adjusted for merger & restructuring charges and extraordinary item for the following years:
1991, 7.04%, 1992, 10.95%; 1993, 11.94%; 1994, 14.20%; 1995, 13.93%.

33.1% of the total asset base at December 31, 1995 as compared to $223,976,000 or 25.3% at year-end 1994. Conversely, securities held to maturity decreased $71,516,000 and accounted for 2.5% of total assets versus 10.9% last year. Loans, net of unearned income, rose $69,783,000 and represented 54.5% of total assets as compared to 54.4% in 1994. On the liability side of the balance sheet, the funding composition was greatly influenced by the acquisition of two branches from the Resolution Trust Corporation ("RTC") and the rate environment in 1995. Shorter term deposit products and savings deposits became less prevalent throughout the year as consumers began moving monies into higher yielding fixed rate certificates of deposit, in an attempt to lock in higher rates before the anticipated decline in interest rates. In fact, time deposits grew by $110,618,000 or 50.0% to $331,972,000 at December 31, 1995 compared to
$221,354,000 at year-end 1994. Demand deposits grew moderately to $153,095,000 at year-end 1995, a 2.7% increase over the prior year-end. In contrast, savings deposits decreased by $17,854,000 or 4.6% from 1994 to $369,561,000 at year-end 1995. On average, time deposits were up $123,789,000 or 60.3% from 1994 while demand and savings were down $25,543,000 or 4.7%.

EARNINGS ANALYSIS

OPERATING REVENUE

The Company's earnings have two major components. Net interest income generates one source of revenue with the remaining balance comprised of non-interest income, including net gains from securities transactions. Operating revenue, excluding securities gains, increased $1,293,000 or 2.5% in 1995 as compared to 1994 and decreased 0.1% in 1994 as compared to 1993.

NET INTEREST INCOME

Net interest income, the amount by which interest earned on assets exceeds interest paid to depositors and other creditors, is the Company's principal source of revenue. For purposes of this review, interest exempt from Federal taxation has been restated to a taxable-equivalent basis, which places tax-exempt income and yields on a comparable basis with taxable income to facilitate analysis. The Federal income tax rate used for 1995, 1994 and 1993 was 34%. In calculating loan yields, the applicable loan fees have been included in interest income and non-performing loans are included in the average loan balances.

Net interest income increased $1,011,000 or 2.3% to a level of $44,063,000 in 1995 following a $1,379,000 or 3.3% increase in the prior year. The primary reason for the increase was the result of an increase in interest earning assets, partly offset by a decline in the net interest margin as a result of increased competition for both lending and deposit products. Additionally, the Company had to compete for deposits in a competitive market to fund the growth experienced in the loan portfolio. The higher yielding loan portfolio increased to 57.4% of average earning assets, up from 53.0% in 1994.

Average interest earning assets increased $102,645,000 or 13.0% over the prior year coupled with higher rates on earning assets, which increased 47 basis points. Accordingly, interest income increased $12,160,000 or 19.9% from 1994. For 1994, average interest earning assets increased $29,043,000 or 3.8% over 1993 while rates declined 24 basis points, creating an increase in total interest income of $399,000 or 0.7% from 1993.

The Company continued to closely monitor the rates paid on all categories of interest bearing liabilities to reflect existing market conditions. However, the increase in interest rates during the first half of 1995 had put upward pressure on the rates the Company currently pays on its deposit products. In addition, primarily as a result of the two branches acquired from the RTC, average interest-bearing deposits increased $106,386,000 or 17.7% from 1994. Other borrowings also increased by $3,689,000 or 14.2% to the 1995 average balance of $29,638,000. These were the primary factors which resulted in an increase in total interest expense of $11,149,000 in 1995 from the prior year, which declined $980,000 from 1993. The effect of the above changes in 1995 created a 58 basis point and 52 basis point decline in the Company's net interest spread and net interest margin, respectively.

The net interest margin, which represents net interest income as a percentage of average interest earning assets, is a key indicator of net interest income performance. For 1995, the net interest margin decreased to 4.95% from 5.47% in 1994 and 5.49% in 1993. The decrease in 1995 was the result of a shift, on average, to higher rate time deposits from lower rate savings type deposits and a decrease in the demand deposit ratio to total deposits. Conversely, during 1994, the net interest margin decrease of 2 basis points from 1993 was due primarily to the shift from higher rate time deposits to lower rate savings type deposits. These trends are reflected in the Analysis of Changes in Net Interest Income below, which presents an analysis of the impact on interest income and expense resulting from changes in average volumes and rates, as well as in the analysis of average balances and interest rates, which appears on pages 34 and 35:

ANALYSIS OF CHANGES IN NET INTEREST INCOME (TAX-EQUIVALENT BASIS)


                                                  1995 Compared with 1994                   1994 Compared with 1993
                                        --------------------------------------------------------------------------------------
                                                            Increase (Decrease)                          Increase (Decrease)
                                            Total            Due to Change in:           Total            Due to Change in:
                                          Increase         ---------------------       Increase         ---------------------
(In Thousands)                           (Decrease)        Volume           Rate      (Decrease)        Volume           Rate
------------------------------------------------------------------------------------------------------------------------------

Interest Income:
  Loans                                   $ 10,076        $ 8,051        $ 2,025       $  3,478       $  4,246         $ (768)
  Securities Available for Sale:
    Taxable                                 (1,879)        (2,546)           667         11,315         10,631            684
    Non-Taxable                                380            372              8          1,527          1,527             --
  Securities Held to Maturity:
    Taxable                                  3,671          3,503            168        (14,935)       (15,423)           488
    Non-Taxable                               (553)          (577)            24           (933)          (778)          (155)
Trading Account Securities                       4              2              2              9              8              1
Federal Funds Sold and Deposits with
  Federal Home Loan Bank                       461            269            192            (62)          (288)           226
------------------------------------------------------------------------------------------------------------------------------
      Total Interest Income                 12,160          9,074          3,086            399            (77)           476
------------------------------------------------------------------------------------------------------------------------------

Interest Expense:
  Savings Deposits                            (120)          (424)           304           (679)           340         (1,019)
  Time Deposits                             10,163          6,760          3,403           (798)          (172)          (626)
  Short-Term Borrowings                        593            309            284            497            310            187
  Other Borrowings                             513            513             --             --             --             --
------------------------------------------------------------------------------------------------------------------------------
      Total Interest Expense                11,149          7,158          3,991           (980)           478         (1,458)
------------------------------------------------------------------------------------------------------------------------------
Changes in Net Interest Income            $  1,011        $ 1,916        $  (905)      $  1,379       $   (555)       $ 1,934
------------------------------------------------------------------------------------------------------------------------------


NON-INTEREST INCOME

Non-interest income, which has become an increasingly important source of revenue for the Company, consists primarily of trust income, service charges on deposit accounts, other service charges, commissions and fees, and securities gains. In 1995, total non-interest income amounted to $12,329,000, an increase of $466,000 or 3.9% from 1994, as compared with a 7.6% decrease in 1994 from 1993. Included in these figures were net gains from securities transactions of $1,135,000 in 1995 as compared to $871,000 in 1994 and $583,000 in 1993.
Non-interest income, not including securities gains, was up $202,000 or 1.8% over 1994, compared to a decline of $1,270,000 or 10.4% in 1994 from 1993.

The following table represents the components of non-interest income for the years ended December 31, 1995, 1994 and 1993.


(In Thousands)                                     1995      1994      1993
----------------------------------------------------------------------------

Trust Income                                    $ 4,222   $ 4,005   $ 3,558
Service Charges on Deposit Accounts               3,443     3,588     3,344
Other Service Charges, Commissions and Fees       2,145     2,193     3,801
Other Income                                      1,384     1,206     1,559
----------------------------------------------------------------------------
                                                 11,194    10,992    12,262
Net Gains from Securities Transactions            1,135       871       583
----------------------------------------------------------------------------
Total Non-Interest Income                       $12,329   $11,863   $12,845
----------------------------------------------------------------------------


TRUST INCOME (In Millions)

TRUST INCOME [Bar Chart]
A bar chart that describes trust income for the years: 1991, $3.280; 1992, $3.392; 1993, $3.558; 1994, $4.005; 1995, $4.222.

Trust income continues to be the major contributor to fee income, representing 34.2% of the total, and has grown steadily over the years. Trust income rose $217,000 or 5.4% to $4,222,000 in 1995 compared to a $447,000 or 12.6% increase from 1993 to 1994. This increase was due to growth in the level of assets under management, assisted through the expansion of new client relationships, as well as the addition of new investment products. The Trust Division offers a full range of fiduciary services, ranging from mutual funds to personal trust, investment advisory and employee benefits. Trust services will continue to play an important role in the Company's future.

Service charges on deposit accounts decreased $145,000 or 4.0% to $3,443,000 in 1995 as compared to a $244,000 or 7.3% increase in 1994 compared to 1993. The decrease in 1995 was primarily due to increased relationship pricing strategies with customers maintaining higher balances in lieu of paying service charges. In 1994, selective pricing changes on retail and commercial transaction account services along with increased customer activity accounted for the increase over 1993.

Other service charges, commissions and fees declined $48,000 or 2.2% from 1994 to $2,145,000 in 1995 due to reduced credit card fees, partly offset by increases in other fees. The credit card fees declined $67,000 or 4.1% to $1,562,000 from $1,629,000 as a result of a decline in the number of credit cards in the Bank's portfolio. In 1994, other service charges, commissions and fees decreased $1,608,000 or 42.3% from 1993 due mostly to the decision to discontinue the merchant bank aspect of its credit card business at the end of 1993, and to a decline in credit card fees. Merchant bank fees included in 1993 totaled $1,088,000. A portion of those fees were required to be remitted to the card-issuing banks, which were recorded as "Other Expenses", which also declined in 1994. Additionally, a decline in the number of credit cards in the Bank's portfolio resulted in reduced credit card fees in 1994.

Other income increased $178,000 or 14.8% from 1994 to $1,384,000 in 1995 due primarily to a $247,000 gain on the sale of the Bank's Bridgewater branch facility, increases in safe deposit box rentals and check printing commissions, partly offset by lower gains on both sales of other real estate owned and on sales of Small Business Administration ("SBA") loans. This compares to a decrease of $353,000 or 22.6% in 1994 from 1993 due primarily to lower gains on sales of SBA loans.

Net gains on securities transactions of $1,135,000 were recorded in 1995 compared with $871,000 in 1994 and $583,000 in 1993. The gains in 1995 and 1994 were the outcome of restructuring the investment portfolio to alter maturities, due to the changing interest rate environment, as well as reducing the prepayment risk associated with the mortgage-backed securities. In December 1995, the FASB allowed banks to make a one-time transfer of securities from the held to maturity portfolio to another classification without "tainting" the remaining held to maturity securities. This provided banks with the opportunity to realign their securities portfolio. The gains in 1993 were recognized as certain government collateralized mortgage obligations were sold to reduce prepayment risk resulting from the declining interest rate environment.

NON-INTEREST EXPENSE

Non-interest expense in 1995 totaled $42,748,000, an increase of $5,127,000 or 13.6% compared to 1994. This compared to a $139,000 or 0.4% increase in 1994 over 1993. The one-time charges were incurred in connection with both the New Era merger and with the joint venture investment in United Financial. Excluding these one-time charges, non-interest expense increased $1,887,000 or 5% over 1994. Management continues to seek opportunities to control non-interest expense levels. Non-interest expense categories for the years 1995, 1994 and 1993 are shown in the accompanying table.


(In Thousands)                                     1995      1994      1993
----------------------------------------------------------------------------

Salaries and Employee Benefits                $  20,817 $  20,181 $  19,148
Occupancy and Equipment Expense                   6,346     5,441     5,198
Amortization of Intangible Assets                 1,663       651       882
Net Cost to Operate Other Real Estate               412       513       611
Other Expenses                                   10,270    10,835    11,643
----------------------------------------------------------------------------
                                                 39,508    37,621    37,482
One-Time Charges:
Merger Related Charge-New Era Acquisition         1,670        --        --
Restructuring Charge-
  United Financial Services, Inc.                 1,570        --        --
----------------------------------------------------------------------------
Total Non-Interest Expense                     $ 42,748  $ 37,621 $  37,482
----------------------------------------------------------------------------


The largest component of non-interest expense is salaries and employee benefits, which accounted for 48.7% (52.7% excluding one-time charges) of total non-interest expense in 1995 compared to 53.6% and 51.1% in 1994 and 1993, respectively. Management continues to carefully monitor staff levels, employee benefits and operational consolidations. Compared to the previous year, the 1995 expense of $20,817,000 represents a 3.2% increase versus a 5.4% increase between 1994 and 1993. Specifically, salaries and wages rose $631,000 while employee benefits rose $5,000. Medical healthcare costs, which have risen considerably in prior years, declined $44,000 from 1994 and had declined $652,000 in 1994 from 1993. This expense is based on the level of medical claims and there can be no assurance that these costs will not increase in the future. The Company's goal to closely control this expense has been, and will continue to be, a high priority. Full-time equivalent employees were 465 at December 31, 1995 compared with 507 and 537 at December 31, 1994 and 1993, respectively. The reduction in full-time equivalent employees during 1995 was achieved through the elimination of certain positions resulting from the acquisition of New Era and by outsourcing data processing through the joint venture investment in United Financial.

Net occupancy and equipment expense increased $905,000 or 16.6% in 1995 to $6,346,000 as compared to an increase of $243,000 or 4.7% in 1994 from 1993.
The increase in 1995 was principally the result of acquiring two branches from the RTC in January and expenses relating to the new headquarters facility. Additionally, there were increases in rentals and maintenance of equipment, and repairs and maintenance relating to the Company's owned and leased premises. As part of the plan to more efficiently organize the Company's departments and staff, in May of 1995, Senior Management and certain departments moved to the Company's new headquarters in Bridgewater, NJ.

Net cost to operate other real estate, which results from costs of holding other real estate in addition to valuation adjustments, amounted to $412,000 in 1995, a decrease of $101,000 from 1994. These costs in 1994 were $513,000 compared to $611,000 in 1993. The decrease in 1995 was due to lower carrying costs and writedowns associated with these holdings. For additional discussion on other real estate, see Asset Quality beginning on page 24.

Other expenses, excluding the one-time charges, amounted to $10,270,000 in 1995, a decrease of $565,000 or 5.2% compared to the prior year while 1994's expense was $808,000 or 6.9% lower than that of 1993. The decrease in 1995 was primarily due to expense reductions achieved through the consolidation of operations resulting from the acquisition of New Era, the reduction of expenses related to outsourcing the Company's data processing function, and lower FDIC premiums which went into effect in the third quarter. These savings were offset in part by a loss of $220,000 from the sale of the Bank's Knowlton branch facility and expenses relating to the acquisition of branches from the RTC.

The decrease from 1993 to 1994 was primarily as a result of the Bank's decision to discontinue the merchant bank portion of the credit card business, which reduced data processing charges and other credit card processing costs.

In 1995, the one-time charges related to the New Era acquisition consisted primarily of payouts on existing employment contracts, a termination penalty on New Era's data processing service, the write-off of unusable fixed assets and supplies, professional services directly attributable to the acquisition, and severance costs. The one-time restructuring charge related to United Financial consisted primarily of lease termination penalties on data processing equipment, severance costs, professional services directly attributable to the joint venture, and the write-off of unusable equipment and supplies.

INCOME TAXES

The provision for income taxes decreased $984,000 in 1995 to $3,623,000 compared to an increase in 1994 of $632,000. This decrease resulted from $1,151,000 in merger and restructuring charges incurred during 1995, partially offset by changes in the levels of taxable income relative to tax-exempt income and certain other differences. The table below sets forth the Company's income tax expense and effective tax rates for the years 1995, 1994 and 1993.


(Dollars in Thousands)                             1995      1994      1993
----------------------------------------------------------------------------

Provision for Federal Income Taxes               $3,335    $3,844    $3,028
Provision for State Income Taxes                    288       763       947
  Total Provision for Income Taxes               $3,623    $4,607    $3,975
  Effective Tax Rate                                 30%       32%       34%


For further information regarding the provision for income taxes and the Company's adoption of FASB Statement No. 109, "Accounting for Income Taxes", see
Note 12 to Consolidated Financial Statements.

CAPITAL

The Company is committed to maintaining a strong capital position. Capital adequacy is monitored in relation to the size, composition and quality of its asset base and with consideration given to regulatory guidelines and requirements, as well as industry standards.

At December 31, 1995, total stockholders' equity was $81,399,000, an increase of $15,597,000 or 23.7% from year-end 1994. The increase was due primarily to the FASB Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities," change in net unrealized gain adjustment, net of tax, of $10,484,000. Additional contributors to the increase in capital were the result of net income of $8,374,000, additional stock issued as a result of a debenture conversion and stock options exercised resulting from the acquisition of New Era. This was offset in part by cash dividends of $3,541,000 and net purchases of treasury stock of $1,558,000.

U.S. bank regulators have issued guidelines for a risk-based capital approach to measure capital adequacy. These guidelines assign various levels of risk to different categories of bank assets requiring higher levels of capital for assets with greater risk potential. The guidelines also take into account the credit risk exposures that result from off-balance sheet contracts and commitments, such as stand-by letters of credit and unused portions of loan commitments. Under the guidelines, all banks are required to have core capital (Tier I) of at least 4% of risk-weighted assets and total capital (Tier I and Tier II) of at least 8% of risk-weighted assets. Tier I capital consists of stockholders' equity less intangible assets, while Tier II capital includes the allowance for possible loan losses, subject to certain limitations.

Bank regulatory agencies issued a final rule in December 1994 directing institutions not to include in Tier I capital net unrealized gains and losses on securities available for sale resulting from the FASB Statement No. 115. Net unrealized losses on marketable equity securities (equity securities with readily determinable fair values), however, will continue to be deducted from Tier I capital.

At December 31, 1995 and 1994, the Company's Tier I capital ratio was 10.33% and 13.64%, respectively, while the combined Tier I and Tier II capital ratio was 11.47% and 14.97%, respectively. The ratios for both years are well in excess of the regulatory minimum requirements.

In addition to the risk-based guidelines discussed above, the Federal Reserve Board and the Office of the Comptroller of the Currency require that a bank holding company and bank, which meet the regulators' highest performance and operation standards, maintain a minimum leverage ratio (Tier I capital as a percent of quarterly average tangible assets) of 3%. For those financial institutions with higher level of risk or that are experiencing or anticipating significant growth, the minimum leverage ratio will be increased by at least 100 to 200 basis points. At December 31, 1995 and 1994, the Company's leverage ratio was 6.80% and 8.29%, respectively, and was well above the minimum regulatory requirement.

The Company's capital ratios declined in 1995 as a result of the increase in intangible assets related to the branches acquired from the RTC and the investment in the joint venture. Intangible assets are deducted from regulatory capital when calculating the ratios.

Bank regulators apply substantially the same capital requirements to the Company's banking subsidiary. A bank is considered "well capitalized", the highest regulatory category, if it has minimum Tier I and combined Tier I and Tier II risk-based capital ratios of 6% and 10%, respectively, and a minimum leverage ratio of 5%. The Bank has Tier I and combined Tier I and Tier II capital ratios of 9.65% and 10.79%, respectively, and a leverage ratio of 6.36%. Based upon these ratios, the Bank would qualify as "well capitalized" at December 31, 1995.

CAPITAL RATIOS (At Year End 1995) [Bar Chart]
A bar chart that describes capital ratios at year-end 1995:
Actual - Leverage 6.81%; Tier I 10.33%; and Tier I and Tier II 11.47% Regulatory Minimum Requirement - Leverage 4.00%; Tier I 4.00%; and Tier I and Tier II 8.00%

Management is not aware of any current recommendations by the regulatory authorities which, if they were to be implemented, would have a material effect on the capital resources, liquidity or operations of the Company. The following table reflects the Company's capital ratios, as of December 31, 1995:


(Dollars In Thousands)

RISK-BASED CAPITAL RATIOS:

Tier I Capital
    Actual                                               $ 67,112     10.33%
    -------------------------------------------------------------------------
    Regulatory Minimum Requirement                       $ 25,989      4.00%
    -------------------------------------------------------------------------

Combined Tier I and Tier II Capital
    Actual                                               $ 74,524     11.47%
    -------------------------------------------------------------------------
    Regulatory Minimum Requirement                       $ 51,978      8.00%
    -------------------------------------------------------------------------

LEVERAGE RATIO
    Actual                                               $ 67,112      6.80%
    -------------------------------------------------------------------------
    Regulatory Minimum Requirement                       $ 39,490      4.00%
    -------------------------------------------------------------------------

1995 AVERAGE INTEREST EARNING ASSET ALLOCATION

(DOLLARS IN MILLIONS)

1995 AVERAGE INTEREST EARNING ASSET ALLOCATION [Pie Chart]
A pie chart that describes the 1995 average interest earning asset allocation: Loans $511 (57.4%); Securities $364 (40.9%) and Short-term Investments $15 (1.7%).

FINANCIAL CONDITION

Total average assets increased $117,648,000 or 13.8% to $972,873,000 in 1995, while total assets reached $1,010,545,000 at year-end, an increase of 14.2% from the December 31, 1994 balance. Average interest earning assets, which represents 91.5% of total average assets, increased $102,645,000 or 13.0% from 1994 to $890,250,000 in 1995. Specifically, average loans increased $92,886,000 or 22.2% in 1995 to $510,593,000, average total securities increased $5,106,000 or 1.4% from 1994 and short-term investments increased $4,653,000 or 44.0%.

SECURITIES

Total securities, which include securities held to maturity, securities available for sale and trading account securities, averaged $364,426,000 in 1995, an increase of $5,106,000 or 1.4% from 1994. The portfolio represented 40.9% of average earning assets for 1995 and 45.6% for 1994. The yield on the total portfolio (on a tax-equivalent basis) increased 35 basis points to 6.95% due primarily to changes in the composition of the portfolio.

As of January 1, 1994, the Company adopted FASB Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities". This Statement requires entities to classify their securities into either held to maturity, available for sale or trading category, based on the Company's intent with respect to holding the security. Each of these classifications requires a different basis of accounting. Held to maturity securities are reported at amortized cost. Securities available for sale are reported at fair value with unrealized gains and losses reported as a separate component of stockholders' equity, net of income taxes. Trading securities are reported at fair value, with unrealized gains and losses reflected in current period earnings. The Company prospectively adopted this statement effective January 1, 1994. At December 31, 1995, the effect of Statement No. 115 was an increase in the carrying value of the securities available for sale portfolio of $3,387,000.

On average, the net unrealized loss on securities available for sale amounted to $4,816,000 in 1995. For purposes of the following comparative analysis, securities are shown on a cost basis and do not consider the mark to market valuation for FASB Statement No. 115 in 1995 and 1994.

U.S. Treasury and government agency securities declined $18,547,000 to average $119,757,000 in 1995. The yield on this portfolio increased 15 basis points to 6.98% from the reported yield of 6.83% in 1994. The prevailing market rates of new investments were higher than those of maturing securities.

Tax-exempt securities, consisting primarily of obligations of states and political subdivisions, averaged $43,616,000 in 1995, a decrease of $1,830,000 from 1994. As a part of its tax planning strategy, the Company continues to invest in these securities, although maturities outpaced purchases. At year-end, tax-exempt securities were $43,061,000, down $1,845,000 from December 31, 1994. The average tax-equivalent yield on these securities decreased 7 basis points to 7.68% in 1995 from 7.75% in 1994.

Government guaranteed mortgage-backed securities averaged $176,307,000 in 1995, an increase of $28,062,000 or 18.9% from 1994. These securities have relatively short average lives and provide liquidity through periodic principal and interest repayment. For risk-based capital, they carry a lower risk-weighting than corporate collateralized mortgage-backed securities. The yield on mortgage-backed securities averaged 6.84% compared to 6.31% in 1994.

Equity securities, which consist primarily of money market mutual funds, are utilized as a source of managing comfortable levels of liquidity. Money market mutual funds averaged $21,442,000 in 1995 compared to $26,318,000 in 1994. The remaining equity securities averaged $3,304,000, up from the average in 1994 of $1,007,000. The yield on equity securities increased 122 basis points to 6.08% from 4.86% in 1994.

Short-term investments, which included Federal funds sold and Federal Home Loan Bank deposits averaged $15,231,000 in 1995 compared to $10,578,000 in 1994, an increase of 44.0%. For 1995, the yield on short-term investments averaged 5.91%, up from 4.15% in 1994.

The following table sets forth the book value of the Company's securities held to maturity portfolio at year-end 1995, 1994 and 1993. See Note 4 in the Notes to Consolidated Financial Statements for additional information relating to these securities.



                                                                                                    December 31,
                                                                                       ---------------------------------------
(In Thousands)                                                                             1995           1994           1993
------------------------------------------------------------------------------------------------------------------------------

Debt Securities:
  U.S. Treasury Securities                                                            $      --      $  12,635      $  90,576
  Obligations of U.S. Government
    Agencies and Corporations                                                            21,151         49,073         61,605
  Obligations of States and Political Subdivisions                                        3,612         22,099         41,472
  Mortgage-Backed Securities                                                                 --         12,497            850
  Securities Issued by Foreign Governments                                                   75             50             25
------------------------------------------------------------------------------------------------------------------------------
      Total Securities Held to Maturity                                               $  24,838      $  96,354      $ 194,528
------------------------------------------------------------------------------------------------------------------------------


The following table sets forth the amortized cost of the Company's available for sale portfolio at year-end 1995, 1994 and 1993. At December 31, 1995 and 1994, these securities are carried at market. This portfolio was carried at the lower of aggregate cost or market at December 31, 1993. At that date, the market value was in excess of cost. See Note 5 in the Notes to Consolidated Financial Statements for additional information relating to these securities.



                                                                                                    December 31,
                                                                                       ---------------------------------------
(In Thousands)                                                                             1995           1994           1993
------------------------------------------------------------------------------------------------------------------------------

Debt Securities:
  U.S. Treasury Securities                                                            $   6,521      $  27,884      $      --
  Obligations of U.S. Government
    Agencies and Corporations                                                            74,546         29,186             --
  Obligations of States and Political Subdivisions                                       39,449         22,807             --
  Mortgage-Backed Securities                                                            186,217        135,441        158,948
------------------------------------------------------------------------------------------------------------------------------
      Total Debt Securities                                                             306,733        215,318        158,948
------------------------------------------------------------------------------------------------------------------------------

Equity Securities:
  Marketable Equity Securities                                                           19,817         19,986         50,574
  Federal Reserve Bank and Federal
    Home Loan Bank Stock                                                                  4,219          1,170            609
------------------------------------------------------------------------------------------------------------------------------
      Total Equity Securities                                                            24,036         21,156         51,183
------------------------------------------------------------------------------------------------------------------------------
      Total Securities Available for Sale                                             $ 330,769      $ 236,474      $ 210,131
------------------------------------------------------------------------------------------------------------------------------


The contractual maturity distribution and weighted average yields (calculated on the basis of the stated yields to maturity, considering applicable premium or discount), on a tax-equivalent basis (assuming a 34% Federal income tax rate), of the Company's securities held to maturity and securities available for sale portfolio at December 31, 1995, excluding equity securities, were as follows:

MATURITIES AND WEIGHTED AVERAGE YIELDS


                                                                       After 1 Year  After 5 Years
                                                           Within        but Within   but Within         After
(Dollars In Thousands)                                     1 Year         5 Years      10 Years        10 Years         Total
------------------------------------------------------------------------------------------------------------------------------

SECURITIES HELD TO MATURITY
Obligations of U.S. Government Agencies
  and Corporations:
  Book Value                                              $    --        $ 7,951        $13,200       $     --       $ 21,151
  Weighted Average Yield                                       --%          6.84%          7.91%            --%          7.51%
Obligations of States and Political
  Subdivisions:
  Book Value                                                2,992            620             --             --          3,612
  Weighted Average Yield                                     9.11%         10.82%            --%            --%          9.40%
Securities Issued by Foreign Governments:
  Book Value                                                   --             --             75             --             75
  Weighted Average Yield                                       --%            --%          5.83%            --%          5.83%
------------------------------------------------------------------------------------------------------------------------------
Total Securities Held to Maturity:
  Book Value                                             $  2,992       $  8,571        $13,275        $    --       $ 24,838
  Weighted Average Yield                                     9.11%          7.13%          7.90%            --%          7.78%
------------------------------------------------------------------------------------------------------------------------------

SECURITIES AVAILABLE FOR SALE
U.S. Treasury Securities:
  Book Value                                             $  5,509       $  1,012          $  --        $    --      $   6,521
  Weighted Average Yield                                     6.18%          5.55%            --%            --%          6.08%
Obligations of U.S. Government Agencies
  and Corporations:
  Book Value                                               26,005         28,573         14,968          5,000         74,546
  Weighted Average Yield                                     6.42%          7.12%          7.58%          7.29%          6.98%
Obligations of States and Political
  Subdivisions:
  Book Value                                                  727         15,192         16,897          6,633         39,449
  Weighted Average Yield                                     5.02%          7.61%          7.28%          8.29%          7.53%
Mortgage-Backed Securities:
  Book Value                                                   --         14,784         49,412        122,021        186,217
  Weighted Average Yield                                       --%          6.75%          7.05%          6.69%          6.79%
------------------------------------------------------------------------------------------------------------------------------
Total Securities Available for Sale:
  Book Value                                              $32,241        $59,561        $81,277       $133,654       $306,733
  Weighted Average Yield                                     6.35%          7.13%          7.20%          6.79%          6.92%
------------------------------------------------------------------------------------------------------------------------------


AVERAGE LOAN PORTFOLIO (In Millions)

AVERAGE LOAN PORTFOLIO [Bar Chart]
A bar chart that describes the average loan portfolio: Credit Cards -
1993, $25.6; 1994, $19.7 and 1995, $18.4; Installment - 1993, $91.9;
1994, $139.6 and 1995, $188.8; Real Estate - 1993, $135.9; 1994, $171.0 and
1995, $197.6; Commercial - 1993, $97.3; 1994, $87.4 and 1995, $101.5;
Total - 1993, $350.7; 1994, $417.7 and 1995, $506.3

LOANS

The continuing efforts of a comprehensive calling program designed to increase the loan portfolio continued to show positive results in 1995. Total loans averaged $510,593,000 during 1995, an increase of $92,886,000 or 22.2% compared with the prior year. At year-end, total loans amounted to $551,222,000, up $69,783,000 or 14.5% compared to 1994. Loan demand over the past two years has shown improvement as business and consumer confidence in the economy increased and real estate market values began to stabilize. The Company's largest loan concentration is in loans secured by real estate, which totaled $291,187,000 at December 31, 1995 and represented 52.8% of loans, net of unearned income. A number of distinctly different lending categories are included within this broad classification of real estate related loans. The largest category is loans secured by 1-4 family residential properties, which amounted to $147,126,000 at year-end 1995. Within that total, $28,838,000 represented home equity lines of credit. Loans secured by borrower-occupied commercial property amounted to $133,578,000 at year-end 1995 while construction and land development loans totaled $21,938,000. Loans to individuals for household, family and other personal expenditures amounted to $205,231,000 and were the Bank's second largest loan concentration.

The following schedule presents the components of gross loans, by type, as of December 31 for each of the last five years.


(In Thousands)                                1995           1994           1993           1992           1991
------------------------------------------------------------------------------------------------------------------------------

Commercial                               $ 129,992      $  88,701      $  93,730      $  92,072     $   83,589
Real Estate                                213,149        207,015        167,768        142,158        148,569
Installment                                230,290        204,674        123,277        111,392        118,546
------------------------------------------------------------------------------------------------------------------------------
Total Loans Outstanding                    573,431        500,390        384,775        345,622        350,704
Less:  Unearned Income on Loans             22,209         18,951          7,983          4,608          5,652
------------------------------------------------------------------------------------------------------------------------------
Loans, Net of Unearned Income            $ 551,222      $ 481,439      $ 376,792      $ 341,014     $ 345,052
------------------------------------------------------------------------------------------------------------------------------


Average commercial loans increased 33.2% to $125,421,000 from $94,155,000 in 1994 and represented 24.6% of the total average loan portfolio as compared to 22.5% in 1994. The tax-equivalent yield on the commercial loan portfolio was 8.46% in 1995, down from 8.48% in 1994. The yield on this portfolio remained relatively stable despite the decline in the interest rate environment during the second half of the year.

Real estate mortgage loans averaged $183,102,000, an increase of 7.1% from 194 and represented 35.9% of the total average loan portfolio. This increase was primarily the result of borrower-occupied commercial and construction mortgage loan products coupled with the favorable mortgage rate environment. The tax-equivalent yield on the total mortgage portfolio increased 135 basis points to 9.40% from 8.05% last year. This portfolio consists of residential and commercial mortgages, as well as construction loans, and carries fixed and adjustable interest rates.

As a result of the acquisition of New Era, the Company now has a nationwide secured credit card program, along with unsecured and affinity card programs throughout New Jersey. Credit card loans averaged $18,397,000 in 1995, declining $1,311,000 or 6.7% from 1994. The average yield in 1995 on credit cards was 19.43%, down from 24.56% in 1994, reflecting the increased competition on fees charged for the secured credit card product.

Installment loans, on average, increased 35.0% to $179,363,000 from $132,876,000 in 1994 and represented 35.1% of the average loan portfolio. This increase was led by a rise in indirect automobile loans of $29,265,000 and is reflective of the Company's increased market penetration. The average yield on the installment loan portfolio was 8.30% in 1995 compared to 7.74% in 1994. Management recognizes the risks inherent in the indirect automobile loans which may be more prevalent at times of faster growth in the portfolio. The Company believes it is adequately addressing those issues and believes that its charge-offs in the indirect automobile portfolio have been below the peer group averages.

It is expected that this trend of increased installment, residential and commercial mortgage loans will continue if the economy continues to move into its next phase of recovery. The Company will continue to take advantage of loan demand in those sectors of the business community where it is most prevalent.

1995 AVERAGE INTEREST BEARING LIABILITIES ALLOCATION (Dollars in Millions)

1995 AVERAGE INTEREST BEARING LIABILITIES ALLOCATION [Pie Chart]
A pie chart that describes the 1995 average interest bearing liabilities allocation: Savings $377 (50.8%); Time $329 (44.3%) and Borrowed Funds $36 (4.9%).

DEPOSITS AND OTHER BORROWINGS

The Company's deposit base is the primary source of funds supporting its interest earning assets. Total average deposits increased to $852,164,000 in 1995, up $98,246,000 or 13.0% from $753,918,000 in 1994. At year-end, total deposits amounted to $854,628,000, up 12.8% from the $757,884,000 reported last year. The increase in deposits was primarily attributable to the acquisition of two branches from the RTC.

For 1995, time deposits experienced the largest increase, which comprised 38.6% of total average deposits as compared to 27.2% in 1994. These deposits, which consist primarily of retail certificates of deposit and individual retirement accounts, rose $123,789,000 or 60.3% to average $329,141,000 during 1995, primarily as a result of the acquisition of two branches from the RTC. At December 31, 1995, time deposits increased by $110,618,000 or 50.0% over year-end 1994. The cost of time deposits increased 166 basis points to 5.47% in 1995 as a result of increased competition from mutual funds and credit unions. During 1995, certificates of deposit $100,000 and over averaged $54,049,000, an increase of 72.2% over last year.

Savings deposits, which include savings accounts, money market accounts and interest bearing transaction accounts, averaged $376,630,000, a decrease of $17,403,000 or 4.4% from 1994. As interest rates began to decline over the latter part of 1995, consumer preference began to shift from savings type products to higher paying investment alternatives, including certificates of deposit. The cost of savings deposits increased 8 basis points to 2.36% in 1995.

Demand deposits, including non-interest bearing secured credit card deposits, averaged $146,393,000, down 5.3% from the 1994 average of $154,533,000. These deposits at year-end were $153,095,000, up 2.7% over the prior year.

Short-term borrowings are available as an additional source of funding for the loan and investment portfolios. Short-term borrowings consist primarily of Federal funds purchased, securities sold under agreements to repurchase, demand notes-U.S. Treasury and Federal Home Loan Bank advances. During the year, short-term borrowings rose $3,689,000 or 14.2% to average $29,638,000. The cost of short-term borrowings rose 109 basis points from 4.41% in 1994 to 5.50% in 1995 due to the higher average interest rate environment during 1995 as compared to 1994.

In September 1994, the Bank became a member of the Federal Home Loan Bank of New York (the "FHLB"). As a result, the Company has access to financing from the FHLB with terms ranging from overnight up to 10 years. The FHLB borrowings are secured by securities and loans receivable under a blanket collateral agreement.

The following table reflects the average balances and average rates paid on deposits and short-term borrowings for the years 1995, 1994 and 1993.


                                                   1995                           1994                          1993
                                          ------------------------------------------------------------------------------------
                                           Average         Average       Average         Average       Average         Average
(Dollars In Thousands)                     Balance          Rate         Balance          Rate         Balance          Rate
------------------------------------------------------------------------------------------------------------------------------

Demand and Non-Interest
  Bearing Savings                         $146,393             --       $154,533             --       $149,310             --
------------------------------------------------------------------------------------------------------------------------------
Interest Bearing Transaction
  Accounts                                 125,392           1.99%       122,003           1.98%       116,937           2.21%
Other Savings                              251,238           2.54%       272,030           2.42%       262,212           2.70%
Time                                       329,141           5.47%       205,352           3.81%       209,891           4.11%
------------------------------------------------------------------------------------------------------------------------------
  Total Savings and Time                   705,771           3.81%       599,385           2.81%       589,040           3.11%
------------------------------------------------------------------------------------------------------------------------------
  Total Deposits                          $852,164             --       $753,918             --       $738,350             --
------------------------------------------------------------------------------------------------------------------------------
Short-Term Borrowings                     $ 29,638           5.50%      $ 25,949           4.41%      $ 18,913           3.42%
------------------------------------------------------------------------------------------------------------------------------



ASSET QUALITY

The Company manages asset quality and controls credit risk through a review process of careful and comprehensive analysis of credit applications along with a continued examination and monitoring of outstanding loans, commitments and delinquencies. This has resulted in early detection and timely follow-up on problem loans. Credit risk is also controlled by limiting exposures to specific borrowers, industries and markets.

NON-PERFORMING ASSETS

The Company defines non-performing assets as non-accrual loans, impaired loans, loans past due 90 days or more and still accruing, renegotiated loans, other real estate owned and other assets owned. In accordance with FASB Statement No. 114, "Accounting by Creditors for Impairment of a Loan", loans previously classified as in-substance foreclosure, but for which the Company had not taken possession of the collateral, have been reclassified to loans for all periods presented. This reclassification did not impact the Company's financial condition.

The following table provides an analysis of non-performing assets as of December 31 for each of the last five years.


(Dollars In Thousands)                                       1995           1994           1993           1992           1991
------------------------------------------------------------------------------------------------------------------------------

Non-Accrual Loans (1):
  Commercial and Industrial                              $    705       $  2,046       $  1,721       $  1,324       $    834
  Loans Secured by Real Estate                              4,926          6,520          5,089          6,197          5,883
  Loans to Individuals for Household,
    Family and Other Personal
    Expenditures                                              483            401             28            140            287
------------------------------------------------------------------------------------------------------------------------------
      Total Non-Accrual Loans                               6,114          8,967          6,838          7,661          7,004
------------------------------------------------------------------------------------------------------------------------------
Loans Past Due 90 Days or More (2):
  Commercial and Industrial                                    61            730          3,410             71            197
  Loans Secured by Real Estate                                593            339            984            715          3,556
  Loans to Individuals for
    Household, Family and Other
    Personal Expenditures                                     698            363            188            407          1,136
------------------------------------------------------------------------------------------------------------------------------
      Total Loans Past Due 90 Days or More                  1,352          1,432          4,582          1,193          4,889
------------------------------------------------------------------------------------------------------------------------------
      Total Non-Performing Loans                            7,466         10,399         11,420          8,854         11,893
------------------------------------------------------------------------------------------------------------------------------
Other Real Estate Owned (3)                                 2,747          1,366          2,326          2,724          3,110
Other Assets Owned (4)                                        223            181             75             52            164
------------------------------------------------------------------------------------------------------------------------------
      Total Non-Performing Assets                        $ 10,436       $ 11,946       $ 13,821       $ 11,630       $ 15,167
------------------------------------------------------------------------------------------------------------------------------
Non-Performing Loans as a
  Percentage of Loans (year-end)                             1.35%          2.16%          3.03%          2.60%          3.45%
------------------------------------------------------------------------------------------------------------------------------
Non-Performing Assets as a
  Percentage of Loans, Other
  Real Estate Owned and Other
  Assets Owned (year-end)                                    1.88%          2.47%          3.64%          3.38%          4.35%
------------------------------------------------------------------------------------------------------------------------------
Non-Performing Assets as a
  Percentage of Total Assets (year-end)                      1.03%          1.35%          1.61%          1.41%          1.97%
------------------------------------------------------------------------------------------------------------------------------


(1) Generally represents those loans on which Management has determined that borrowers may be unable to meet contractual principal and/or interest obligations or where interest or principal is past due for a period of 90 days or more (except when such loans are both well-secured and in the process of collection). When loans are placed on non-accrual status, all accrued but unpaid interest is reversed.

(2) Represents loans on which payments of interest and/or principal are contractually past due 90 days or more, but are currently accruing interest at the previously negotiated rates, based on a determination that such loans are both well-secured and in the process of collection.

(3) Consists of real estate acquired through foreclosure.

(4) Consists of assets, other than real estate, acquired through repossession, forfeiture or abandonment.

Renegotiated or troubled debt restructured loans involve transactions in which the terms or interest rates have been renegotiated because of a weakening in the financial position of the borrower. Interest on troubled debt restructured loans is only recognized in current income at the renegotiated rate and then only to the extent such interest is deemed collectible. The Company currently has one troubled debt restructured loan, which is classified as past due 90 days or more and still accruing. At December 31, 1995, this loan totaled $84,000 and is secured by a 1-4 family residential property.

Non-performing loans decreased during 1995 as reflected in the above chart. The $2,933,000 or 28.2% decrease from 1994 was primarily in the commercial and industrial loans, as well as in loans secured by real estate, which declined $2,010,000 and $1,340,000, respectively. A majority of the non-performing loans are well-secured and Management does not anticipate significant losses to materialize.

At December 31, 1995, the Company's holdings in other real estate owned amounted to $2,747,000 as compared to $1,366,000 at December 31, 1994. Foreclosures have occurred during the past five years and will continue to result in assets migrating from non-performing loans to other real estate owned. It is the Company's intent to actively negotiate and dispose of these properties at fair market values which are considered reasonable under the circumstances. In 1995, the Company incurred $412,000 of costs related to maintaining these properties as compared to $513,000 in 1994. Other assets owned amounted to $223,000 at year-end, an increase of $42,000 from 1994.

ALLOWANCE FOR POSSIBLE LOAN LOSSES

The Company's year-end 1995 allowance for possible loan losses totaled $7,412,000 andrepresented 1.34% of total loans. This compared with a loan loss allowance at year-end 1994 of $9,597,000 and a ratio to total loans of 1.99%. Loan loss provisions amounted to $450,000 in 1995, down from the $1,590,000 in 1994 and $4,287,000 in 1993.

The accompanying table sets forth the allocation of the allowance for possible loan losses (the "Allowance") by category of loans and the percentage of loans in each category to total loans. The determination of an appropriate level of the Allowance is based upon an analysis of the risks inherent in the Bank's loan portfolio. The analysis is performed on a continuous basis by account officers, various loan committees, and the Bank's Loan Review Department.


                                                               Years Ended December 31,
                          ----------------------------------------------------------------------------------------------------
                                 1995                1994                1993                1992                1991
                          ----------------------------------------------------------------------------------------------------
                                        %                   %                   %                   %                   %
                           Amount   of Loans   Amount   of Loans   Amount   of Loans   Amount   of Loans    Amount   of Loans
                             of     to Total     of     to Total     of     to Total     of     to Total     of     to Total
(Dollars In Thousands)    Allowance   Loans   Allowance   Loans   Allowance   Loans   Allowance   Loans   Allowance   Loans
------------------------------------------------------------------------------------------------------------------------------

Commercial                 $ 2,086      23%    $ 3,387      18%    $ 7,364      24%    $ 5,166      27%    $ 5,204      24%
Real Estate                  1,138      37       1,289      41       1,883      44       2,323      41       1,486      42
Installment                  4,188      40       4,921      41       1,565      32       1,750      32       1,689      34
------------------------------------------------------------------------------------------------------------------------------
  Total                    $ 7,412     100%    $ 9,597     100%    $10,812     100%    $ 9,239     100%    $ 8,379     100%
------------------------------------------------------------------------------------------------------------------------------


One tool used in establishing these risks is a risk rating system, consisting of eight loan grading categories. In assigning a rating to a given loan, various factors are weighted, including (a) the financial condition and past credit history of the borrower; (b) available collateral, and its valuation; (c) documentation of the loan; and (d) concentrations within industries and geographic locales.

In conjunction with the review of the loan portfolio, the Commercial Credit Department performs a quarterly analysis of the adequacy of the Allowance. This analysis consists primarily of evaluating the inherent risk to loss on all loans and applying risk to loss ratios derived from this review.

Management then determines the adequacy of the Allowance based on the review of the loan portfolio. Appropriate recommendations are then made to the Board of Directors regarding the amount of the quarterly charge against earnings (i.e., the provision for possible loan losses), needed to maintain the Allowance at a level deemed adequate by Management. The Allowance is increased by the amount of such provisions and by the amount of loan recoveries, and is decreased by the amount of loan charge-offs. Based on anticipated loan growth, the provision for possible loan losses for 1996 will be increased over that in 1995.

Net charge-offs were $2,635,000 or .52% of average loans outstanding in 1995 compared with $2,805,000 or .67% in 1994. Commercial loan net charge-offs decreased from $1,301,000 in 1994 to $5,000 in 1995. Net charge-offs in installment lending increased to $2,168,000 in 1995, compared with $1,635,000 in 1994, while real estate loans increased to $462,000, as compared to net recoveries of $131,000 in 1994. The charged off loans are in various stages of collection and litigation.


                                                                                Years Ended December 31,
                                                         ---------------------------------------------------------------------
(Dollars In Thousands)                                       1995           1994           1993           1992           1991
------------------------------------------------------------------------------------------------------------------------------

Loans, Net of Unearned Income (year-end)                 $551,222       $481,439       $376,792       $341,014       $345,052
------------------------------------------------------------------------------------------------------------------------------
Average Loans Outstanding                                $510,593       $417,707       $350,761       $336,242       $356,464
------------------------------------------------------------------------------------------------------------------------------
Allowance Balance (beginning of year)                    $  9,597       $ 10,812       $  9,239       $  8,379       $  4,064
Loans Charged Off:
  Commercial                                                 (229)        (1,608)        (1,052)        (1,972)        (1,642)
  Real Estate                                                (462)           (19)           (58)            (1)          (334)
  Installment                                              (2,619)        (2,203)        (2,102)        (1,975)        (1,925)
------------------------------------------------------------------------------------------------------------------------------
  Total Loans Charged Off                                  (3,310)        (3,830)        (3,212)        (3,948)        (3,901)
------------------------------------------------------------------------------------------------------------------------------
Recoveries of Loans:
  Commercial                                                  224            307            189            318            462
  Real Estate                                                  --            150             --              6             13
  Installment                                                 451            568            309            346            193
------------------------------------------------------------------------------------------------------------------------------
  Total Recoveries                                            675          1,025            498            670            668
------------------------------------------------------------------------------------------------------------------------------
Net Loans Charged Off                                      (2,635)        (2,805)        (2,714)        (3,278)        (3,233)
Provision for Possible Loan Losses (1)                        450          1,590          4,287          4,138          7,548
------------------------------------------------------------------------------------------------------------------------------
Allowance Balance (year-end)                             $  7,412       $  9,597       $ 10,812       $  9,239       $  8,379
------------------------------------------------------------------------------------------------------------------------------
Allowance for Possible Loan Losses to
  Non-Performing Loans (year-end)                           99.28%         92.29%         94.68%        104.35%         70.45%
------------------------------------------------------------------------------------------------------------------------------
Allowance for Possible Loan Losses to
  Total Loans Outstanding (year-end)                         1.34%          1.99%          2.87%          2.71%          2.43%
------------------------------------------------------------------------------------------------------------------------------
Net Loans Charged Off to
  Average Loans Outstanding                                  0.52%          0.67%          0.77%          0.97%          0.91%
------------------------------------------------------------------------------------------------------------------------------


(1) See Note 1 (e) "Allowance for Possible Loan Losses" in Notes to Consolidated Financial Statements.

As of January 1, 1995, the Company adopted FASB Statement No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by Statement No. 118, "Accounting by Creditors for the Impairment of a Loan-Income Recognition and Disclosures." This statement, as amended, requires that impaired loans that are within the scope of Statement No. 114 be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral, if the loan is collateral dependent. If the measure of the impaired loan is less than the recorded investment in the loan, the Company is required to adjust its Allowance and reflect this adjustment in its provision for loan losses.

A loan is impaired when it is probable that the Company will be unable to collect all amounts owed by the borrower, principal and/or interest, in accordance with the original contractual terms and conditions, payment amounts and repayment timing of the loan.

All loans classified as loss, doubtful, substandard and non-accrual and which are greater than $50,000 are evaluated for impairment on a loan-by-loan basis. Loans under $50,000 are considered as a large group of smaller-balance homogeneous loans and are aggregated as permitted by FASB Statement No. 114.

As part of the quarterly review of the Company's adequacy of the Allowance, an updated evaluation of the impaired loans is performed. The evaluation includes a review of the discounted cash flow or a fair market collateral valuation. If the evaluation determines that a loan's underlying collateral value or present value of the discounted cash flow is less than the recorded investment of the loan, the Company will either opt to charge the shortfall against the Allowance as a partial charge off of the loan or it may set up a specific allocation equal to the shortfall of each impaired loan.

It is the Company's policy that any non-accrual loan is considered impaired if it is within policy parameters. An impaired loan will always be in non-accrual status, with the exception of troubled debt restructurings, due to the uncertainty of collecting any amounts, principal and/or interest.

At December 31, 1995, the recorded investment in loans that are considered to be impaired under Statement No. 114 was $5,640,000, of which $5,556,000 were on a non-accrual basis. There was one troubled debt restructured loan for $84,000, which is currently 90 days past due and still accruing. The Allowance relating to impaired loans amounted to $1,739,000.

The following chart discloses the aggregate amount of impaired loans measured under each different measurement method and applicable Allowance at December 31, 1995 (dollars in thousands).

Measurement Method     Number of Loans   Impaired Loans   Allocated Allowance
----------------------------------------------------------------------------

Fair Market Value             32             $4,746            $1,240
Discounted Cash Flow          10                894               499
----------------------------------------------------------------------------
                              42             $5,640            $1,739
----------------------------------------------------------------------------

The average recorded investment in impaired loans during the year ended December 31, 1995 was approximately $4,310,000.

For the year ended December 31, 1995, the Company recognized interest income on impaired loans amounting to $668,000, all of which was recognized using the cash basis method of income recognition.

NET INTEREST MARGIN ANALYSIS
(Percent)

NET INTEREST MARGIN ANALYSIS (Bar Chart)
A bar chart that describes the net interest margin and net interest spread:
Net Interest Margin - 1993, 5.49%; 1994, 5.47%; 1995, 4.95% and Net Interest
Spread - 1993, 4.87%; 1994, 4.94%, 1995, 4.33%.

ASSET/LIABILITY MANAGEMENT

The Company's Asset/Liability Committee ("ALCO") closely monitors the changes in the movement of funds and rate and volume trends to enable quick management responses to changing market and rate conditions.

INTEREST RATE SENSITIVITY

Interest rate sensitivity is a measure of the relationship between earning assets and supporting funds which tend to be sensitive to changes in interest rates during comparable time periods.

ALCO is charged with managing the Company's rate sensitivity to optimize net interest income while maintaining an asset/liability mix which balances liquidity needs and interest rate risk. Interest rate risk arises when an asset matures, or its interest rate changes, during a time period different from that of the supporting liability and vice versa. ALCO attempts to control that risk by managing the gap between rate sensitive assets and rate sensitive liabilities.

The process begins with a static analysis of the current interest rate sensitivity mismatches (i.e., gaps). The sensitivity gap quantifies the repricing mismatch between assets and liabilities over various time intervals. The cumulative interest sensitive assets to liabilities position provides a relative measure of the Company's interest rate risk exposure. The following presents the Company's interest rate sensitivity position at December 31, 1995.

INTEREST RATE SENSITIVITY ANALYSIS



As of December 31, 1995                                                 Maturing or Repricing
                                        --------------------------------------------------------------------------------------
                                        Due Within   Due Between     Due Between      Due After       Rate
(Dollars In Thousands)                   3 Months   4 & 12 Months    1 & 5 Years       5 Years     Insensitive        Total
------------------------------------------------------------------------------------------------------------------------------

Assets:
Securities (1)                           $  44,570      $  77,806      $ 153,475      $  74,887     $    5,209     $  355,947
Federal Funds Sold                           7,000             --             --             --             --          7,000
Loans (Less Unearned Income):
  Commercial                               108,766          4,870         21,485          1,428          3,377        139,926
  Real Estate                               30,421         17,452         89,037         51,334          2,030        190,274
  Installment                               55,352         60,703         83,270          4,869            358        204,552
  Credit Cards (2)                              --             --             --             --         16,470         16,470
------------------------------------------------------------------------------------------------------------------------------
    Total Loans                            194,539         83,025        193,792         57,631         22,235        551,222
------------------------------------------------------------------------------------------------------------------------------
Net Unrealized Gain-
  Securities Available
  for Sale and Trading
  Account                                    3,464             --             --             --             --          3,464
Investment in Joint Venture                     --             --             --             --          3,151          3,151
Other Assets                                    --             --             --             --         89,761         89,761
------------------------------------------------------------------------------------------------------------------------------
  Total Assets                           $ 249,573      $ 160,831      $ 347,267      $ 132,518     $  120,356     $1,010,545
------------------------------------------------------------------------------------------------------------------------------
  Cumulative Total Assets                $ 249,573      $ 410,404      $ 757,671      $ 890,189     $1,010,545
------------------------------------------------------------------------------------------------------------------------------
Liabilities and Stockholders' Equity:
Deposits:
  Non-Interest Bearing (2)               $      --      $      --      $      --      $      --     $  164,320     $  164,320
  Interest Bearing
    Transaction Accounts                    67,929             --             --         45,286             --        113,215
  Other Savings                            147,035             --         29,504         68,582             --        245,121
  Time                                     139,201        108,591         83,602            578             --        331,972
------------------------------------------------------------------------------------------------------------------------------
    Total Deposits                         354,165        108,591        113,106        114,446        164,320        854,628
Short-Term Borrowings                       51,513          1,834             --             --             --         53,347
Other Borrowings                                --             --             --             --          9,680          9,680
Other Liabilities                               --             --             --             --         11,491         11,491
Stockholders' Equity                            --             --             --             --         81,399         81,399
------------------------------------------------------------------------------------------------------------------------------
  Total Liabilities and
    Stockholders' Equity                 $ 405,678      $ 110,425      $ 113,106      $ 114,446     $  266,890     $1,010,545
------------------------------------------------------------------------------------------------------------------------------
  Cumulative Total
    Liabilities and
    Stockholders' Equity                $  405,678     $  516,103     $  629,209      $ 743,655     $1,010,545
------------------------------------------------------------------------------------------------------------------------------
Interest Sensitivity Gap                 $(156,105)    $   50,406     $  234,161      $  18,072     $ (146,534)
------------------------------------------------------------------------------------------------------------------------------
Cumulative Interest
  Sensitivity Gap                       $ (156,105)    $ (105,699)    $  128,462      $ 146,534
------------------------------------------------------------------------------------------------------------------------------
Ratio of Interest Sensitive
  Assets to Liabilities                       0.62 X         1.46 X         3.07 X         1.16 X
------------------------------------------------------------------------------------------------------------------------------
Ratio of Cumulative
  Interest Sensitive Assets to
  Liabilities                                 0.62 X         0.80 X         1.20 X         1.20 X
------------------------------------------------------------------------------------------------------------------------------


(1)  Securities reported at amortized cost.

(2) Credit card loans are included in the "Rate Insensitive" time frame as they do not have a maturity date. Non-interest bearing credit card security deposits are included in the "Rate Insensitive" time frame as they are used to fund the credit card loans outstanding.

An interest rate sensitivity table does not present a complete picture of the impact of interest rate changes on net interest income. First, changes in the general level of interest rates will not affect all categories of assets and liabilities equally or simultaneously. Second, assets and liabilities which can contractually reprice within the same period may not reprice at the same time or to the same extent. Third, the table represents a one-day position; variations occur daily as the Company adjusts its interest rate sensitivity throughout the year. Fourth, assumptions must be made to construct such a table. For example, approximately 60% of money market deposits, which have no contractual maturity, are assigned a repricing interval of within 3 months, although they are repriced less frequently than changes in the general level of interest rates. Finally, the repricing distribution of interest sensitive assets may not be indicative of the liquidity of those assets.

For these reasons, the Company utilizes simulation modeling to assist in measuring and evaluating interest rate risk. These techniques, which expand upon the static gap analysis, project future net interest income streams in light of the current gap position, forecasted balance sheet mix, and anticipated spread relationships between market rates and bank products. The Company's interest rate sensitivity in 1995 was essentially neutral within reasonable ranges; for example, at December 31, 1995, interest rate increases or decreases of 200 basis points would not be expected to have a significant impact on the Company's net interest income.

The following table shows the maturity of loans (excluding residential mortgages of 1-4 family residences and installment loans) outstanding as of December 31, 1995. Also provided are the amounts due after one year classified according to the sensitivity to changes in interest rates.



                                                                                              Maturing
                                                                       --------------------------------------------------------
                                                                                      After One
                                                                         Within      But Within        After
(Dollars In Thousands)                                                  One Year     Five Years     Five Years         Total
------------------------------------------------------------------------------------------------------------------------------
Commercial and Agricultural                                            $ 123,324      $  76,905      $   6,306      $ 206,535
Real Estate-Construction                                                   7,614             --             --          7,614
------------------------------------------------------------------------------------------------------------------------------
                                                                       $ 130,938      $  76,905      $   6,306      $ 214,149
------------------------------------------------------------------------------------------------------------------------------
Loans Maturing After One Year With:
   Fixed Interest Rates                                                               $  54,952      $   6,306
   Variable Interest Rates                                                               21,953             --
------------------------------------------------------------------------------------------------------------------------------
                                                                                      $  76,905      $   6,306
------------------------------------------------------------------------------------------------------------------------------


LIQUIDITY

Liquidity management involves the Company's ability to maintain prudent amounts of liquid assets in its portfolio in order to meet the borrowing needs and deposit withdrawal requirements of customers and to support asset growth. Current and future liquidity needs are reviewed by ALCO to determine the appropriate asset/liability mix.

The Company's securities portfolio plays a significant role in the asset/liability management process. The Company intends to hold its investment securities for the foreseeable future.

However, the level and composition of the portfolio may change as a result of maturities and purchases undertaken as part of the asset/liability management process. Unexpected changes in the financial environment are likely to affect the Company's interest rate risk, liquidity position and the potential return on the portfolio. Additionally, the Company may also purchase and sell those securities which are available for sale in order to address these changes. In addition, overall balance sheet size and capital adequacy are considered in determining the appropriate level for the portfolio. When eco-nomic factors cause changes in the balance sheet or when the Company reassesses its interest rate risk, liquidity or capital position, strategic changes may be made in both the securities held to maturity and securities available for sale portfolios based on opportunities to enhance the ongoing total return of the balance sheet.

Asset liquidity is represented by the ease with which assets can be converted into cash. This liquidity is provided by money market assets and debt securities with maturity dates of one year or less, which totaled $81,705,000 at year-end 1995. The market value of money market assets, which includes Federal funds sold, money market mutual funds and corporate stock, amounted to $28,473,000 at the end of 1995. Debt securities consist primarily of U.S. Treasury notes and bonds, obligations of U.S. Government agencies, and obligations of states and political subdivisions. All securities held by the Company are readily marketable. As of December 31, 1995, debt securities scheduled to mature within one year based upon estimated cash flows, amounted to $53,232,000 and represented 15.9% of the total debt securities portfolio. Approximately 37.9% of the entire debt portfolio is scheduled to mature within five years, based upon estimated cash flows. There was no security issue held which represented more than 10% of the Company's stockholders' equity. Additional liquidity is derived from scheduled loan and investment payments of principal and interest, as well as prepayments received.

On the liability side, the primary source of funds available to meet liquidity needs is the Company's core deposit base, which generally excludes wholesale certificates of deposit over $100,000. Core deposits amounted to $826,649,000 at December 31, 1995 and represented 90.1% of earning assets. Short-term borrowings, consisting primarily of Federal funds purchased, securities sold under agreements to repurchase and FHLB advances, and wholesale certificates of deposit over $100,000 are used as supplemental funding sources during periods when growth in the core deposit base does not keep pace with that of earning assets. Short-term borrowings and wholesale certificates of deposit amount to $81,326,000 at December 31, 1995.

As mentioned earlier, the Bank became a member of the FHLB system which provides the Company with an additional source of liquidity by offering financing alternatives. At year-end 1995, the Company had no advances outstanding with the FHLB.

The following table sets forth certain unaudited quarterly financial data for the periods presented:


                                                                          First          Second         Third          Fourth
(In Thousands, Except Per Share Data)                                    Quarter        Quarter        Quarter        Quarter
------------------------------------------------------------------------------------------------------------------------------

1995
Interest Income                                                          $17,009        $18,362        $18,179        $18,444
Interest Expense                                                           6,269          7,292          7,724          7,843
------------------------------------------------------------------------------------------------------------------------------
Net Interest Income                                                       10,740         11,070         10,455         10,601
Provision for Possible Loan Losses                                           450             --             --             --
Non-Interest Income, excluding
  Securities Transactions                                                  2,988          2,764          2,595          2,847
Net Gains from Securities Transactions                                       391            403             28            313
Non-Interest Expense                                                      10,110         12,129          9,456         11,053
Provision for Income Taxes                                                 1,012            749          1,052            810
------------------------------------------------------------------------------------------------------------------------------
Net Income                                                               $ 2,547        $ 1,359        $ 2,570        $ 1,898
------------------------------------------------------------------------------------------------------------------------------
Net Income Per Share                                                     $  0.71        $  0.38        $  0.71        $  0.53
------------------------------------------------------------------------------------------------------------------------------

1994
Interest Income                                                          $14,118        $14,731        $15,258        $15,647
Interest Expense                                                           4,258          4,189          4,512          5,020
------------------------------------------------------------------------------------------------------------------------------
Net Interest Income                                                        9,860         10,542         10,746         10,627
Provision for Possible Loan Losses                                           600            450            540             --
Non-Interest Income, excluding
  Securities Transactions                                                  2,739          2,756          2,859          2,638
Net Gains (Losses) from
  Securities Transactions                                                    916            (83)           (78)           116
Non-Interest Expense                                                       9,242          9,307          9,438          9,634
Provision for Income Taxes                                                 1,212          1,109          1,159          1,127
------------------------------------------------------------------------------------------------------------------------------
Net Income                                                               $ 2,461        $ 2,349        $ 2,390        $ 2,620
------------------------------------------------------------------------------------------------------------------------------
Net Income Per Share                                                     $  0.69        $  0.67        $  0.68        $  0.74
------------------------------------------------------------------------------------------------------------------------------


SELECTED CONSOLIDATED FINANCIAL DATA (Unaudited)

The following selected financial data should be read in conjunction with the financial statements and related notes thereto included elsewhere in this Annual Report and "Management's Discussion and Analysis of Consolidated Financial Condition and Results of Operations."


(Dollars In Thousands, Except Share Data)                    1995           1994           1993           1992           1991
------------------------------------------------------------------------------------------------------------------------------

STATEMENT OF INCOME DATA:
  Interest Income                                      $   71,994       $ 59,754       $ 59,539       $ 61,333       $ 62,656
  Interest Expense                                         29,128         17,979         18,959         24,791         32,791
------------------------------------------------------------------------------------------------------------------------------
  Net Interest Income                                      42,866         41,775         40,580         36,542         29,865
  Provision for Possible Loan Losses                          450          1,590          4,287          4,138          7,548
------------------------------------------------------------------------------------------------------------------------------
  Net Interest Income after Provision for
    Possible Loan Losses                                   42,416         40,185         36,293         32,404         22,317
  Non-Interest Income                                      12,329         11,863         12,845         10,689         14,740
  Non-Interest Expense                                     42,748         37,621         37,482         33,590         31,880
------------------------------------------------------------------------------------------------------------------------------
  Income Before Taxes, Effect of Accounting Change
    and Extraordinary Item                                 11,997         14,427         11,656          9,503          5,177
  Provision for Income Taxes                                3,623          4,607          3,975          3,123          1,289
------------------------------------------------------------------------------------------------------------------------------
  Income Before Effect of Accounting
    Change and Extraordinary Item                           8,374          9,820          7,681          6,380          3,888
  Cumulative Effect of Change in Accounting for
    Income Taxes                                               --             --            973             --             --
  Extraordinary Item - Utilization of Net
    Operating Loss Carry Forward                               --             --             --            275             40
------------------------------------------------------------------------------------------------------------------------------
  Net Income                                           $    8,374       $  9,820       $  8,654       $  6,655       $  3,928
------------------------------------------------------------------------------------------------------------------------------
  Income Before Merger and Restructuring Charges,
  Effect of Accounting Change and Extraordinary Item   $   10,463       $  9,820       $  7,681       $  6,380       $  3,888
------------------------------------------------------------------------------------------------------------------------------
BALANCE SHEET DATA (AT YEAR-END):
  Total Assets                                         $1,010,545       $884,541       $859,368       $822,959       $768,986
  Securities                                              359,411        320,651        404,955        394,045        328,711
  Federal Funds Sold                                        7,000         11,545          8,270         17,775         24,135
  Loans (net of unearned income)                          551,222        481,439        376,792        341,014        345,052
  Allowance for Possible Loan Losses                        7,412          9,597         10,812          9,239          8,379
  Deposits                                                854,628        757,884        758,508        740,123        678,810
  Short-Term Borrowings (1)                                53,347         52,301         26,681         12,629         23,233
  Other Borrowings (2)                                      9,680          1,269          1,266          1,263          1,260
  Stockholders' Equity                                     81,399         65,802         66,727         60,742         56,256
ADJUSTED FINANCIAL RATIOS:  (3)
  Return on Average Assets                                  1.08%          1.15%           .93%           .81%           .53%
  Return on Average Stockholders' Equity                   13.93%         14.20%         11.94%         10.95%          7.04%
FINANCIAL RATIOS:
  Return on Average Assets                                   .86%          1.15%          1.04%           .85%           .54%
  Return on Average Stockholders' Equity                   11.15%         14.20%         13.46%         11.42%          7.12%
  Average Stockholders' Equity to Average Assets (4)        8.02%          8.26%          7.76%          7.40%          7.53%
  Leverage Ratio (year-end) (4)                             6.80%          8.29%          7.76%          7.45%          7.27%
  Tier I Capital to Risk-Weighted Assets (year-end) (4)    10.33%         13.64%         15.74%         15.48%         13.53%
  Combined Tier I and Tier II Capital
    to Risk-Weighted Assets (year-end) (4)                 11.47%         14.97%         17.30%         17.07%         15.10%
  Loans to Deposits (year-end)                             64.50%         63.52%         49.68%         46.08%         50.83%
  Non-Performing Loans to Loans (year-end)(5)               1.35%          2.16%          3.03%          2.60%          3.45%
  Allowance for Possible Loan Losses to Loans
   (year-end)                                               1.34%          1.99%          2.87%          2.71%          2.43%
  Dividend Payout Ratio                                    41.21%         27.77%         30.15%         32.61%         53.60%
COMMON SHARE DATA: (6)
  Net Income Per Share                                 $     2.33       $   2.78       $   2.47       $   1.91       $   1.13
  Income Per Share Before Merger-Related and
    Restructuring Charges, Effect of Accounting
    Change and Extraordinary Item                      $     2.91       $   2.78       $   2.19       $   1.83       $   1.12
  Cash Dividends Declared Per Share (6) (7)            $     1.03       $    .94       $    .83       $    .75       $    .74
  Book Value Per Share (year-end)                      $    22.71       $  18.75       $  19.08       $  17.45       $  16.16
  Average Shares Outstanding (in thousands)                 3,600          3,531          3,501          3,488          3,483
OTHER DATA:
  Number of Employees (full-time equivalent)                  465            507            537            517            495
  Number of Stockholders                                    1,457          1,470          1,523          1,521          1,519


(1) Includes Federal funds purchased, securities sold under agreements to repurchase, Federal Home Loan Bank advances, and demand notes-U.S. Treasury.
(2)  Includes obligations under capital lease and long-term debt.
(3) Before merger-related charges, restructuring charges, effect of accounting change and extraordinary item.
(4)  Does not include the effects of FASB Statement No. 115.
(5) Non-performing loans consists of non-accrual loans, restructured loans and loans past due 90 days or more and still accruing.
(6) Adjusted to reflect stock dividends of 6% in 1995, 1994 and 1993, and 3% in 1992 and 1991.
(7)  Does not include the effect of dividends paid by New Era Bank in 1993.

34                                                                            35


AVERAGE CONSOLIDATED BALANCE SHEETS WITH RESULTANT INTEREST AND AVERAGE RATES (Unaudited)

The following table reflects the components of net interest income, setting forth, for the three years presented, (1) average assets, liabilities and stockholders' equity, (2) interest earned on earning assets and interest paid on interest bearing liabilities, (3) average rates earned on earning assets and average rates paid on interest bearing liabilities, (4) net interest spread (i.e., the difference between the average rate earned on earning assets and the average rate paid on interest bearing liabilities) and (5) the net interest margin (i.e., net interest income divided by average earning assets). Dollar amounts are presented on a tax-equivalent basis assuming a 34% tax rate (See page 15 for additional information).

                                                       1995                          1994                          1993
                                         ----------------------------  ----------------------------  -----------------------------
                                                   Interest   Average            Interest   Average            Interest   Average
                                          Average   Income/    Yield/   Average   Income/    Yield/   Average   Income/    Yield/
(Dollars In Thousands)                    Balance   Expense      Rate   Balance   Expense      Rate   Balance   Expense      Rate
----------------------------------------------------------------------------------------------------------------------------------

ASSETS:
INTEREST EARNING ASSETS:
  Securities Available for Sale,
   at Amortized Cost:
    Taxable                              $229,519  $ 15,488      6.75% $267,165  $ 17,367      6.50% $103,681  $  6,052      5.84%
    Non-Taxable                            26,283     1,907      7.26    21,188     1,527      7.21        --        --        --
  Securities Held to Maturity:
    Taxable                                90,925     6,491      7.14    46,405     2,820      6.08   252,857    17,755      7.02
    Non-Taxable                            17,333     1,442      8.32    24,258     1,995      8.22    33,718     2,928      8.68
  Trading Account Securities                  366        14      3.83       304        10      3.29        49         1      2.04
----------------------------------------------------------------------------------------------------------------------------------
    Total Securities                      364,426    25,342      6.95   359,320    23,719      6.60   390,305    26,736      6.85
----------------------------------------------------------------------------------------------------------------------------------
  Federal Funds Sold                        9,203       549      5.97    10,578       439      4.15    17,496       501      2.86
  Federal Home Loan Bank Deposits           6,028       351      5.82        --        --        --        --        --        --
  Loans (Net of Unearned Income) (1):
    Commercial                            123,626    10,432      8.44    91,907     7,745      8.43    99,559     7,034      7.07
    Commercial-Tax Exempt                   1,795       173      9.64     2,248       236     10.50     2,594       282     10.87
    Real Estate                           183,102    17,210      9.40   170,968    13,771      8.05   135,926    12,573      9.25
    Credit Card                            18,397     3,574     19.43    19,708     4,841     24.56    25,562     5,944     23.25
    Installment                           179,363    14,892      8.30   132,876    10,280      7.74    87,120     7,562      8.68
    Impaired Loans                          4,310       668     15.50        --        --        --        --        --        --
----------------------------------------------------------------------------------------------------------------------------------
      Total Loans                         510,593    46,949      9.19   417,707    36,873      8.83   350,761    33,395      9.52
----------------------------------------------------------------------------------------------------------------------------------
      Total Interest Earning Assets       890,250    73,191      8.22   787,605    61,031      7.75   758,562    60,632      7.99
----------------------------------------------------------------------------------------------------------------------------------
NON-INTEREST EARNING ASSETS:
  Cash and Due From Banks                  44,551                        45,261                        43,511
  Other Assets                             51,800                        34,872                        36,867
  Net Unrealized Loss On Securities
   Available for Sale                      (4,816)                       (2,404)                           --
  Allowance for Possible Loan Losses       (8,912)                      (10,109)                      (10,136)
----------------------------------------------------------------------------------------------------------------------------------
      Total Non-Interest Earning Assets    82,623                        67,620                        70,242
----------------------------------------------------------------------------------------------------------------------------------
      Total Assets                       $972,873                      $855,225                      $828,804
----------------------------------------------------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY:
INTEREST BEARING LIABILITIES:
  Savings Deposits                       $376,630     8,882      2.36  $394,033     9,002      2.28  $379,149     9,681      2.55
  Time Deposits                           329,141    17,996      5.47   205,352     7,833      3.81   209,891     8,631      4.11
----------------------------------------------------------------------------------------------------------------------------------
      Total Savings and Time Deposits     705,771    26,878      3.81   599,385    16,835      2.81   589,040    18,312      3.11
  Other Borrowings                         29,638     1,631      5.50    25,949     1,144      4.41    18,913       647      3.42
  Obligations Under  Capital Leases         6,495       619      9.53        --        --        --        --        --        --
----------------------------------------------------------------------------------------------------------------------------------
      Total Interest Bearing
       Liabilities                        741,904    29,128      3.93   625,334    17,979      2.88   607,953    18,959      3.12
----------------------------------------------------------------------------------------------------------------------------------
NON-INTEREST BEARING LIABILITIES:
  Demand Deposits and Non-Interest
   Bearing Savings                        146,393                       154,533                       149,310
  Other Liabilities                         9,452                         6,199                         7,233
----------------------------------------------------------------------------------------------------------------------------------
      Total Non-Interest Bearing
       Liabilities                        155,845                       160,732                       156,543
----------------------------------------------------------------------------------------------------------------------------------
Stockholders' Equity (2)                   75,124                        69,159                        64,308
----------------------------------------------------------------------------------------------------------------------------------
      Total Liabilities and
       Stockholders' Equity              $972,873                      $855,225                      $828,804
----------------------------------------------------------------------------------------------------------------------------------
Net Interest Income (Tax Equivalent
 Basis)                                              44,063                        43,052                        41,673
Tax Equivalent Adjustment                            (1,197)                       (1,277)                       (1,093)
----------------------------------------------------------------------------------------------------------------------------------
Net Interest Income                                $ 42,866                      $ 41,775                      $ 40,580
----------------------------------------------------------------------------------------------------------------------------------
Net Interest Spread (Tax Equivalent
 Basis)                                                          4.29%                         4.87%                         4.87%
----------------------------------------------------------------------------------------------------------------------------------
Net Interest Margin (Tax Equivalent
 Basis)                                                          4.95%                         5.47%                         5.49%
----------------------------------------------------------------------------------------------------------------------------------


(1)  INCLUDES NON-PERFORMING LOANS.
(2) INCLUDES NET UNREALIZED LOSS ON SECURITIES AVAILABLE FOR SALE, NET OF TAX, OF $3,176 AND $1,603 FOR 1995 AND 1994, RESPECTIVELY.

36


CONSOLIDATED BALANCE SHEETS


                                                                                                              December 31,
                                                                                                    --------------------------
(In Thousands, Except Share Data)                                                                         1995           1994
------------------------------------------------------------------------------------------------------------------------------

ASSETS
Cash and Due from Banks (Note 3)                                                                    $   45,572       $ 49,496
------------------------------------------------------------------------------------------------------------------------------
Federal Funds Sold                                                                                       7,000         11,545
------------------------------------------------------------------------------------------------------------------------------
Securities Held to Maturity (Market Value of $25,370 and $94,557 for 1995
  and 1994, respectively) (Notes 1 and 4)                                                               24,838         96,354
------------------------------------------------------------------------------------------------------------------------------
Securities Available for Sale, at Market Value (Notes 1 and 5)                                         334,156        223,976
------------------------------------------------------------------------------------------------------------------------------
Trading Account Securities, at Market Value (Note 1)                                                       417            321
------------------------------------------------------------------------------------------------------------------------------
Loans, Net (Notes 1 and 6)                                                                             551,222        481,439
  Less:  Allowance for Possible Loan Losses (Notes 1 and 7)                                              7,412          9,597
------------------------------------------------------------------------------------------------------------------------------
                                                                                                       543,810        471,842
Premises and Equipment, Net (Notes 1 and 8)                                                             22,730         12,225
Investment in Joint Venture (Note 1)                                                                     3,151             --
Other Real Estate (Note 1)                                                                               2,747          1,366
Intangible Assets (Note 1)                                                                              12,967          1,907
Other Assets                                                                                            13,157         15,509
------------------------------------------------------------------------------------------------------------------------------
    TOTAL ASSETS                                                                                    $1,010,545       $884,541
------------------------------------------------------------------------------------------------------------------------------

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Deposits (Note 9)
  Demand                                                                                            $  153,095       $149,115
  Savings                                                                                              369,561        387,415
  Time                                                                                                 331,972        221,354
------------------------------------------------------------------------------------------------------------------------------
    Total Deposits                                                                                     854,628        757,884
Short-Term Borrowings (Notes 4 and 10)                                                                  53,347         52,301
Other Borrowings (Note 11)                                                                               9,680          1,269
Other Liabilities                                                                                       11,491          7,285
------------------------------------------------------------------------------------------------------------------------------
    Total Liabilities                                                                                  929,146        818,739
------------------------------------------------------------------------------------------------------------------------------

Commitments and Contingencies (Notes 13 and 15)

STOCKHOLDERS' EQUITY (Notes 1 and 14)
Preferred Stock, authorized 300,000 shares,
  none issued and outstanding                                                                               --             --
Common Stock ($2.50 Par Value Per Share)
  Authorized Shares 4,000,000
  Issued and Outstanding 3,633,794 Shares in 1995 and 3,311,324
    Shares in 1994                                                                                       9,085          8,279
Additional Paid-In Capital                                                                              52,411         44,100
Retained Earnings                                                                                       19,563         21,961
Treasury Stock, at Cost - 48,905 Shares in 1995 and 355 Shares in 1994                                  (1,578)            (9)
Restricted Stock                                                                                          (317)          (280)
Net Unrealized Gain (Loss) on Securities Available for Sale, Net of Income Tax
  Provision (Benefit) of $1,152 in 1995 and ($4,249) in 1994                                             2,235         (8,249)
------------------------------------------------------------------------------------------------------------------------------
  Total Stockholders' Equity                                                                            81,399         65,802
------------------------------------------------------------------------------------------------------------------------------
  TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                                        $1,010,545       $884,541
------------------------------------------------------------------------------------------------------------------------------



THE ACCOMPANYING NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS ARE AN INTEGRAL PART OF THESE STATEMENTS.

CONSOLIDATED STATEMENTS OF INCOME


                                                                                            For the Years Ended December 31,
                                                                                       ---------------------------------------
(In Thousands, Except Share Data)                                                          1995           1994           1993
------------------------------------------------------------------------------------------------------------------------------

INTEREST INCOME
Interest and Fees on Loans (Note 1)                                                    $ 46,890       $ 36,794       $ 33,299
Interest and Dividends on Securities Held to Maturity (Note 4):
    Taxable Income                                                                        6,491          2,820         17,755
    Tax-Exempt Income                                                                       952          1,317          1,932
Interest and Dividends on Securities
  Available for Sale (Note 5):
    Taxable Income                                                                       15,488         17,367          6,052
    Tax-Exempt Income                                                                     1,259          1,007             --
Dividends on Trading Account Securities                                                      14             10             --
Interest on Federal Funds Sold and Deposits with
  Federal Home Loan Bank                                                                    900            439            501
------------------------------------------------------------------------------------------------------------------------------
      Total Interest Income                                                              71,994         59,754         59,539
------------------------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE
Interest on Savings Deposits                                                              8,882          9,002          9,681
Interest on Time Certificates of Deposit $100,000 or more                                 3,543          1,241            869
Interest on Other Time Deposits                                                          14,453          6,592          7,762
Interest on Short-Term Borrowings                                                         1,581            988            491
Interest on Other Borrowings                                                                669            156            156
------------------------------------------------------------------------------------------------------------------------------
      Total Interest Expense                                                             29,128         17,979         18,959
------------------------------------------------------------------------------------------------------------------------------
Net Interest Income                                                                      42,866         41,775         40,580
Provision for Possible Loan Losses (Notes 1 and 7)                                          450          1,590          4,287
------------------------------------------------------------------------------------------------------------------------------
Net Interest Income After Provision for Possible Loan Losses                             42,416         40,185         36,293
------------------------------------------------------------------------------------------------------------------------------
NON-INTEREST INCOME
Trust Income (Note 1)                                                                     4,222          4,005          3,558
Service Charges on Deposit Accounts                                                       3,443          3,588          3,344
Other Service Charges, Commissions and Fees                                               2,145          2,193          3,801
Net Gains from Securities Transactions (Notes 1,4, and 5)                                 1,135            871            583
Other Income                                                                              1,384          1,206          1,559
------------------------------------------------------------------------------------------------------------------------------
      Total Non-Interest Income                                                          12,329         11,863         12,845
------------------------------------------------------------------------------------------------------------------------------
NON-INTEREST EXPENSE
Salaries and Wages                                                                       15,771         15,140         13,797
Pensions and Other Employee Benefits (Note 13)                                            5,046          5,041          5,351
Occupancy Expense, Net                                                                    2,868          2,209          2,064
Furniture and Equipment Expense (Note 8)                                                  3,478          3,232          3,134
Amortization of Intangible Assets (Note 1)                                                1,663            651            882
Net Cost to Operate Other Real Estate                                                       412            513            611
Merger Related and Restructuring Charges                                                  3,240             --             --
Other Expenses                                                                           10,270         10,835         11,643
------------------------------------------------------------------------------------------------------------------------------
      Total Non-Interest Expense                                                         42,748         37,621         37,482
------------------------------------------------------------------------------------------------------------------------------
Income Before Provision for Income Taxes and
  Cumulative Effect of Accounting Change                                                 11,997         14,427         11,656
Provision for Income Taxes (Note 12)                                                      3,623          4,607          3,975
------------------------------------------------------------------------------------------------------------------------------
Income Before Cumulative Effect of Accounting Change                                      8,374          9,820          7,681
Cumulative Effect of Change in Accounting
  for Income Taxes (Note 12)                                                                 --             --            973
------------------------------------------------------------------------------------------------------------------------------
NET INCOME                                                                             $  8,374       $  9,820       $  8,654
------------------------------------------------------------------------------------------------------------------------------
NET INCOME PER COMMON SHARE (Note 1)
  Income Before Cumulative Effect of Accounting Change                                 $ 2.33         $  2.78        $  2.19
  Cumulative Effect of Change in Accounting
    for Income Taxes                                                                         --             --            .28
------------------------------------------------------------------------------------------------------------------------------
NET INCOME                                                                             $  2.33        $  2.78        $  2.47
------------------------------------------------------------------------------------------------------------------------------


THE ACCOMPANYING NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS ARE AN INTEGRAL PART OF THESE STATEMENTS.

38


CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY


                                                                                                Net Unrealized
                                                                                                Gain (Loss) on
(In Thousands, Except Share Data)                      Additional                                   Securities          Total
For the Years Ended                            Common     Paid-In  Retained Treasury Restricted      Available  Stockholders'
December 31, 1993, 1994 and 1995                Stock     Capital  Earnings    Stock      Stock       for Sale         Equity
------------------------------------------------------------------------------------------------------------------------------

Balance-January 1, 1993                        $7,289     $33,773   $20,026    $(189)    $ (123)       $   (34)       $60,742
Net Income-1993                                    --          --     8,654       --         --             --          8,654
Cash Dividends Declared                            --          --    (2,609)      --         --             --         (2,609)
Stock Issued in Payment of
  Stock Dividend-145,467 Shares                   363       4,109    (4,472)      --         --             --             --
Exercise of Stock Options-
  5,661 Shares                                     14          72       (58)      --         --             --             28
Change in Unrealized Loss-
  Marketable Equity Securities                     --          --        --       --         --           (150)          (150)
Treasury Stock Sold-8,644 Shares                   --        (181)       --      187         --             --              6
Restricted Stock (Note 14)                         --          --        --       --         56             --             56
------------------------------------------------------------------------------------------------------------------------------
Balance-December 31, 1993                       7,666      37,773    21,541       (2)       (67)          (184)        66,727
Net Income-1994                                    --          --     9,820       --         --             --          9,820
Cash Dividends Declared                            --          --    (2,727)      --         --             --         (2,727)
Stock Issued in Payment of
  Stock Dividend-232,703 Shares                   581       6,034    (6,620)      --         --             --             (5)
Exercise of Stock Options-
  4,445 Shares                                     12          57       (53)      --         --             --             16
Change in Unrealized Loss on
  Available for Sale Securities                    --          --        --       --         --         (8,065)        (8,065)
Restricted Stock (Note 14)                         20         236        --       (7)      (213)            --             36
------------------------------------------------------------------------------------------------------------------------------
Balance-December 31, 1994                       8,279      44,100    21,961       (9)      (280)        (8,249)        65,802
Net Income-1995                                    --          --     8,374       --         --             --          8,374
Cash Dividends Declared                            --          --    (3,541)      --         --             --         (3,541)
Stock Issued in Payment of
  Stock Dividend-205,687 Shares                   514       6,685    (7,199)      --         --             --             --
Exercise of Stock Options-
  57,112 Shares                                   143         421       (32)      --         --             --            532
Change in Unrealized Gain (Loss)
  on Securities Available for Sale                 --          --        --       --         --         10,484         10,484
Treasury Stock Purchased-
  50,000 Shares                                    --          --        --   (1,705)        --             --         (1,705)
Treasury Stock Sold-4,375 Shares                   --           8        --      139         --             --            147
Stock Issued from Debenture
  Conversion-47,308 Shares                        118         930        --       --         --             --          1,048
Stock Issued from Equity
  Contracts-10,013 Shares                          25         196        --       --         --             --            221
Restricted Stock (Note 14)                          6          71        --       (3)       (37)            --             37
------------------------------------------------------------------------------------------------------------------------------
Balance-December 31, 1995                      $9,085     $52,411   $19,563  $(1,578)    $ (317)        $2,235        $81,399
------------------------------------------------------------------------------------------------------------------------------


THE ACCOMPANYING NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS ARE AN INTEGRAL PART OF THESE STATEMENTS.

CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                              For the Years Ended December 31,
                                                                                              --------------------------------
(In Thousands)                                                                                       1995      1994      1993
------------------------------------------------------------------------------------------------------------------------------

OPERATING ACTIVITIES
Net Income                                                                                        $ 8,374   $ 9,820   $ 8,654
Adjustments to Reconcile Net Income to Net Cash
  Provided by Operating Activities:
Depreciation and Amortization                                                                       3,280     1,913     2,089
Amortization of Securities Premiums, Net                                                              423     1,236     1,874
Provision for Possible Loan Losses                                                                    450     1,590     4,287
Provision (Benefit) for Deferred Income Taxes                                                        (376)      579      (641)
Net Gain on Disposition of Premises and Equipment                                                     (77)      (72)      (11)
Net Gain on Sale of Securities Available for Sale                                                    (928)     (889)     (377)
Net Gain on Sale of Securities Held to Maturity                                                        --        --      (210)
Purchases of Trading Account Securities                                                              (176)      (70)     (300)
Proceeds from Sales of Trading Account Securities                                                     287        27        --
Net Gain on Sale of Trading Account Securities                                                       (105)       (3)       --
Unrealized (Gain) Loss on Trading Account Securities                                                 (102)       21         4
(Increase) Decrease in Other Assets                                                                (2,674)    2,067      (636)
Increase (Decrease) in Other Liabilities                                                            4,111     1,036    (2,021)
------------------------------------------------------------------------------------------------------------------------------
Net Cash Provided by Operating Activities                                                          12,487    17,255    12,712
------------------------------------------------------------------------------------------------------------------------------

INVESTING ACTIVITIES
Proceeds from Sales of Money Market Mutual Funds                                                    7,440    32,651    42,402
Purchases of Money Market Mutual Funds                                                             (6,578)     (660)  (30,561)
Securities Available for Sale:
  Proceeds from Sales of Securities                                                                40,918    92,941    12,839
  Proceeds from Maturities of Securities                                                           58,888    48,127    28,025
  Purchases of Securities                                                                         (98,900)  (48,409)  (80,100)
Securities Held to Maturity:
  Proceeds from Sales of Securities                                                                    --        --     6,308
  Proceeds from Maturities of Securities                                                           28,056    19,005    29,874
  Purchases of Securities                                                                         (52,097)  (72,089)  (20,963)
Net Increase in Loans                                                                             (72,418) (112,178)  (35,250)
Investment in Joint Venture                                                                        (4,215)       --        --
Deposit Premium from Branch Acquisition                                                           (11,659)       --        --
Expenditures for Premises and Equipment                                                            (3,476)   (1,463)     (854)
Proceeds from Sale of Premises and Equipment                                                        1,047       350       143
(Increase) Decrease in Other Real Estate                                                           (1,381)    5,649       489
------------------------------------------------------------------------------------------------------------------------------
Net Cash Used in Investing Activities                                                            (114,375)  (36,076)  (47,648)
------------------------------------------------------------------------------------------------------------------------------

FINANCING ACTIVITIES
Net (Decrease) Increase in Demand and Savings Deposits                                            (13,874)  (23,834)   29,738
Net Increase (Decrease) in Time Deposits                                                          110,618    23,210   (11,353)
Net Increase in Short-Term Borrowings                                                               2,616    25,612    13,650
Repayment of Other Borrowings                                                                      (1,269)       --        --
Repayment of Obligation Under Capital Lease                                                           (70)       --        --
Net (Decrease) Increase in Demand Notes-U.S. Treasury                                              (1,570)        8       402
Cash Dividends on Common Stock                                                                     (3,312)   (2,631)   (2,521)
Proceeds from Exercise of Stock Options                                                               532        16        28
Purchase of Treasury Stock                                                                         (1,705)       --        --
Sale of Treasury Stock                                                                                147        --         6
Stock Issued from Debenture Conversion                                                              1,048        --        --
Stock Issued from Equity Contracts                                                                    221        --        --
Restricted Stock                                                                                       37        36        56
------------------------------------------------------------------------------------------------------------------------------
Net Cash Provided by Financing Activities                                                          93,419    22,417    30,006
------------------------------------------------------------------------------------------------------------------------------
Net (Decrease) Increase in Cash and Cash Equivalents                                               (8,469)    3,596    (4,930)
Cash and Cash Equivalents at Beginning of Year                                                     61,041    57,445    62,375
------------------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents at End of Year                                                          $52,572   $61,041   $57,445
------------------------------------------------------------------------------------------------------------------------------

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash Paid During the Year for:
  Interest                                                                                        $23,619   $17,973   $19,819
  Income Taxes                                                                                    $ 2,690   $ 2,987   $ 4,583
Capital Lease Obligation Incurred                                                                 $ 9,750   $    --   $    --



THE ACCOMPANYING NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS ARE AN INTEGRAL PART OF THESE STATEMENTS.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

United National Bancorp owns United National Bank, which operates through a branch network primarily located throughout Central and Northwestern Counties in New Jersey. The Company's primary source of revenue is providing loans to small and middle-market businesses, as well as individuals.

The consolidated financial statements have been prepared in accordance with generally accepted accounting principles and practices within the banking industry. The significant policies are summarized as follows:

a.  PRINCIPLES OF CONSOLIDATION AND USE OF ESTIMATES

The accompanying consolidated financial statements include the accounts of United National Bancorp (the "Parent Company") and its wholly-owned subsidiary, United National Bank (the "Bank", or when consolidated with the Parent Company, the "Company"). All significant intercompany balances and transactions have been eliminated in consolidation. The financial statements include the consolidated accounts of New Era Bank ("New Era"), which was acquired on June 30, 1995, for all periods presented. The acquisition was accounted for under the pooling of interests method of accounting.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

b.  SECURITIES

Effective January 1, 1994, the Company adopted Financial Accounting Standards Board ("FASB") Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities." As permitted by the Statement, the Company did not retroactively restate prior years' financial statements. This Statement requires securities to be classified as: (1) held to maturity, (2) available for sale, and (3) trading securities.

Securities for which the Company has the ability and intent to hold until maturity are classified as "held to maturity." These securities are stated at cost, adjusted for amortization of premium and accretion of discount, using the interest method over the term of the investments.

Securities that may be held for indefinite periods of time which Management intends to use as part of its asset/liability management strategy and that may be sold in response to changes in interest rates, changes in prepayment risk, or other similar factors, are classified as "available for sale" and reported at market value. Unrealized holding gains and losses (net of related tax effects) on such securities are excluded from earnings but are included in stockholders' equity. Upon realization, such gains or losses are included in earnings using the specific identification method. On June 30, 1993, the Company established an available for sale securities category and accounted for these securities at the lower of cost or market using the aggregate method. The balance of $184,000 in unrealized loss on securities available for sale at December 31, 1993 relates to the marketable equity securities. This unrealized loss was previously recorded as a reduction of retained earnings.

Trading account securities are carried at market value. Gains and losses resulting from adjusting trading account securities to market value, as well as security sales, are reported in non-interest income. This category includes securities purchased specifically for short-term appreciation or to be available for liquidity needs.

c.  INVESTMENT IN JOINT VENTURE

In November 1995, the Company, through the Bank, acquired a 50% ownership in United Financial Services, Inc., a third party data processing service bureau. The investment is being accounted for by the equity method. As of December 31, 1995, the difference between the carrying value of the investment and the underlying equity in the net assets (goodwill) was approximately $1,046,000, which is being amortized to expense on a straight-line basis over a 10 year period.

d.  LOANS

Interest on substantially all loans is credited to interest income based upon the principal amount outstanding. In addition, net fees/expenses associated with originating loans are deferred and amortized over the lives of the respective loans as an adjustment to the yield. When Management believes there is sufficient doubt as to the ultimate collectibility of interest on any loan, the accrual of applicable interest is discontinued.

When a loan (including a loan impaired under FASB Statement No. 114) is classified as non-accrual, uncollected past due interest is reversed and charged against current income. Interest income will not be recognized until the financial condition of the borrower improves, payments are brought current and a consistent payment history is established. As cash receipts are received on non-accrual loans, including impaired loans, payments are first applied to all principal amounts owed. Once all of the principal is paid, payments would then be applied to interest income and fees.

In May 1993, the FASB issued Statement No. 114, "Accounting by Creditors for the Impairment of a Loan." A subsequent amendment, Statement No. 118, "Accounting by Creditors for the Impairment of a Loan-Income Recognition and Disclosures," was issued in October 1994. Adoption of Statement No. 114, as amended, is required for financial statements issued for fiscal years beginning after December 15, 1994. It prescribes the recognition criteria for loan impairment and the measurement methods for certain impaired loans and loans whose terms are modified in troubled debt restructurings and amends Statement No. 5, "Accounting for Contingencies," and Statement No. 15, "Accounting by Debtors and Creditors for Troubled Debt Restructurings." The Company adopted Statement No. 114, as amended, as of January 1, 1995 and the effect was not significant to the Company's results of operations.

e.  ALLOWANCE FOR POSSIBLE LOAN LOSSES

The allowance for possible loan losses is maintained at a level considered adequate to provide for potential loan losses. The allowance is increased by provisions charged to expense and reduced by net charge-offs. The level of the allowance is based on Management's evaluation of potential losses in the portfolio, after consideration of appraised collateral values, financial condition of the borrower as well as prevailing and anticipated economic conditions. Management evaluates the adequacy of the allowance for possible loan losses on a regular basis throughout the year.

f.  PREMISES AND EQUIPMENT

Premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is calculated on the straight-line method over the estimated useful lives of the assets, which range from three to forty years. Leasehold improvements are amortized on a straight-line basis over the lives of the related leases, or the life of the improvement, whichever is shorter.

g.  OTHER REAL ESTATE

Other real estate owned consists of property acquired through a foreclosure proceeding or acceptance of a deed-in-lieu of foreclosure. Only collateral of which the Company has taken physical possession is classified as other real estate.

Other real estate is carried at the lower of fair value of the related property, as determined by current appraisals less estimated costs to sell, or the recorded investment in the property. Write-downs on these properties, which occur after the initial transfer from the loan portfolio, are recorded as operating expenses. Costs of holding such properties are charged to expense in the current period. Gains, to the extent allowable, and losses on the disposition of these properties are reflected in current operations.

Prior to the adoption of FASB Statement No. 114, which is further described in
Note 1(d), other real estate also included in-substance foreclosures. In-substance foreclosures are loans generally in the process of foreclosure. Loans previously classified as in-substance foreclosure, but for which the Company had not taken possession of the collateral, have been reclassified as loans for all prior periods. This reclassification did not impact the Company's financial condition or results of operations.

h.  INTANGIBLE ASSETS

Intangible assets include: 1) the present value of the future earnings potential of the core deposit base of acquired banks, which are being amortized over a 10 year period, and 2) the difference between the carrying value of the investment and the underlying equity in its net assets, which represents goodwill. Goodwill is being amortized over periods ranging from 10 to 20 years. Amortization expense of intangible assets, primarily core deposit intangibles, was $1,663,000,

$651,000, and $882,000 for 1995, 1994 and 1993, respectively.

i.  TRUST ASSETS

Assets held in fiduciary or agency capacities for customers are not included in the consolidated balance sheets since such items are not assets of the Company.

j.  NET INCOME PER COMMON SHARE

Net income per common share is computed by dividing net income by the weighted average number of shares outstanding during each year (3,600,000, 3,531,000 and 3,501,000 in 1995, 1994 and 1993, respectively), retroactively adjusted for the impact of subsequent stock dividends. The effect of stock grants is not significant. Stock options and equity contracts, which were dilutive, have been considered in computing the weighted average number of common shares outstanding.

k.  STATEMENT OF CASH FLOWS

For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks and Federal funds sold. Generally, Federal funds are sold for a one-day period.

l.  CASH DIVIDEND RESTRICTIONS

Substantially all of the revenue of the Company available for the payment of dividends on its stock will result from dividends paid to the Company by the Bank. The Bank is restricted under applicable laws in the payment of cash dividends to the Company. The Bank is required by Federal law to obtain the prior approval of the Comptroller of the Currency for the payment of dividends if the total of all dividends declared by the Board of Directors in any year will exceed the total of the Bank's net profits for that year combined with the retained net profits for the preceding two years ("earnings limitation" test). In addition, a national bank may not pay a dividend in an amount greater than its undivided profits then on hand after deducting its loan losses and bad debts ("undivided profits" test).

Under the earnings limitation test, the Bank had available $17,517,000 for the payment of cash dividends at December 31, 1995.

m.  RECLASSIFICATIONS

Certain reclassifications have been made to the prior years' financial statements to conform with the classifications used in 1995.

NOTE 2 - ACQUISITIONS

On January 20, 1995, the Company, through the Bank, assumed deposits, including accrued interest, of approximately $99 million from the Resolution Trust Corporation ("RTC"). In addition, the Bank received $417,000 in cash and cash equivalents and approximately $803,000 in other assets. In connection with the transaction, the Bank recorded an intangible asset of approximately $11,660,000, representing the premium paid over the carrying amount of deposits acquired.

On June 30, 1995, the Bank acquired all of the outstanding shares of New Era, which was based in the Somerset section of Franklin Township, New Jersey. Each share of New Era common stock outstanding was converted into .7431 shares of the Company's common stock, for a total of 684,904 shares. At the time of the acquisition, New Era had approximately $120 million in assets. The acquisition has been accounted for as a pooling of interests and accordingly, the consolidated financial statements of the Company include the accounts of New Era for all periods presented. Separate results of the combined entities are as follows:


                                                    Years Ended December 31,
                                                    ------------------------
(In Thousands)                                               1994      1993
----------------------------------------------------------------------------

Net Interest Income after Provision for
 Possible Loan Losses
  The Company                                             $33,330   $31,311
  New Era                                                   6,855     4,982
----------------------------------------------------------------------------
                                                          $40,185   $36,293
----------------------------------------------------------------------------

Net Income
  The Company                                             $ 8,447   $ 7,906
  New Era                                                   1,373       748
----------------------------------------------------------------------------
                                                          $ 9,820   $ 8,654
----------------------------------------------------------------------------


NOTE 3 - CASH AND DUE FROM BANKS

Cash balances reserved to meet regulatory requirements amounted to $13,647,000 at December 31, 1995.

NOTE 4 - SECURITIES HELD TO MATURITY

Comparative amortized cost (book value) and estimated market values of securities held to maturity at December 31, 1995 and 1994, are as follows:


                                                                       1995
                                                  -------------------------------------------------
                                                                 Gross        Gross       Estimated
                                                  Amortized    Unrealized   Unrealized     Market
(In Thousands)                                      Cost         Gains        Losses       Value
---------------------------------------------------------------------------------------------------
Obligations of U.S. Government
   Agencies and Corporations                      $ 21,151         $ 311    $    --       $  21,462
Obligations of States and Political Subdivisions     3,612           220        (1)           3,831
Securities Issued by Foreign Governments                75             2         --              77
----------------------------------------------------------------------------------------------------
  Total Securities Held to Maturity               $ 24,838         $ 533    $   (1)       $  25,370
----------------------------------------------------------------------------------------------------


                                                                       1994
                                                  -------------------------------------------------
                                                                 Gross        Gross       Estimated
                                                  Amortized    Unrealized   Unrealized     Market
(In Thousands)                                      Cost         Gains        Losses       Value
---------------------------------------------------------------------------------------------------
U.S. Treasury Securities                          $ 12,635       $   --   $   (595)       $  12,040
Obligations of U.S. Government
   Agencies and Corporations                        49,073           111    (2,212)          46,972
Obligations of States and Political Subdivisions    22,099         1,064       (51)          23,112
Mortgage-Backed Securities                          12,497            11      (119)          12,389
Securities Issued by Foreign Governments                50            --        (6)              44
----------------------------------------------------------------------------------------------------
   Total Securities Held to Maturity              $ 96,354       $ 1,186  $ (2,983)       $  94,557
----------------------------------------------------------------------------------------------------


The amortized cost and estimated market value of securities held to maturity at December 31, 1995, by expected maturity, are shown in the adjacent table. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Mortgage-backed securities are included based upon estimated cash flows, assuming no change in the current interest rate environment.

                                                         Estimated
                                           Amortized       Market
(In Thousands)                               Cost          Value
-------------------------------------------------------------------
Due in One Year or Less                  $   2,993      $   3,146
Due After One Year Through Five Years        8,570          8,677
Due After Five Years Through Ten Years      13,275         13,547
--------------------------------------------------------------------
                                         $  24,838      $  25,370
--------------------------------------------------------------------

Proceeds from sales of securities held to maturity and gross gains and gross losses realized during 1995, 1994 and 1993, were as follows:

(In Thousands)                                1995       1994       1993
--------------------------------------------------------------------------
Debt Securities:
  Proceeds from Sales                         $ --       $ --     $ 6,308
--------------------------------------------------------------------------
  Gross Gains                                 $ --       $ --     $   228
  Gross Losses                                  --         --          --
--------------------------------------------------------------------------
    Net Gains                                 $ --       $ --     $   228
--------------------------------------------------------------------------
Equity Securities:
  Proceeds from Sales                         $ --       $ --     $40,641
--------------------------------------------------------------------------
  Gross Gains                                 $ --       $ --     $     1
  Gross Losses                                  --         --         (27)
--------------------------------------------------------------------------
    Net Losses                                $ --       $ --     $   (26)
--------------------------------------------------------------------------
    Total Proceeds from Sales                 $ --       $  -     $46,949
--------------------------------------------------------------------------
    Total Net Gains*                          $ --       $  -     $   202
--------------------------------------------------------------------------

* Total net gains for 1993 amounted to $210,000. Two securities called in 1993 had a book gain of $8,000.

Securities held to maturity and available for sale with amortized costs totaling $31,966,000 and $10,000,000, respectively, on December 31, 1995, were pledged to secure U.S. Government and other deposits and for other purposes as required and permitted by law. In addition, securities held to maturity and available for sale having amortized costs aggregating $11,688,000 and $50,374,000, respectively, on December 31, 1995, were available for sale under agreements to repurchase. Securities totaling $50,592,000 were actually sold under agreements to repurchase. Such securities remain under the custodial responsibility of the Company during the period of the applicable agreements.

The securities held to maturity portfolio consists mainly of high quality issues which are actively traded in bond markets and are rated by Moody and/or Standard and Poor's. The few non-rated issues held are primarily small local bond issues which the Company purchases to service municipalities in its market area. These issues normally mature within one year and market value is provided through an investment portfolio pricing service.

The table below reflects the securities held to maturity portfolio by Moody rating on December 31, 1995.

                              Amortized        Estimated
(In Thousands)                  Cost          Market Value
------------------------------------------------------------
Moody Rating
AAA                           $ 22,433          $ 22,865
AA1                                200               219
AA                                 570               621
A1                                 191               202
NR                               1,369             1,386
Foreign Governments                 75                77
------------------------------------------------------------
                              $ 24,838          $ 25,370
------------------------------------------------------------

Securities with a carrying value of $15,411,000 and a market value of $15,474,000, previously held by New Era, which were classified as held to maturity, were reclassified to available for sale upon consummation of the merger on June 30, 1995 to maintain the Company's interest rate risk position.

In November 1995, the FASB issued a special report -- "A Guide to Implementation of Statement No. 115 on Accounting for Certain Investments in Debt and Equity Securities." This special report allowed the Company to make a one-time reclassification of securities within the categories without tainting other securities held to maturity. During December 1995, the Company reclassified $80,183,000 of securities, at amortized cost, from held to maturity to available for sale, at an unrealized gain of $2,194,000.

NOTE 5 - SECURITIES AVAILABLE FOR SALE

The amortized cost and the estimated market values of securities available for sale at December 31, 1995 and 1994, are as follows:


                                                                          1995
                                                     ------------------------------------------------
                                                                     Gross        Gross      Estimated
                                                     Amortized    Unrealized    Unrealized    Market
(In Thousands)                                        Cost           Gains        Losses       Value
-----------------------------------------------------------------------------------------------------
Debt Securities:
  U.S. Treasury Securities                          $   6,521       $    40    $     (1)    $   6,560
  Obligations of U.S. Government
    Agencies and Corporations                          74,546         1,403         (74)       75,875
  Obligations of States and
   Political Subdivisions                              39,449           623        (149)       39,923
  Mortgage-Backed Securities                          186,217         1,900      (1,594)      186,523
-----------------------------------------------------------------------------------------------------
    Total Debt Securities                             306,733         3,966      (1,818)      308,881
-----------------------------------------------------------------------------------------------------
Equity Securities:
  Marketable Equity Securities                         19,817         1,635        (396)       21,056
  Federal Reserve Bank and
    Federal Home Loan Bank Stock                        4,219            --          --         4,219
-----------------------------------------------------------------------------------------------------
    Total Equity Securities                            24,036         1,635        (396)       25,275
-----------------------------------------------------------------------------------------------------
    Total Securities Available for Sale             $ 330,769       $ 5,601    $ (2,214)    $ 334,156
-----------------------------------------------------------------------------------------------------



                                                                          1994
                                                     ------------------------------------------------
                                                                     Gross        Gross      Estimated
                                                     Amortized    Unrealized    Unrealized    Market
(In Thousands)                                        Cost           Gains        Losses       Value
-----------------------------------------------------------------------------------------------------
Debt Securities:
  U.S. Treasury Securities                          $  27,884       $     57   $    (382)   $  27,559
  Obligations of U.S. Government
    Agencies and Corporations                          29,186             88        (362)      28,912
  Obligations of States and Political Subdivisions     22,807             10      (1,369)      21,448
  Mortgage-Backed Securities                          135,441             --     (11,470)     123,971
-----------------------------------------------------------------------------------------------------
    Total Debt Securities                             215,318            155     (13,583)     201,890
-----------------------------------------------------------------------------------------------------

Equity Securities:
  Marketable Equity Securities                         19,986          1,542        (612)      20,916
  Federal Reserve Bank and
    Federal Home Loan Bank Stock                        1,170             --          --        1,170
-----------------------------------------------------------------------------------------------------
    Total Equity Securities                            21,156          1,542        (612)      22,086
-----------------------------------------------------------------------------------------------------
    Total Securities Available for Sale             $ 236,474       $  1,697   $ (14,195)   $ 223,976
-----------------------------------------------------------------------------------------------------

The amortized cost and estimated market value of debt securities at December 31, 1995, by expected maturity, are shown in the table below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Mortgage-backed securities are included based upon estimated cash flows, assuming no change in the current interest rate environment.


                                                    Amortized        Estimated
(In Thousands)                                        Cost         Market Value
-------------------------------------------------------------------------------
Due in One Year or Less                             $  50,481        $  50,086
Due After One Year Through Five Years                  63,883           64,736
Due After Five Years Through Ten Years                 81,277           82,344
Due After Ten Years                                   111,092          111,715
-------------------------------------------------------------------------------
                                                    $ 306,733        $ 308,881
-------------------------------------------------------------------------------

Proceeds from sales of securities available for sale and gross gains and gross losses realized during 1995, 1994 and 1993, were as follows:


(In Thousands)                                   1995         1994        1993
-------------------------------------------------------------------------------
Debt Securities:
 Proceeds from Sales                           $ 40,271    $  92,941   $ 12,839
-------------------------------------------------------------------------------
 Gross Gains                                   $    657    $   1,250   $    384
 Gross Losses                                       (89)          --         --
-------------------------------------------------------------------------------
  Net Gains                                    $    568    $   1,250   $    384
-------------------------------------------------------------------------------

Equity Securities:
 Proceeds from Sales                           $  8,087    $  32,651   $  1,761
-------------------------------------------------------------------------------
 Gross Gains                                   $    368    $      --   $     --
 Gross Losses                                       (17)        (361)        (7)
-------------------------------------------------------------------------------
  Net Gains (Losses)                           $    351    $    (361)  $     (7)
-------------------------------------------------------------------------------
  Total Proceeds from Sales                    $ 48,358    $ 125,592   $ 14,600
-------------------------------------------------------------------------------
  Total Net Gains *                            $    919    $     889   $    377
-------------------------------------------------------------------------------

* Total net gains in 1995 amounted to $928,000. Three securities called in 1995 had a book gain of $9,000.


The securities available for sale portfolio consists mainly of high quality issues which are actively traded in bond markets and are rated by Moody and/or Standard and Poor's. The table below reflects the debt security portion of the securities available for sale portfolio by Moody rating on December 31, 1995.


                                                    Amortized       Estimated
(In Thousands)                                        Cost         Market Value
-------------------------------------------------------------------------------
Moody Rating
AAA                                                 $ 280,735         $ 282,465
AA1                                                       740               754
AA                                                     12,279            12,421
A1                                                      5,274             5,295
A                                                       2,682             2,777
BAA1                                                      505               537
NR                                                      4,518             4,632
-------------------------------------------------------------------------------
                                                    $ 306,733         $ 308,881
-------------------------------------------------------------------------------

NOTE 6 - LOANS

Loans outstanding by classification at December 31, 1995 and 1994, are as follows:


(In Thousands)                                                         1995           1994
--------------------------------------------------------------------------------------------
Loans Secured by Real Estate:
  Construction and Land Development                               $  21,938      $  18,465
  Secured by Farmland                                                   955            970
  Secured by 1-4 Family Residential Properties                      145,628        148,725
  Secured by Multifamily (5 or more) Residential Properties             720          2,048
  Secured by Nonfarm Nonresidential Properties                      121,946         96,138
Loans to Finance Agricultural Production and Other Loans to Farmers       9             11
Commercial and Industrial Loans                                      73,551         54,288
Loans to Individuals for Household, Family and Other Personal
  Expenditures:
  Retail Credit Card Plan                                            18,426         21,565
  Other Installment and Single Payment Loans                        186,805        156,830
Other Loans:
  All other loans                                                     2,761            502
--------------------------------------------------------------------------------------------
Total Loans Outstanding                                             572,739        499,542
Less:  Unearned Income on Loans                                      21,517         18,103
--------------------------------------------------------------------------------------------
Loans, Net                                                        $ 551,222      $ 481,439
--------------------------------------------------------------------------------------------

The following information is presented only for those loans classified as non-accrual at December 31:


(In Thousands)                                            1995            1994           1993
----------------------------------------------------------------------------------------------
Income that would have been recorded under
  original contract terms                              $   618        $    524       $    236
Interest income received and recorded                       61              15             24
----------------------------------------------------------------------------------------------
Lost income on non-accrual loans at year-end           $   557        $    509       $    212
----------------------------------------------------------------------------------------------

As of December 31, 1995, the Company's recorded investment in loans considered to be impaired under FASB Statement No. 114 was $5,640,000, with a related valuation of $1,739,000. This valuation allowance is included in the allowance for possible loan losses in the accompanying consolidated balance sheets.

Loans to officers, directors, employees and/or their affiliated interests amounted to approximately $12,597,000 and $9,487,000 at December 31, 1995 and 1994, respectively. All such loans, which are primarily secured, were current as to principal and interest payments, and in the opinion of Management, all were granted on terms which were comparable to loans to unrelated parties at the dates such loans were granted. An analysis of the 1995 activity in these loans is as follows (in thousands):


Balance Outstanding, Beginning of Year                           $   9,487
  New Loans                                                          4,726
  Repayments                                                        (1,616)
----------------------------------------------------------------------------
Balance Outstanding, End of Year                                 $  12,597
----------------------------------------------------------------------------

NOTE 7 - ALLOWANCE FOR POSSIBLE LOAN LOSSES

A summary of the allowance for possible loan losses activity for the years ended December 31, 1995, 1994 and 1993, is as follows:


(In Thousands)                                   1995         1994         1993
--------------------------------------------------------------------------------
Balance, Beginning of Year                   $  9,597     $ 10,812     $  9,239
Add:
  Provision Charged to Expense                    450        1,590        4,287
Deduct:
  Losses Charged to Allowance                  (3,310)      (3,830)      (3,212)
  Less - Recoveries                               675        1,025          498
--------------------------------------------------------------------------------
    Net Loan Charge-offs                       (2,635)      (2,805)      (2,714)
--------------------------------------------------------------------------------
Balance, End of Year                         $  7,412     $  9,597     $ 10,812
--------------------------------------------------------------------------------


NOTE 8 - PREMISES AND EQUIPMENT

The detail of premises and equipment at December 31, 1995 and 1994, is as follows:


(In Thousands)                                                1995         1994
--------------------------------------------------------------------------------
Premises (includes land of $1,768,000 and $1,809,000
  in 1995 and 1994, respectively)                         $ 13,011     $ 13,256
Property Under Capital Lease                                 9,750           --
Equipment                                                   10,536        8,240
Leasehold Improvements                                         633          289
Projects in Progress                                            98          601
--------------------------------------------------------------------------------
    Total                                                   34,028       22,386
    Less Accumulated Depreciation and Amortization          11,298       10,161
--------------------------------------------------------------------------------
Premises and Equipment, Net                               $ 22,730     $ 12,225
--------------------------------------------------------------------------------

Depreciation expense amounted to $1,638,000 in 1995, $1,129,000 in 1994 and $1,066,000 in 1993.

NOTE 9 - DEPOSITS

Time certificates of deposit $100,000 or more totaled $56,078,000 on December 31, 1995 and $33,989,000 on December 31, 1994.

NOTE 10 - SHORT-TERM BORROWINGS

Selected data relating to short-term borrowings for the years ended December 31, 1995, 1994 and 1993, are as follows:


(Dollars in Thousands)                           1995         1994         1993
---------------------------------------------------------------------------------
At Year-end:
  Securities Sold Under Agreements
    to Repurchase                            $ 50,592     $ 24,976     $ 22,364
  Federal Funds Purchased                          --       12,000           --
  Federal Home Loan Bank Advances                  --       11,000           --
  Demand Notes - U.S. Treasury                  2,755        4,325        4,317
---------------------------------------------------------------------------------
    Total Short-Term Borrowings              $ 53,347     $ 52,301     $ 26,681
---------------------------------------------------------------------------------
  Weighted-Average Interest Rate                 5.48%        3.19%        2.75%
For the Year Ended December 31:
   Average Balance Outstanding               $ 29,638     $ 25,949     $ 18,913
   Weighted-Average Interest Rate                5.50%        4.41%        3.42%
   Highest Month-End Balance                 $ 53,347     $ 52,301     $ 26,681

NOTE 11 - OTHER BORROWINGS

At December 31, 1995 and 1994, other borrowings consisted of the following:


(In Thousands)                                                1995       1994
-------------------------------------------------------------------------------
Obligation Under Capital Lease                            $  9,680    $     --
12% Redeemable Subordinated Debentures, Due March 31, 1996      --       1,269
-------------------------------------------------------------------------------
  Total Other Borrowings                                  $  9,680    $  1,269
-------------------------------------------------------------------------------


The 12% Redeemable Subordinated Debentures were called during 1995.

During 1995, the Company entered into a lease agreement on its new headquarters building. The lease, which has been accounted for as a capital lease, expires in 2015. Lease commitments under this agreement are as follows (in thousands):


1996                                                                   $     917
1997                                                                         917
1998                                                                         972
1999                                                                         999
2000                                                                         999
Thereafter                                                                18,371
--------------------------------------------------------------------------------
                                                                          23,175
Less: Amount Representing Interest                                       (13,495)
--------------------------------------------------------------------------------
                                                                       $   9,680
--------------------------------------------------------------------------------

NOTE 12 -- INCOME TAXES

The components of the provision for income taxes are as follows:


(In Thousands)                              1995           1994         1993
--------------------------------------------------------------------------------
Federal:
  Current                                $ 3,711        $ 3,265      $ 3,669
  Deferred Provision (Benefit)              (376)           579         (641)
--------------------------------------------------------------------------------
    Total Federal                          3,335          3,844        3,028
State                                        288            763          947
--------------------------------------------------------------------------------
    Total Provision for Income Taxes     $ 3,623        $ 4,607      $ 3,975
--------------------------------------------------------------------------------

Deferred income taxes result from accounting for certain income and expense items in different time periods for financial statement purposes than for income tax return purposes.

A reconciliation between the amount of reported income tax expense and the amount computed by multiplying income before taxes by the statutory Federal income tax rate is as follows:


(In Thousands)                                   1995         1994         1993
--------------------------------------------------------------------------------
Income Before Provision for Income Taxes     $ 11,997     $ 14,427     $ 11,656
--------------------------------------------------------------------------------
Tax Calculated at 34%                        $  4,079     $  4,905     $  3,963
Increase (Decrease) in Tax Resulting from:
  Tax-Exempt Income                              (792)        (843)        (721)
  State Taxes-Net of Federal Tax Benefit          190          504          625
  Other-Net                                       146           41          108
--------------------------------------------------------------------------------
    Provision for Income Taxes               $  3,623     $  4,607     $  3,975
--------------------------------------------------------------------------------
    Effective Tax Rate                             30%          32%          34%
--------------------------------------------------------------------------------

As of January 1, 1993, the Company adopted FASB Statement No. 109, "Accounting for Income Taxes." The statement changed the method of accounting for income taxes from the deferred method, previously required under generally accepted accounting principles, to the asset and liability method. The statement addresses various matters related to temporary differences from both the financial statement basis and the tax basis of assets and liabilities. In adopting Statement No. 109, the Company recorded a deferred tax asset of $1,561,000 at January 1, 1993.

Management believes the existing net deductible temporary differences will reverse during periods in which the Company generates sufficient net taxable income. Additionally, the Company has sufficient refundable taxes in prior years that are available through carry back for the realization of tax benefits recorded. Accordingly, Management believes it is more likely than not that the Company will realize the benefit of the deferred tax asset. However, significant changes in the Company's operations and/or economic conditions could affect its ability to fully utilize the benefits of the deferred tax asset.

The components of and changes in the Federal net deferred tax asset are as follows:


                                                                   Deferred
                                                      Jan. 1,      Provision       Dec. 31,
(In Thousands)                                         1995        (Benefit)         1995
--------------------------------------------------------------------------------------------
Deferred Tax Assets:
  Allowance for Possible Loan Losses                $  2,306       $   (519)      $  1,787
  Unrealized Loss on Securities Available For Sale     4,249         (4,249)            --
  Postretirement Benefits                                474            207            681
  Deferred Directors Fees                                 42             26             68
  Other                                                  778            313          1,091
--------------------------------------------------------------------------------------------
    Total                                              7,849         (4,222)         3,627
--------------------------------------------------------------------------------------------
Deferred Tax Liabilities:
  Unrealized Gain on Securities Available For Sale        --         (1,152)        (1,152)
  Depreciation                                          (808)            (6)          (814)
  Pension Plan                                          (272)           (97)          (369)
  Accretion of Discount                                 (192)          (161)          (353)
  Other                                                 (337)          (139)          (476)
--------------------------------------------------------------------------------------------
    Total                                             (1,609)        (1,555)        (3,164)
--------------------------------------------------------------------------------------------
    Net Deferred Tax Asset                          $  6,240       $ (5,777)      $    463
--------------------------------------------------------------------------------------------

NOTE 13 - PENSION AND RETIREMENT PLANS

The Company has a noncontributory defined benefit plan, funded through a self-administered trust, covering substantially all full-time employees who have attained age 21 and have completed one year of service. Annual contributions are made to the plan equal to the minimum amount currently deductible for Federal income tax purposes. In addition, the Company has supplemental pension agreements with an officer and a director (a former officer), as well as employees who retired prior to the formation of the current plan.

The net periodic pension cost for the above mentioned plans for 1995, 1994 and 1993 was $360,000, $200,000 and $140,000, respectively.

PENSION PLAN

The following table sets forth the Pension Plan's funded status at December 31, 1995 and 1994.


(In Thousands)                                                         1995           1994
--------------------------------------------------------------------------------------------
Accumulated Benefit Obligation:
  Vested Benefits                                                  $ 15,565         $ 13,770
  Non-Vested Benefits                                                   250              170
--------------------------------------------------------------------------------------------
Total Accumulated Benefit Obligation                                 15,815           13,940
Effect of Projected Future Compensation Levels                        1,663            1,395
--------------------------------------------------------------------------------------------
Projected Benefit Obligation                                         17,478           15,335
Plan's Assets at Fair Value, Primarily Listed Stocks,
  U.S. Bonds and Commingled Funds                                    19,380           15,657
--------------------------------------------------------------------------------------------
Plan's Assets in Excess of Projected Benefit Obligation               1,902              322
Unrecognized Prior Service Cost                                         944            1,108

Less:
  Unrecognized Net Gain (Loss) Due to Past Experience
    Different from Assumptions Made                                   1,165            (178)
  Unrecognized Net Assets Being Recognized in the
    Amount of Approximately $206 per year through 1998                  609              820
--------------------------------------------------------------------------------------------
Prepaid Pension Cost                                               $  1,072         $    788
--------------------------------------------------------------------------------------------

Net periodic pension cost for 1995, 1994 and 1993 included the following:


(In Thousands)                                          1995           1994           1993
--------------------------------------------------------------------------------------------
Service Cost of Benefits Earned During Period       $    601       $    629       $    506
Interest Cost on Projected Benefit Obligation          1,150          1,076          1,035
Return on Plan Assets                                 (1,363)           460         (1,344)
Net Amortization and Deferral                            (47)        (1,994)          (130)
--------------------------------------------------------------------------------------------
Net Periodic Pension Cost                           $    341       $    171       $     67
--------------------------------------------------------------------------------------------
Discount Rate                                              7%          7.75%             7%
--------------------------------------------------------------------------------------------
Rate of Increase in Future Salary Levels                   6%             6%             6%

--------------------------------------------------------------------------------------------
Expected Long-Term Rate of Return on Plan Assets           9%             9%             9%
--------------------------------------------------------------------------------------------

NON-QUALIFIED EXECUTIVE COMPENSATION SUPPLEMENTAL PLANS

The following table sets forth the Supplemental Plan's funded status at December 31, 1995 and 1994:


(In Thousands)                                                         1995           1994
--------------------------------------------------------------------------------------------
Accumulated Benefit Obligation:
  Vested Benefits                                                    $  248         $  322
  Non-Vested Benefits                                                    --            --
--------------------------------------------------------------------------------------------
Total Accumulated Benefit Obligation                                    248            322
Effect of Future Projected Compensation Levels                           --             --
--------------------------------------------------------------------------------------------
Projected Benefit Obligation                                         $  248         $  322
--------------------------------------------------------------------------------------------
Projected Benefit Obligation in Excess of Plan's Assets              $  248         $  322
Unrecognized Net Loss Due to Past Experience Different from
   Assumptions Made                                                      (8)           (58)
Less:
  Unrecognized Net Obligation Recognized                                 --             --
--------------------------------------------------------------------------------------------
Unfunded Accrued Pension Cost                                        $  240         $  264
--------------------------------------------------------------------------------------------

Net periodic pension cost for 1995, 1994 and 1993 included the following:


(In Thousands)                                          1995           1994         1993
--------------------------------------------------------------------------------------------
Service Cost of Benefits Earned During Period         $   --         $   --       $  --
Interest Cost on Projected Benefit Obligation             18             24          24
Return on Plan Assets                                     --             --          --
Net Amortization and Deferral                              1              5          49
--------------------------------------------------------------------------------------------
Net Periodic Pension Cost                             $   19         $   29       $  73
--------------------------------------------------------------------------------------------


In determining the projected benefit obligation, the weighted average assumed discount rate was 7.00% in 1995, 7.75% in 1994 and 7.00% in 1993.

OTHER POSTRETIREMENT BENEFITS

In the first quarter of 1993, the Company adopted FASB Statement No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." This statement requires that the expected costs of providing these benefits, including medical and life insurance coverage, must be charged to expense during the years that the employees render service. This is a significant change from the Company's prior practice of accounting for postretirement benefits on a cash basis. The Company elected to amortize the discounted present value of the Net Transition Obligation ("NTO") at January 1, 1993 to expense over a 20-year period. The NTO, which is the Accumulated Postretirement Benefits Obligation ("APBO") since no assets have been funded for these benefits, amounted to $6,745,000 and $6,766,000 at December 31, 1995 and 1994, respectively.

The Net Periodic Postretirement Benefit Cost ("NPPBC") is the amount to be expensed for any given year. The NPPBC for 1995, 1994 and 1993 amounted to $974,000, $1,050,000 and $922,000, respectively.

The NPPBC for 1995, 1994 and 1993 included the following components:


(In Thousands)                                          1995           1994         1993
--------------------------------------------------------------------------------------------
Service Cost of Benefits attributed to
  employee service during the year                     $ 239       $    276      $   208
Interest Cost on APBO                                    445            484          424
Amortization of NTO over a twenty-year period            290            290          290
--------------------------------------------------------------------------------------------
NPPBC                                                  $ 974        $ 1,050      $   922
--------------------------------------------------------------------------------------------

The discount rate used in determining the APBO was 7.00%, 7.75% and 7.00% at December 31, 1995, 1994 and 1993, respectively. The assumed healthcare cost trend rate used in measuring the APBO ranged from 8.0% for post-age 65 and 9.5% for pre-age 65 in 1995, declining by .5% per year to an ultimate level of 5.5% per year in 2004 (pre-age 65) and 2001 (post-age 65).

If the healthcare cost trend rate assumptions were increased by 1%, the APBO at December 31, 1995 would be increased by $766,000 or 11.4%. The effect of this change on the sum of the service cost and interest cost components of the NPPBC for 1995 would be an increase of $102,000 or 14.9%.

OTHER BENEFITS

Effective January 1, 1994, a 401(k) plan was made available to employees of the Company. Employees can make contributions to the Plan by means of payroll deductions of up to 10% of their compensation. Matching contributions are made by the Company for up to 5% of the employee's compensation at the discretion of the Board of Directors and totaled $463,000 and $472,000 in 1995 and 1994, respectively.

NOTE 14 - STOCK INCENTIVE PLAN

During 1991, the Company adopted a Stock Incentive Plan (the "Plan"), in which approximately 252,700 shares, as adjusted for the effect of stock dividends, of the Company's common stock may be granted to the Company's employees. The Plan provides for the discretionary granting of stock options with or without stock appreciation rights. In addition, the Plan provides for granting of Restricted Stock awards which generally vest between two and four years. Transactions involving the Plan are summarized as follows:


                                              Numbers of         Option Price
                                                Shares             Per Share
--------------------------------------------------------------------------------
Option Shares:
  Outstanding - January 1, 1991
    Granted                                      63,365         $10.76 - $12.11
--------------------------------------------------------------------------------
  Outstanding - December 31, 1991                63,365         $10.76 - $12.11
    Exercised                                    (9,197)                 $12.11
--------------------------------------------------------------------------------
  Outstanding - December 31, 1992                54,168         $10.76 - $12.11
    Exercised                                   (28,544)        $10.76 - $12.11
--------------------------------------------------------------------------------
  Outstanding - December 31, 1993                25,624                  $12.11
    Granted                                      31,461                  $28.15
    Exercised                                    (8,284)                 $12.11
--------------------------------------------------------------------------------
  Outstanding - December 31, 1994                48,801         $12.11 - $28.15
    Granted                                      42,135         $28.15 - $30.66
    Exercised                                    (1,161)                 $12.11
--------------------------------------------------------------------------------
  Outstanding - December 31, 1995                89,775         $12.11 - $30.66
--------------------------------------------------------------------------------


As of December 31, 1995, 16,179 shares were exercisable. The number of shares and option price per share in the table above have been adjusted for the effect of stock dividends.


                                              1995          1994         1993
-------------------------------------------------------------------------------
Restricted Stock Awards:
  Outstanding - January 1,                   9,712         4,088         8,216
    Granted                                  2,350         8,100            --
    Canceled                                  (100)         (242)           --
    Vested                                  (2,012)       (2,234)       (4,128)
-------------------------------------------------------------------------------
  Outstanding - December 31,                 9,950         9,712         4,088
-------------------------------------------------------------------------------

During 1995, the Company adopted and the shareholders approved a "Stock Option Plan for Non-Employee Directors" (the "Directors Plan") in which 37,100 shares, as adjusted for the effect of stock dividends, of the Company's common stock may be granted to Non-Employee Directors.

Each Non-Employee Director of the Company or its affiliates is eligible to receive options under the Directors Plan. On June 20, 1995, each Non-Employee Director received an option for 1,060 shares at an option price of $30.19. The options granted have a term of ten years and vest over three years.

As of December 31, 1995, options to purchase 11,660 shares were outstanding at a price of $30.19 per share. None of the options were exercisable. The number of shares and option price per share have been adjusted for the effect of stock dividends.

NOTE 15 - LITIGATION, COMMITMENTS AND CONTINGENT LIABILITIES

The Company is party, in the ordinary course of business, to litigation involving collection matters, contract claims and other miscellaneous causes of action arising from its business.

Management does not consider that any such proceedings depart from usual routine litigation and, in its judgment, the Company's financial position and results of operations will not be materially affected by such proceedings.

The Company has lease commitments expiring at various dates through 2015. Rent expense on these leases amounted to approximately $462,000, $289,000 and $259,000 for the years ended December 31, 1995, 1994 and 1993, respectively. The headquarters building lease has been accounted for as a capital lease, in accordance with FASB Statement No. 13 "Accounting for Leases," (See Note 11). The minimum annual rentals under the terms of the lease agreements, excluding the capital lease, as of December 31, 1995, were as follows:

1996                             $ 438,000
------------------------------------------
1997                               389,000
------------------------------------------
1998                               220,000
------------------------------------------
1999                               180,000
------------------------------------------
2000                                89,000
------------------------------------------
Thereafter                          15,000
------------------------------------------

The above represents minimum rentals, not adjusted for possible future increases due to property taxes and cost of living escalation provisions.

The Company also has certain equipment leases which do not exceed five-year terms with level monthly payments. Equipment rental expense totaled $1,793,000, $1,678,000 and $1,727,000 in 1995, 1994 and 1993, respectively.

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financial needs of its customers. These financial instruments consist of commitments to extend credit and standby letters of credit. These financial instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the accompanying consolidated balance sheets. The contract or notional amounts of these instruments express the extent of involvement the Company has in each class of financial instrument.

The Company uses the same credit policies and collateral requirements in making commitments and conditional obligations as it does for on-balance sheet instruments. Commitments to extend credit are agreements to lend to customers as long as there is no violation of any condition established in the contract.

Commitments generally have fixed expiration dates or other termination clauses and mayrequire payment of a fee. Since the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based upon Management's credit evaluation of the borrower. Collateral held on these commitments varies.
Standby letters of credit are conditional commitments issued by the Company insuring performance obligations of a customer to a third party. These commitments commonly involve real estate transactions.

     Financial Instruments Whose
     Contract Amount Represent             Contract or Notional Amount
            Credit Risk                        at December 31, 1995
     ------------------------------------------------------------------
     Outstanding Loan Commitments                  $ 111,187,000
     Standby Letters of Credit                         2,791,000

Most of the Company's lending activity is with customers located within the State of New Jersey.

In 1994, the Company entered into agreements with six executive officers providing for the payment of cash and other benefits to them in the event of their voluntary or involuntary termination within three years following a change of control of the Company. Payment under these agreements in the event of a change in control would consist of a lump sum payment equal to two or three years of annual taxable compensation, depending on the officer involved. Under these agreements, the payment would be reduced if it would be an excess parachute payment under the federal tax code and would subject the officer to an excise tax.

NOTE 16 - CONDENSED FINANCIAL STATEMENTS - PARENT COMPANY

The consolidated financial statements of United National Bancorp (parent company only) are presented below:


CONDENSED BALANCE SHEETS                                                   December 31,
                                                                     -----------------------
(In Thousands)                                                         1995            1994
--------------------------------------------------------------------------------------------
Assets
  Cash and Due from Banks                                          $     31         $     96
  Securities Available for Sale                                       2,709            3,074
  Trading Account Securities                                            417              321
  Investment in Subsidiary                                           78,150           62,086
  Other Assets                                                        1,237            1,065
--------------------------------------------------------------------------------------------
   Total Assets                                                    $ 82,544         $ 66,642
--------------------------------------------------------------------------------------------

Liabilities and Stockholders' Equity
  Other Liabilities                                                $  1,145           $  840
  Stockholders' Equity                                               81,399           65,802
--------------------------------------------------------------------------------------------
    Total Liabilities and Stockholders' Equity                     $ 82,544         $ 66,642
--------------------------------------------------------------------------------------------


CONDENSED STATEMENTS OF INCOME                            For the Years Ended December 31,
                                                    ----------------------------------------
(In Thousands)                                          1995           1994           1993
--------------------------------------------------------------------------------------------
Inome
  Dividends from Subsidiary                         $  4,541      $   3,732      $   3,609
  Interest and Dividends on Securities                   196            121             76
--------------------------------------------------------------------------------------------
    Total Interest Income                              4,737          3,853          3,685
  Net Gain (Loss) from Securities Transactions           558            (20)            (6)
--------------------------------------------------------------------------------------------
    Total Income                                       5,295          3,833          3,679
--------------------------------------------------------------------------------------------
Expenses
   Other Expenses                                        317            225            212
--------------------------------------------------------------------------------------------
Income Before Taxes and Cumulative Effect
  of Accounting Change                                 4,978          3,608          3,467
Income Tax Provision (Benefit)                           154            (37)           (46)
--------------------------------------------------------------------------------------------
Income Before Cumulative Effect of
  Accounting Change                                    4,824          3,645          3,513
--------------------------------------------------------------------------------------------
Cumulative Effect of Change in Accounting for
  Income Taxes                                            --             --            (26)
--------------------------------------------------------------------------------------------
Income Before Equity in Undistributed Income
  of Subsidiary                                        4,824          3,645          3,487
Equity in Undistributed Income of Subsidiary           3,550          6,175          5,167
--------------------------------------------------------------------------------------------
Net Income                                          $  8,374      $   9,820      $   8,654
--------------------------------------------------------------------------------------------

CONDENSED STATEMENTS OF CASH FLOWS                       For the Years Ended December 31,
                                                    ----------------------------------------
(In Thousands)                                          1995           1994          1993
--------------------------------------------------------------------------------------------
Operating Activities
Net Income                                           $ 8,374        $ 9,820        $ 8,654
Adjustments to Reconcile Net Income to Net Cash
  Provided by Operating Activities:
Net (Gain) Loss on Sale of Securities Available
  or Sale                                               (351)             2              2
Unrealized (Gain) Loss on Trading Account Securities    (102)            21              4
Purchases of Trading Account Securities                 (176)           (70)          (300)
Proceeds from Sales of Trading Account Securities        287             27             --
Net Gain on Sale of Trading Account Securities          (105)            (3)            --
Increase in Other Assets                                (172)          (227)          (332)
Increase in Other Liabilities                            409            175             75
Equity in Undistributed Income of Subsidiaries        (3,550)        (6,175)        (5,167)
--------------------------------------------------------------------------------------------
Net Cash Provided by Operating Activities              4,614          3,570          2,936
--------------------------------------------------------------------------------------------

Investing Activities
Proceeds from Sales of Securities Available or Sale    3,712            241            414
Purchases of Securities Available for Sale            (3,300)        (1,041)          (871)
--------------------------------------------------------------------------------------------
Net Cash Provided by (Used In) Investing Activities      412           (800)          (457)
--------------------------------------------------------------------------------------------
Financing Activities
Cash Dividends on Common Stock                        (3,541)        (2,732)        (2,609)
Proceeds from Exercise of Stock Options                  532             16             28
Purchase of Treasury Stock                            (1,705)            --             --
Sale of Treasury Stock                                   147             --              6
Stock Issued from Debenture Conversion                 1,048             --             --
Stock Issued from Equity Contracts                       221             --             --
Capital Contributed To Subsidiary                     (1,830)            --             --
Restricted Stock                                          37             36             56
--------------------------------------------------------------------------------------------
Net Cash Used in Financing Activities                 (5,091)        (2,680)        (2,519)
--------------------------------------------------------------------------------------------
Net (Decrease) Increase in Cash                          (65)            90            (40)
Cash at Beginning of Year                                 96              6             46
--------------------------------------------------------------------------------------------
Cash at End of Year                                    $  31        $    96          $   6
--------------------------------------------------------------------------------------------

NOTE 17 - DISCLOSURE ABOUT FAIR VALUE OF
FINANCIAL INSTRUMENTS

FASB Statement No. 107, "Disclosures about Fair Value of Financial Instruments," requires that the Company disclose estimated fair values for its financial instruments. The fair value estimates are made at a discrete point in time based upon relevant market information and information about the financial instruments. Because no market exists for a portion of the Company's financial instruments, fair value estimates are based on judgment regarding a number of factors. These estimates are subjective in nature and involve some uncertainties. Changes in assumptions and methodologies may have a material effect on these estimated fair values. In addition, reasonable comparability between financial institutions may not be likely due to a wide range of permitted valuation techniques and numerous estimates which must be made. This lack of uniform valuation of methodologies also introduces a greater degree of subjectivity to these estimated fair values.

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

CASH AND SHORT-TERM INVESTMENTS

For those short-term instruments, the carrying value is a reasonable estimate of fair value.

SECURITIES

For the held to maturity and available for sale portfolios, fair values are based on quoted market prices or dealer quotes. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities. The trading account securities are already carried at current market value.

LOANS

The fair value of loans is estimated by discounting the future cash flows using the build-up approach consisting of four components: the risk-free rate, credit quality, operating expense, and prepayment option price.

DEPOSIT LIABILITIES

The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated by discounting the future cash flows using the build-up approach consisting of four components: the risk-free rate, credit quality of the Bank, operating income/expense and early withdrawal options.

SHORT-TERM BORROWINGS

For those short-term instruments, the carrying value is a reasonable estimate of fair value.

OTHER BORROWINGS

For the 12% Redeemable Subordinated Debentures at December 31, 1994, the carrying value is a reasonable estimate of the fair value as the debentures were called during 1995 at par value.

COMMITMENTS TO EXTEND CREDIT AND
STANDBY LETTERS OF CREDIT

At December 31, 1995 and 1994, the Bank had standby letters of credit outstanding of $2,791,000 and $3,338,000, respectively. The fair value of commitments is estimated using the fees currently charged to enter into similar agreements and the present credit worthiness of the counterparties. On this basis, these fees approximate the fair value.

At December 31, 1995 and 1994, the Bank had commitments to extend credit totaling $111,187,000 and $112,346,000, respectively. The Bank does not charge a fee on these loan commitments and, consequently, there is no basis to calculate a fair value.

The estimated fair values of the Company's financial instruments as of December 31, 1995 and 1994 are as follows:


                                                              1995                           1994
                                                     -------------------------     -----------------------
                                                     Carrying         Fair         Carrying         Fair
(In Thousands)                                        Amount         Value          Amount         Value
----------------------------------------------------------------------------------------------------------
Financial Assets:
  Cash and Short-Term Investments                   $ 52,572       $ 52,572       $ 61,041       $ 61,041
  Securities Held to Maturity                         24,838         25,370         96,354         94,557
  Securities Available for Sale                      334,156        334,156        223,976        223,976
  Trading Account Securities                             417            417            321            321
  Loans, Net of Allowance for Possible
    Loan Losses                                      543,810        554,948        471,842        440,785

Financial Liabilities:
  Deposits:
    Demand                                           153,095        153,095        149,115        149,115
    Savings                                          369,561        369,561        387,415        387,415
    Time                                             331,972        340,775        221,354        214,977
----------------------------------------------------------------------------------------------------------
      Total Deposits                                 854,628        863,431        757,884        751,507
----------------------------------------------------------------------------------------------------------
  Short-Term Borrowings                               53,347         53,347         52,301         52,301
  Other Borrowings                                        --             --          1,269          1,269
  Obligation Under Capital Lease                       9,680         10,088             --             --
Unrecognized Financial Instruments:
  Commitments to Extend Credit                            --             --             --             --
  Standby Letters of Credit                               --             35             --             42

REPORT OF INDEPENDENT
PUBLIC ACCOUNTANTS

TO THE BOARD OF DIRECTORS AND STOCKHOLDERS OF UNITED NATIONAL BANCORP:

We have audited the accompanying consolidated balance sheets of United National Bancorp ( a New Jersey corporation) and subsidiary as of December 31, 1995 and 1994 and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of United National Bancorp and subsidiary as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

As discussed in Notes 1, 4 and 5 to the consolidated financial statements, during 1994, the Bank changed its method of accounting for securities. In addition, as discussed in Notes 12 and 13, during 1993, the Bank changed its method of accounting for income taxes and postretirement benefits other than pensions.

/s/ Arthur Andersen LLP

Roseland, New Jersey
January 12, 1996

CORPORATE INFORMATION

INFORMATION FOR STOCKHOLDERS

FORM 10-K

Stockholders of United National Bancorp are entitled to receive on request a copy of Form 10-K United National Bancorp's Annual Report to the Securities and Exchange Commission for the fiscal year 1995. Stockholder requests for that report should be mailed to the Vice-President & Secretary, Pierce A.R. Baugh, United National Bancorp, 1130 Route 22 East, Bridgewater, NJ, 08807.

ANNUAL MEETING

The annual meeting of Bancorp's stockholders is scheduled for April 16, 1996 at 10:00AM (prevailing local time) in the corporate headquarters building at 1130 Route 22 East, Bridgewater, NJ. Proxy materials are enclosed.

DIVIDEND REINVESTMENT PLAN

We remind you that an Automatic Dividend Reinvestment and Cash Payment Plan is available to United National Bancorp shareholders.

Inquiries about the plan should be directed to The Bank of New York, Dividend Reinvestment Service, P.O. Box 1958, Newark, NJ 07101-9774.

TRANSFER AGENT AND REGISTRAR

The Bank of New York, Church Street Station, P.O. Box 11258, New York, NY 10286-1258

MARKET AND DIVIDEND INFORMATION

United National Bancorp's shares are traded on the over-the counter market under the NASDAQ symbol UNBJ. The stock is quoted in the Star-Ledger, Courier-News, New York Times and Wall Street Journal.

Total trades in stock amounted to 340,200 shares in 1994 and 560,428 in 1995. In addition, 155,011 new shares were issued in 1994 and 205,687 new shares in 1995 through the stock dividend program. Bancorp's Board of Directors designated The Bank of New York as Registrar and Transfer Agent for United National Bancorp stock for purposes of implementing a Dividend Reinvestment Plan for interested stockholders.

Additional information about the market for the stock may be obtained from your broker.

Market quotations for Bancorp's capital stock during the past two years as reported on NASDAQ as follows:


                                                                                             Cash Dividends
Year                                            Quarter        High*          Low*         Declared*
-----------------------------------------------------------------------------------------------------------
1994                                              First        $ 29.15        $ 27.37          $ .22
                                                 Second          31.37          27.37            .23
                                                  Third          32.48          29.37            .24
                                                 Fourth          34.67          30.90            .25

1995                                              First          31.84          30.19            .25
                                                 Second          31.13          29.48            .25
                                                  Third          36.56          29.95            .26
                                                 Fourth          35.38          32.50            .27

* Adjusted for subsequent stock dividends.



BANK FAMILY***

                                          December 31,
                                   -------------------------
                                    1995                1994
------------------------------------------------------------
Stockholders                       1,457               1,049
Directors                             12                  12
Total Staff                          488                 466
Officers                             128                 123
Employees                            360                 343

*** 1994 figures do not include effects of New Era acquisition.