Form 10-K405, Exhibit 13
period 1996-12-31
UNITED NATIONAL BANCORP
filed 1997-03-28
CIK 831959

13

Management's Discussion and Analysis of Consolidated
Financial Condition and Results of Operations


This section is presented to assist in understanding the operating results of United National Bancorp (the "Parent Company") and its wholly-owned subsidiary, United National Bank (the "Bank", or when consolidated with the Parent Company, the "Company") for each of the past three years and financial condition for each of the past two years. This section should be read in conjunction with the consolidated financial statements, the accompanying notes and selected financial data provided within this report. Schedules required by Securities Act Guide 3, which were included in the prior year's management's discussion and analysis section, are now included in United National Bancorp's Annual Report on Form 10-K for the fiscal year 1996 filed with the Securities and Exchange Commission.

On June 30, 1995, the Company, through the Bank, acquired all of the outstanding shares of New Era Bank ("New Era"). The acquisition was accounted for on the pooling-of-interests accounting method and therefore, the financial statements for periods prior to the merger have been restated to include the assets and earnings of New Era.

OVERVIEW

The Company reported net income in 1996 of $11,460,000, an increase of 36.9% from the $8,374,000 earned in 1995. On a per share basis, net income in 1996 was $3.01 as compared to the $2.19 reported in 1995.

The Company's operating income for 1996, defined as net income excluding the one-time after-tax assessment of $307,000, or $0.08 per share, mandated by Congress to recapitalize the Savings Association Insurance Fund ("SAIF"), was $11,767,000, a 12.5% increase over the $10,463,000 for the year ended December 31, 1995. Operating income for 1995 was defined as net income excluding the one-time charges related to the acquisition of New Era and the investment in a joint venture, United Financial Services, Inc. ("United Financial"), a newly formed third party service provider. One-time charges in 1995 were $2,089,000, or $0.55 per share, net of taxes. Operating income per share, adjusted for the 6% stock dividend paid on November 1, 1996, was $3.09, a 12.8% increase over the $2.74 reported for the year ended December 31, 1995.

The Company reported net income, after one-time charges, for 1995 of $8,374,000, down 14.7% from the $9,820,000 earned in 1994. Per share results for 1995 declined 16.4% to $2.19 from $2.62 reported in 1994.

Key performance ratios based on operating income increased in 1996. Based on operating income, return on average assets ("ROA") and return on average equity ("ROE") were 1.17% and 13.98%, respectively, in 1996, compared to 1.08% and 13.93%, respectively, in 1995. ROA and ROE in 1994 were 1.15% and 14.20%, respectively. As shown in the accompanying graphs, ROA and ROE, based on operating income, have averaged 1.03% and 13.00%, respectively, over the past five years.

Based on net income, ROA was 1.14% in 1996 as compared to 0.86% in 1995 and 1.15% in 1994, while ROE was 13.61% in 1996, 11.15% in 1995 and 14.20% in 1994.

The Company's favorable net income results for 1996 were the result of continued improvement in net interest income and non-interest income, as well as a decrease in non-interest expense. These increases were offset in part by a $1,825,000 increase in the provision for loan losses and an increase in the provision for income taxes.

OPERATING INCOME

Adjusted for merger & restructuring and SAIF charges and extraordinary item (In Millions)

OPERATING INCOME [Bar Chart]
A bar chart that describes operating income (adjusted for merger & restructuring charges and SAIF charges and extraordinary item) for the following years: 1992, $6.4; 1993, $7.7; 1994, $9.8; 1995, $10.5; 1996, $11.8.

RETURN ON AVERAGE ASSETS

Adjusted for merger & restructuring and SAIF charges and extraordinary item (Percent)

RETURN ON AVERAGE ASSETS [Bar Chart]
A bar chart that describes the return on average assets (adjusted for merger & restructuring and SAIF charges and extraordinary item) for the following years:
1992, 0.81%; 1993, 0.93%; 1994, 1.15%; 1995, 1.08%; 1996, 1.17%.

RETURN ON AVERAGE EQUITY

Adjusted for merger & restructuring and SAIF charges and extraordinary item (Percent)

RETURN ON AVERAGE EQUITY [Bar Chart]
A bar chart that describes the return on average equity (adjusted for merger & restructuring and SAIF charges and extraordinary item) for the following years:
1992, 10.95%; 1993, 11.94%; 1994, 14.20%; 1995, 13.93%; 1996, 13.98%.

The Company's favorable operating results for 1995, before the one-time charges, were the result of an improvement in net interest income and non-interest income, as well as a $1,140,000 reduction in the provision for loan losses. These increases were offset in part by an increase in non-interest expense. The Company's net income for 1995 declined, however, as a result of one-time charges due to merger-related and restructuring charges incurred in 1995.

Loan demand throughout 1996 continued to show improvement as business and consumer confidence in the economy increased. Interest rates, as measured by the prime rate, declined in January to 8.25% and remained stable throughout the remainder of the year. Consolidated assets at year-end 1996 totaled $1,037,549,000, which represented an increase of 2.7% over 1995.

Securities available for sale decreased to $288,732,000 or 27.8% of the total asset base at December 31, 1996 as compared to $334,156,000 or 33.1% at year-end 1995. Conversely, securities held to maturity increased $36,578,000 and accounted for 5.9% of total assets versus 2.5% last year. Loans, net of unearned income, rose $38,032,000 and represented 56.8% of total assets as compared to 54.5% in 1995. Total deposits increased by 3.1% to $881,274,000. As in 1995, shorter term deposit products and savings deposits became less prevalent throughout the year as consumers continued moving monies into higher yielding fixed rate certificates of deposit. Time deposits grew by $40,014,000 or 12.1% to $371,986,000 at December 31, 1996 compared to $331,972,000 at year-end 1995.
In contrast, demand deposits declined moderately to $148,591,000 at year-end 1996, a 2.9% decrease over the prior year-end. Savings deposits also decreased by $8,864,000 or 2.4% from 1995 to $360,697,000 at year-end 1996. On average, time deposits were up $14,605,000 or 4.4% from 1995. Demand deposits and non-interest bearing savings deposits averaged $158,367,000 in 1996, up 8.2% from the 1995 average of $146,393,000, while average savings deposits were down $24,314,000 or 6.5% from 1995's average balance of $376,630,000.


EARNINGS ANALYSIS

Operating Revenue

The Company's earnings have two major components. Net interest income generates one source of revenue with the remaining balance comprised of non-interest income, including net gains from securities transactions. Operating revenue, excluding securities gains, increased $3,514,000 or 6.5% in 1996 as compared to 1995 and increased $1,293,000 or 2.5% in 1995 as compared to 1994.

Net Interest Income

Net interest income, the amount by which interest earned on assets exceeds interest paid to depositors and other creditors, is the Company's principal source of revenue. For purposes of this review, interest exempt from Federal taxation has been restated to a taxable-equivalent basis, which places tax-exempt income and yields on a comparable basis with taxable income to facilitate analysis. The Federal income tax rate used for 1996, 1995 and 1994 was 34%. In calculating loan yields, the applicable loan fees have been included in interest income and non-performing loans are included in the average loan balances.

Net interest income increased $1,752,000 or 4.0% to a level of $45,815,000 in 1996 following a $1,011,000 or 2.3% increase in the prior year. The primary reasons for the increase were the result of an increase in net interest earning assets and an increase in the net interest margin. The higher yielding loan portfolio increased to 60.9% of average earning assets in 1996 up from 57.4% in 1995.

For 1996, average interest earning assets increased $28,328,000 or 3.2% over 1995 while average rates declined 9 basis points, creating an increase in total interest income of $1,479,000 or 2.0% from 1995. In 1995, average interest earning assets increased $102,645,000 or 13.0% over the prior year coupled with higher rates on earning assets, which increased 47 basis points. Accordingly, interest income increased $12,160,000 or 19.9% from 1994.

The Company continued to monitor the rates paid on all categories of interest bearing liabilities to reflect existing market conditions. As a result of the current rate environment, the Company was able to reduce the cost of its deposits and other borrowings. Average interest-bearing deposits decreased by $9,709,000 or 1.4%, while the cost of deposits declined to 3.63% in 1996 from 3.81% in 1995. This was primarily the result of the Company's decision to reduce rates on above market rate deposit products acquired from the Resolution Trust Corporation ("RTC") and New Era in 1995. The Company utilized other borrowings as an additional funding source. The average balance of other borrowings was $50,350,000 in 1996 with an average cost of 5.27%, as compared to the average balance in 1995 of $29,638,000 at a cost of 5.50%. The effect of the above changes in 1996 created a 2 basis point and 4 basis point increase in the Company's net interest spread and net interest margin, respectively.

In 1995, primarily as a result of the two branches acquired from the RTC, average interest-bearing deposits increased $106,386,000 or 17.7% from 1994. Other borrowings also increased by $3,689,000 or 14.2% to the 1995 average balance of $29,638,000. In 1995, the above items were the primary factors which resulted in an increase in total interest expense of $11,149,000 from the prior year.

The net interest margin, which represents net interest income as a percentage of average interest earning assets, is a key indicator of net interest income performance. The net interest margin increased during 1996 to 4.99% from 4.95% in 1995. The improvement in the net interest margin in 1996 resulted from a decline in the cost of savings deposits, time deposits and other borrowings, offset in part by a slight decrease in the yield on interest earning assets. Conversely, during 1995, the net interest margin decreased to 4.95% from 5.47% in 1994. The decrease in 1995 was the result of a shift, on average, to higher rate time deposits from lower rate savings type deposits and a decrease in the demand deposit ratio to total deposits.

Non-Interest Income

Non-interest income, which has become an increasingly important source of revenue for the Company, consists primarily of trust income, service charges on deposit accounts, other service charges, commissions and fees, and securities gains. In 1996, total non-interest income amounted to $13,959,000, an increase of $1,630,000 or 13.2% from 1995, as compared with a 3.9% increase in 1995 from 1994. Included in these figures were net gains from securities transactions of $792,000 in 1996 as compared to $1,135,000 in 1995 and $871,000 in 1994.
Non-interest income in 1996, not including securities gains, was up $1,973,000 or 17.6% over 1995, compared to an  increase of $202,000 or 1.84% in 1995 from 1994.

Trust income continues to be the major contributor to fee income, representing 31.1% of the total. Trust income rose $114,000 or 2.7% to $4,336,000 in 1996 compared to a $217,000 or 5.4% increase from 1994 to 1995. This increase was due to growth in the level of assets under management, assisted through the expansion of new client relationships, as well as the addition of new investment products. The Trust Division offers a full range of fiduciary services, ranging from mutual funds to personal trust, investment advisory and employee benefits. Trust services will continue to play an important role in the Company's future.

Service charges on deposit accounts increased $442,000 or 12.8% to $3,885,000 in 1996 as compared to a $145,000 or 4.0% decrease from 1994 to 1995. The increase in 1996 resulted from a change in fee structures during the year. This resulted in increases in selected service charges, as well as several new service charge policies. In 1995, increased relationship pricing strategies with customers maintaining higher balances in lieu of paying service charges accounted for the decrease from 1994.

Other service charges, commissions and fees increased $1,588,000 or 74.0% to $3,733,000 in 1996 due primarily to increased application fees collected on a new credit card solicitation program, which began in January 1996. During 1995, other service charges, commissions and fees declined $48,000 or 2.2% from 1994 to $2,145,000 due to reduced credit card fees, partly offset by increases in other fees. Credit card fees declined in 1995 as a result of a decline in the number of credit cards in the Bank's portfolio.

Other income decreased $171,000 or 12.4% from 1995 to $1,213,000 in 1996 due primarily to reduced gains on sales of other assets, offset in part by increased gains from sales of the guaranteed portions of Small Business Administration ("SBA") loans. Other income in 1995 included a $247,000 gain on the sale of the Bank's Bridgewater branch facility. In addition to the sale of the Bank's branch in 1995, increases in safe deposit box rentals and check printing commissions, partly offset by lower gains on both sales of other real estate owned and on sales of SBA loans, resulted in other income increasing $178,000 or 14.8% over 1994.

Net gains on securities transactions of $792,000 were recorded in 1996 compared with $1,135,000 in 1995 and $871,000 in 1994. The gains in 1996 and prior years were the outcome of restructuring the investment portfolio to alter maturities, due to the changing interest rate environment, to maximize the return on the investment portfolio. In December 1995, the Financial Accounting Standards Board ("FASB") allowed banks to make a one-time transfer of securities from the held to maturity portfolio to another classification without "tainting" the remaining held to maturity securities. This provided banks with the opportunity to realign their securities portfolio.

Non-Interest Expense

Non-interest expense in 1996 totaled $38,860,000, a decrease of $3,888,000 or 9.1% compared to 1995. This compared to a $5,127,000 or 13.6% increase in 1995 over 1994. Included in 1995 were one-time charges incurred in connection with both the New Era merger and the joint venture investment in United Financial. Excluding the one-time charges in 1995, non-interest expense in 1996 decreased $648,000 or 1.6% from 1995. During the third quarter of 1996, the

Company  recorded a pre-tax  charge of $512,000  for the  one-time  special SAIF assessment. Excluding the SAIF assessment, non-interest expense declined $1,160,000 or 2.9% from 1995. Management continues to seek opportunities to control non-interest expense levels.

The largest component of non-interest expense is salaries and employee benefits, which accounted for 49.5% (50.1% excluding the SAIF assessment) of total non-interest expense in 1996 compared to 52.7% (excluding merger and restructuring charges) and 53.6% in 1995 and 1994, respectively. Management continues to monitor staffing levels, employee benefits and operational consolidations. Compared to the previous year, the 1996 expense of $19,223,000 represents a 7.7% decrease versus a 3.2% increase between 1995 and 1994. Specifically, salaries and wages declined $1,129,000 while employee benefits declined $465,000. Medical health care costs, continuing the trend from the last several years, declined $203,000 from 1995 and had declined $44,000 in 1995 from 1994. This expense is based on the level of medical claims and there can be no assurance that these costs will not increase in the future. The Company's goal to control this expense has been a high priority. Full-time equivalent employees were 448 at December 31, 1996 compared with 465 and 507 at December 31, 1995 and 1994, respectively. The reduction in full-time equivalent employees during 1996, as well as the drop in salary and employee benefit expenses, was achieved by outsourcing facilities management to a third party and by outsourcing additional back-office functions to United Financial.

Net occupancy and equipment expense decreased $523,000 or 8.2% in 1996 to $5,823,000 as compared to an increase of $905,000 or 16.6% in 1995 from 1994. The decrease in 1996 resulted from savings on computer equipment rental and maintenance achieved by outsourcing data processing in late 1995, offset in part by the full year's occupancy costs relating to the new headquarters facility. The increase in 1995 was principally the result of acquiring two branches from the RTC in January, 1995, and expenses relating to the new headquarters facility. In May of 1995, Senior Management and certain departments moved to the Company's new headquarters in Bridgewater, NJ. Additionally, in 1995 there were increases in rentals and maintenance of equipment, and repairs and maintenance relating to the Company's owned and leased premises.

Net cost to operate other real estate, which results from costs of holding other real estate in addition to valuation adjustments, amounted to $306,000 in 1996, a decrease of $106,000 from 1995. These costs decreased in 1995 to $412,000 compared to $513,000 in 1994. The decrease in 1996 was due to lower carrying costs and write downs associated with the reduced inventory of other real estate holdings. For additional discussion on other real estate, see "Asset Quality".

Other expenses, excluding the SAIF assessment, amounted to $8,164,000 in 1996, a decrease of $1,112,000 or 12.0% compared to the prior year while 1995's expense was $893,000 or 8.8% lower than that of 1994. The decrease in 1996 was primarily due to continued expense reductions achieved through the consolidation of operations resulting from the acquisition of New Era, the reduction of expenses related to outsourcing the Company's data processing function, and lower FDIC premiums which went into effect in the third quarter of 1995. Included in other expense in 1995 was a loss of $220,000 from the sale of the Bank's Knowlton branch facility and expenses  relating to the  acquisition of branches from the RTC.

In 1995, the $1,670,000 one-time charge relating to the New Era acquisition consisted primarily of payouts on existing employment contracts, a penalty on termination of New Era's data processing service, the write-off of unusable fixed assets and supplies, professional services directly attributable to the acquisition, and severance costs. The one-time restructuring charge of $1,570,000 relating to United Financial consisted primarily of lease termination penalties on data processing equipment, severance costs, professional services directly attributable to the joint venture, and the write-off of unusable equipment and supplies.

Income Taxes

The provision for income taxes increased $2,148,000 in 1996 to $5,771,000 compared to a decrease in 1995 of $984,000. The increase in 1996 resulted from the higher levels of taxable income in 1996. The decrease in 1995 resulted from the tax benefit of $1,151,000 on merger and restructuring charges incurred during 1995, partially offset by a change in the level of taxable income relative to tax-exempt income and certain other differences. For further information regarding the provision for income taxes, see Note 13 to the Consolidated Financial Statements.


CAPITAL

The Company is committed to maintaining a strong capital position. Capital adequacy is monitored in relation to the size, composition and quality of its asset base and with consideration given to regulatory guidelines and requirements, as well as industry standards.

At December 31, 1996, total stockholders' equity was $88,089,000, an increase of $6,690,000 or 8.2% from year-end 1995. The increase was due primarily to net income of $11,460,000, offset in part by cash dividends of $3,944,000. Capital was also reduced as a result of the FASB Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities," change in net unrealized gain adjustment, net of tax, of $1,253,000. Other additions resulted from treasury stock sales, restricted stock activity and stock options exercised. As detailed in the notes to the consolidated financial statements, the Company and the Bank currently exceed all minimum capital requirements.


FINANCIAL CONDITION

Total average assets increased  $36,161,000 or 3.7% to  $1,009,034,000  in 1996, while total assets reached $1,037,549,000 at year-end, an increase of 2.7% from the December 31, 1995 balance. Average interest earning assets, which represents 91.0% of total average assets, increased $28,328,000 or 3.2% from 1995 to $918,578,000 in 1996. Specifically, average loans increased $48,508,000 or 9.5% in 1996 to $559,101,000, while average total securities decreased $8,950,000 or 2.5% from 1995 and short-term investments decreased $11,230,000 or 73.7%.

Securities

Total securities, which include securities held to maturity, securities available for sale and trading account securities, averaged $355,476,000 in 1996, a decrease of $8,950,000 or 2.5% from 1995. The portfolio represented 38.7% of average earning assets for 1996 and 40.9% for 1995. The yield on the total portfolio (on a tax-equivalent basis) remained relatively stable, increasing 1 basis point to 6.96%.

U.S. Treasury and government agency securi-

ties declined $16,717,000 to average $103,040,000 in 1996. The yield on this portfolio increased 12 basis points to 7.10% from the reported yield of 6.98% in 1995. The prevailing market rates of new investments were higher than those of maturing securities.

Tax-exempt securities, consisting primarily of obligations of states and political subdivisions, averaged $53,064,000 in 1996, an increase of $9,448,000 from 1995. As a part of its tax planning strategy, the Company continues to invest in these securities. At year-end, tax-exempt securities were $57,302,000, up $14,241,000 from December 31, 1995. The average tax-equivalent yield on these securities decreased 10 basis points to 7.58% in 1996 from 7.68% in 1995.

Government guaranteed mortgage-backed securities averaged $172,177,000 in 1996, a decrease of $4,130,000 from 1995. These securities have an average repricing term of approximately 4.0 years and provide liquidity through periodic principal and interest repayment. For risk-based capital, they carry a lower risk-weighting than corporate collateralized mortgage-backed securities. The yield on mortgage-backed securities averaged 6.87% compared to 6.84% in 1995.

Equity securities, which consist primarily of money market mutual funds, are utilized as a source of managing liquidity. Money market mutual funds averaged $21,092,000 in 1996 compared to $21,442,000 in 1995. The remaining equity securities averaged $6,103,000, up from the average in 1995 of $3,304,000. Of the $2,799,000 increase in the average, $1,574,000 resulted from additional purchases of Federal Reserve Bank stock and Federal Home Loan Bank stock during 1996 and 1995. The balance of the increase was the result of equity investments made by the Parent Company. The yield on equity securities decreased 51 basis points to 5.82% from 6.33% in 1995.

Short-term investments, which included Federal funds sold and Federal Home Loan Bank deposits averaged $4,001,000 in 1996 compared to $15,231,000 in 1995, a decrease of 73.7%. For 1996, the yield on short-term investments averaged 5.40%, down from 5.91% in 1995.

Loans

Total loans averaged $559,101,000 during 1996, an increase of $48,508,000 or 9.5% compared with the prior year. At year-end, total loans, net of unearned income, amounted to $589,254,000, up $38,032,000 or 6.9% compared to 1995. Loan demand over the past several years has shown improvement as business and consumer confidence in the economy increased and real estate market values began to stabilize. The Company's largest loan category is real estate mortgage loans, which totaled $225,604,000 at December 31, 1996 and represented 37.0% of gross loans. Real estate mortgage loans included residential and commercial mortgages, construction loans and first-time home buyer mortgages. Installment loans amounted to $223,621,000, representing 36.7% of gross loans, and were the Company's second largest loan category. Several of the loan types within this category are indirect automobile loans of $162,730,000, direct personal loans of $16,480,000, home equity loans of $20,346,000, and secured and unsecured credit cards of $20,301,000. The Company's commercial loan portfolio amounted to $160,591,000 at December 31, 1996, up 23.5% from the prior year-end.

Average  commercial loans increased 16.5% to $146,114,000  from  $125,421,000 in
1995

and represented 26.1% of the total average loan portfolio as compared to 24.6% in 1995. The tax-equivalent yield on the commercial loan portfolio was 9.22% in 1996, up from 8.46% in 1995. The yield on this portfolio increased as a result of higher rates on loan originations and repricings.

Real estate mortgage loans averaged $202,026,000, an increase of 10.3% from 1995 and represented 36.1% of the total average loan portfolio. This increase was the result of additional marketing of adjustable rate mortgage loan products in a favorable mortgage rate environment and the Bank's first-time home buyer program called "Community Action". The tax-equivalent yield on the total mortgage portfolio decreased 96 basis points to 8.44% from 9.40% last year as a result of the effect of a lower interest rate environment on new loan originations and on the adjustable rate portion of the portfolio. This portfolio consists of residential and commercial mortgages, as well as construction loans, and carries fixed and adjustable interest rates.

As a result of the acquisition of New Era in 1995, the Company has a nationwide secured credit card program, along with unsecured and affinity card programs throughout New Jersey. Credit card loans averaged $17,452,000 in 1996, a decrease of $945,000 or 5.1% from 1995. At year-end 1996, the credit card balances were $20,301,000, as compared to $16,470,000 at year-end 1995. The increase during 1996 was the result of a nationwide direct mail advertising campaign for secured credit cards which started in January 1996 and the local municipal affinity programs for unsecured credit cards. The average yield in 1996 on credit cards was 19.34%, down slightly from 19.43% in 1995.

Installment loans, on average, increased to $187,869,000 from $179,363,000 in 1996 and represented 33.6% of the total average loan portfolio. The growth in indirect automobile loans has slowed from the levels seen in 1995. As a result, the average installment loan portfolio increased by 4.7% in 1996 over 1995, as compared to the 35% increase in the 1995 average balance over 1994. At year-end 1996, installment loans amounted to $183,853,000, down $20,698,000 or 10.1% from the same period in 1995. Increased competition in a lower rate environment has lowered the yields on new loans, therefore the Company has redirected its lending efforts to higher yielding loan products. The average yield on the total installment loan portfolio was 8.35% in 1996 compared with 8.30% in 1995.

It is expected that this trend of increased installment, residential and commercial mortgage loans will continue if the economy continues to maintain its current course. The Company will continue to take advantage of quality loan demand in those sectors of the business community where it is most prevalent.


Deposits and Other Borrowings

The Company's deposit base is the primary source of funds supporting its interest earning assets. Total average deposits increased to $854,429,000 in 1996, up $2,265,000 or 0.3% from $852,164,000 in 1995. At year-end, total deposits amounted to $881,274,000, up 3.1% from the $854,628,000 reported last year. The Company's deposit strategy, since the acquisition of New Era and the two branches from the RTC, has been to allow selected higher rate deposits to run-off while retaining the lower cost core deposit accounts.

For 1996, time deposits comprised 40.2% of total average deposits as compared to

38.6% in 1995. These deposits, which consist primarily of retail certificates of deposit and individual retirement accounts, rose $14,605,000 or 4.4% to average $343,746,000 during 1996. At December 31, 1996, time deposits increased by $40,014,000 or 12.1% over year-end 1995. The cost of time deposits decreased 10 basis points to 5.37% in 1996 as a result of the lower interest rate environment in 1996, which allowed higher rate certificates maturing during 1996 to rollover at lower interest rates. During 1996, certificates of deposit $100,000 and over averaged $58,448,000, an increase of 8.1% over last year.

Savings deposits, which include savings accounts, money market accounts and interest bearing transaction accounts, averaged $352,316,000, a decrease of $24,314,000 or 6.5% from 1995. As interest rates on savings deposits remained at lower levels, consumers continued to shift from savings type products to higher paying investment alternatives, including certificates of deposit. The cost of savings deposits decreased 43 basis points to 1.93% in 1996 as a result of the lower interest rate environment.

Demand deposits averaged $146,723,000, up 9.6% from the 1995 average of $133,919,000. Demand deposits at year-end were $148,591,000, down 2.9% from the prior year. Non-interest bearing secured credit card balances averaged $11,644,000 in 1996, down 6.7% from the 1995 average of $12,474,000.
Non-interest bearing secured credit card deposits at year-end 1996 amounted to $10,539,000, as compared to $11,225,000 at December 31, 1995.

Short-term borrowings are available as an additional source of funding for the loan and investment portfolios, as well as, funding deposit outflows. Short-term borrowings consist primarily of Federal funds purchased, securities sold under agreements to repurchase, demand notes-U.S. Treasury and Federal Home Loan Bank advances. During the year, short-term borrowings rose $20,712,000 or 69.9% to average $50,350,000. The cost of short-term borrowings declined 23 basis points from 5.50% in 1995 to 5.27% in 1996 due to the lower average interest rate environment during 1996 as compared to 1995.

The Bank is a member of the Federal Home Loan Bank of New York (the "FHLB"). As a result, the Company has access to financing from the FHLB with terms ranging from overnight up to 10 years. The FHLB borrowings are secured by securities and loans receivable under a blanket collateral agreement. At December 31, 1996 and 1995, there were no borrowings outstanding from the FHLB.



ASSET QUALITY

The Company manages asset quality and controls credit risk through a review of credit applications along with a continued examination and monitoring of outstanding loans, commitments and delinquencies. This process is intended to result in early detection and timely follow-up on problem loans. Credit risk is also sought to be controlled by limiting exposures to specific types of borrowers, industries and markets.

Non-Performing Assets

The Company defines non-performing assets as non-accrual loans, impaired loans, loans past due 90 days or more and still accruing, renegotiated loans, other real estate owned and other assets owned.

At December 31, 1996, total non-performing assets totaled $11,121,000 or 1.07% of total assets, up $685,000 from the $10,436,000 or 1.03% of total assets at December 31, 1995. Total non-performing assets were down $761,000 or 6.4% from the $11,882,000 balance at September 30, 1996.

Non-performing loans at December 31, 1996 were $9,221,000 or 1.56% of total loans, as compared to $7,466,000 or 1.35% of total loans at December 31, 1995. The $1,755,000 increase from 1995 was primarily in loans secured by real estate, which increased by $2,175,000, offset in part by a decline of $299,000 in commercial and industrial loans and $121,000 in loans to individuals for household, family and other personal expenditures. A majority of the non-performing loans are well-secured and management does not anticipate significant losses to materialize.

At December 31, 1996, the Company's holdings in other real estate owned amounted to $1,722,000 as compared to $2,747,000 at December 31, 1995. Foreclosures have occurred during the past five years and will continue to result in assets migrating from non-performing loans to other real estate owned. It is the Company's intent to actively negotiate and dispose of these properties at fair market values which are considered reasonable under the circumstances. In 1996, the Company incurred $306,000 of costs relating to these properties as compared to $412,000 in 1995. Other assets owned amounted to $178,000 at year-end, a decrease of $45,000 from 1995.


Allowance for Possible Loan Losses

The Company's year-end 1996 allowance for possible loan losses totaled $6,852,000 and represented 1.16% of total loans. This compared with a loan loss allowance at year-end 1995 of $7,412,000 and a ratio to total loans of 1.34%. Loan loss provisions amounted to $2,275,000 in 1996, up from the $450,000 in 1995 and $1,590,000 in 1994. The increase in the provision in 1996 of $1,825,000 resulted primarily from growth in the loan portfolio.

The determination of an appropriate level of the allowance for possible loan losses (the "Allowance") is based upon an analysis of the risks inherent in the Bank's loan portfolio. The analysis is performed on a continuous basis by
account  officers,   various  loan  committees,   and  the  Bank's  Loan  Review
Department.

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

In conjunction with the review of the loan portfolio, the a quarterly analysis of the adequacy of the Allowance is performed. This analysis consists primarily of evaluating the inherent risk of loss on all loans and applying risk to loss ratios derived from this review.

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

Net charge-offs in 1996 were $2,835,000 or 0.51% of average loans outstanding compared with $2,635,000 or 0.52% in 1995. Net charge-offs in installment lending increased to $2,851,000 in 1996, compared with $2,168,000 in 1995. Management recognizes the risks inherent in the indirect automobile loans which may be more prevalent at times of faster growth in the portfolio. While there can be no assurance that the Company is correct, the Company believes it is addressing those issues and believes that its charge-offs in the indirect automobile portfolio have been in line with peer group averages. Real estate loan net charge-offs decreased to $69,000 in 1996 from $462,000 in 1995 while commercial loans decreased from $5,000 in 1995 to net recoveries of $85,000 in 1996. The charged-off loans are in various stages of collection and litigation.




ASSET/LIABILITY MANAGEMENT

The Company's Asset/Liability Committee ("ALCO") monitors the changes in the movement of funds and rate and volume trends to enable quick management responses to changing market and rate conditions.

Interest Rate Sensitivity

Interest rate sensitivity is a measure of the relationship between earning assets and supporting funds which tend to be sensitive to changes in interest rates during comparable time periods.

ALCO is charged with managing the Company's rate sensitivity to attempt to optimize net interest income while maintaining an asset/liability mix which balances liquidity needs and interest rate risk. Interest rate risk arises when an asset matures, or its interest rate changes, during a time period different from that of the supporting liability and vice versa.

Historically, the most common method of estimating interest rate risk was to measure the maturity and repricing relationships between interest-earning assets and interest-bearing liabilities at specific points in time ("GAP"), typically one year. Under this method, a company is considered liability sensitive when the amount of its interest-bearing liabilities exceeds the amount of its interest-earning assets within the one year horizon.

The Company's GAP model includes certain management assumptions based upon past experience and the expected behavior of customers during various interest rate scenarios. The assumptions include principal prepayments for various loan and security products and classifying the non-maturity deposit balances by degree of interest rate sensitivity. As of December 31, 1996, utilizing the above assumptions results in ratios of cumulative interest rate sensitive assets to interest sensitive liabilities of 1.05% and 1.00% for the three-month and twelve-month intervals, respectively.

However, assets and liabilities with similar repricing characteristics may not reprice at the same time or to the same degree. As a result, the Company's GAP does not necessarily predict the impact of changes in general levels of interest rates on net interest income.

Management believes that the simulation of net interest income in different interest rate environments provides a more meaningful measure of interest rate risk. Income simulation analysis, which expands upon the gap model, projects future net interest income streams in light of the current GAP position,forecasted balance sheet mix, and anticipated spread relationships between market rates and bank products. The Company's interest rate sensitivity in 1996 was essentially neutral within reasonable ranges; for example, at December 31, 1996, interest rate increases or decreases of 200 basis points would not be expected to have a significant impact on the Company's net interest income. However, there can be no assurance that interest rate increases or decreases would not have a significant impact on the Company's net interest income.


Liquidity

Liquidity management involves the Company's ability to maintain prudent amounts of liquid assets in its portfolio in order to meet the borrowing needs and deposit withdrawal requirements of customers and to support asset growth.
Current and future liquidity needs are reviewed by ALCO to determine the appropriate asset/liability mix.

The Company intends to hold its investment securities for the foreseeable future. However, the level and composition of the portfolio may change as a result of maturities and purchases undertaken as part of the asset/liability management process. Unexpected changes in the financial environment are likely to affect the Company's interest rate risk, liquidity position and the potential return on the portfolio. Additionally, the Company may also purchase and sell those securities which are available for sale in order to address these changes. In addition, overall balance sheet size and capital adequacy are considered in determining the appropriate level for the portfolio. When economic factors cause changes in the balance sheet or when the Company reassesses its interest rate risk, liquidity or capital position, strategic changes may be made in both the securities held to maturity and securities available for sale portfolios based on opportunities to enhance the ongoing total return of the balance sheet.

Asset liquidity is represented by the ease with which assets can be converted into cash. This liquidity is provided by money market assets and debt securities with maturity dates of one year or less, which totaled $120,816,000 at year-end 1996. The market value of money market assets, which includes Federal funds sold, money market mutual funds and corporate stock, amounted to $24,215,000 at the end of 1996. Debt securities consist primarily of U.S. Treasury notes and bonds, obligations of U.S. Government agencies, and obligations of states and political subdivisions. All securities held by the Company are readily marketable. As of December 31, 1996, debt securities scheduled to mature within one year based upon estimated cash flows, amounted to $96,601,000 and represented 30.0% of the total debt securities portfolio. Approximately 62.8% of the entire debt portfolio is scheduled to mature within five years, based upon estimated cash flows. There was no security issue held which represented more than 10% of the Company's stockholders' equity. Additional liquidity is derived from scheduled loan and investment payments of principal and interest, as well as prepayments received.

On the liability side, the primary source of funds available to meet liquidity needs is the Company's core deposit base, which generally excludes wholesale certificates of deposit over $100,000. Core deposits amounted to $835,113,000 at December 31, 1996 and represented 88.8%

of earning assets. Short-term borrowings, consisting primarily of Federal funds purchased, securities sold under agreements to repurchase and FHLB advances, and wholesale certificates of deposit over $100,000 are used as supplemental funding sources during periods when growth in the core deposit base does not keep pace with that of earning assets. Short-term borrowings and wholesale certificates of deposit amounted to $92,489,000 at December 31, 1996.

As mentioned earlier, the Bank is a member of the FHLB system which provides the
Company  with  an   additional   source  of  liquidity  by  offering   financing
alternatives. At year-end 1996, the Company had no advances with the FHLB.

The following table sets forth certain unaudited quarterly financial data for the periods presented:

(In Thousands,                 First         Second         Third       Fourth
Except Per Share Data)        Quarter        Quarter       Quarter      Quarter
--------------------------------------------------------------------------------
1996
Interest Income               $17,929        $18,214        $18,387      $18,732
Interest Expense                7,163          6,945          7,294        7,453
--------------------------------------------------------------------------------
Net Interest Income            10,766         11,269         11,093       11,279
Provision for Possible
  Loan Losses                     450            550            625          650
Non-Interest Income, excluding
  Securities Transactions       3,420          3,422          3,280        3,045
Net Gains from
  Securities Transactions         143            216             64          369
Non-Interest Expense            9,776          9,783          9,859        9,442
Provision for Income Taxes      1,391          1,670          1,252        1,458
--------------------------------------------------------------------------------
Net Income                    $ 2,712        $ 2,904        $ 2,701      $ 3,143
================================================================================
Net Income Per Share *        $  0.72        $  0.76        $  0.71      $  0.82
================================================================================

1995
Interest Income               $17,009        $18,362        $18,179      $18,444
Interest Expense                6,269          7,292          7,724        7,843
--------------------------------------------------------------------------------
Net Interest Income            10,740         11,070         10,455       10,601
Provision for Possible
  Loan Losses                     450              -              -            -
Non-Interest Income, excluding
  Securities Transactions       2,988          2,764          2,595        2,847
Net Gains from
  Securities Transactions         391            403             28          313
Non-Interest Expense           10,110         12,129          9,456       11,053
Provision for Income Taxes      1,012            749          1,052          810
--------------------------------------------------------------------------------
Net Income                    $ 2,547        $ 1,359        $ 2,570      $ 1,898
================================================================================
Net Income Per Share *        $  0.67        $  0.35        $  0.67      $  0.50
================================================================================


* Figures have been adjusted for subsequent stock dividends.

SELECTED CONSOLIDATED FINANCIAL DATA
(Unaudited)

The following selected financial data should be read in conjunction with the financial statements and related notes thereto included elsewhere in this Annual Report and "Management's Discussion and Analysis of Consolidated Financial Condition and Results of Operations."

(Dollars In Thousands,
 Except Share Data)                           1996         1995         1994         1993         1992
----------------------------------------------------------------------------------------------------------
Statement of Income Data:
  Interest Income                          $   73,262   $   71,994      $ 59,754     $ 59,539     $ 61,333
  Interest Expense                             28,855       29,128        17,979       18,959       24,791
----------------------------------------------------------------------------------------------------------
  Net Interest Income                          44,407       42,866        41,775       40,580       36,542
  Provision for Possible Loan Losses            2,275          450         1,590        4,287        4,138
----------------------------------------------------------------------------------------------------------
  Net Interest Income after Provision
    for Possible Loan Losses                   42,132       42,416        40,185       36,293       32,404
  Non-Interest Income                          13,959       12,329        11,863       12,845       10,689
  Non-Interest Expense                         38,860       42,748        37,621       37,482       33,590
----------------------------------------------------------------------------------------------------------
  Income Before Taxes, Effect of
    Accounting Change and
    Extraordinary Item                         17,231       11,997        14,427       11,656        9,503
  Provision for Income Taxes                    5,771        3,623         4,607        3,975        3,123
----------------------------------------------------------------------------------------------------------
  Income Before Effect of Accounting
    Change and Extraordinary Item              11,460        8,374         9,820        7,681        6,380
  Cumulative Effect of Change in
    Accounting for Income Taxes                     -            -             -          973            -
  Extraordinary Item - Utilization of
    Net Operating Loss Carry Forward                -            -             -            -          275
----------------------------------------------------------------------------------------------------------
  Net Income                               $   11,460   $    8,374      $  9,820     $  8,654     $  6,655
==========================================================================================================
  Income Before Merger-Related and
    Restructuring Charges, Effect of
    Accounting Change, Extraordinary
    Item and SAIF Assessment               $   11,767   $   10,463      $  9,820     $  7,681     $  6,380
==========================================================================================================
Balance Sheet Data (at year end):
  Total Assets                             $1,037,549   $1,010,545      $884,541     $859,368     $822,959
  Securities                                  350,660      359,411       320,651      404,955      394,045
  Federal Funds Sold                                -        7,000        11,545        8,270       17,775
  Loans (Net of Unearned Income)              589,254      551,222       481,439      376,792      341,014
  Allowance for Possible
    Loan Losses                                 6,852        7,412         9,597       10,812        9,239
  Deposits                                    881,274      854,628       757,884      758,508      740,123
  Short-Term Borrowings (1)                    46,328       53,347        52,301       26,681       12,629
  Other Borrowings (2)                          9,693        9,680         1,269        1,266        1,263
  Stockholders' Equity                         88,089       81,399        65,802       66,727       60,742
Adjusted Financial Ratios:  (3)
  Return on Average Assets                       1.17%        1.08%         1.15%        0.93%        0.81%
  Return on Average
    Stockholders' Equity                        13.98%       13.93%        14.20%       11.94%       10.95%
Financial Ratios:
  Return on Average Assets                       1.14%        0.86%         1.15%        1.04%        0.85%
  Return on Average
    Stockholders' Equity                        13.61%       11.15%        14.20%       13.46%       11.42%
  Average Stockholders'
    Equity to Average Assets                     8.35%        8.02%         8.26%        7.76%        7.40%
  Leverage Ratio (year-end)                      7.56%        6.80%         8.29%        7.76%        7.45%
  Tier I Capital to Risk-Weighted
    Assets (year-end)                           11.00%       10.33%        13.64%       15.74%       15.48%
  Combined Tier I and Tier II
    Capital to Risk-Weighted
    Assets (year-end)                           11.99%       11.47%        14.97%       17.30%       17.07%
  Loans to Deposits (year-end)                  66.86%       64.50%        63.52%       49.68%       46.08%
  Non-Performing Loans to
    Loans (year-end) (4)                         1.56%        1.35%         2.16%        3.03%        2.60%
  Allowance for Possible Loan
    Losses to Loans (year-end)                   1.16%        1.34%         1.99%        2.87%        2.71%
  Dividend Payout Ratio                         34.37%       42.29%        27.77%       30.15%       32.61%

Common Share Data: (5)
  Net Income Per Share                     $     3.01   $     2.19      $   2.62     $   2.33     $   1.80
  Income Per Share Before
    Merger-Related and
    Restructuring Charges,
    Effect of Accounting Change,
    Extraordinary Item
    and SAIF Assessment                    $     3.09   $     2.74      $   2.62     $   2.07     $   1.73
  Cash Dividends Declared
    Per Share (7)                          $     1.03   $     0.97      $   0.89     $   0.78     $   0.71
  Book Value Per Share (year-end)          $    23.10   $    21.42      $  17.69     $  18.00     $  16.46
  Average Shares Outstanding
    (in thousands)                              3,808        3,816         3,744        3,711        3,697

Other Data:
  Number of Employees
    (full-time equivalent)                        448          465           507          537          517
  Number of Stockholders                        1,294        1,457         1,470        1,523        1,521

(1) Includes Federal funds purchased, securities sold under agreements to repurchase, Federal Home Loan Bank advances, and demand notes-U.S. Treasury.
(2) Includes   obligation  under  capital  lease  and  long-term  debt.
(3) Before merger-related and restructuring charges, effect of accounting change, extraordinary item, and SAIF Assessment.
(4) Non-performing loans consists of non-accrual loans, restructured loans and loans past due 90 days or more and still accruing.
(5) Adjusted to reflect stock dividends of 6% in 1996, 1995, 1994 and 1993, and 3% in 1992.
(6) Does not include the effect of dividends paid by New Era Bank in 1993.

CONSOLIDATED BALANCE SHEETS

                                                                            December 31,
                                                                      ----------------------
(In Thousands, Except Share Data)                                         1996       1995
--------------------------------------------------------------------------------------------
ASSETS
Cash and Due from Banks                                               $   51,250  $   45,572
Federal Funds Sold                                                             -       7,000
Securities Available for Sale, at Market Value                           288,732     334,156
Securities Held to Maturity (Market Value of $61,244 and $25,370
  for 1996 and 1995, respectively)                                        61,416      24,838
Trading Account Securities, at Market Value                                  512         417
Loans, Net                                                               589,254     551,222
  Less: Allowance for Possible Loan Losses                                 6,852       7,412
--------------------------------------------------------------------------------------------
                                                                         582,402     543,810
Premises and Equipment, Net                                               21,601      22,730
Investment in Joint Venture                                                3,151       3,151
Other Real Estate                                                          1,722       2,747
Intangible Assets                                                         11,179      12,967
Other Assets                                                              15,584      13,157
--------------------------------------------------------------------------------------------
  TOTAL ASSETS                                                        $1,037,549  $1,010,545
============================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Deposits
  Demand                                                              $  148,591  $  153,095
  Savings                                                                360,697     369,561
  Time                                                                   371,986     331,972
--------------------------------------------------------------------------------------------
  Total Deposits                                                         881,274     854,628
--------------------------------------------------------------------------------------------
Short-Term Borrowings                                                     46,328      53,347
Other Borrowings                                                           9,693       9,680
Other Liabilities                                                         12,165      11,491
--------------------------------------------------------------------------------------------
  Total Liabilities                                                      949,460     929,146
--------------------------------------------------------------------------------------------

Commitments and Contingencies

STOCKHOLDERS' EQUITY
Preferred Stock, authorized 300,000 shares,
  none issued and outstanding                                                  -           -
Common Stock ($2.50 Par Value Per Share)
  Authorized  Shares  5,000,000  in 1996 and  4,000,000  in 1995
  Issued  shares 3,856,678 in 1996 and 3,633,794 in 1995
  Outstanding shares 3,812,682 in 1996 and 3,584,889 in 1995               9,642       9,085
Additional Paid-In Capital                                                59,556      52,411
Retained Earnings                                                         19,422      19,563
Treasury Stock, at Cost - 43,996 Shares in 1996
  and 48,905 Shares in 1995                                               (1,337)     (1,578)
Restricted Stock                                                            (176)       (317)
Net Unrealized Gain on Securities Available for
  Sale, Net of Tax                                                           982       2,235
--------------------------------------------------------------------------------------------
  Total Stockholders' Equity                                              88,089      81,399
--------------------------------------------------------------------------------------------
  TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                          $1,037,549  $1,010,545
============================================================================================


The accompanying notes to the consolidated financial statements are an integral part of these statements.

CONSOLIDATED STATEMENTS OF INCOME


                                                            For the Years Ended December 31,
                                                           ---------------------------------
(In Thousands, Except Share Data)                            1996         1995        1994
--------------------------------------------------------------------------------------------
INTEREST INCOME
Interest and Fees on Loans                                  $49,673      $46,890     $36,794
Interest and Dividends on Securities Available for Sale:
  Taxable Income                                             17,820       15,488      17,367
  Tax-Exempt Income                                           2,202        1,259       1,007
Interest and Dividends on Securities Held to Maturity:
  Taxable Income                                              2,902        6,491       2,820
  Tax-Exempt Income                                             436          952       1,317
Dividends on Trading Account Securities                          13           14          10
Interest on Federal Funds Sold and
  Deposits with Federal Home Loan Bank                          216          900         439
--------------------------------------------------------------------------------------------
    Total Interest Income                                    73,262       71,994      59,754
--------------------------------------------------------------------------------------------
INTEREST EXPENSE
Interest on Savings Deposits                                  6,813        8,882       9,002
Interest on Time Certificates of Deposit $100,000 or More     3,692        3,543       1,241
Interest on Other Time Deposits                              14,768       14,453       6,592
Interest on Short-Term Borrowings                             2,653        1,581         988
Interest on Other Borrowings                                    929          669         156
--------------------------------------------------------------------------------------------
    Total Interest Expense                                   28,855       29,128      17,979
--------------------------------------------------------------------------------------------
Net Interest Income                                          44,407       42,866      41,775
Provision for Possible Loan Losses                            2,275          450       1,590
--------------------------------------------------------------------------------------------
Net Interest Income After Provision for
  Possible Loan Losses                                       42,132       42,416      40,185
--------------------------------------------------------------------------------------------
NON-INTEREST INCOME
Trust Income                                                  4,336        4,222       4,005
Service Charges on Deposit Accounts                           3,885        3,443       3,588
Other Service Charges, Commissions and Fees                   3,733        2,145       2,193
Net Gains from Securities Transactions                          792        1,135         871
Other Income                                                  1,213        1,384       1,206
--------------------------------------------------------------------------------------------
    Total Non-Interest Income                                13,959       12,329      11,863
--------------------------------------------------------------------------------------------
NON-INTEREST EXPENSE
Salaries, Wages and Employee Benefits                        19,223       20,817      20,181
Occupancy Expense, Net                                        3,126        2,868       2,209
Furniture and Equipment Expense                               2,697        3,478       3,232
Data Processing Expense                                       3,044          994         666
Amortization of Intangible Assets                             1,788        1,663         651
Net Cost to Operate Other Real Estate                           306          412         513
Merger Related and Restructuring Charges                          -        3,240           -
Other Expenses                                                8,676        9,276      10,169
--------------------------------------------------------------------------------------------
    Total Non-Interest Expense                               38,860       42,748      37,621
--------------------------------------------------------------------------------------------
Income Before Provision for Income Taxes                     17,231       11,997      14,427
Provision for Income Taxes                                    5,771        3,623       4,607
--------------------------------------------------------------------------------------------
NET INCOME                                                  $11,460      $ 8,374     $ 9,820
============================================================================================
NET INCOME PER COMMON SHARE                                 $  3.01      $  2.19     $  2.62
============================================================================================


The accompanying notes to the consolidated financial statements are an integral part of these statements.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                                                    Net Unrealized
                                                                                                    Gain (Loss) on
(In Thousands, Except Share Data)            Additional                                              Securities        Total
For the Years Ended                 Common    Paid-In       Retained     Treasury      Restricted     Available     Stockholders'
December 31, 1994, 1995 and 1996     Stock    Capital       Earnings       Stock         Stock        for Sale         Equity
---------------------------------------------------------------------------------------------------------------------------------
Balance-January 1, 1994              $7,666     $37,773        $21,541    $    (2)          $ (67)        $(184)         $66,727

Net Income-1994                           -           -          9,820          -               -             -            9,820
Cash Dividends Declared
  ($0.89 per share)                       -           -         (2,727)         -               -             -           (2,727)
Stock Issued in Payment of
  Stock Dividend-232,703 Shares         581       6,034         (6,620)         -               -             -               (5)
Exercise of Stock Options-
  4,445 Shares                           12          57            (53)         -               -             -               16
Change in Unrealized Loss on
  Securities Available for Sale           -           -              -          -               -        (8,065)          (8,065)
Restricted Stock                         20         236              -         (7)           (213)            -               36
---------------------------------------------------------------------------------------------------------------------------------
Balance-December 31, 1994             8,279      44,100         21,961         (9)           (280)       (8,249)          65,802

Net Income-1995                           -           -          8,374          -               -             -            8,374
Cash Dividends Declared
  ($0.97 per share)                       -           -         (3,541)         -               -             -           (3,541)
Stock Issued in Payment of
  Stock Dividend-205,687 Shares         514       6,685         (7,199)         -               -             -                -
Exercise of Stock Options-
  57,112 Shares                         143         421            (32)         -               -             -              532
Change in Unrealized Gain (Loss) on
  Securities Available for Sale           -           -              -          -               -        10,484           10,484
Treasury Stock Purchased-
  50,000 Shares                           -           -              -     (1,705)              -             -           (1,705)
Treasury Stock Sold-4,375 Shares          -           8              -        139               -             -              147
Stock Issued from Debenture
  Conversion-47,308 Shares              118         930              -          -               -             -            1,048
Stock Issued from Equity
  Contracts-10,013 Shares                25         196              -          -               -             -              221
Restricted Stock                          6          71              -         (3)            (37)            -               37
---------------------------------------------------------------------------------------------------------------------------------
 Balance-December 31, 1995            9,085      52,411         19,563     (1,578)           (317)        2,235           81,399

Net Income-1996                           -           -         11,460          -               -             -           11,460
Cash Dividends Declared
  ($1.03 per share)                       -           -         (3,944)         -               -             -           (3,944)
Stock Issued in Payment of
  Stock Dividend-218,206 Shares         545       7,092         (7,637)         -               -             -                -
Exercise of Stock Options-
  4,678 Shares                           12          50            (20)         -               -             -               42
Change in Unrealized Gain on
  Securities Available for sale           -           -              -          -               -        (1,253)          (1,253)
Treasury Stock Sold-7,399 Shares          -           3              -        248               -             -              251
Restricted Stock                          -           -              -         (7)            141             -              134
---------------------------------------------------------------------------------------------------------------------------------
Balance-December 31, 1996            $9,642     $59,556        $19,422    $(1,337)          $(176)        $ 982          $88,089
=================================================================================================================================


The accompanying notes to the consolidated financial statements are an integral part of these statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                           For the Years Ended December 31,
                                                           ---------------------------------
(In Thousands)                                                1996        1995        1994
--------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net Income                                                   $11,460     $ 8,374     $ 9,820
Adjustments to Reconcile Net Income to Net Cash
  Provided by Operating Activities:
Depreciation and Amortization                                  3,729       3,280       1,913
Amortization of Securities Premiums, Net                         100         423       1,236
Provision for Possible Loan Losses                             2,275         450       1,590
(Benefit) Provision for Deferred Income Taxes                   (333)       (376)        579
Net Gain on Disposition of Premises and Equipment                 (1)        (77)        (72)
Net Gain on Sale of Securities Available for Sale               (679)       (928)       (889)
Trading Account Securities Activity, Net                         (95)        (96)        (25)
(Increase) Decrease in Other Assets                           (1,449)     (2,674)      2,067
Increase in Other Liabilities                                    621       4,111       1,036
Restricted Stock                                                 134          37          36
--------------------------------------------------------------------------------------------
Net Cash Provided by Operating Activities                     15,762      12,524      17,291
--------------------------------------------------------------------------------------------

INVESTING ACTIVITIES
Securities Available for Sale:
  Proceeds from Sales of Securities                          160,683      48,358     125,592
  Proceeds from Maturities of Securities                      39,547      58,888      48,127
  Purchases of Securities                                   (156,106)   (105,478)    (49,069)
Securities Held to Maturity:
  Proceeds from Maturities of Securities                      16,615      28,056      19,005
  Purchases of Securities                                    (53,212)    (52,097)    (72,089)
Net Increase in Loans                                        (40,867)    (72,418)   (112,178)
Investment in Joint Venture                                        -      (4,215)          -
Deposit Premium from Branch Acquisition                            -     (11,659)          -
Expenditures for Premises and Equipment                       (1,047)     (3,476)     (1,463)
Proceeds from Sale of Premises and Equipment                     236       1,047         350
Decrease (Increase) in Other Real Estate                       1,025      (1,381)      5,649
--------------------------------------------------------------------------------------------
Net Cash Used in Investing Activities                        (33,126)   (114,375)    (36,076)
--------------------------------------------------------------------------------------------

FINANCING ACTIVITIES
Net Decrease in Demand and Savings Deposits                  (13,368)    (13,874)    (23,834)
Net Increase in Time Deposits                                 40,014     110,618      23,210
Net (Decrease) Increase in Short-Term Borrowings              (7,019)      1,046      25,620
Repayment of Other Borrowings                                      -      (1,269)          -
Repayment of Obligation Under Capital Lease                        -         (70)          -
Cash Dividends on Common Stock                                (3,878)     (3,312)     (2,631)
Proceeds from Exercise of Stock Options                           42         532          16
Purchase of Treasury Stock                                         -      (1,705)          -
Sale of Treasury Stock                                           251         147           -
Stock Issued from Debenture Conversion                             -       1,048           -
Stock Issued from Equity Contracts                                 -         221           -
--------------------------------------------------------------------------------------------
Net Cash Provided by Financing Activities                     16,042      93,382      22,381
--------------------------------------------------------------------------------------------
Net (Decrease) Increase in Cash and Cash Equivalents          (1,322)     (8,469)      3,596
Cash and Cash Equivalents at Beginning of Year                52,572      61,041      57,445
--------------------------------------------------------------------------------------------
Cash and Cash Equivalents at End of Year                     $51,250     $52,572     $61,041
============================================================================================

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash Paid During the Year for:
  Interest                                                   $28,614     $23,619     $17,973
  Income Taxes                                                 5,905       2,690       2,987
Capital Lease Obligation Incurred                                  -       9,750           -
Transfer of Loans to Other Real Estate                           256       2,492         100

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

b.  Securities
Effective January 1, 1994, the Company adopted Financial Accounting Standards Board ("FASB") Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities." This Statement requires securities to be classified as:
(1) held to maturity, (2) available for sale, or (3) trading securities.

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

d.  Loans
Loans are stated at the principal amount outstanding, net of deferred loan origination fees/expenses and unearned discounts. Interest on substantially all loans is accrued and credited to interest income based upon the principal amount outstanding. Net fees/expenses associated with originating loans are deferred and amortized over the lives of the respective loans as an adjustment to the yield utilizing a method that approximates the level yield. Generally, interest income is not accrued on loans where principal or interest is 90 days or more past due, unless the loans are adequately secured and in the process of collection. A loan less than 90 days past due may be placed on non-accrual if Management believes there is sufficient doubt as to the ultimate collectibility of the outstanding loan balance.

When a loan (including impaired loans) is classified as non-accrual, uncollected past due interest is reversed and charged against current income. Interest income will not be recognized until the financial condition of the borrower improves, payments are brought current and a consistent payment history is established. Payments received on non-accrual loans, including impaired loans, are first applied to all principal amounts owed. Once the remaining principal balance is deemed fully collectible, payments would then be applied to interest income and fees.

A loan is considered impaired when, based upon current information and events, it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement. Impaired loans are measured based upon the present value of expected future cash flows, or, as a practical expedient, at the loans observable market price, or the fair value of the underlying collateral, if the loan is collateral dependent. Management has defined impaired loans as all non-accruing loans with outstanding balances greater than $50,000.

e.  Allowance for Possible Loan Losses
The allowance for possible loan losses is maintained at a level considered adequate to provide for potential loan losses. The allowance is increased by provisions charged to expense and reduced by net charge-offs. The level of the allowance is based on Management's evaluation of potential losses in the portfolio, after consideration of appraised collateral values, financial condition of the borrower, delinquency and change-off trends, as well as prevailing and anticipated economic conditions. Management evaluates the adequacy of the allowance for possible loan losses on a regular basis throughout the year. Management believes that the allowance for loan losses is adequate. While Management uses available information to recognize losses on loans, future additions to the allowance may be necessary based upon changes in economic conditions. In addition, various regulatory agencies periodically review the Company's allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance based upon their judgements of information available to them at the time of their examination.

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

g.  Other Real Estate
Other real estate owned consists of property acquired through a foreclosure proceed-

33
ing or acceptance of a deed-in-lieu of foreclosure. Only collateral of which the Company has taken physical possession is classified as other real estate.

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

h.  Intangible Assets
Intangible assets include: 1) the present value of the future earnings potential of the core deposit base of acquired banks, which are being amortized on a straight-line basis over a 10 year period, and 2) goodwill resulting from the Company's investment in the joint venture, and other acquisitions, which is being amortized over periods ranging from 10 to 20 years. Management periodically reviews the potential impairment of intangible assets on a non-discounted cash flow basis to assess recoverability. If the estimated future cash flows are projected to be less than the carrying amount, an impairment write-down, representing the carrying amount of the intangible asset which exceeds the present value of the estimated expected future cash flows, would be recorded as a period expense.

i.  Trust Assets
Assets held in fiduciary or agency capacities for customers are not included in the consolidated balance sheets since such items are not assets of the Company.

j.  Income Taxes
Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

k.  Net Income Per Common Share
Net income per common share is computed by dividing net income by the weighted average number of shares outstanding during each year (3,808,000, 3,816,000 and 3,744,000 in 1996, 1995 and 1994, respectively), retroactively adjusted for the impact of subsequent stock dividends. The effect of stock grants is not significant. Stock options and equity contracts, which were dilutive, have been considered in computing the weighted average number of common shares outstanding.

l.  Statement of Cash Flows
For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks and Federal funds sold. Generally, Federal funds are sold for a one-day period.

m.  Cash Dividend Restrictions
Substantially all of the revenue of the Company available for the payment of dividends on its stock will result from dividends paid to the Company by the Bank. The Bank is restricted under applicable laws in the payment of cash dividends to the Company. The Bank is required by Federal law to obtain the prior approval of the Comptroller of the Currency for the payment of dividends if the total of all dividends declared by the Board of Directors in any year will exceed the total of the Bank's net profits for that year combined with the retained net profits for the preceding two years ("earnings limitation" test). In addition, a national bank may not pay a dividend in an amount greater than its undivided profits then on hand after deducting its loan losses and bad debts ("undivided profits" test).

Under the earnings limitation test, the Bank had available $19,791,000 for the payment of cash dividends at December 31, 1996.

n. Stock-Based Compensation

In October 1995, the FASB issued Statement No. 123, "Accounting for Stock-Based Compensation." This Statement encourages recording in current period earnings compensation expense related to the fair value of certain stock-based compensation. Companies may choose to continue to follow the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," where compensation expense is not recorded for certain stock-based compensation plans. However, companies are required to disclose pro forma net income and earnings per share as if they adopted the fair value based method of accounting. The Company has elected to continue to account for stock-based compensation under APB Opinion No. 25 and the pro forma disclosures required by Statement No. 123 have been included in Note 15-Stock Incentive Plans. During the initial phase-in-period, the effects of applying Statement No. 123 for providing pro forma disclosures may not be representative of the effects on reported pro forma disclosures for future years.

o. Recent Accounting Pronouncements

In June 1996, the FASB issued Statement No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities." Statement No. 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities. These standards are based on consistent application of a financial-components approach that focuses on control. Under this approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. Statement No. 125 provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. Statement No. 125 is effective for transfers that occur after December 31, 1996, and will be applied prospectively except for certain provisions which were deferred until January 1, 1998 by Statement No. 127 "Deferral of the Effective Date of Certain Provisions of FASB No. 125" issued in December 1996. The Company does not expect the adoption of Statement No. 125 to have a material effect on its future financial position or results of operations.

p.  Reclassifications
Certain   reclassifications  have  been  made  to  the  prior  years'  financial statements to conform with the classifications used in 1996.

NOTE 2 - ACQUISITIONS

a. 1995 Acquisitions

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

On June 30, 1995, the Bank acquired all of the outstanding shares of New Era Bank ("New Era"), which was based in the Somerset section of Franklin Township, New Jersey. Each share of New Era common stock outstanding was converted into
 .7431 shares of the Company's common stock, for a total of 684,904 shares. At the time of the acquisition, New Era had approximately $120 million in assets.
The   acquisition  has  been  accounted  for  as  a   pooling-of-interests   and
accordingly, the consolidated financial statements of the Company include the accounts of New Era for all periods presented. Separate results of the combined entities for the year ended December 31, 1994 are as follows:

(In Thousands)
--------------------------------------------------------------------------------
Net Interest Income after Provision
  for Possible Loan Losses
    The Company                                                          $33,330
    New Era                                                                6,855
--------------------------------------------------------------------------------
Total                                                                    $40,185
================================================================================

Net Income
    The Company                                                          $ 8,447
    New Era                                                                1,373
--------------------------------------------------------------------------------
Total                                                                    $ 9,820
================================================================================



b. Pending Acquisition

On November 12, 1996, the Company, the Bank and Farrington Bank ("Farrington") signed a definitive agreement under which the Company, through the Bank, will acquire Farrington in a merger which is intended to be a tax-free transaction and which will be accounted for as a pooling-of-interests. Each of the outstanding shares of Farrington will be exchanged for .7647 shares of the Company's common stock. The acquisition was conditioned upon necessary bank regulatory approvals and other customary conditions. In connection with the merger agreement, Farrington granted the Company an option to purchase 133,000 shares of Farrington's authorized but unissued common stock.

Farrington has outstanding employee stock options for 60,059 of its common stock, with a weighted average exercise price of $8.33 per share. The merger agreement provides that each option for one share of Farrington common stock will be converted into shares of the Company's common stock with a value equal to the difference between the stock option exercise price and the value of .7647 shares of the Company's common stock.

On February 18, 1997, the stockholders of Farrington approved the merger. On February 28, 1997, the Company acquired all of the outstanding shares of Farrington based in North Brunswick, New Jersey. Each share of Farrington was converted into .7647 shares of the Company's common stock for a total of approximately 549,000 shares issued. At December 31, 1996, Farrington had approximately $63 million in assets. The acquisition was accounted for as a pooling-of-interests, and accordingly, the Company's consolidated financial statements presented in future reports will be restated to include the accounts and results of Farrington.

C. Pro Forma Data

The following unaudited pro forma data summarizes the combined results of operation of

36
the Company and Farrington as if the combination had been consummated on January 1, 1994:

                                                  Years Ended December 31,
--------------------------------------------------------------------------------
(In Thousands)                                1996          1995          1994
--------------------------------------------------------------------------------
Net Interest Income after Provision
 for Possible Loan Losses
  The Company                                $42,132       $42,416       $40,185
  Farrington                                   3,812         4,161         4,163
--------------------------------------------------------------------------------
Total                                        $45,944       $46,577       $44,348
================================================================================

Net Income
  The Company                                $11,460       $ 8,374       $ 9,820
  Farrington                                     820         1,132         1,052
--------------------------------------------------------------------------------
Total                                        $12,280       $ 9,506       $10,872
================================================================================


NOTE 3 - CASH AND DUE FROM BANKS

Balances reserved to meet regulatory requirements amounted to $21,904,000 at December 31, 1996.


NOTE 4 - SECURITIES AVAILABLE FOR SALE

The amortized cost and the estimated market values of securities available for sale at December 31, 1996 and 1995, are as follows:

                                                       1996
                                   ---------------------------------------------
                                                Gross       Gross     Estimated
                                   Amortized  Unrealized  Unrealized    Market
(In Thousands)                       Cost       Gains       Losses       Value
--------------------------------------------------------------------------------
Debt Securities:
  Obligations of U.S. Government
    Agencies and Corporations        $ 41,391    $  193      $  (220)   $ 41,364
  Obligations of States and
    Political Subdivisions             44,765       466            -      45,231
  Agency Issued
    Mortgage-Backed Securities        175,452         -       (1,412)    174,040
--------------------------------------------------------------------------------
    Total Debt Securities             261,608       659       (1,632)    260,635
--------------------------------------------------------------------------------
Equity Securities:
  Marketable Equity Securities         21,241     2,683         (221)     23,703
  Federal Reserve Bank and
    Federal Home Loan Bank Stock        4,394         -            -       4,394
--------------------------------------------------------------------------------
    Total Equity Securities            25,635     2,683         (221)     28,097
--------------------------------------------------------------------------------
  Total Securities
    Available for Sale               $287,243    $3,342      $(1,853)   $288,732
================================================================================

                                                       1995
                                   ---------------------------------------------
                                                Gross       Gross    Estimated
                                   Amortized  Unrealized  Unrealized    Market
(In Thousands)                        Cost       Gains      Losses       Value
--------------------------------------------------------------------------------
Debt Securities:
  U.S. Treasury Securities           $  6,521    $   40      $    (1)   $  6,560
  Obligations of U.S. Government
    Agencies and Corporations          74,546     1,403          (74)     75,875
  Obligations of States and
    Political Subdivisions             39,449       623         (149)     39,923
  Agency Issued
    Mortgage-Backed Securities        186,217     1,900       (1,594)    186,523
--------------------------------------------------------------------------------
    Total Debt Securities             306,733     3,966       (1,818)    308,881
--------------------------------------------------------------------------------
Equity Securities:
  Marketable Equity Securities         19,817     1,635         (396)     21,056
  Federal Reserve Bank and
    Federal Home Loan Bank Stock        4,219         -            -       4,219
--------------------------------------------------------------------------------
    Total Equity Securities            24,036     1,635         (396)     25,275
--------------------------------------------------------------------------------
  Total Securities
    Available for Sale               $330,769    $5,601      $(2,214)   $334,156
================================================================================

The amortized cost and estimated market value of debt securities at December 31, 1996, by expected maturity, are shown in the table below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Mortgage-backed securities are included based upon expected prepayment rates and historical experience, assuming no change in the current interest rate environment.

                                                                       Estimated
                                                          Amortized      Market
                                                            Cost         Value
(In Thousands)
--------------------------------------------------------------------------------
Due in One Year or Less                                   $ 55,478      $ 54,801
Due After One Year Through Five Years                      100,467       100,472
Due After Five Years Through Ten Years                      86,822        86,726
Due After Ten Years                                         18,841        18,636
--------------------------------------------------------------------------------
  Total Debt Securities Available for Sale                $261,608      $260,635
================================================================================



Proceeds from sales of securities available for sale and gross gains and gross losses realized during 1996, 1995 and 1994, were as follows:


(In Thousands)                                  1996          1995       1994
--------------------------------------------------------------------------------
Debt Securities:
  Proceeds from Sales                         $109,886      $40,271    $ 92,941
--------------------------------------------------------------------------------
  Gross Gains                                 $  1,024      $   657    $  1,250
  Gross Losses                                    (235)         (89)          -
--------------------------------------------------------------------------------
    Net Gains                                 $    789      $   568    $  1,250
--------------------------------------------------------------------------------

Equity Securities:
  Proceeds from Sales                         $ 50,797      $ 8,087    $ 32,651
--------------------------------------------------------------------------------
  Gross Gains                                 $      -      $   368    $      -
  Gross Losses                                    (110)         (17)       (361)
--------------------------------------------------------------------------------
    Net Gains (Losses)                        $   (110)     $   351    $   (361)
--------------------------------------------------------------------------------
    Total Proceeds from Sales                 $160,683      $48,358    $125,592
================================================================================
    Total Gains *                             $    679      $   919    $    889
================================================================================



* Total gains in 1995 amounted to $928,000. Three securities called in 1995 had a book gain of $9,000.


NOTE 5 - SECURITIES HELD TO MATURITY

Comparative   amortized  cost  (book  value)  and  estimated  market  values  of securities held to maturity at December 31, 1996 and 1995, are as follows:

1996
                                                   Gross     Gross    Estimated
                                     Amortized  Unrealized  Unrealized  Market
                                        Cost       Gains      Losses     Value
(In Thousands)
--------------------------------------------------------------------------------
U.S. Treasury Securities             $   980        $  7       $   -    $   987
Obligations of U.S. Government
  Agencies and Corporations           42,921         107           -     43,028
Obligations of States and
  Political Subdivisions              12,470           -        (158)    12,312
Agency Issued
  Mortgage-Backed Securities           4,945           -        (131)     4,814
Securities Issued by Foreign
  Governments                            100           3           -        103
--------------------------------------------------------------------------------
  Total Securities Held to
    Maturity                         $61,416        $117       $(289)   $61,244
================================================================================


38


                                                         1995
                                     -------------------------------------------
                                                  Gross       Gross   Estimated
                                     Amortized  Unrealized  Unrealized   Market
                                       Cost       Gains      Losses     Value
(In Thousands)
--------------------------------------------------------------------------------
Obligations of U.S. Government
  Agencies and Corporations          $21,151        $311       $   -    $21,462
Obligations of States and
  Political Subdivisions               3,612         220          (1)     3,831
Securities Issued by Foreign
  Governments                             75           2           -         77
--------------------------------------------------------------------------------
  Total Securities Held to
    Maturity                         $24,838        $533       $  (1)   $25,370
================================================================================



The amortized cost and estimated market value of securities held to maturity at December 31, 1996, by expected maturity, are shown in the table below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Mortgage-backed securities are included based upon expected prepayment rates and historical experience, assuming no change in the current interest rate environment.



                                                                      Estimated
                                                           Amortized     Market
                                                             Cost        Value
(In Thousands)
--------------------------------------------------------------------------------
Due in One Year or Less                                    $41,814      $41,800
Due After One Year Through Five Years                        4,946        4,950
Due After Five Years Through Ten Years                       9,711        9,680
Due After Ten Years                                          4,945        4,814
--------------------------------------------------------------------------------
  Total Debt Securities Held to Maturity                   $61,416      $61,244
================================================================================



There were no sales of securities held to maturity during 1996, 1995 or 1994.

Securities held to maturity and available for sale with amortized costs totaling $785,000 and $41,484,000, respectively, on December 31, 1996, were pledged to secure U.S. Government and other deposits and for other purposes as required and permitted by law. In addition, securities held to maturity and available for sale having amortized costs aggregating $7,988,000 and $37,613,000, respectively, on December 31, 1996, were pledged to secure agreements to repurchase securities. Securities totaling $9,220,000 remain under the custodial responsibility of the Company during the period of the applicable agreements.

In November 1995, the FASB issued a special report - "A Guide to Implementation of Statement No. 115 on Accounting for Certain Investments in Debt and Equity Securities." This special report allowed the Company to make a one-time reclassification of securities within the categories without tainting other securities held to maturity. During December 1995, the Company reclassified $80,183,000 of securities, at amortized cost, from held to maturity to available for sale, at an unrealized gain of $2,194,000.

NOTE 6 - LOANS

Loans outstanding by classification at December 31, 1996 and 1995, are as follows:

(In Thousands)                                             1996        1995
--------------------------------------------------------------------------------
Loans Secured by Real Estate:
  Construction and Land Development                        $ 30,898    $ 21,938
  Secured by Farmland                                           933         955
  Secured by 1-4 Family Residential Properties              158,107     145,628
  Secured by Multifamily (5 or more)
    Residential Properties                                      634         720
  Secured by Nonfarm Nonresidential Properties              133,020     121,946
Loans to Finance Agricultural Production and Other
  Loans to Farmers                                                -           9
Commercial and Industrial Loans                              80,149      73,551
Loans to Individuals for Household, Family and
  Other Personal Expenditures:
    Retail Credit Card Plan                                  20,301      16,470
    Other Installment and Single Payment Loans              183,193     188,761
Other Loans:
  All other loans                                             2,581       2,761
--------------------------------------------------------------------------------
Total Loans Outstanding                                     609,816     572,739
Less:  Unearned Income on Loans                              20,562      21,517
--------------------------------------------------------------------------------
Loans, Net                                                 $589,254    $551,222
================================================================================


The company extends credit in the normal course of business to its customers, the majority of whom operate or reside within New Jersey. The ability of its customers to meet contractual obligations is, to some extent, dependent upon the economic conditions existing in the state.

The  following   information   is  presented  for  those  loans   classified  as
non-accrual, and considered impaired, at December 31:

(In Thousands)                                       1996       1995       1994
--------------------------------------------------------------------------------
Income that Would have Been Recorded Under
 Original Contract Terms                             $728       $618       $524
Interest Income Received and Recorded                  44         61         15
--------------------------------------------------------------------------------
Lost Income on Non-Accrual Loans at Year-End         $684       $557       $509
================================================================================



As of December 31, 1996 and 1995, the Company's non-accrual loans were $7,660,000 and $6,114,000, respectively. Of these, the loans considered to be impaired were $7,405,000 and $5,640,000, respectively, with related valuation allowances of $1,516,000 and $1,739,000, respectively. These valuation allowances are included in the allowance for possible loan losses in the accompanying consolidated balance sheets. Substantially all impaired loans were evaluated for impairment losses based upon the fair value of the underlying collateral of the loan. The average recorded balance in impaired loans during 1996 and 1995 was $5,640,000 and $4,310,000, respectively.

Loans to directors, officers, employees and/or their affiliated interests amounted to approximately $9,182,000 and $12,597,000 at December 31, 1996 and 1995, respectively. All such loans, which are primarily secured, were current as to principal and interest payments, and in the opinion of Management, all were granted on terms which were comparable to loans to unrelated parties at the dates such loans were granted. An analysis of the 1996 activity in these loans is as follows (in thousands):


Balance Outstanding, Beginning of Year                                  $12,597
  New Loans                                                               1,672
  Repayments                                                             (5,087)
--------------------------------------------------------------------------------
Balance Outstanding, End of Year                                        $ 9,182
================================================================================


NOTE 7 - ALLOWANCE FOR POSSIBLE LOAN LOSSES

A summary of the allowance for possible loan losses activity for the years ended December 31, 1996, 1995 and 1994, is as follows:


(In Thousands)                                   1996        1995        1994
--------------------------------------------------------------------------------
Balance, Beginning of Year                      $7,412      $9,597      $10,812
Add:
  Provision Charged to Expense                   2,275         450        1,590
Deduct:
  Losses Charged to Allowance                   (3,287)     (3,310)      (3,830)
  Less:  Recoveries                                452         675        1,025
--------------------------------------------------------------------------------
    Net Loan Charge-offs                        (2,835)     (2,635)      (2,805)
--------------------------------------------------------------------------------
Balance, End of Year                            $6,852      $7,412      $ 9,597
================================================================================

NOTE 8 - PREMISES AND EQUIPMENT

The detail of premises and equipment at December 31, 1996 and 1995, is as follows:

(In Thousands)                                            1996          1995
--------------------------------------------------------------------------------
Premises (includes land of $1,728 and
  $1,768 in 1996 and 1995, respectively)                   $12,860      $13,011
Property Under Capital Lease                                 9,750        9,750
Equipment                                                   10,998       10,536
Leasehold Improvements                                         739          633
Projects in Progress                                           193           98
--------------------------------------------------------------------------------
  Total                                                     34,540       34,028
  Less:  Accumulated Depreciation and Amortization          12,939       11,298
--------------------------------------------------------------------------------
Premises and Equipment, Net                                $21,601      $22,730
================================================================================

Depreciation expense amounted to $1,941,000 in 1996, $1,638,000 in 1995 and $1,129,000 in 1994.


NOTE 9 - DEPOSITS

Time certificates of deposit $100,000 or more totaled $77,005,000 on December 31, 1996 and $56,078,000 on December 31, 1995.

Time deposits, with remaining maturities greater than one year, mature as follows:

(In Thousands)
--------------------------------------------------------------------------------
1998                                                                    $31,930
1999                                                                      9,715
2000                                                                     22,056
2001                                                                      1,202
Thereafter                                                                  674
--------------------------------------------------------------------------------
  Total                                                                 $65,577
================================================================================


NOTE 10 - SHORT-TERM BORROWINGS

Selected data relating to short-term borrowings for the years ended December 31, 1996, 1995 and 1994, are as follows:

(Dollars in Thousands)                        1996         1995        1994
--------------------------------------------------------------------------------
At Year-end:
  Securities Sold Under Agreements
    to Repurchase                             $43,634      $50,592      $24,976
  Federal Funds Purchased                           -            -       12,000
  Federal Home Loan Bank Advances                   -            -       11,000
  Demand Notes - U.S. Treasury                  2,694        2,755        4,325
--------------------------------------------------------------------------------
    Total Short-Term Borrowings               $46,328      $53,347      $52,301
================================================================================
    Weighted-Average Interest Rate               5.13%        5.48%        3.19%
================================================================================
For the Year Ended December 31:
  Securities Sold Under Agreements
   to Repurchase:
     Average Balance Outstanding              $40,606      $23,283      $15,799
     Weighted-Average Interest Rate              5.24%        5.36%        3.79%
     Highest Month-End Balance                $53,424      $50,592      $24,976

Securities of $9,220,000, pledged to secure borrowings, remain under the custodial responsibility of the Company during the period of the applicable agreements.


NOTE 11 - OTHER BORROWINGS

At December 31, 1996 and 1995, other borrowings consisted of an obligation under capital lease in the amount of $9,693,000 and $9,680,000, respectively.

During 1995, the Company entered into a lease agreement on its new headquarters building. The lease, which has been accounted for as a capital lease, expires in 2015. Lease commitments under this agreement are as follows (in thousands):

1997                                                                    $   917
1998                                                                        972
1999                                                                        999
2000                                                                        999
2001                                                                      1,059
Thereafter                                                               17,286
--------------------------------------------------------------------------------
  Total                                                                  22,232
  Less: Amount Representing Interest                                    (12,539)
--------------------------------------------------------------------------------
Total Obligation Under Capital Lease                                    $ 9,693
================================================================================



NOTE 12 - CAPITAL REQUIREMENTS

The Federal Reserve Board in the case of bank holding Companies such as the Company and the Office of the Comptroller of the Currency ("OCC") in the case of Federally chartered banks such as the Bank have adopted risk-based capital guidelines which require a minimum ratio of 8% of total risk-based capital to assets, as defined in the guidelines. At least one half of the total capital, or 4%, is to be comprised of common equity and qualifying perpetual preferred stock, less deductible intangibles (Tier I capital).

In addition, the Federal Reserve Board and the OCC supplemented the risk-based capital guidelines with an additional capital ratio referred to as the leverage ratio or core capital ratio. The regulations require a financial institution to maintain a minimum leverage ratio of 4% to 5%, depending upon the condition of the institution.

Under its prompt corrective action regulations, the OCC is required to take certain supervisory actions (and may take additional discretionary actions) with respect to an undercapitalized institution. Such actions could have a direct material effect on the institution's financial statements. The regulations establish a framework for the classification of depository institutions into five categories: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized. Generally, an institution is considered well capitalized if it has a leverage ratio of at least 5.0%; a Tier I capital ratio of at least 6.0%; and a total risk-based capital ratio of at least 10.0%.

The foregoing capital ratios are based in part on specific quantitative measures of assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. Capital amounts and classifications are subject to qualitative judgements by the regulatory authorities about capital components, risk weightings and other factors.

Management believes that, as of December 31, 1996 the Company and the Bank meet all capital adequacy requirements to which they are subject. Further, based upon the capital ratios, the Company and the Bank would qualify as "well capitalized" at December 31, 1996.

The following is a summary of the Company's and the Bank's actual capital amounts and ratios as of December 31, 1996, compared to the regulatory authorities minimum capital adequacy requirements and requirements for classification as a well capitalized institution:

(Dollars In Thousands)
--------------------------------------------------------------------------------
RISK-BASED CAPITAL RATIOS:                        Company             Bank
                                             ----------------    ---------------
Tier I Capital
  Actual                                     $76,583   11.00%    $71,016  10.25%
  Regulatory Minimum Requirement              27,845    4.00      27,727   4.00
  For Classification as Well Capitalized      41,768    6.00      41,590   6.00

Combined Tier I and Tier II Capital
  Actual                                      83,435   11.99      77,868  11.23
  Regulatory Minimum Requirement              55,690    8.00      55,454   8.00
  For Classification as Well Capitalized      69,613   10.00      69,317  10.00

LEVERAGE RATIO:
  Actual                                      76,583    7.56      71,016   7.04
  Regulatory Minimum Requirement              40,527    4.00      40,364   4.00
  For Classification as Well Capitalized      50,659    5.00      50,455   5.00


NOTE 13 - INCOME TAXES

The components of the provision for income taxes are as follows:

(In Thousands)                              1996         1995          1994
--------------------------------------------------------------------------------
Federal:
  Current                                    $5,225        $3,711        $3,265
  Deferred Provision (Benefit)                 (333)         (376)          579
--------------------------------------------------------------------------------
    Total Federal                             4,892         3,335         3,844
--------------------------------------------------------------------------------
State                                           879           288           763
--------------------------------------------------------------------------------
    Total Provision for Income Taxes         $5,771        $3,623        $4,607
================================================================================

A reconciliation between the amount of reported income tax expense and the amount computed by multiplying income before taxes by the statutory Federal income tax rate is as follows:

(In Thousands)                              1996         1995          1994
--------------------------------------------------------------------------------
Income Before Provision for Income Taxes      $17,231      $11,997      $14,427
--------------------------------------------------------------------------------
Tax Calculated at 34%                         $ 5,859      $ 4,079      $ 4,905
Increase (Decrease) in Tax Resulting from:
  Tax-Exempt Income                              (927)        (792)        (843)
  State Taxes-Net of Federal Tax Benefit          580          190          504
  Other-Net                                       259          146           41
--------------------------------------------------------------------------------
    Provision for Income Taxes                $ 5,771      $ 3,623      $ 4,607
================================================================================
    Effective Tax Rate                             33%          30%          32%
================================================================================

The components of and changes in the Federal net deferred tax asset are as follows:

                                                       Deferred
                                         January 1,    Provision    December 31,
(In Thousands)                             1996        (Benefit)       1996
--------------------------------------------------------------------------------
Deferred Tax Assets:
  Allowance for Possible Loan Losses        $1,787          $218         $2,005
  Postretirement Benefits                      681           217            898
  Deferred Directors Fees                       68            29             97
  Other                                      1,091             7          1,098
--------------------------------------------------------------------------------
    Total                                    3,627           471          4,098
--------------------------------------------------------------------------------

Deferred Tax Liabilities:
  Net Unrealized Gain on Securities
    Available For Sale                      (1,152)          646           (506)
  Depreciation                                (814)          (61)          (875)
  Pension Plan                                (369)          112           (257)
  Accretion of Discount                       (353)          (15)          (368)
  Other                                       (476)         (174)          (650)
--------------------------------------------------------------------------------
    Total                                   (3,164)          508         (2,656)
--------------------------------------------------------------------------------
    Net Deferred Tax Asset                  $  463          $979         $1,442
================================================================================

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

Included in stockholders' equity are income tax expenses attributable to net unrealized gains on securities available for sale in the amounts of $507,000 and $1,152,000 for the years ended December 31, 1996 and 1995, respectively.

NOTE 14 - PENSION AND RETIREMENT PLANS

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

The net periodic pension cost for the above mentioned plans for 1996, 1995 and 1994 was $111,000, $360,000 and $200,000, respectively.

Pension Plan

The following table sets forth the Pension Plan's funded status at December 31, 1996 and 1995.

(In Thousands)                                               1996         1995
--------------------------------------------------------------------------------
Accumulated Benefit Obligation:
  Vested Benefits                                           $15,790     $15,565
  Non-Vested Benefits                                           290         250
--------------------------------------------------------------------------------
Total Accumulated Benefit Obligation                         16,080      15,815
Effect of Projected Future Compensation Levels                1,576       1,663
--------------------------------------------------------------------------------
Projected Benefit Obligation                                 17,656      17,478
Plan's Assets at Fair Value, Primarily Listed Stocks,
  U.S. Bonds and Commingled Funds                            21,134      19,380
--------------------------------------------------------------------------------
Plan's Assets in Excess of Projected Benefit Obligation       3,478       1,902
Unrecognized Prior Service Cost                                 780         944
Less:
  Unrecognized Net Gain Due to Past Experience
    Different from Assumptions Made                           2,882       1,165
  Unrecognized Net Assets Being Recognized in the
    Amount of Approximately $211 per year through 1998          398         609
--------------------------------------------------------------------------------
Prepaid Pension Cost                                        $   978     $ 1,072
================================================================================



Net periodic pension cost for 1996, 1995 and 1994 included the following:


(In Thousands)                                          1996     1995     1994
--------------------------------------------------------------------------------

Service Cost of Benefits Earned During Period        $  668    $  601    $  629
Interest Cost on Projected Benefit Obligation         1,179     1,150     1,076
Return on Plan Assets                                (2,703)   (1,363)      460
Net Amortization and Deferral                           950       (47)   (1,994)
--------------------------------------------------------------------------------
Net Periodic Pension Cost                            $   94    $  341    $  171
================================================================================
Discount Rate                                          7.25%     7.00%     7.75%
================================================================================
Rate of Increase in Future Salary Levels               6.00%     6.00%     6.00%
================================================================================
Expected Long-Term Rate of Return on Plan Assets       9.00%     9.00%     9.00%
================================================================================


Non-Qualified Executive Compensation Supplemental Plans
The following table sets forth the Supplemental Plan's funded status at December 31, 1996 and 1995:

(In Thousands)                                                1996        1995
--------------------------------------------------------------------------------
Accumulated Benefit Obligation:
  Vested Benefits                                             $233         $248
  Non-Vested Benefits                                            -            -
--------------------------------------------------------------------------------
Total Accumulated Benefit Obligation                           233          248
Effect of Future Projected Compensation Levels                   -            -
--------------------------------------------------------------------------------
Projected Benefit Obligation                                   233          248
--------------------------------------------------------------------------------
Projected Benefit Obligation in Excess of Plan's Assets        233          248
Unrecognized Net Loss Due to Past Experience Different from
  Assumptions Made                                             (19)          (8)
Less:
  Unrecognized Net Obligation Recognized                         -            -
--------------------------------------------------------------------------------
Unfunded Accrued Pension Cost                                 $214         $240
================================================================================



Net Periodic pension cost for 1996, 1995 and 1994 included the following:


(In Thousands)                                      1996       1995       1994
--------------------------------------------------------------------------------
Service Cost of Benefits Earned During Period         $ -        $ -        $ -
Interest Cost on Projected Benefit Obligation          17         18         24
Return on Plan Assets                                   -          -          -
Net Amortization and Deferral                           -          1          5
--------------------------------------------------------------------------------
Net Periodic Pension Cost                             $17        $19        $29
================================================================================


In determining the projected benefit obligation, the weighted average assumed discount rate was 7.25% in 1996, 7.00% in 1995 and 7.75% in 1994.

Other Postretirement Benefits
In the first quarter of 1993, the Company adopted FASB Statement No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." This statement requires that the expected costs of providing these benefits, including medical and life insurance coverage, must be charged to expense during the years that the employees render service. This is a significant change from the Company's prior practice of accounting for postretirement benefits on a cash basis. The Company elected to amortize the discounted present value of the Net Transition Obligation ("NTO") at January 1, 1993 to expense over a 20-year period. The NTO, which is the Accumulated Postretirement Benefits Obligation ("APBO") since no assets have been funded for these benefits, amounted to $6,903,000 and $6,745,000 at December 31, 1996 and 1995, respectively.

The Net Periodic Postretirement Benefit Cost ("NPPBC") is the amount to be expensed for any given year. The NPPBC for 1996, 1995 and 1994 amounted to $1,031,000, $974,000, and $1,050,000, respectively.

The NPPBC for 1996, 1995 and 1994 included the following components:


(In Thousands)                                      1996       1995       1994
--------------------------------------------------------------------------------
Service Cost of Benefits Attributed to
  Employee Service During the Year               $  275        $239      $  276
Interest Cost on APBO                               466         445         484
Amortization of NTO Over a Twenty-Year Period       290         290         290
--------------------------------------------------------------------------------
NPPBC                                            $1,031        $974      $1,050
================================================================================

The discount rate used in determining the APBO was 7.25%, 7.00% and 7.75% at December 31, 1996, 1995 and 1994, respectively. The assumed health care cost trend rate used in measuring the APBO ranged from 8.0% for post-age 65 and 9.5% for pre-age 65 in 1996, declining by 0.5% per year to an ultimate level of 5.5% per year in 2004 (pre-age 65) and 2001 (post-age 65).

If the health care cost trend rate assumptions were increased by 1%, the APBO at December 31, 1996 would be increased by $810,000 or 11.7%. The effect of this change on the sum of the service cost and interest cost components of the NPPBC for 1996 would be an increase of $120,000 or 16.2%.

Other Benefits
Effective January 1, 1994, a 401(k) plan was made available to employees of the Company. Employees can make contributions to the Plan by means of payroll deductions of up to 10% of their compensation. Matching contributions are made by the Company for up to 5% of the employee's compensation at the discretion of the Board of Directors and totaled $469,000, $463,000 and $472,000 in 1996, 1995 and 1994, respectively.


NOTE 15 - STOCK INCENTIVE PLAN

During 1991, the Company adopted a Stock Incentive Plan (the "Plan"), in which 267,900 shares, as adjusted for the effect of stock dividends, of the Company's common stock may be granted to the Company's employees. The Plan provides for the discretionary granting of stock options with or without stock appreciation rights. Under the Plan, the exercise price of each option equals the market price of the Company's stock on the date of grant.

During 1995, the Company adopted and the shareholders approved a "Stock Option Plan for Non-Employee Directors" (the "Directors Plan") in which 39,325 shares, as adjusted for the effect of stock dividends, of the Company's common stock may be granted to Non-Employee Directors.

Each Non-Employee Director of the Company or its affiliates is eligible to receive options under the Directors Plan. On June 20, 1995, each Non-Employee Director received options for 1,124 shares at an option price of $28.48. The options granted have a term of ten years and vest over three years. Under the Plan, the exercise price of each option equals the market price of the Company's stock on the date of grant.

The Company applies APB Opinion No. 25 and related Interpretations in accounting for both the Plan and Directors Plans. Accordingly, no compensation cost has been recognized for the stock options in these Plans. Had compensation cost for these plans been determined consistent with FASB Statement No. 123, "Accounting for Stock-Based Compensation," which was previously described in Note 1(n), the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

(In Thousands, Except Per Share Data)                  1996              1995
--------------------------------------------------------------------------------
Net Income:
  As Reported                                        $11,460            $ 8,374
  Pro Forma                                           11,343              8,294

Earnings Per Share:
  As Reported                                         $ 3.01            $  2.19
  Pro Forma                                             2.98               2.17
--------------------------------------------------------------------------------

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1996 and 1995, respectively: dividend yield of 3.1% for both years; expected volatility of 25% and 24%; risk-free interest rates of 6% and 7%; and expected lives of 5 years for both plans. A summary of the status of both the Plan and the Directors Plan of the Company as of December 31, 1996, 1995 and 1994 and changes during the years ended on those dates, adjusted for the effect of stock dividends, is presented below:

                            1996                 1995                1994
                       ---------------     ----------------    ----------------
                              Weighted             Weighted            Weighted
                               Average              Average             Average
                               Exercise            Exercise            Exercise
Option Shares:         Shares   Price      Shares    Price     Shares    Price
--------------------------------------------------------------------------------
Outstanding at
 Beginning of Year    107,523   $25.35     51,730    $21.18     27,161   $11.42
Granted                36,667    30.31     57,023     28.82     33,350    26.56
Exercised              (5,638)   12.54     (1,230)    11.42     (8,781)   11.42
Forfeited              (1,121)   28.92          -         -          -        -
--------------------------------------------------------------------------------
Outstanding at
  End of Year         137,431   $27.17    107,523    $25.35     51,730   $21.18
===============================================================================

Options Exercisable
  at Year-End          32,596              17,150                9,035

Weighted-Average
  Fair Value of
  Options Granted
  During the Year       $7.20               $7.13                  N/A
================================================================================


The following table summarizes information about the stock options outstanding at December 31, 1996, adjusted for the effect of stock dividends.

                Options Outstanding                     Options  Exercisable
-----------------------------------------------     -------------------------------------
                                     Weighted
                                     Average         Weighted                 Weighted
  Range of           Number         Remaining         Average      Number      Average
  Exercise        Outstanding      Contractual       Exercise    Exercisable  Exercise
   Prices         at 12/31/96     Life in Years        Price    at 12/31/96     Price
-----------------------------------------------------------------------------------------
     $11.42          11,882              4.0            $11.42       11,882        $11.42
      26.56          33,350              7.0             26.56       16,974         26.56
 28.48 to 28.92      55,532              8.1             28.82        3,740         28.48
      30.31          36,667              9.5             30.31            -             -
-----------------------------------------------------------------------------------------

$11.42 to $30.31    137,431              7.9            $27.17       32,596        $21.26
=========================================================================================


The Stock Incentive Plan also provides for granting of Restricted Stock Awards, which generally vest between two and four years. Transactions involving these awards are summarized as follows:


                                     1996              1995               1994
--------------------------------------------------------------------------------
Restricted Stock Awards:
 Outstanding-January 1,              9,500             9,662              4,088
   Granted                               -             2,350              8,100
   Canceled                           (225)             (100)              (242)
   Vested                           (3,777)           (2,412)            (2,284)
--------------------------------------------------------------------------------

 Outstanding-December 31,            5,498             9,500              9,662
================================================================================



Compensation expense recognized related to the restricted stock awards was $134,000, $37,000 and $36,000 for the years ended December 31, 1996, 1995 and
1994, respectively.

NOTE 16 - LITIGATION, COMMITMENTS AND CONTINGENT LIABILITIES

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

The Company has lease commitments expiring at various dates through 2015. Rent expense on these leases amounted to approximately $542,000, $462,000 and $289,000 for the years ended December 31, 1996, 1995 and 1994, respectively. The headquarters building lease has been accounted for as a capital lease, in accordance with FASB Statement No. 13 "Accounting for Leases," (See Note 11). The minimum annual rentals under the terms of the lease agreements, excluding the capital lease, as of December 31, 1996, were as follows:



1997                      $398,000
1998                       242,000
1999                       213,000
2000                       218,000
2001                        95,000

The above represents minimum rentals, not adjusted for possible future increases due to property taxes and cost of living escalation provisions.

The Company also has certain equipment leases which do not exceed five-year terms with level monthly payments. Equipment rental expense totaled $965,000, $1,793,000 and $1,678,000 in 1996, 1995 and 1994, respectively.

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

Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based upon Management's credit evaluation of the borrower. Collateral held on these commitments varies. Standby letters of credit are conditional commitments issued by the Company insuring performance obligations of a customer to a third party. These commitments commonly involve real estate transactions.

Financial Instruments Whose
 Contract Amount Represent                       Contract or Notional Amount
       Credit Risk                                   at December 31, 1996
--------------------------------------------------------------------------------
Outstanding Loan Commitments                              $135,758,000
Standby Letters of Credit                                    2,673,000


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


NOTE 17 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

FASB Statement No. 107, "Disclosures about Fair Value of Financial Instruments," requires that the Company disclose estimated fair values for its financial instruments. The fair value estimates are made at a discrete point in time based upon relevant market information and information about the financial instruments. Because no market exists for a portion of the Company's financial instruments, fair value estimates are based on judgment regarding a number of factors. These estimates are subjective in nature and involve some uncertainties. Changes in assumptions and methodologies may have a material effect on these estimated fair values. In addition, reasonable comparability between financial institutions may not be likely due to a wide range of permitted valuation techniques and numerous estimates which must be made. This lack of uniform valuation methodologies also introduces a greater degree of subjectivity to these estimated fair values.

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

Cash and Short-Term Investments
For those short-term instruments, the carrying value is a reasonable estimate of fair value.

Securities
Fair values are based on quoted market prices or dealer quotes. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities. Federal Reserve Bank and Federal Home Loan Bank stock is required to be maintained as part of membership. Cost approximates the fair value of these securities, as that is the amount at which the stock may be redeemed.

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

Commitments to Extend Credit and Standby Letters of Credit
At December 31, 1996 and 1995, the Bank had standby letters of credit outstanding of $2,673,000 and $2,791,000, respectively. The fair value of commitments is estimated using the fees currently charged to enter into similar agreements and the present credit worthiness of the counter parties. On this basis, these fees approximate the fair value.

At December 31, 1996 and 1995, the Bank had commitments to extend credit totaling $135,758,000 and $111,187,000 respectively. The Bank does not charge a fee on these loan commitments and, consequently, there is no basis to calculate a fair value.

The estimated fair values of the Company's financial instruments as of December 31, 1996 and 1995 are as follows:

                                             1996                   1995
                                     -----------------      --------------------
                                     Carrying     Fair      Carrying      Fair
(In Thousands)                        Amount     Value       Amount      Value
--------------------------------------------------------------------------------
Financial Assets
  Cash and Short-Term Investments    $ 51,250   $ 51,250     $ 52,572  $ 52,572
  Securities Available for Sale       288,732    288,732      334,156   334,156
  Securities Held to Maturity          61,416     61,244       24,838    25,370
  Trading Account Securities              512        512          417       417
  Loans, Net of Allowance for
    Possible Loan Losses              582,402    583,058      543,810   554,948
--------------------------------------------------------------------------------

Financial Liabilities
  Deposits
    Demand                            148,591    148,591      153,095   153,095
    Savings                           360,697    360,697      369,561   369,561
    Time                              371,986    372,570      331,972   340,775
--------------------------------------------------------------------------------
      Total Deposits                  881,274    881,858      854,628   863,431
--------------------------------------------------------------------------------
Short-Term Borrowings                  46,328     46,328       53,347    53,347
--------------------------------------------------------------------------------

Off-Balance Sheet Financial
 Instruments
  Standby Letters of Credit                 -         33            -        35
--------------------------------------------------------------------------------



NOTE 18 - CONDENSED FINANCIAL STATEMENTS - PARENT COMPANY

The condensed financial statements of United National Bancorp (parent company only) are presented below:

CONDENSED BALANCE SHEETS

                                                               December 31,
                                                            --------------------
(In Thousands)                                              1996        1995
--------------------------------------------------------------------------------
Assets
  Cash and Due from Banks                                   $    24     $    31
  Securities Available for Sale                               4,841       2,709
  Trading Account Securities                                    512         417
  Investment in Subsidiary                                   82,959      78,150
  Other Assets                                                1,308       1,237
--------------------------------------------------------------------------------
    Total Assets                                            $89,644     $82,544
================================================================================

Liabilities and Stockholders' Equity
  Other Liabilities                                         $ 1,555     $ 1,145
  Stockholders' Equity                                       88,089      81,399
--------------------------------------------------------------------------------
    Total Liabilities and Stockholders' Equity              $89,644     $82,544
================================================================================


CONDENSED STATEMENTS OF INCOME

                                               For The Years Ended December 31,
                                              ----------------------------------
(In Thousands)                                  1996         1995         1994
--------------------------------------------------------------------------------
Income
  Dividends from Subsidiary                    $ 4,939       $4,541      $3,732
  Interest and Dividends on Securities             168          196         121
--------------------------------------------------------------------------------
    Total Interest Income                        5,107        4,737       3,853
  Net Gain (Loss) from Securities Transactions     111          558         (20)
--------------------------------------------------------------------------------
    Total Income                                 5,218        5,295       3,833
--------------------------------------------------------------------------------

Expenses
  Other Expenses                                   257          317         225
--------------------------------------------------------------------------------
Income Before Taxes                              4,961        4,978       3,608
Income Tax Provision (Benefit)                      (4)         154         (37)
--------------------------------------------------------------------------------
Income Before Equity in Undistributed Income
  of Subsidiary                                  4,965        4,824       3,645
Equity in Undistributed Income of Subsidiary     6,495        3,550       6,175
--------------------------------------------------------------------------------
Net Income                                     $11,460       $8,374      $9,820
================================================================================



CONDENSED STATEMENTS OF CASH FLOWS

                                                For The Years Ended December 31,
                                                --------------------------------
(In Thousands                                     1996        1995        1994
--------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net Income                                      $11,460      $8,374      $9,820
Adjustments to Reconcile Net Income to Net
  Cash Provided by Operating Activities:
Net (Gain) Loss on Sale of Securities
  Available for Sale                                  -        (351)          2
Trading Account Securities Activity, Net            (95)        (96)        (25)
Increase in Other Assets                            (71)       (172)       (227)
Increase in Other Liabilities                       120         180          74
Restricted Stock                                    134          37          36
Equity in Undistributed Income
  of Subsidiaries                                (6,495)     (3,550)     (6,175)
--------------------------------------------------------------------------------
Net Cash Provided by Operating Activities         5,053       4,422       3,505
--------------------------------------------------------------------------------

INVESTING ACTIVITIES
Proceeds from Sales of Securities Available
  for Sale                                          812       3,712         241
Purchases of Securities Available for Sale       (2,287)     (3,300)     (1,041)
--------------------------------------------------------------------------------
Net Cash (Used In) Provided by
  Investing Activities                           (1,475)        412        (800)
--------------------------------------------------------------------------------

FINANCING ACTIVITIES
Cash Dividends on Common Stock                   (3,878)     (3,312)     (2,631)
Proceeds from Exercise of Stock Options              42         532          16
Purchase of Treasury Stock                            -      (1,705)          -
Sale of Treasury Stock                              251         147           -
Stock Issued from Debenture Conversion                -       1,048           -
Stock Issued from Equity Contracts                    -         221           -
Capital Contributed to Subsidiary                     -      (1,830)          -
--------------------------------------------------------------------------------
Net Cash Used in Financing Activities            (3,585)     (4,899)     (2,615)
--------------------------------------------------------------------------------
Net (Decrease) Increase in Cash                      (7)        (65)         90
Cash and Due from Banks at Beginning of Year         31          96           6
--------------------------------------------------------------------------------
Cash and Due from Banks at End of Year          $    24      $   31      $   96
================================================================================


REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Board of Directors and
  Stockholders of United National Bancorp:

We have audited the accompanying consolidated balance sheet of United National Bancorp and subsidiary as of December 31, 1996 and the related consolidated statements of income, changes in stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The accompanying consolidated financial statements of United National Bancorp and subsidiary as of December 31, 1995 and for the years ended December 31, 1995 and 1994 were audited by other auditors whose report, dated January 12, 1996, on those statements included an explanatory paragraph that described a change in the Company's method of accounting for securities in 1994.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 1996 consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of United National Bancorp and subsidiary as of December 31, 1996, and the results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.


/s/ KPMG Peat Marwick LLP


Short  Hills,  New Jersey
January 14, 1997 except for Note 2b., which is as of February 28, 1997

INFORMATION FOR STOCKHOLDERS
Form 10-K
Stockholders of United National Bancorp are entitled to receive on request a copy of United National Bancorp's Form 10-K Annual Report to the Securities and Exchange Commission for the fiscal year 1996. Stockholder requests for that report should be mailed to the Vice-President and Secretary, Ralph L. Straw, Jr., United National Bancorp, 1130 Route 22 East, P.O. Box 6000, Bridgewater, NJ, 08807-0010.

ANNUAL MEETING
The annual meeting of Bancorp's stockholders is scheduled for April 15, 1997 at 10:00AM (prevailing local time) in the corporate headquarters building at 1130 Route 22 East, Bridgewater, NJ. Proxy materials are enclosed.

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

Market quotations for Bancorp's capital stock during the past two years as reported on NASDAQ are as follows:

Year     Quarter            High*           Low*     Cash Dividends  Declared*
--------------------------------------------------------------------------------
1995      First            $30.04           $28.48              $.24
         Second             29.37            27.81               .24
          Third             34.49            28.25               .24
         Fourth             33.38            30.66               .25

1996      First             32.08            30.19               .25
         Second             31.60            28.54               .25
          Third             35.44            29.48               .26
         Fourth             37.00            32.43               .27

*Adjusted for subsequent stock dividends.



BANK FAMILY

                    December 31,
                   --------------
                   1996      1995
---------------------------------
Stockholders       1,294     1,457
Directors             15        12
Total Staff          470       488
Officers             122       128
Employees            348       360