Form 10-K405, Exhibit 13
period 1996-12-31
UNITED NATIONAL BANCORP
filed 1997-03-28
CIK 831959

TO THE BOARD OF DIRECTORS AND STOCKHOLDERS OF UNITED NATIONAL BANCORP:

We have audited the accompanying consolidated balance sheets of United National Bancorp ( a New Jersey corporation) and subsidiary as of December 31, 1995 and the consolidated statements of income, changes in stockholders' equity and cash flows for each of the two years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of United National Bancorp and subsidiary as of December 31, 1995 and the results of their operations and their cash flows for each of the two years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

As discussed in Notes 1, 4 and 5 to the consolidated financial statements, during 1994, the Bank changed its method of accounting for securities.


                                                         /s/ Arthur Andersen LLP

Roseland, New Jersey
January 12, 1996