Form 10-K405, Exhibit 13
period 1997-12-31
UNITED NATIONAL BANCORP
filed 1998-03-31
CIK 831959

Management's Discussion and Analysis of Consolidated
Financial Condition and Results of Operations


This section is presented to assist in understanding the operating results of United National Bancorp (the "Parent Company") and its wholly-owned subsidiaries, United National Bank (the "Bank"), and UNB Capital Trust I (the "Trust") or when consolidated with the Parent Company, the ("Company"), for each of the past three years and financial condition for each of the past two years. This section should be read in conjunction with the consolidated financial statements, the accompanying notes and selected financial data provided within this report.

On February 28, 1997, the Company, through the Bank, acquired all of the outstanding shares of Farrington Bank ("Farrington"). The acquisition was accounted for on the pooling-of-interests accounting method and therefore, the financial statements for periods prior to the merger have been restated to include the accounts and results of operations of Farrington.


Forward-Looking Statements

This  report  contains  forward-looking  statements  within  the  meaning of The
Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about our confidence and strategies and our expectations about new and existing programs and products, relationships, opportunities, technology and market conditions. These statements may be identified by an "asterisk" ("*") or such forward-looking terminology as "expect", "believe", "anticipate", or by expressions of confidence such as "continuing" or "strong" or similar statements or variations of such terms. Such forward-looking statements involve certain risks and uncertainties. These include, but are not limited to, expected cost savings not being realized or not being realized within the expected time frame; income or revenues being lower than expected or operating costs higher; competitive pressures in the banking or financial services industries increasing significantly; business disruption related to program implementation or methodologies; weakening of general economic conditions nationally or in New Jersey; changes in legal and regulatory barriers and structures; and unanticipated occurrences delaying planned programs or initiatives or increasing their costs or decreasing their benefits. Actual results may differ materially from such forward-looking statements. The Company assumes no obligation for updating any such forward-looking statements.

OVERVIEW

The Company reported net income in 1997 of $13,880,000, an increase of 13.0% from the $12,280,000 earned in 1996. Diluted net income per share was $1.48 compared to $1.33 reported in 1996. Basic net income per share in 1997 was $1.50 as compared to the $1.33 reported in 1996.

The Company's operating income for 1997, defined as net income excluding the effects of one-time charges, net of taxes, was $15,278,000, a 21.4% increase over the $12,587,000 for the year ended December 31, 1996. During 1997, one-time charges totaling $1,398,000 or $0.15 per diluted share, net of taxes, were recorded relating to the acquisition of Farrington and the sale of the Company's former operations center, while 1996 included a one-time special Savings Association Insurance Fund ("SAIF") assessment of $307,000 or $0.03 per diluted share, net of taxes. Operating income per diluted share, adjusted for the 6% stock dividend paid on November 1, 1997 and the 2-for-1 stock split effective July 1, 1997, was $1.63, a 19.9% increase over the $1.36 reported for the year ended December 31, 1996.

The Company reported net income, after one-time charges, for 1996 of $12,280,000, up 29.2% from the $9,506,000 earned in 1995. Diluted per share results for 1996 increased 29.1% to $1.33 from $1.03 reported in 1995. Operating income for 1995 was $11,595,000 or $1.26 per diluted share compared to $12,587,000 or $1.36 per diluted share in 1996. Operating income for 1995 was defined as net income excluding the one-time charges of $2,089,000, or $0.23 per share, net of taxes related to the acquisition of New Era Bank ("New Era") and the investment in a joint venture, United Financial Services, Inc. ("United Financial"), a newly formed third party service provider.

Key performance ratios based on operating income increased in 1997. Based on operating income, return on average assets ("ROA") and return on average equity ("ROE") were 1.28% and 14.84%, respectively, in 1997, compared to 1.17% and 13.55%, respectively, in 1996. ROA and ROE in 1995 were 1.12% and 14.05%, respectively. ROA and ROE, based on operating income, have averaged 1.14% and 13.84%, respectively, over the past five years.

Based on net income, ROA was 1.16% in 1997 as compared to 1.15% in 1996 and 0.92% in 1995, while ROE was 13.49% in 1997, 13.21% in 1996 and 11.52% in 1995.
In addition, the efficiency ratio improved to 59.93% for 1997 from 61.93% in 1996 and 65.52% in 1995.

The Company's favorable net income results for 1997 were the result of an improvement in net interest income and non-interest income. These increases were offset in part by an increase in non-interest expense, an increase in the provision for loan losses and a slight increase in the provision for income taxes.

The Company's favorable net income results for 1996 were the result of continued improvement in net interest income and non-interest income, as well as a decrease in non-interest expense. These increases were offset in part by a $2,178,000 increase in the provision for loan losses and an increase in the provision for income taxes.

Loan demand throughout 1997 was lower than 1996, consequently loan balances at December 31, 1997 were $7,323,000 lower than the prior year-end. Total loans averaged $612,944,000 during 1997, an increase of $23,027,000 or 3.9% compared with the prior year. Interest rates, as measured by the prime rate, increased in March 1997 to 8.50% and remained stable throughout the remainder of the year. Consolidated assets at year-end 1997 totaled $1,309,836,000, which represented an increase of 18.7% over 1996.

Securities available for sale increased to $541,245,000 and represented 41.3% of the total assets at December 31, 1997 as compared to $305,668,000 or 27.7% at year-end 1996. Conversely, securities held to maturity decreased $22,268,000 and accounted for 3.5% of total assets at December 31, 1997, versus 6.1% last year. Loans, net of unearned income, declined $7,323,000 and represented 46.9% of total assets at year-end 1997 as compared to 56.3% in 1996. Total deposits increased by 5.5% to $987,849,000 at December 31, 1997. Included in the $51,129,000 increase were the two branches acquired in December 1997 from another bank with approximately $20,540,000 of deposits. Of the deposits acquired, $8,548,000 was demand, $5,096,000 was savings and $6,896,000 was time deposits, including accrued interest. As in prior years, consumers continued moving monies into higher yielding fixed rate certificates of deposit. Time deposits grew by $53,074,000 or 13.7% to $441,484,000 at December 31, 1997 compared to $388,410,000 at year-end 1996.
Demand deposits increased to $166,260,000 at year-end 1997, a 4.6% increase over the prior year-end. In contrast, savings deposits decreased by $9,187,000 or 2.4% from 1996 to $380,105,000 at year-end 1997. On average, time deposits were up $62,543,000 or 17.4% from 1996. Demand deposits and non-interest bearing savings deposits averaged $166,667,000 in 1997, up 0.7% from the 1996 average of $165,515,000, while average savings deposits were down $22,564,000 or 5.9% from 1996's average balance of $382,954,000.

EARNINGS ANALYSIS

Operating Revenue

The Company's earnings have two major components. Net interest income generates one source of revenue with the remaining balance comprised of non-interest income, including net gains from securities transactions. Operating revenue, excluding securities gains, increased $5,467,000 or 8.5% in 1997 as compared to 1996 and increased $3,019,000 or 5.0% in 1996 as compared to 1995.

Net Interest Income

Net interest income, the amount by which interest earned on assets exceeds interest paid to depositors and other creditors, is the Company's principal source of revenue. For purposes of this review, interest exempt from Federal taxation has been restated to a taxable-equivalent basis, which places tax-exempt income and yields on a comparable basis with taxable income to facilitate analysis. The Federal income tax rate used for 1997, 1996 and 1995 was 34%. In calculating loan yields, the applicable loan fees have been included in interest income and non-performing loans are included in the average loan balances.

Net interest income increased $2,822,000 or 5.6% to a level of $53,471,000 in 1997 following a $2,002,000 or 4.1% increase in the prior year. The primary reasons for the increase were the result of an increase in net interest earning assets, offset in part by a decrease in the net interest margin. The higher yielding loan portfolio decreased to 55.7% of average earning assets in 1997 from 60.2% in 1996, while average securities increased to 42.9% of average earning assets in 1997, up from 38.9% in 1996. In the second quarter of 1997, after raising additional Tier I Capital through the issuance of trust capital securities, the Company developed and partially implemented a strategy to increase earning assets, effectively leveraging its new capital and improving net interest income, by the purchase of $100 million of additional investment securities funded through advances and repurchase agreements (the "Growth Strategy"). During August 1997, the Company completed an additional $50 million of the Growth Strategy. For additional discussion on the Growth Strategy see "Financial Condition - Securities." The Company's net interest margin may decline moderately in 1998, largely due to the full year impact of the Growth Strategy and the effect of an investment in corporate owned life insurance, which reduces investable funds while increasing non-interest income.*

For 1997, average interest earning assets increased $120,421,000 or 12.3% over 1996 while average rates declined 4 basis points, creating an increase in total interest income of $9,392,000 or 11.6% from 1996. In 1996, average interest earning assets increased $30,951,000 or 3.3% over the prior year, offset by slightly lower rates on earning assets, which decreased 6 basis points. Accordingly, interest income increased $2,028,000 or 2.6% from 1995.

The Company continued to monitor the rates paid on all categories of interest bearing liabilities to reflect existing market conditions. Average interest-bearing deposits increased by $39,979,000 or 5.4%, and the cost of deposits increased to 3.79% in 1997 from 3.58% in 1996. This growth in average deposits was the result of the Bank's new branches opened during the year, in addition to deposit growth at the existing branches. The increase in the cost of funds was the result of the shift from lower rate savings and money market accounts into higher cost certificates of deposit. The Company utilized other borrowings as an additional funding source and to fund the Growth Strategy. The average balance of other borrowings, including the obligation under capital lease, was $113,484,000 in 1997 with an average cost of 6.20%, as compared to the average balance of $60,037,000 in 1996 with an average cost of 5.97%. The effect of the above changes in 1997 created a 38 basis point and 31 basis point decline in the Company's net interest spread and net interest margin, respectively.

In 1996, average interest-bearing deposits decreased by $8,434,000 or 1.1%, while the cost of deposits declined to 3.58% in 1996 from 3.71% in 1995. This was primarily the result of the Company's decision to reduce rates on above market rate deposit products acquired from the Resolution Trust Corporation ("RTC") and New Era in 1995. The Company utilized other borrowings as an additional funding source in 1996. The average balance of other borrowings, including the obligation under capital lease, was $60,037,000 in 1996 with an average cost of 5.97%, as compared to the average balance in 1995 of $36,133,000 at a cost of 6.22%. The effect of the above changes in 1996 created 1 basis point and 4 basis point increases in the Company's net interest spread and net interest margin, respectively.

The net interest margin, which represents net interest income as a percentage of average interest earning assets, is a key indicator of net interest income performance. The net interest margin decreased during 1997 to 4.86% from 5.17% in 1996. The decline in the net interest margin in 1997 resulted to a large degree from the Growth Strategies implemented during 1997. Although the Growth Strategies resulted in a decline in the net interest margin and spread, the overall result was a positive impact on the Company's net income and return on average equity. The net interest margin increased during 1996 to 5.17% from 5.13% in 1995. The improvement in the net interest margin in 1996 resulted from a decline in the cost of savings deposits, time deposits and other borrowings, offset in part by a slight decrease in the yield on interest earning assets.

Non-Interest Income

Non-interest income, which has become an increasingly important source of revenue for the Company, consists primarily of trust income, service charges on deposit accounts, other service charges, commissions and fees, and securities gains. In 1997, total non-interest income amounted to $19,388,000, an increase of $3,842,000 or 24.7% from 1996, as compared with a 6.1% increase in 1996 from 1995. Included in these figures were net gains from securities transactions of $1,820,000 in 1997 as compared to $798,000 in 1996 and $1,142,000 in 1995.
Non-interest income in 1997, not including securities gains, was up $2,820,000 or 19.1% over 1996, compared to an increase of $1,237,000 or 9.2% in 1996 from 1995.

Trust income continues to be a major contributor to fee income, representing 25.7% of the total. Trust income rose $640,000 or 14.8% to $4,976,000 in 1997 compared to a $114,000 or 2.7% increase from 1995 to 1996. This increase was due to growth in the level of assets under management, assisted through the expansion of new client relationships, as well as the addition of new investment products. The Trust Division offers a full range of fiduciary services, ranging from mutual funds to personal trust, investment advisory and employee benefits. Trust services are expected to continue to play an important role in the Company's future.*

Service charges on deposit accounts increased $52,000 or 1.3% to $4,045,000 in 1997 as compared to a $439,000 or 12.4% increase from 1995 to 1996. The increase in 1997 resulted from higher volume of accounts during the year. In 1996, the increase resulted from a change in fee structures during the year.

Other service charges, commissions and fees increased $1,592,000 or 34.9% to $6,154,000 in 1997 due primarily to increased application fees collected through the credit card solicitation program, increases in credit card annual and transaction fees, and an increase in automated teller machine ("ATM") transaction fees. During 1996, other service charges, commissions and fees increased $693,000 or 17.9% from 1995 to $4,562,000 due to increased credit card application fees.

Other income increased $536,000 or 28.9% from 1996 to $2,393,000 in 1997 due to increased gains from sales of the guaranteed portions of Small Business Administration ("SBA") loans and income on an investment in corporate owned life insurance. Other income decreased $9,000 or 0.5% from 1995 to $1,857,000 in 1996 due primarily to reduced gains on sales of other assets, offset in part by increased gains from sales of the guaranteed portions of SBA loans. Other income in 1995 included a $247,000 gain on the sale of the Bank's Bridgewater branch facility.

Net gains on securities transactions of $1,820,000 were recorded in 1997 compared with $798,000 in 1996 and $1,142,000 in 1995. The gains in 1997 and prior years were the outcome of restructuring the investment portfolio to alter maturities, due to the changing interest rate environment, to maximize the return on the investment portfolio.

Non-Interest Expense

Non-interest expense in 1997 totaled $47,420,000, an increase of $4,318,000 or 10.0% over to 1996. This compared to a $4,327,000 or 9.1% decrease in 1996 over 1995. Included in 1997 were one-time charges of $2,208,000 incurred in connection with both the Farrington merger and the sale of the Bank's former operations center. During the third quarter of 1996, the Company recorded a pre-tax charge of $512,000 for the one-time special SAIF assessment. Included in 1995 were one-time charges of $3,240,000 incurred in connection with both the New Era merger and the joint venture investment in United Financial. Excluding the one-time charges, non-interest expense in 1997 increased $2,622,000 or 6.2% from 1996 and non-interest expense in 1996 decreased $1,599,000 or 3.6% from 1995. Management continues to seek opportunities to control non-interest expense levels.

The largest component of non-interest expense is salaries and employee benefits, which accounted for 41.1% of total non-interest expense in 1997 compared to 47.4% and 46.5% in 1996 and 1995, respectively. Management continues to monitor staffing levels, employee benefits and operational consolidations. Compared to the previous year, the 1997 expense of $19,467,000 represents a 4.8% decrease versus a 7.2% decrease between 1996 and 1995. Specifically, salaries and wages declined $551,000 while employee benefits declined $427,000. Medical health care costs, continuing the trend from the last several years, declined $323,000 from 1996 and had declined $207,000 in 1996 from 1995. This expense is based on the level of medical claims and there can be no assurance that these costs will not increase in the future. The Company's goal to control this expense continues to remain a high priority. Full-time equivalent employees were 471 at December 31, 1997 compared with 467 and 487 at December 31, 1996 and 1995, respectively.

Net occupancy and equipment expense increased $92,000 or 1.5% in 1997 to $6,224,000 as compared to a decrease of $522,000 or 7.8% in 1996 from 1995. The increase in 1997 resulted from the opening of several new branches offset in part by lower building maintenance costs during the year. The decrease in 1996 resulted from savings on computer equipment rental and maintenance achieved by outsourcing data processing in late 1995, offset in part by the full year's occupancy costs relating to the new headquarters facility.

Data processing expense for 1997 increased $988,000 or 23.6% to $5,177,000 from $4,189,000 in 1996 as a result of higher processing volumes. The 1996 increase of $2,295,000 over 1995 was the result of outsourcing the Company's data processing function in the fourth quarter of 1995. Distributions on trust capital securities of $1,557,000 resulted from the placement of such securities in March 1997. Amortization of intangible assets was $1,761,000 in 1996 compared to $1,788,000 and $1,663,000 in 1996 and 1995, respectively.

Net cost to operate other real estate, which results from costs of holding other real estate in addition to valuation adjustments, amounted to $256,000 in 1997, a decrease of $48,000 from 1996. These costs decreased in 1996 to $304,000 compared to $412,000 in 1995. The decrease in 1997 was due to lower carrying costs and write-downs associated with the reduced inventory of other real estate holdings. For additional discussion on other real estate, see "Asset Quality".

One-time charges in 1997 amounted to $2,208,000, of which $1,665,000 resulted from the acquisition of Farrington in the first quarter. This amount consisted primarily of payouts on existing employment contracts, a penalty on termination of Farrington's data processing service, the write-off of unusable fixed assets and supplies, professional services directly attributable to the acquisition, and severance costs. Additionally, a non-recurring loss of $543,000 resulting from the sale of the Bank's operations center was recorded in the second quarter.

Included in one-time charges in 1996 was the one-time special SAIF assessment of $512,000, pre-tax. In 1995, of the $3,240,000 of one-time charges, $1,670,000 related to the New Era acquisition, while the balance was a one-time restructuring charge of $1,570,000 relating to United Financial, which consisted primarily of lease termination penalties on data processing equipment, severance costs, professional services directly attributable to the joint venture, and the write-off of unusable equipment and supplies.

Other expenses, excluding the one-time charges, amounted to $10,770,000 in 1997, an increase of $1,038,000 or 10.7% compared to the prior year while 1996's expense was $1,799,000 or 15.6% lower than that of 1995. The increase in 1997 was primarily as a result of additional marketing, postage and telephone expenses incurred for credit card marketing, along with increases in local marketing expenses, legal and professional fees. The decrease in 1996 was primarily due to continued expense reductions achieved through the consolidation of operations resulting from the acquisition of New Era, the reduction of expenses related to outsourcing the Company's data processing function, and lower FDIC premiums which went into effect in the third quarter of 1995. Included in other expense in 1995 was a loss of $220,000 from the sale of the Bank's Knowlton branch facility and expenses relating to the acquisition of branches from the RTC.

Management has initiated a program to assess the Company's computer systems, applications and third-party vendors for year 2000 compliance. Management has formed a Year 2000 Committee with members from all significant areas of the Bank, which has conducted a comprehensive review of its operations to identify systems and vendors that could be affected by the year 2000 issue. The committee is developing an implementation plan to rectify any issues related to processing of transactions in the year 2000 and beyond. The Company expects that all year 2000 compliance testing will be completed by December 31, 1998. It is anticipated that the cost of year 2000 compliance will not be material to the Company.*

Income Taxes

The provision for income taxes increased $20,000 in 1997 to $6,365,000 compared to an increase in 1996 of $2,050,000. The slight increase in income taxes resulted from the higher levels of taxable income in 1997. The Company implemented certain tax planning strategies during the first quarter of 1997, which had the effect of reducing overall income tax expense by approximately $700,000 for the year. The Company expects similar savings in future years, but cannot provide assurance that the savings can be material.* The increase in 1996 resulted from the higher levels of taxable income in 1996. For further information regarding the provision for income taxes, see Note 14 to the Consolidated Financial Statements.


CAPITAL

The Company is committed to maintaining a strong capital position. Capital adequacy is monitored in relation to the size, composition and quality of its asset base and with consideration given to regulatory guidelines and requirements, as well as industry standards.

At December 31, 1997, total stockholders' equity was $110,950,000, an increase of $13,998,000 or 14.4% from year-end 1996. The increase was due primarily to net income of $13,880,000, offset in part by cash dividends declared of $5,335,000. Capital was also increased as a result of the change in net unrealized gain adjustment on securities available for sale, net of tax, of $4,803,000. Other additions resulted from restricted stock activity and stock options exercised. As detailed in the notes to the consolidated financial statements, the Company and the Bank currently exceed all minimum capital requirements.


FINANCIAL CONDITION

Total average assets increased  $123,439,000 or 11.5% to $1,194,988,000 in 1997, while total assets reached $1,309,836,000 at year-end, an increase of 18.7% from the December 31, 1996 balance. Average interest earning assets, which represents 92.0% of total average assets, increased $120,421,000 or 12.3% from 1996 to $1,099,599,000 in 1997. Specifically, average loans increased $23,027,000 or 3.9% in 1997 to $612,944,000, while average total securities increased $91,409,000 or 24.0% from 1996 and short-term investments increased $5,985,000 or 68.1%.



Securities

Total securities, which include securities held to maturity, securities available for sale and trading account securities, averaged $471,885,000 in 1997, an increase of $91,409,000 or 24.0% from 1996. For purposes of this review, unrealized gains and losses have been excluded. The portfolio represented 42.9% of average earning assets for 1997 and 38.9% for 1996. The yield on the total portfolio (on a tax-equivalent basis) remained relatively stable, increasing 4 basis points to 6.92%. The increase in average balances in the security portfolio was primarily the result of the $150 million of Growth Strategy implemented during the year. The Growth Strategy utilized purchases of U.S. government agency bonds and mortgage-backed securities, including collateralized mortgage obligations ("CMO's"), funded through advances and repurchase agreements with various maturities ranging from 90 days to 5 years. The average lives of the investments purchased in the Growth Strategy were in the three to five year range.

U.S. Treasury and government agency securities declined $6,920,000 to average $120,522,000 in 1997. The yield on this portfolio decreased 5 basis points to 6.81% from the reported yield of 6.86% in 1996. The prevailing market rates of new investments were lower than those of maturing securities.

Tax-exempt securities, consisting primarily of obligations of states and political subdivisions, averaged $59,813,000 in 1997, an increase of $6,583,000 from 1996. As a part of its tax planning strategy, the Company continues to invest in these securities. At year-end, tax-exempt securities were $67,344,000, up $9,936,000 from December 31, 1996. The average tax-equivalent yield on these securities increased 4 basis points to 7.60% in 1997 from 7.56% in 1996.

Mortgage-backed securities averaged $244,449,000 in 1997, an increase of $72,276,000 from 1996. These securities have an average repricing term of approximately 4.0 years and provide liquidity through periodic principal and interest repayment. The yield on mortgage-backed securities averaged 6.81% compared to 6.87% in 1996.

Corporate debt securities averaged $12,611,000 during 1997. At December 31, 1997 the investment in corporate debt securities was $13,496,000, and represented the Company's purchase of trust capital securities of other banks. The average yield on trust capital securities was 9.45% in 1997. Securities issued by a foreign government averaged $115,000 in 1997 compared to $92,000 in the prior year. The year-end balance was $125,000 as compared to $100,000 a year earlier.

Equity securities, which consist primarily of money market mutual funds, are utilized as a source of managing liquidity. Money market mutual funds averaged $27,332,000 in 1997 compared to $22,823,000 in 1996. The remaining equity securities averaged $7,043,000, up from the average in 1996 of $4,716,000. Of the $2,327,000 increase in the average, $2,155,000 resulted from additional purchases of Federal Reserve Bank stock and Federal Home Loan Bank stock during 1997. The balance of the increase was the result of equity investments made by the Parent Company. The yield on equity securities increased 22 basis points to 5.96% from 5.74% in 1996.

Short-term investments, which included Federal funds sold and Federal Home Loan Bank deposits averaged $14,770,000 in 1997 compared to $8,785,000 in 1996, an increase of 68.1%. For 1997, the yield on short-term investments averaged 5.55%, up from 5.30% in 1996.


Loans

Total loans averaged $612,944,000 during 1997, an increase of $23,027,000 or 3.9% compared with the prior year. At year-end, total loans, net of unearned income, amounted to $613,712,000, down $7,323,000 or 1.2% compared to 1996.
While loan demand over the past several years has shown improvement as business and consumer confidence in the economy increased and real estate market values began to stabilize, the competition for loans has also increased. In addition, with a lower interest rate environment, loan payoffs and refinancings have increased. The Company's largest loan category is real estate mortgage loans, which totaled $306,429,000 at December 31, 1997 and represented 49.9% of total loans. Real estate mortgage loans included residential and commercial mortgages, construction loans and first time home buyer mortgages. Installment loans amounted to $137,747,000, representing 22.4% of loans, and were the Company's second largest loan category. Major loan types within this category are indirect automobile loans of $94,069,000, direct personal loans of $20,847,000 and home equity loans of $19,995,000. Secured and unsecured credit cards were $33,140,000 at December 31, 1997 as compared to $32,261,000 at the end of 1996.

The Company's commercial loan portfolio amounted to $136,334,000 at December 31, 1997, down 10.0% from the prior year-end. Average commercial loans decreased 6.3% to $145,041,000 from $154,816,000 in 1996 and represented 23.7% of the total average loan portfolio as compared to 26.2% in 1996. The tax-equivalent yield on the commercial loan portfolio was 9.50% in 1997, up from 9.32% in 1996. The yield on this portfolio increased as a result of higher rates on loan originations and repricings.

Real estate mortgage loans averaged $267,462,000, an increase of 28.5% from 1996 and represented 43.6% of the total average loan portfolio. This increase was the result of additional marketing of adjustable rate mortgage loan products in a favorable mortgage rate environment and the Bank's first-time homebuyer program called "Community Action" and an increase in the commercial mortgage portfolio. The tax-equivalent yield on the total mortgage portfolio decreased 7 basis points to 8.39% from 8.46% last year as a result of the effect of a lower interest rate environment on new loan originations and on the adjustable rate portion of the portfolio. This portfolio consists of residential and commercial mortgages, as well as construction loans, and carries fixed and adjustable interest rates.

The Company has a nationwide secured credit card program, along with unsecured and affinity card programs throughout New Jersey. Credit card loans averaged $32,600,000 in 1997, an increase of $2,115,000 or 6.9% from 1996. At year-end
1997, the credit card balances were $33,140,000, as compared to $32,261,000 at year-end 1996. The increase during 1997 was the result of the continued nationwide direct mail advertising campaign for secured credit cards, and the local municipal affinity programs for unsecured credit cards. The average yield in 1997 on credit cards was 19.38%, down 24 basis points from 19.62% in 1996.

Installment loans, on average, decreased to $161,536,000 from $190,833,000 in 1996 and represented 26.4% of the total average loan portfolio. The growth in indirect automobile loans has slowed from the levels seen in 1996. As a result, the average installment loan portfolio decreased by 15.4% in 1997 from 1996. At year-end 1997, installment loans amounted to $137,747,000, down $49,082,000 or 26.3% from the same period in 1996. Increased competition in a lower rate environment has lowered the yields on new indirect loans, therefore the Company has redirected its lending efforts to higher yielding direct loan products. The average yield on the total installment loan portfolio was 8.48% in 1997 compared with 8.38% in 1996.

Impaired loans averaged $6,305,000, up $641,000 or 11.3% from the prior year average. For additional discussion on impaired loans, see "Asset Quality - Non-Performing Assets."

It is expected that a trend of increased refinancing of residential and commercial mortgage loans will continue if the economy continues to maintain its current course. The Company will continue to compete for what it believes are quality loans in those sectors of the business community where such loans are most prevalent.

Other Assets

At December 31, 1997, other assets totaled $37,979,000, an increase of $20,584,000 from the prior year-end. This increase is primarily attributable to an investment in corporate owned life insurance.

Deposits and Other Borrowings

The Company's deposit base is the primary source of funds supporting its interest earning assets. Total average deposits increased to $948,296,000 in 1997, up $41,131,000 or 4.5% from $907,165,000 in 1996. At year-end, total deposits amounted to $987,849,000, up 5.5% from the $936,720,000 reported last year. The $51,129,000 increase over the prior year-end includes $20,540,000 of deposits in two branches acquired from another bank in early December.

For 1997, time deposits comprised 44.4% of total average deposits as compared to 39.5% in 1996. These deposits, which consist primarily of retail certificates of deposit and individual retirement accounts, rose $62,543,000 or 17.4% to average $421,239,000 during 1997. At December 31, 1997, time deposits increased by $53,074,000 or 13.7% over year-end 1996. The cost of time deposits increased 3 basis points to 5.39% in 1997. During 1997, certificates of deposit $100,000 and over averaged $93,283,000, an increase of 59.6% over last year.

Savings deposits, which include savings accounts, money market accounts and interest bearing transaction accounts, averaged $360,390,000, a decrease of $22,564,000 or 5.9% from 1996. As interest rates on savings deposits remained at lower levels, consumers continued to shift from savings type products to higher paying investment alternatives, including certificates of deposit. The cost of savings deposits increased 2 basis points to 1.93% in 1997.

Demand deposits averaged $166,667,000, up 0.7% from the 1996 average of $165,515,000. Demand deposits at year-end were $166,260,000, up 4.6% from the prior year. Non-interest bearing secured credit card balances averaged $10,915,000 in 1997, down 6.3% from the 1996 average of $11,644,000.
Non-interest bearing secured credit card deposits at year-end 1997 amounted to $11,520,000, as compared to $10,539,000 at December 31, 1996.

Short-term borrowings are available as an additional source of funding for the loan and investment portfolios, as well as, funding deposit outflows. Short-term borrowings consist primarily of Federal funds purchased, securities sold under agreements to repurchase ("repurchase agreements"), demand notes-U.S. Treasury and Federal Home Loan Bank advances. During the year, short-term borrowings rose $14,827,000 or 29.4% to average $65,177,000. The cost of short-term borrowings increased 36 basis points from 5.27% in 1996 to 5.63% in 1997 due to the longer average maturities of the repurchase agreements during 1997 as compared to 1996. The Company utilized mostly overnight repurchase agreements in 1996 as compared to 90-day repurchase agreements in 1997, which had the effect of increasing the cost of short-term borrowings, but would offer more protection in a rising interest rate environment.*

Other borrowings average for 1997 increased $38,607,000 as a result of borrowings used to fund the Growth Strategy. The borrowings had an average yield of 6.31% with a five-year final maturity and are callable in three years at the issuer's option.

The Bank is a member of the Federal Home Loan Bank of New York (the "FHLB"). As a result, the Company has access to financing from the FHLB with terms ranging from overnight up to 10 years. The FHLB advances are secured by securities and loans receivable under a blanket collateral agreement ("Blanket Advances"). At December 31, 1997 and 1996, there were no borrowings outstanding from the FHLB on the $50 million Blanket Advance line. The Company also has access to financing from the FHLB through advances collateralized by specific securities ("Specific Advances"). At December 31, 1997, the Company had Specific Advances outstanding from the FHLB of $117,000,000 with maturities ranging from 90 days to 5 years.



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

Non-Performing Assets

The Company defines non-performing assets as non-accrual loans, impaired loans, loans past due 90 days or more and still accruing renegotiated loans, other real estate owned and other assets owned.

At December 31, 1997, total non-performing assets totaled $10,267,000 or 0.8% of total assets, down $2,892,000 from the $13,159,000 or 1.2% of total assets at December 31, 1996. Total non-performing assets were down $1,141,000 or 10.0% from the $11,408,000 balance at September 30, 1997.

Non-performing loans at December 31, 1997 were $8,630,000 or 1.4% of total loans, as compared to $11,259,000 or 1.8% of total loans at December 31, 1996. The $2,629,000 decrease from 1996 resulted from loans secured by real estate, which decreased by $1,522,000, a decline of $471,000 in commercial and industrial  loans  and a  decline  of  $636,000  in  loans  to  individuals  for household, family and other personal expenditures. A majority of the non-performing loans are well secured and management does not anticipate the realization of significant losses.*

At December 31, 1997, the Company's holdings in other real estate owned amounted to $1,463,000 as compared to $1,722,000 at December 31, 1996. Foreclosures have occurred during the past five years and will continue to result in assets migrating from non-performing loans to other real estate owned. It is the Company's intent to actively negotiate and dispose of these properties at fair market values, which are considered reasonable under the circumstances. In 1997, the Company incurred $256,000 of costs relating to these properties as compared to $304,000 in 1996. Other assets owned amounted to $174,000 at year-end, a decrease of $4,000 from 1996.

Allowance for Possible Loan Losses

The Company's year-end 1997 allowance for possible loan losses totaled $7,633,000 and represented 1.24% of total loans. This compared with a loan loss allowance at year-end 1996 of $8,158,000 and a ratio to total loans of 1.31%. Loan loss provisions amounted to $3,600,000 in 1997, up from the $3,049,000 in 1996 and $871,000 in 1995.

The determination of an appropriate level of the allowance for possible loan losses (the "Allowance") is based upon an analysis of the risks inherent in the Bank's loan portfolio. The analysis is performed on a continuous basis by account officers, various loan committees, and the Bank's Loan Review Officer.

One tool used in establishing these risks is a risk rating system, consisting of eight loan grading categories. In assigning a rating to a given loan, various factors are weighted, including (a) the financial condition and past credit history of the borrower; (b) available collateral, and its valuation; (c) available documentation of the loan; and (d) concentrations within industries and geographic locales.

In conjunction with the review of the loan portfolio, a quarterly analysis of the adequacy of the Allowance is performed. This analysis consists primarily of evaluating the inherent risk of loss on all loans and applying risk to loss ratios derived from this review.

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

Net charge-offs in 1997 were $4,125,000 or 0.67% of average loans outstanding compared with $3,188,000 or 0.54% in 1996. Net charge-offs in the credit card portfolio were $1,695,000 in 1997, compared to $1,083,000 in 1996. Net charge-offs in installment lending increased to $2,263,000 in 1997, compared with $2,070,000 in 1996. The net charge-offs in installment lending is primarily the result of the indirect portfolio, which sustained strong growth during the mid-1990's. Management recognizes the risks inherent in the indirect automobile loans, and the Company has made a concerted effort to redirect its lending efforts to higher yielding direct loan products. Real estate loan net charge-offs increased to $172,000 in 1997 from $130,000 in 1996 while commercial loans net recoveries decreased from $95,000 in 1996 to $5,000 in 1997. The charged-off loans are in various stages of collection and litigation.


MARKET RISK - ASSET/LIABILITY MANAGEMENT

The  primary  market  risk faced by the  Company  is  interest  rate  risk.  The
Company's Asset/Liability Committee ("ALCO") monitors the changes in the movement of funds and rate and volume trends to enable appropriate management response to changing market and rate conditions.

Interest Rate Sensitivity

Interest rate sensitivity is a measure of the relationship between earning assets and supporting funds, which tend to be sensitive to changes in interest rates during comparable time periods.

ALCO is charged with managing the Company's rate sensitivity to attempt to optimize net interest income while maintaining an asset/liability mix which balances liquidity needs and interest rate risk. Interest rate risk arises when an asset matures, or its interest rate changes, during a time period different from that of the supporting liability and vice versa.

Historically, the most common method of estimating interest rate risk was to measure the maturity and repricing relationships between interest-earning assets and interest-bearing liabilities at specific points in time ("GAP"), typically one year. Under this method, an asset-sensitive gap means an excess of interest-sensitive assets over interest-sensitive liabilities, whereas a liability-sensitive gap means an excess of interest-sensitive liabilities over interest-sensitive assets.

The Company's GAP model includes certain management assumptions based upon past experience and the expected behavior of customers during various interest rate scenarios. The assumptions include principal prepayments for various loan and security products and classifying the non-maturity deposit balances by degree of interest rate sensitivity. As of December 31, 1997, utilizing the above assumptions results in a cumulative interest rate sensitive assets to interest rate sensitive liabilities of 1.03% and 0.93% for the three-month and twelve-month intervals, respectively.

However, assets and liabilities with similar repricing characteristics may not reprice at the same time or to the same degree. As a result, the Company's GAP does not necessarily predict the impact of changes in general levels of interest rates on net interest income.

Management believes that the simulation of net interest income in different interest rate environments provides a more meaningful measure of interest rate risk. Income simulation analysis captures not only the potential of all assets and liabilities to mature or reprice, but the probability that such would occur. Income simulation also permits management to assess the probable effects on the balance sheet not only of changes in interest rates, but also of proposed strategies for responding to them.

The Company's income simulation model analyzes interest rate sensitivity by projecting net interest income over the next 24 months in a flat rate scenario versus net interest income in alternative interest rate scenarios. Management reviews and refines its interest rate risk management process in response to the changing economic climate. Currently, the Company's model projects a 200 basis point change in rates during the first year, in even monthly increments, with rates held constant in the second year. The Company's ALCO has established that interest income sensitivity will be considered acceptable if net interest income in the above interest rate scenario is within 10% of net interest income in the flat rate scenario in the first year and within 20% over the two-year time frame. At December 31, 1997, the Company's income simulation model indicates an acceptable level of interest rate risk.

Management also monitors interest rate risk by utilizing a market value of equity model. The model computes estimated changes in net portfolio value ("NPV") of its cash flows from the Company's assets and liabilities in the event of a change in market interest rates. NPV represents the market value of portfolio equity and is equal to the market value of assets minus the market value of liabilities. This analysis assesses the risk of gain or loss in market risk sensitive instruments in the event of an immediate and sustained 200 basis point increase or decrease in market interest rates. The Company's ALCO policy indicates that the level of interest rate risk is acceptable if the immediate 200 basis point change in interest rates would not result in the loss of more than 25% from the base market value of equity. At December 31,

1997, it is projected that a 200 basis point increase in rates would cause the base market value of equity to decline from $141,662,000 to $119,702,000, a change of $21,960,000 or 15.5%.* In a 200 basis point decrease in rates, the base market value of equity is projected to increase from $141,662,000 to $142,824,000, a change of $1,162,000 or 0.8%.* At December 31, 1997, the market value of equity indicates an acceptable level of interest rate risk.

NPV is calculated based on the net present value of estimated discounted cash flows utilizing market prepayment assumptions and market rates of interest provided by independent broker quotations and other public sources.

Computation of prospective effects of hypothetical interest rates changes are based on numerous assumptions, including relative levels of market interest rates, loan prepayments and duration of deposits, and should not be relied upon as indicative of actual results. Further, the computations do not contemplate any actions the ALCO could undertake in response to changes in interest rates.

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

Asset liquidity is represented by the ease with which assets can be converted into cash. This liquidity is provided by money market assets and debt securities with maturity dates of one year or less, which totaled $202,847,000 at year-end 1997. The market value of money market assets, which includes Federal funds sold, money market mutual funds and corporate stock, amounted to $58,276,000 at the end of 1997. Debt securities consist primarily of U.S. Treasury notes and bonds, obligations of U.S. Government agencies, and obligations of states and political subdivisions. All securities held by the Company are readily marketable. As of December 31, 1997, debt securities scheduled to mature within one year based upon estimated cash flows, amounted to $144,571,000 and represented 27.7% of the total debt securities portfolio. Approximately 47.6% of the entire debt portfolio is scheduled to mature within five years, based upon estimated cash flows. There was no security issue held which represented more than 10% of the Company's stockholders' equity. Additional liquidity is derived from scheduled loan and investment payments of principal and interest, as well as prepayments received.

On the liability side, the primary source of funds available to meet liquidity needs is the Company's core deposit base, which generally excludes wholesale certificates of deposit over $100,000. Core deposits amounted to $929,006,000 at December 31, 1997 and represented 77.2% of earning assets. Short-term borrowings, consisting primarily of Federal funds purchased, securities sold under agreements to repurchase and FHLB advances, and wholesale certificates of deposit over $100,000 are used as supplemental funding sources during periods when growth in the core deposit base does not keep pace with that of earning assets. Short-term borrowings and wholesale certificates of deposit amounted to $138,389,000 at December 31, 1997.

As mentioned earlier, the Bank is a member of the FHLB system, which provides the Company with an additional source of liquidity by offering financing alternatives. At year-end 1997, the Company had a $50 million advance line with the FHLB, all of which was available.

The following table sets forth certain unaudited quarterly financial data for the periods presented:


(In Thousands,                                     First            Second            Third            Fourth
Except Per Share Data)                            Quarter          Quarter           Quarter          Quarter
-------------------------------------------------------------------------------------------------------------------
1997
Interest Income                                        $20,105          $21,178           $23,323          $23,971
Interest Expense                                         7,620            8,334             9,980           10,766
-------------------------------------------------------------------------------------------------------------------
Net Interest Income                                     12,485           12,844            13,343           13,205
Provision for Possible Loan Losses                         900              900               900              900
Non-Interest Income, excluding
   Securities Transactions                               4,227            4,145             4,409            4,787
Net Gains from
   Securities Transactions                                 156              180               494              990
Non-Interest Expense                                    12,562           11,767            11,526           11,565
Provision for Income Taxes                               1,028            1,386             1,909            2,042
-------------------------------------------------------------------------------------------------------------------
Net Income                                              $2,378           $3,116            $3,911           $4,475
===================================================================================================================
Net Income Per Share - Diluted *                         $0.24            $0.34             $0.42            $0.48
===================================================================================================================

1996
Interest Income                                        $19,491          $19,732           $19,950          $20,187
Interest Expense                                         7,476            7,273             7,610            7,771
-------------------------------------------------------------------------------------------------------------------
Net Interest Income                                     12,015           12,459            12,340           12,416
Provision for Possible Loan Losses                         475              653               725            1,196
Non-Interest Income, excluding
   Securities Transactions                               3,769            3,846             3,816            3,317
Net Gains from
   Securities Transactions                                 156              218                47              377
Non-Interest Expense                                    10,815           10,797            10,985           10,505
Provisions for Income Taxes                              1,607            1,866             1,459            1,413
-------------------------------------------------------------------------------------------------------------------
Net Income                                              $3,043           $3,207            $3,034           $2,996
===================================================================================================================
Net Income Per Share - Diluted *                         $0.33            $0.35             $0.33            $0.32
===================================================================================================================
*Figures have been adjusted for subsequent stock dividends and splits.

SELECTED CONSOLIDATED FINANCIAL DATA

The following selected financial data should be read in conjunction with the financial statements and related notes thereto included elsewhere in this Annual Report and "Management's Discussion and Analysis of Consolidated Financial Condition and Results of Operations."

(Dollars In Thousands,
    Except Share Data)                          1997          1996           1995           1994          1993
--------------------------------------------------------------------------------------------------------------------
Statement of Income Data:
   Interest Income                             $   88,577    $   79,360     $   77,552       $ 65,384      $ 64,386
   Interest Expense                                36,700        30,130         30,104         18,913        20,062
                                           -------------------------------------------------------------------------

   Net Interest Income                             51,877        49,230         47,448         46,471        44,324
Provision for Possible Loan Losses                  3,600         3,049            871          2,123         5,239
                                           -------------------------------------------------------------------------

Net Interest Income after Provision
   for Possible Loan Losses                        48,277        46,181         46,577         44,348        39,085
Non-Interest Income                                19,388        15,546         14,653         14,421        16,312
Non-Interest Expense                               47,420        43,102         47,429         42,633        42,111
                                           -------------------------------------------------------------------------

Income Before Taxes and Effect of
   Accounting Change                               20,245        18,625         13,801         16,136        13,286
Provision for Income Taxes                          6,365         6,345          4,295          5,264         4,653
                                           -------------------------------------------------------------------------
Income Before Effect of Accounting
   Change                                          13,880        12,280          9,506         10,872         8,633
Cumulative Effect of Change in
   Accounting for Income Taxes                          -             -              -              -         1,059
                                           -------------------------------------------------------------------------

Net Income                                        $13,880       $12,280         $9,506        $10,872        $9,692
                                           =========================================================================

Income Before Merger-Related and
   Restructuring Charges, Effect of
   Accounting Change,
   And SAIF Assessment                         $   15,278    $   12,587     $   11,595       $ 10,872      $  8,633
                                           =========================================================================

Balance Sheet Data (at year end):
   Total Assets                                $1,309,836    $1,103,242     $1,071,262       $950,158      $924,395
   Securities                                     587,774       373,756        383,730        343,922       428,323
   Federal Funds Sold                               1,500         5,887         10,004         14,085         9,772
   Loans (Net of Unearned Income)                 613,712       621,035        582,554        519,651       415,052
   Allowance for Possible
     Loan Losses                                    7,633         8,158          8,297         10,768        11,950
   Deposits                                       987,849       936,720        905,964        815,868       816,127
   Short-Term Borrowings (1)                       79,546        46,328         53,347         52,301        26,681
   Other Borrowings (2)                            92,706         9,693          9,680          1,269         1,266
   Stockholders' Equity                           110,950        96,952         89,537         72,694        72,633
Adjusted Financial Ratios: (3)
   Return on Average Assets                          1.28%         1.17%          1.12%          1.18%         0.97%
   Return on Average Stockholders' Equity           14.84%        13.55%         14.05%         14.39%        12.35%
Financial Ratios:
   Return on Average Assets                          1.16%         1.15%          0.92%          1.18%         1.09%
   Return on Average Stockholders' Equity           13.49%        13.21%         11.52%         14.39%        13.87%
   Net Interest Margin                               4.86%         5.17%          5.13%          5.62%         5.57%
   Efficiency Ratio                                 59.93%        61.93%         65.52%         65.93%        67.17%
   Average Stockholders' Equity to
     Average Assets                                  8.44%         8.68%          8.28%          8.38%         7.86%
Leverage Ratio (year-end)                            8.96%         7.96%          7.18%          8.68%         8.15%
Tier I Capital to Risk-Weighted
   Assets (year end)                                14.87%        11.66%         10.99%         14.30%        16.13%
Combined Tier I and Tier II
   Capital to Risk-Weighted
   Assets (Year-end)                                15.86%        12.78%         12.20%         15.73%        18.06%
Loans to Deposits (year-end)                        62.13%        66.30%         64.30%         63.69%        50.86%
Non-Performing Loans to
   Loans (year-end) (4)                              1.41%         1.81%          1.59%          2.34%         3.14%
Allowance for Possible Loan
   Losses to Loans (year-end)                        1.24%         1.31%          1.34%          1.83%         2.80%
Dividend Payout Ratio                                  39%           37%            44%            35%           34%

Common Share Data: (5)
   Net Income Per Diluted Share                     $1.48         $1.33          $1.03          $1.20         $1.08
   Net Income Per Diluted Share Before
     Merger-Related and
     Restructuring Charges,
     And SAIF Assessment                            $1.63         $1.36          $1.26          $1.20         $0.96
   Cash Dividends Declared Per Share                $0.57         $0.49          $0.46          $0.42         $0.37
   Book Value Per Share (year-end)                 $11.97        $10.58          $9.80          $8.11         $8.13
   Average Diluted Shares Outstanding
     (in thousands)                                 9,364         9,264          9,203          9,047         8,968

Other Data:
   Number of Employees
     (full-time equivalent)                           471           467            487            530           560
   Number of Stockholders                           1,429         1,564          1,727          1,740         1,793

(1) Includes  Federal  funds  purchased,  securities  sold under  agreements  to repurchase  less than one year,  Federal  Home Loan  Bank  advances  and  demand
notes-U.S.  Treasury.
(2) Includes obligation under capital  lease,  Federal Home Loan  Bank  advances
-  one  year  or  more  and  long-term  debt.
(3)  Before  merger-related  and restructuring  charges,   effect  of accounting
change and SAIF Assessment.
(4) Non-performing  loans consists of non-accrual loans,  restructured loans and loans past due 90 days or more and still  accruing.
(5)  Adjusted for stock dividends and splits.



UNITED NATIONAL BANCORP AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
                                                                                          December 31,
                                                                                -----------------------------------
(In Thousands, Except Share Data)                                                     1997              1996
-------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and Due from Banks                                                                $   39,569       $   55,392
Federal Funds Sold                                                                          1,500            5,887
Securities Available for Sale, at Market Value                                            541,245          305,668
Securities Held to Maturity (Market Value of $45,364 and $67,379
  for 1997 and 1996, respectively)                                                         45,308           67,576
Trading Account Securities, at Market Value                                                 1,221              512
Loans, Net of Unearned Income                                                             613,712          621,035
  Less: Allowance for Possible Loan Losses                                                  7,633            8,158
-------------------------------------------------------------------------------------------------------------------
     Loans, Net                                                                           606,079          612,877
Premises and Equipment, Net                                                                21,503           21,883
Investment in Joint Venture                                                                 3,151            3,151
Other Real Estate, Net                                                                      1,463            1,722
Intangible Assets, Primarily Core Deposit Premiums                                         10,818           11,179
Other Assets                                                                               37,979           17,395
-------------------------------------------------------------------------------------------------------------------

TOTAL ASSETS                                                                           $1,309,836       $1,103,242
===================================================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Deposits
  Demand                                                                               $  166,260       $  159,018
  Savings                                                                                 380,105          389,292
  Time                                                                                    441,484          388,410
-------------------------------------------------------------------------------------------------------------------
   Total Deposits                                                                         987,849          936,720

Short-Term Borrowings                                                                      79,546           46,328
Other Borrowings                                                                           92,706            9,693
Other Liabilities                                                                          18,785           13,549
-------------------------------------------------------------------------------------------------------------------
   Total Liabilities                                                                    1,178,886        1,006,290
-------------------------------------------------------------------------------------------------------------------

Commitments and Contingencies - Note 17

Company-Obligated Mandatorily Redeemable
  Preferred Series B Capital Securities of a
  Subsidiary Trust Holding Solely Junior
  Subordinated Debentures of the Company                                                   20,000                -
-------------------------------------------------------------------------------------------------------------------

STOCKHOLDERS' EQUITY
Preferred Stock, authorized 1,000,000 shares in 1997
  and 300,000 shares in 1996
  None issued and outstanding                                                                   -                -
Common Stock ($1.25 Par Value Per Share)
  Authorized Shares 16,000,000 in 1997 and 10,000,000 in 1996
  Issued shares 9,366,549 in 1997 and 8,731,006 in 1996
  Outstanding shares 9,272,246 in 1997 and 8,643,014 in 1996                               11,708           10,914
Additional Paid-In Capital                                                                 80,102           64,895
Retained Earnings                                                                          14,826           21,720
Treasury Stock, at Cost - 94,303 shares in 1997
  and 87,992 Shares in 1996                                                                (1,352)          (1,337)
Restricted Stock                                                                              (73)            (176)
Net Unrealized Gain on Securities Available for Sale, Net of Tax                            5,739              936
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------
   Total Stockholders' Equity                                                             110,950           96,952
-------------------------------------------------------------------------------------------------------------------

   TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                          $1,309,836       $1,103,242
===================================================================================================================
The accompanying notes to the consolidated financial statements are an  integral part of these statements



UNITED NATIONAL BANCORP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME                                              For the Years Ended December 31,
                                                               -----------------------------------------------------
(In Thousands, Except Share Data)                                          1997              1996             1995
-------------------------------------------------------------------------------------------------------------------

INTEREST INCOME
Interest and Fees on Loans                                              $56,647           $54,085          $51,119
Interest and Dividends on Securities Available for Sale:
   Taxable Income                                                        24,948            18,823           16,390
   Tax-Exempt Income                                                      2,409             2,202            1,259
Interest and Dividends on Securities Held to Maturity:
   Taxable Income                                                         3,141             3,328            6,731
   Tax-Exempt Income                                                        594               443              954
Dividends on Trading Account Securities                                      18                13               14
Interest on Federal Funds Sold and
   Deposits with Federal Home Loan Bank                                     820               466            1,085
-------------------------------------------------------------------------------------------------------------------
     Total Interest Income                                               88,577            79,360           77,552
-------------------------------------------------------------------------------------------------------------------

INTEREST EXPENSE
Interest on Savings Deposits                                              6,969             7,318            9,533
Interest on Time Certificates of Deposit $100,000 or More                 4,859             3,797            3,599
Interest on Other Time Deposits                                          17,832            15,433           14,722
Interest on Short-Term Borrowings                                         3,672             2,653            1,581
Interest on Other Borrowings                                              3,368               929              669
-------------------------------------------------------------------------------------------------------------------
     Total Interest Expense                                              36,700            30,130           30,104
-------------------------------------------------------------------------------------------------------------------

Net Interest Income                                                      51,877            49,230           47,448
Provision for Possible Loan Losses                                        3,600             3,049              871
-------------------------------------------------------------------------------------------------------------------
Net Interest Income After Provision for
   Possible Loan Losses                                                  48,277            46,181           46,577
-------------------------------------------------------------------------------------------------------------------

NON-INTEREST INCOME
Trust Income                                                              4,976             4,336            4,222
Service Charges on Deposit Accounts                                       4,045             3,993            3,554
Other Service Charges, Commissions and Fees                               6,154             4,562            3,869
Net Gains from Securities Transactions                                    1,820               798            1,142
Other Income                                                              2,393             1,857            1,866
-------------------------------------------------------------------------------------------------------------------
     Total Non-Interest Income                                           19,388            15,546           14,653
-------------------------------------------------------------------------------------------------------------------

NON-INTEREST EXPENSE
Salaries, Wages and Employee Benefits                                    19,467            20,445           22,035
Occupancy Expense, Net                                                    3,216             3,347            3,078
Furniture and Equipment Expense                                           3,008             2,785            3,576
Data Processing Expense                                                   5,177             4,189            1,894
Distributions on Series B Capital Securities                              1,557                 -                -
Amortization of Intangible Assets                                         1,761             1,788            1,663
Net Cost to Operate Other Real Estate                                       256               304              412
Merger Related and Restructuring Charges                                  2,208                 -            3,240
Other Expenses                                                           10,770            10,244           11,531
-------------------------------------------------------------------------------------------------------------------
     Total Non-Interest Expense                                          47,420            43,102           47,429
-------------------------------------------------------------------------------------------------------------------

Income Before Provision for Income Taxes                                 20,245            18,625           13,801
Provision for Income Taxes                                                6,365             6,345            4,295
-------------------------------------------------------------------------------------------------------------------

NET INCOME                                                              $13,880           $12,280          $ 9,506
===================================================================================================================

NET INCOME PER COMMON SHARE:
   Basic                                                                $  1.50           $  1.33           $ 1.04
===================================================================================================================
   Diluted                                                              $  1.48           $  1.33           $ 1.03
===================================================================================================================
The accompanying notes to the consolidated  financial statements are an integral part of these statements.

UNITED NATIONAL BANCORP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                                                      Net Unrealized
                                                                                                      Gain (Loss) on
(In Thousands, Except Share Data)                     Additional                                        Securities        Total
For the Years Ended                           Common    Paid-In     Retained   Treasury   Restricted     Available    Stockholders'
December 31, 1995, 1996, and 1997             Stock     Capital     Earnings    Stock        Stock        for Sale       Equity
-----------------------------------------------------------------------------------------------------------------------------------

Balance-January 1, 1995                    $ 9,331    $48,471      $23,496      $(9)        $(280)       $(8,315)         $72,694

Net Income-1995                                  -          -        9,506        -             -              -            9,506
Cash Dividends Declared ($0.46  per share)       -          -       (3,541)       -             -              -           (3,541)
Stock Issued in Payment of
   Stock Dividend- 495,462 Shares              619      7,164       (7,783)       -             -              -                -
Exercise of Stock Options-
   114,224 Shares                              143        421          (32)       -             -              -              532
Change in Unrealized Gain ( Loss) on
   Securities Available for Sale                 -          -            -        -             -         10,598           10,598
Treasury Stock Purchase-
   100,000 Shares                                -          -            -   (1,705)            -              -           (1,705)
Treasury Stock Sold-
   8,750 Shares                                  -          8            -      139             -              -              147
Stock Issued from Debenture
   Conversion - 94,616 Shares                  118        930            -        -             -              -            1,048
Stock Issued from Equity
   Contracts - 20,026 Shares                    25        196            -        -             -              -              221
Restricted Stock                                 6         71            -       (3)          (37)             -               37
-----------------------------------------------------------------------------------------------------------------------------------

   Balance-December 31, 1995                10,242     57,261       21,646   (1,578)         (317)         2,283           89,537

Net Income-1996                                  -          -       12,280        -             -              -           12,280
Cash Dividends Declared ($0.49 per share)        -          -       (3,945)       -             -              -           (3,945)
Stock Issued in Payment of
   Stock Dividend - 528,818 Shares             660      7,581       (8,241)       -             -              -                -
Exercise of Stock Options-
   9,356 Shares                                 12         50          (20)       -             -              -               42
Change in Unrealized Gain (Loss) on
   Securities Available for Sale                 -          -            -        -             -         (1,347)          (1,347)
Treasury Stock Sold-
   14,798 Shares                                 -          3            -      248             -              -              251
Restricted Stock                                 -          -            -       (7)          141              -              134
-----------------------------------------------------------------------------------------------------------------------------------

   Balance-December 31, 1996                10,914     64,895       21,720   (1,337)         (176)           936           96,952

Net Income-1997                                  -          -       13,880        -             -              -           13,880
Cash Dividends Declared ($0.57 per share)        -          -       (5,335)       -             -              -           (5,335)
Stock Issued in Payment of
   Stock Dividend-529,928 Shares               662     14,441      (15,103)       -             -              -                -
Exercise of Stock Options-
   105,615 Shares                              132        766         (336)       -             -              -              562
Change in Unrealized Gain (Loss) on
   Securities Available for Sale                 -          -            -        -             -          4,803            4,803
Restricted Stock                                 -          -            -      (15)          103              -               88
-----------------------------------------------------------------------------------------------------------------------------------

   Balance-December 31, 1997               $11,708    $80,102      $14,826  $(1,352)         $(73)        $5,739         $110,950
===================================================================================================================================
The accompanying notes to the consolidated  financial statements are an integral part of these statements.

                                       13

UNITED NATIONAL BANCORP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                            For the Years Ended December 31,
                                                               ----------------------------------------------------
(In Thousands)                                                           1997             1996              1995
-------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net Income                                                              $13,880           $12,280          $ 9,506
Adjustments to Reconcile Net Income to Net Cash
   Provided by Operating Activities:
Depreciation and Amortization                                             3,685             3,747            3,344
Amortization of Securities Premiums, Net                                    399               215              390
Provision for Possible Loan Losses                                        3,600             3,049              871
Provision (Benefit) for Deferred Income Taxes                               114              (469)            (344)
Net Loss (Gain) on Disposition of Premises and Equipment                    545                (1)             (77)
Net Gain on Sale of Securities Available for Sale                        (1,311)             (683)            (935)
Trading Account Securities Activity, Net                                   (709)              (95)             (96)
Increase in Other Assets                                                 (3,003)           (1,605)          (2,684)
Increase in Other Liabilities                                             4,873               171            4,536
Restricted Stock                                                             88               134               37
-------------------------------------------------------------------------------------------------------------------

Net Cash Provided by Operating Activities                                22,161            16,743           14,548
-------------------------------------------------------------------------------------------------------------------

INVESTING ACTIVITIES
Securities Available for Sale:
   Proceeds from Sales of Securities                                    119,715           167,687           49,390
   Proceeds from Maturities of Securities                                55,922            46,597           72,318
   Purchases of Securities                                             (399,862)         (168,106)        (125,612)
Securities Held to Maturity:
   Proceeds from Maturities of Securities                                30,554            21,660           36,056
   Purchases of Securities                                              (11,448)          (59,292)         (55,242)
Investment in Corporate-Owned Life Insurance                            (20,170)                -                -
Net Decrease (Increase) in Loans                                          3,198           (41,461)         (66,245)
Investment in Joint Venture                                                   -                 -           (4,215)
Deposit Premium from Branch Acquisition                                  (1,400)                -          (11,659)
Expenditures for Premises and Equipment                                  (3,202)           (1,054)          (3,485)
Proceeds from Sale of Premises and Equipment                              1,113               236            1,047
Decrease (Increase) in Other Real Estate                                    259             1,025           (1,381)
-------------------------------------------------------------------------------------------------------------------

Net Cash Used in Investing Activities                                  (225,321)          (32,708)        (109,028)
-------------------------------------------------------------------------------------------------------------------

FINANCING ACTIVITIES
Net Decrease in Demand and Savings Deposits                              (1,945)          (13,540)         (27,252)
Net Increase in Time Deposits                                            53,074            44,188          117,348
Net Increase (Decrease) in Short-Term Borrowings                         33,218            (7,019)           1,046
Net Increase (Decrease) in Other Borrowings                              83,013                 -           (1,269)
Repayment of Obligation Under Capital Lease                                   -                 -              (70)
Cash Dividends on Common Stock                                           (4,972)           (3,879)          (3,312)
Proceeds from Exercise of Stock Options                                     562                42              532
Purchase of Treasury Stock                                                    -                 -           (1,705)
Sale of Treasury Stock                                                        -               251              147
Proceeds from Series B Capital Securities                                20,000                 -                -
Stock Issued from Debenture Conversion                                        -                 -            1,048
Stock Issued from Equity Contracts                                            -                 -              221
-------------------------------------------------------------------------------------------------------------------

Net Cash Provided by Financing Activities                               182,950            20,043           86,734
-------------------------------------------------------------------------------------------------------------------

Net (Decrease) Increase in Cash and Cash Equivalents                    (20,210)            4,078           (7,746)
Cash and Cash Equivalents at Beginning of Year                           61,279            57,201           64,947
-------------------------------------------------------------------------------------------------------------------

Cash and Cash Equivalents at End of Year                                $41,069           $61,279          $57,201
===================================================================================================================

SUPPLEMENTAL DISCLOSURE OF CASH FLOW  INFORMATION:
Cash Paid During the Year for:
   Interest                                                             $34,329           $29,920          $24,425
   Income Taxes                                                           3,706             6,921            3,126
Reclass to Available for Sale from Held to Maturity                       3,160                 -           80,183
Capital Lease Obligation Incurred                                             -                 -            9,750
Transfer of Loans to Other Real Estate                                      415               256            2,492
Cash Received from Deposit Acquisition                                   18,244                 -           86,955

The accompanying notes to the consolidated financial statements are an integral part of these statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 1 - NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES United National Bancorp owns United National Bank, which operates through a branch network primarily located throughout Central and Northwestern Counties in New Jersey. The Company provides a full range of banking and trust services to its market area in a competitive environment.

The consolidated financial statements have been prepared in accordance with generally accepted accounting principles and practices within the banking industry. The significant policies are summarized as follows:

a.  Principles of Consolidation and Use of Estimates
The accompanying consolidated financial statements include the accounts of United National Bancorp (the "Parent Company") and its wholly-owned subsidiaries, United National Bank (the "Bank"), and UNB Capital Trust I (the "Trust"), or when consolidated with the Parent Company, the "Company". All significant intercompany balances and transactions have been eliminated in consolidation. Prior period financial statements have been restated to include the accounts and results of operations for all acquisitions accounted for as pooling-of-interests combinations.

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

b.  Securities
Securities are classified into one of three categories: held to maturity, available for sale, or trading account securities.

Securities for which the Company has the ability and intent to hold until maturity are classified as "held to maturity." These securities are stated at cost, adjusted for amortization of premium and accretion of discount, using the interest method over the term of the securities.

Securities that may be held for indefinite periods of time which Management intends to use as part of its asset/liability management strategy and that may be sold in response to changes in interest rates, changes in prepayment risk, or other similar factors, are classified as "available for sale" and reported at estimated market value. Unrealized holding gains and losses (net of related tax effects) on such securities are excluded from earnings but are included in stockholders' equity. Upon realization, such gains or losses are included in earnings using the specific identification method.

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

d.  Loans
Loans are stated at the principal amount outstanding, net of deferred loan origination fees/expenses and unearned discounts. Interest on substantially all loans is accrued and credited to interest income based upon the principal amount outstanding. Loan fees and certain expenses associated with originating loans are deferred and amortized over the lives of the respective loans as an adjustment to the yield utilizing a method that approximates the level yield. Generally, interest income is not accrued on loans (including impaired loans) where principal or interest is 90 days or more past due, unless the loans are adequately secured and in the process of collection. A loan less than 90 days past due may be placed on non-accrual if Management believes there is sufficient doubt as to the ultimate collectibility of the outstanding loan balance.

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


e.  Allowance for Possible Loan Losses
The allowance for possible loan losses is maintained at a level considered adequate to provide for potential loan losses. The allowance is increased by provisions charged to expense and reduced by net charge-offs. The level of the allowance is based on Management's evaluation of potential losses in the portfolio, after consideration of appraised collateral values, financial condition of the borrower, delinquency and charge-off trends, as well as prevailing and anticipated economic conditions. Management evaluates the adequacy of the allowance for possible loan losses on a regular basis throughout the year. Management believes that the allowance for possible loan losses is adequate. While Management uses available information to recognize losses on loans, future additions to the allowance may be necessary based upon changes in economic conditions. In addition, various regulatory agencies periodically review the Company's allowance for possible loan losses. Such agencies may require the Company to recognize additions to the allowance based upon their judgements of information available to them at the time of their examination.

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

k.  Net Income Per Common Share

Effective December 31, 1997, the Company adopted the provisions of the Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 128. All prior period share amounts have been restated to conform with the provisions of this Statement.

Basic income per common share is computed by dividing net income by the weighted average number of shares outstanding during each year (9,266,000, 9,219,000 and 9,169,000 in 1997, 1996 and 1995, respectively).

Diluted net income per common share is computed by dividing net income by weighted average number of shares outstanding, as adjusted for the assumed exercise of potential common stock, using the treasury stock method. (9,364,000, 9,264,000 and 9,203,000 in 1997, 1996 and 1995, respectively). Potential common stock resulting from stock option agreements totaled 98,000, 45,000 and 34,000 in 1997, 1996 and 1995, respectively.

All weighted average shares outstanding have been adjusted for the 6% stock dividends in 1997 and 1996 and the 2 for 1 stock split in 1997.

l.  Statement of Cash Flows
For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks and Federal funds sold. Generally, Federal funds are sold for a one-day period.

m. Stock-Based Compensation

Stock-based compensation is accounted for under the intrinsic value based method as prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." Included in these Notes to the Consolidated Financial Statements are the pro forma disclosures required by SFAS No. 123, "Accounting for Stock-Based Compensation," which assumes the fair value based method of accounting had been adopted. See Note 16 - "Stock Incentive Plan."

n. Recent Accounting Pronouncements

In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income" ("Statement No. 130"). Statement No. 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. Under Statement No. 130, comprehensive income is divided into net income and other comprehensive income. Other comprehensive income includes items previously recorded directly in equity, such as unrealized gains or losses on securities available for sale. Statement No. 130 is effective for interim and annual periods beginning after December 15, 1997. Comparative financial statements provided for earlier periods are required to be reclassified to reflect application of the provisions of the Statement.

In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("Statement No. 131"). Statement No. 131 establishes standards for the way public business enterprises are to report information about operating segments in annual financial statements and requires those enterprises to report selected financial information about operating segments in interim financial reports to shareholders. Statement No. 131 is effective for financial statements for periods beginning after December 15, 1997.

o.  Reclassifications
Certain   reclassifications  have  been  made  to  the  prior  years'  financial statements to conform with the classifications used in 1997.



NOTE 2 - ACQUISITIONS

a. 1997 Acquisitions

On February 28, 1997, the Company acquired all of the outstanding shares of Farrington Bank ("Farrington") based in North Brunswick, New Jersey. Each share of Farrington was converted into .7647 shares of the Company's common stock for a total of 549,212 shares issued, not adjusted for subsequent stock dividends and splits. At the time of the acquisition, Farrington had approximately $60 million in assets. The acquisition was accounted for as a pooling-of-interests, and accordingly, the Company's consolidated financial statements include the accounts and results of operations of Farrington for all periods presented. Separate results of the combined entities for the years ended December 31, 1996 and 1995 are as follows:

                                                   Year Ended December 31,
                                             ----------------------------------
(In Thousands)                                      1996              1995
-------------------------------------------------------------------------------
Net Interest Income after Provision
   For Possible Loan Losses
     The Company                                   $42,132          $42,416
     Farrington                                      4,049            4,161
-------------------------------------------------------------------------------
Total                                              $46,181          $46,577
===============================================================================

Net Income
     The Company                                   $11,460           $8,374
     Farrington                                        820            1,132
-------------------------------------------------------------------------------
Total                                              $12,280           $9,506
===============================================================================


On December 6, 1997, the Company, through the Bank, assumed deposits, including accrued interest, of approximately $21 million from another bank. In addition, the Bank received $214,000 in cash and cash equivalents and approximately $692,000 in other assets. In connection with the transaction, the Bank recorded an intangible asset of $1,400,000, representing the premium paid over the carrying amount of deposits acquired.

b. 1995 Acquisitions

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

On June 30, 1995, the Bank acquired all of the outstanding shares of New Era Bank ("New Era"), which was based in the Somerset section of Franklin Township, New Jersey. Each share of New Era common stock outstanding was converted into
 .7431 shares of the Company's common stock, for a total of 684,904 shares issued, not adjusted for subsequent stock dividends and splits. At the time of the acquisition, New Era had approximately $120 million in assets. The acquisition has been accounted for as a pooling-of-interests and accordingly, the consolidated financial statements of the Company include the accounts and results of operations of New Era for all periods presented.



NOTE 3 - CASH AND DUE FROM BANKS

Balances reserved to meet regulatory requirements amounted to $3,041,000 at December 31, 1997.

NOTE 4 - SECURITIES AVAILABLE FOR SALE

The amortized cost and the estimated market values of securities available for sale at December 31, 1997 and 1996, are as follows:

                                                                             1997
                                            ------------------------------------------------------------------------
                                                                    Gross             Gross          Estimated
                                                Amortized         Unrealized       Unrealized          Market
(In Thousands)                                     Cost             Gains            Losses            Value
--------------------------------------------------------------------------------------------------------------------
Debt Securities:
   U.S. Treasury Securities                          $   7,987          $      3          $  (11)         $   7,979
   Obligations of U.S. Government
     Agencies and Corporations                          85,384               716             (21)            86,079
   Obligations of States and
     Political Subdivisions                             55,632             1,262              (7)            56,887
   Mortgage-Backed Securities                          310,074             2,591            (501)           312,164
   Corporate Debt Securities                            13,496               424                -            13,920
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
     Total Debt Securities                             472,573             4,996            (540)           477,029
--------------------------------------------------------------------------------------------------------------------

Equity Securities:
   Marketable Equity Securities                         51,313             4,448            (206)            55,555
   Federal Reserve Bank and
     Federal Home Loan Bank Stock                        8,661                 -                -             8,661
--------------------------------------------------------------------------------------------------------------------
     Total Equity Securities                            59,974             4,448            (206)            64,216
--------------------------------------------------------------------------------------------------------------------

   Total Securities Available for Sale                $532,547            $9,444          $ (746)          $541,245
====================================================================================================================


                                                                             1996
                                            ------------------------------------------------------------------------
                                                                    Gross             Gross          Estimated
                                                Amortized         Unrealized       Unrealized          Market
(In Thousands)                                     Cost             Gains            Losses            Value
--------------------------------------------------------------------------------------------------------------------
Debt Securities:
   U.S. Treasury Securities                          $  11,974         $       1      $      (53)         $  11,922
   Obligations of U.S. Government
     Agencies and Corporations                          46,427               194            (243)            46,378
   Obligations of States and
     Political Subdivisions                             44,765               466                -            45,231
   Mortgage-Backed Securities                          175,452                 -          (1,412)           174,040
--------------------------------------------------------------------------------------------------------------------
     Total Debt Securities                             278,618               661          (1,708)           277,571
--------------------------------------------------------------------------------------------------------------------

Equity Securities:
   Marketable Equity Securities                         21,241             2,683            (221)            23,703
   Federal Reserve Bank and
     Federal Home Loan Bank Stock                        4,394                 -                -             4,394
--------------------------------------------------------------------------------------------------------------------
     Total  Equity Securities                           25,635             2,683            (221)            28,097
--------------------------------------------------------------------------------------------------------------------

   Total Securities Available for Sale                $304,253            $3,344        $ (1,929)          $305,668
====================================================================================================================

The amortized cost and estimated market value of debt securities at December 31, 1997, by expected maturity, are shown in the table below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Mortgage-backed securities are included based upon expected prepayment rates and historical experience, assuming no change in the current interest rate environment.

                                                   Amortized        Estimated
(In Thousands)                                       Cost          Market Value
-------------------------------------------------------------------------------

Due in One Year or Less                               $113,362         $113,343
Due After One Year Through Five Years                  102,751          103,920
Due After Five Years Through Ten Years                 137,883          141,381
Due After Ten Years                                    118,577          118,385
-------------------------------------------------------------------------------

   Total Debt Securities Available for Sale           $472,573         $477,029
===============================================================================

Proceeds from sales of securities available for sale and gross gains and gross losses realized during 1997, 1996 and 1995, were as follows:


(In Thousands)                         1997              1996             1995
-------------------------------------------------------------------------------
Debt Securities:
   Proceeds from Sales              $119,629         $116,890           $41,303
-------------------------------------------------------------------------------
   Gross Gains                      $  1,693         $  1,040           $   673
   Gross Losses                         (381)            (247)              (89)
-------------------------------------------------------------------------------
     Net Gains                      $  1,312         $    793           $   584
-------------------------------------------------------------------------------

Equity Securities:
   Proceeds from Sales              $     86         $ 50,797           $ 8,087
-------------------------------------------------------------------------------
   Gross Gains                      $      -         $      -           $   368
   Gross Losses                           (1)            (110)              (17)
-------------------------------------------------------------------------------
     Net Gains (Losses)             $     (1)        $   (110)          $   351
===============================================================================
     Total Proceeds from Sales      $119,715         $167,687           $49,390
===============================================================================
      Total Gains                   $  1,311         $    683           $   935
===============================================================================

NOTE 5 - SECURITIES HELD TO MATURITY

Comparative amortized cost and estimated market values of securities held to maturity at December 31, 1997 and 1996, are as follows:

                                                                              1997
                                              ---------------------------------------------------------------------
                                                                    Gross             Gross            Gross
                                                 Amortized        Unrealized       Unrealized          Market
(In Thousands)                                      Cost            Gains            Losses            Value
-------------------------------------------------------------------------------------------------------------------
U.S. Treasury Securities                             $     990            $   5             $   -       $      995
Obligations of U.S. Government
   Agencies and Corporations                            27,953               40              (57)           27,936
Obligation of States and
   Political Subdivisions                               11,712               89               (3)           11,798
Mortgage-Backed Securities                               4,528                -              (22)            4,506
Securities Issued by Foreign
   Governments                                             125                4                 -              129
-------------------------------------------------------------------------------------------------------------------
   Total Securities Held to Maturity                   $45,308             $138             $(82)          $45,364
===================================================================================================================


                                                                              1996
                                              ---------------------------------------------------------------------
                                                                    Gross             Gross          Estimated
                                                 Amortized        Unrealized       Unrealized          Market
(In Thousands)                                      Cost            Gains            Losses            Value
-------------------------------------------------------------------------------------------------------------------
U.S. Treasury Securities                               $ 6,967           $    9           $  (25)         $  6,951
Obligations of U.S. Government
   Agencies and Corporations                            42,921              107                 -           43,028
Obligations of States and
   Political Subdivisions                               12,643                -             (160)           12,483
Mortgage-Backed Securities                               4,945                -             (131)            4,814
Securities Issued by Foreign
   Governments                                             100                3                 -              103
-------------------------------------------------------------------------------------------------------------------
   Total Securities Held to Maturity                   $67,576             $119            $(316)          $67,379
===================================================================================================================

The amortized cost and estimated market value of securities held to maturity at December 31, 1997, by expected maturity, are shown in the table below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Mortgage-backed securities are included based upon expected prepayment rates and historical experience, assuming no change in the current interest rate environment.

                                              Amortized              Estimated
(In Thousands)                                  Cost               Market Value
-------------------------------------------------------------------------------

Due in One Year or Less                           $31,242               $31,228
Due After Five Years Through Ten Years              4,719                 4,812
Due After Ten Years                                 9,347                 9,324
-------------------------------------------------------------------------------

   Total Debt Securities Held to Maturity         $45,308               $45,364
===============================================================================

There were no sales of securities held to maturity during 1997, 1996 or 1995.

Securities held to maturity and available for sale with amortized costs totaling $543,000 and $37,259,000, respectively, on December 31, 1997, were pledged to secure U.S. Government and other deposits and for other purposes as required and permitted by law. In addition, securities held to maturity and available for sale having amortized costs aggregating $5,308,000 and $158,949,000, respectively, on December 31, 1997, were pledged to secure advances and agreements to repurchase securities. Securities totaling $9,664,000 remain under the custodial responsibility of the Company during the period of the applicable agreements.

Securities with a carrying value of $3,160,000 and a market value of $3,148,000, previously held by Farrington, which were classified as held to maturity, were reclassified to available for sale upon consummation of the merger on February 28, 1997 to maintain the Company's interest rate risk position.

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

NOTE 6 - LOANS

Loans outstanding by classification at December 31, 1997 and 1996 are as follows:

(In Thousands)                                         1997              1996
-------------------------------------------------------------------------------
Loans Secured by Real Estate
   Construction and Land Development                   $28,165          $18,424
   Secured by Farmland                                     914              933
   Secured by 1-4 Family Residential Properties        191,672          175,049
   Secured by Multifamily (5 or more)
     Residential Properties                                517              634
   Secured by Nonfarm Nonresidential Properties        151,912          145,879
Commercial and Industrial Loans                         88,146           81,087
Loans to Individuals for Household, Family and
   Other Personal Expenditures:
     Retail Credit Card Plan                            33,140           32,261
     Other Installment and Single Payment Loans        128,150          184,429
Other Loans:
   All other loans                                       2,730            3,223
-------------------------------------------------------------------------------
Total Loans Outstanding                                625,346          641,919
Less: Unearned Income on Loans                          11,634           20,884
-------------------------------------------------------------------------------
Loans, Net                                            $613,712         $621,035
===============================================================================

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

The  following   information   is  presented  for  those  loans   classified  as
non-accrual, and considered impaired, at December 31:

(In Thousands)                                    1997        1996        1995
-------------------------------------------------------------------------------
Income that Would have Been Recorded Under
   Original Contract Terms                        $562        $837         $738
Interest Income Received and Recorded               16          60           73
-------------------------------------------------------------------------------
Lost Income on Non-Accrual Loans at Year-End      $546        $777         $665
===============================================================================

As of December 31, 1997 and 1996, the Company's non-accrual loans were $6,381,000 and $8,717,000, respectively. Of these, the loans considered to be impaired were $5,380,000 and $8,461,000 respectively, with related valuation allowances of $1,786,000 and $1,905,000, respectively. These valuation allowances are included in the allowance for possible loan losses in the accompanying consolidated balance sheets. Substantially all impaired loans were evaluated for impairment losses based upon the fair value of the underlying collateral of the loan. The average recorded balances in impaired loans during 1997, 1996 and 1995 were $6,305,000, $5,664,000 and $4,310,000, respectively.

Loans to directors, officers, employees and/or their affiliated interests amounted to approximately $9,088,000 and $10,148,000 at December 31, 1997 and 1996, respectively. All such loans, which are primarily secured, were current as to principal and interest payments, and in the opinion of Management, all were granted on terms which were comparable to loans to unrelated parties at the dates such loans were granted. An analysis of the 1997 activity in these loans is as follows (in thousands):

Balance Outstanding, Beginning of Year                                 $10,148
  New Loans                                                                786
  Repayments                                                            (1,846)
-------------------------------------------------------------------------------
Balance Outstanding, End of Year                                        $9,088
===============================================================================

NOTE 7 - ALLOWANCE FOR POSSIBLE LOAN LOSSES

A summary of the allowance for possible loan losses activity for the years ended December 31, 1997, 1996 and 1995, is as follows:

(In Thousands)                         1997             1996              1995
-------------------------------------------------------------------------------

Balance, Beginning of Year            $8,158           $8,297           $10,768
  Provision Charged to Expense         3,600            3,049               871
  Recoveries                             834              550               752
  Losses Charged to Allowance         (4,959)          (3,738)           (4,094)
-------------------------------------------------------------------------------

Balance, End of Year                  $7,633           $8,158            $8,297
===============================================================================


NOTE 8 - PREMISES AND EQUIPMENT

The detail of premises and equipment at December 31, 1997 and 1996, is as follows:

(In Thousands)                                           1997             1996
-------------------------------------------------------------------------------

Premises (includes land of $1,553 and
   $1,728 in 1997 and 1996, respectively)              $10,583          $12,860
Property Under Capital Lease                             9,750            9,750
Equipment                                               13,016           11,410
Leasehold Improvements                                   1,345              898
Projects in Progress                                       633              193
-------------------------------------------------------------------------------
   Total                                                35,327           35,111
-------------------------------------------------------------------------------
   Less: Accumulated Depreciation and Amortization      13,824           13,228
-------------------------------------------------------------------------------
Premises and Equipment, Net                            $21,503          $21,883
===============================================================================

Depreciation expense amounted to $1,924,000 in 1997, $1,959,000 in 1996 and $1,703,000 in 1995.


NOTE 9 - DEPOSITS

Time certificates of deposit $100,000 or more totaled $88,874,000 on December 31, 1997 and $78,887,000 on December 31, 1996.

Time deposits, with remaining maturities greater than one year, mature as follows (in thousands):

1999                                                                    $53,966
2000                                                                     28,750
2001                                                                      1,224
2002                                                                        333
Thereafter                                                                  716
===============================================================================
Total                                                                   $84,989
===============================================================================

Interest bearing deposits amounted to $810,069,000 and $767,162,000 at December 31, 1997 and 1996, respectively. Non-interest bearing deposits amounted to $177,780,000 and $169,558,000 at December 31, 1997 and 1996, respectively.

NOTE 10 - SHORT-TERM BORROWINGS

Selected data relating to short-term borrowings for the years ended December 31,1997, 1996 and 1995, are as follows:

(Dollars In Thousands)                     1997           1996           1995
-------------------------------------------------------------------------------
At Year-end:
   Securities Sold Under Agreements
     to Repurchase                      $ 74,528         $43,634        $50,592
   Federal Funds Purchased                 3,000               -              -
   Demand Notes - U.S. Treasury            2,018           2,694          2,755
-------------------------------------------------------------------------------
     Total Short-Term Borrowings        $ 79,546         $46,328        $53,347
===============================================================================
     Weighted Average Interest Rate         5.58%           5.13%          5.48%
===============================================================================

For the Year Ended December 31:
   Securities Sold Under Agreements
     to Repurchase:
     Average Balance Outstanding        $ 58,699         $40,606        $23,283
     Weighted-Average Interest Rate         5.63%           5.24%          5.36%
     Highest Month-End Balance          $110,375         $53,424        $50,592

Securities of $9,664,000, pledged to secure borrowings, remain under the custodial responsibility of the Company during the period of the applicable agreements.
                                       22

NOTE 11 - OTHER BORROWINGS

Other borrowings consisted of the following at December 31,:

(In Thousands)
                                         1997                        1996
                                 --------------------        ------------------
FHLB Advances                          $83,000                 $        -
Obligation Under Capital Lease           9,706                      9,693
-------------------------------------------------------------------------------
  Total Other Borrowings               $92,706                    $ 9,693
===============================================================================

During 1997,  the Company  developed and  implemented a strategy to  effectively leverage its capital and improve net interest income, by the purchase of additional investment securities funded through advances and repurchase agreements (the "Growth Strategy"). Of the $150 million of advances and repurchase agreements used in the Growth Strategy, $83 million were advances and had an original maturity greater than one year. The balance of the borrowings were repurchase agreements due within one year.

During 1995, the Company entered into a lease agreement on its new headquarters building. The lease, which has been accounted for as a capital lease, expires in 2015. Lease commitments under this agreement are as follows (in thousands):

1998                                                                  $     972
1999                                                                        999
2000                                                                        999
2001                                                                      1,059
2002                                                                      1,089
Thereafter                                                               16,167
-------------------------------------------------------------------------------
    Total                                                                21,285
     Less: Amount Representing Interest                                 (11,579)
-------------------------------------------------------------------------------
Total Obligation Under Capital Lease                                   $  9,706
===============================================================================


NOTE 12 - CAPITAL TRUST

On March 21, 1997, the Company placed $20 million of trust capital securities through UNB Capital Trust I, a statutory business trust formed under the laws of the State of Delaware, of which all common securities are owned by the Company. The capital securities pay cumulative cash distributions semiannually at an annual rate of 10.01%. The semi-annual distributions may, at the option of the Company, be deferred for up to 5 years. The securities are redeemable from March 15, 2007 until March 15, 2017 at a declining rate of 105.0% to 100.0% of the principal amount. After March 15, 2017 they are redeemable at par until March 15, 2027 when redemption is mandatory. Prior redemption is permitted under certain circumstances such as changes in tax or regulatory capital rules. The proceeds of the capital securities, along with its capital, were invested by the Trust in $20,619,000 principal amount of 10.01% junior subordinated debentures of the Company due March 15, 2027 which are the sole assets of the Trust. The Company guarantees the capital securities through the combined operation of the debentures and other related documents. The Company's obligations under the guarantee are unsecured and subordinate to senior and subordinated indebtedness of the Company. The capital securities qualify as Tier I capital for regulatory capital purposes and are accounted for as minority interest.

NOTE 13 - CAPITAL REQUIREMENTS

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

Management believes that, as of December 31, 1997 the Company and the Bank meet all capital adequacy requirements to which they are subject. Further, based upon the capital ratios, the Company and the Bank would qualify as "well capitalized" at December 31, 1997.

The following is a summary of the Company's and the Bank's actual capital amounts and ratios as of December 31, 1997 and 1996, compared to the regulatory authorities minimum capital adequacy requirements and requirements for classification as a well capitalized institution:



                                           December 31, 1997                               December 31,1996
                              ---------------------------------------------   --------------------------------------------
(Dollars In Thousands)               Company                 Bank                    Company                 Bank
                              ---------------------- ----------------------   ---------------------- ----------------------
RISK-BASED CAPITAL RATIOS:
Tier I Capital
   Actual                          $114,575  14.87%      $107,661   14.11%         $85,492   11.66%       $79,925   10.95%
   Regulatory Minimum
     Requirement                     30,818    4.00        30,511     4.00          29,320     4.00        29,202     4.00
   For Classification as
     Well Capitalized                46,228    6.00        45,767     6.00          43,980     6.00        43,802     6.00

Combined Tier I and Tier II
Capital
   Actual                           122,208   15.86       115,294    15.11          93,650    12.78        88,083    12.07
   Regulatory Minimum
     Requirement                     61,637    8.00        61,023     8.00          58,640     8.00        58,403     8.00
   For Classification as
     Well Capitalized                77,046   10.00        76,278    10.00          73,300    10.00        73,004    10.00

LEVERAGE RATIO:
   Actual                           114,575    8.96       107,661     8.49          85,492     7.96        79,925     7.47
   Regulatory Minimum
     Requirement                     51,144    4.00        50,711     4.00          42,969     4.00        42,806     4.00
   For Classification as
     Well Capitalized                63,931    5.00        63,389     5.00          53,711     5.00        53,507     5.00



NOTE 14 - INCOME TAXES

The components of the provision for income taxes are as follows:


(In Thousands)                             1997           1996           1995
-------------------------------------------------------------------------------
Federal:
   Current                                $5,686         $5,823         $4,242
   Deferred Provision (Benefit)              114           (469)          (344)
-------------------------------------------------------------------------------
     Total Federal                         5,800          5,354          3,898
State                                        565            991            397
-------------------------------------------------------------------------------
     Total Provision for Income Taxes     $6,365         $6,345         $4,295
===============================================================================

A reconciliation between the amount of reported income tax expense and the amount computed by multiplying income before taxes by the statutory Federal income tax rate is as follows:


(Dollars In Thousands)                          1997          1996         1995
--------------------------------------------------------------------------------
Income Before Provision for Income Taxes      $20,245       $18,625     $13,801
================================================================================
Tax Calculated at 34%                         $ 6,883       $ 6,333     $ 4,692
Increase (Decrease) in Tax Resulting from:
   Tax-Exempt Income                           (1,021)         (927)       (792)
   State Taxes-Net of Federal Tax Benefit         373           654         262
   Other-Net                                      130           285         133
--------------------------------------------------------------------------------
     Provision for Income Taxes               $ 6,365       $ 6,345     $ 4,295
================================================================================
     Effective Tax Rate                            31%           34%         31%
================================================================================

The components of and changes in the net deferred tax asset are as follows:

                                                       Deferred
                                        January 1,   (Provision)    December 31,
(In Thousands)                              1997       Benefit           1997
--------------------------------------------------------------------------------
Deferred Tax Assets
   Allowance for Possible Loan Losses      $2,259      $  (336)        $1,923
   Post Retirement Benefits                   898          221          1,119
   Deferred Directors Fees                     97           34            131
   Other                                    1,370          390          1,760
--------------------------------------------------------------------------------
     Total                                  4,624          309          4,933
--------------------------------------------------------------------------------

Deferred Tax Liabilities:
   Net Unrealized Gain on Securities
     Available for Sale                      (476)      (2,483)        (2,959)
   Depreciation                              (829)        (170)          (999)
   Pension Plan                              (257)         (19)          (276)
   Accretion of Discount                     (393)         (46)          (439)
   Other                                     (651)        (188)          (839)
--------------------------------------------------------------------------------
     Total                                 (2,606)      (2,906)        (5,512)
--------------------------------------------------------------------------------
     Net Deferred Tax Asset (Liability)    $2,018      $(2,597)        $ (579)
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

Included in stockholders' equity are income tax expenses (benefit) attributable to net unrealized gains on securities available for sale in the amounts of $2,483,000, $(646,000) and $5,401,000 for the years ended December 31, 1997,
1996 and 1995, respectively.


NOTE 15 - PENSION AND RETIREMENT PLANS

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


Pension Plan
The following table sets forth the Pension Plan's funded status at December 31, 1997 and 1996:



(In Thousands)                                                1997         1996
--------------------------------------------------------------------------------
Accumulated Benefit Obligation:
   Vested Benefits                                         $16,830      $15,790
   Non-Vested Benefits                                         370          290
--------------------------------------------------------------------------------

Total Accumulated Benefit Obligation                        17,200       16,080
Effect of Projected Future Compensation Levels               1,673        1,576
--------------------------------------------------------------------------------

Projected Benefit Obligation                                18,873       17,656
Plan's Assets at Fair Value, Primarily Listed Stocks,
   U.S. Bonds and Commingled Funds                          25,199       21,134
--------------------------------------------------------------------------------

Plan's Assets in Excess of Projected Benefit Obligation      6,326        3,478
Unrecognized Prior Service Cost                                617          780
Less:
   Unrecognized Net Gain Due to Past Experience
     Different from Assumption Made                          5,747        2,882
   Unrecognized Net Assets Being Recognized in the
     Amount of Approximately $211 per year through 1998        187          398
--------------------------------------------------------------------------------
Prepaid Pension Cost                                      $  1,009       $  978
================================================================================

Net periodic pension (benefit) cost for 1997, 1996 and 1995 include the following:

(In Thousands)                                    1997         1996        1995
--------------------------------------------------------------------------------

Service Cost of Benefits Earned During Period  $   721      $   668     $   601
Interest Cost on Projected Benefit Obligation    1,229        1,179       1,150
Return on Plan Assets                           (5,209)      (2,703)     (1,363)
Net Amortization and Deferral                    3,228          950         (47)
--------------------------------------------------------------------------------
Net Periodic Pension (Benefit) Cost            $   (31)     $    94      $  341
================================================================================
Discount Rate                                     7.00%        7.25%       7.00%
================================================================================
Rate of Increase in Future Salary Levels          6.00%        6.00%       6.00%
================================================================================
Expected Long-Term Rate of Return on Plan Assets  9.00%        9.00%       9.00%
================================================================================


Non-Qualified Executive Compensation Supplemental Plans
The following table sets forth the Supplemental Plan's funded status at December 31, 1997 and 1996:

(In Thousands)                                                1997         1996
--------------------------------------------------------------------------------
Accumulated Benefit Obligation:
    Vested Benefits                                           $223         $233
--------------------------------------------------------------------------------
Total Accumulated Benefit Obligation                           223          233
--------------------------------------------------------------------------------
Projected Benefit Obligation                                   223          233
--------------------------------------------------------------------------------
Projected Benefit Obligation in Excess of Plan's Assets        223          233
Unrecognized Net Loss Due to Past Experience Different from
   Assumptions Made                                            (34)         (19)
Less:
   Unrecognized Net Obligation Recognized                        -            -
--------------------------------------------------------------------------------
Unfunded Accrued Pension Cost                                 $189         $214
================================================================================

Net periodic pension cost for 1997, 1996 and 1995 included the following:

(In Thousands)                                      1997        1996       1995
--------------------------------------------------------------------------------
Interest Cost on Projected Benefit Obligation        $16        $17         $18
Net Amortization and Deferral                          1          -           1
--------------------------------------------------------------------------------
Net Periodic Pension Cost                            $17        $17         $19
================================================================================

In determining the projected benefit obligation, the weighted average assumed discount rate was 7.00% in 1997, 7.25% in 1996 and 7.00% in 1995.

Other Post Retirement Benefits
Expected costs of providing these benefits, including medical and life insurance coverage, are charged to expense during the years that the employees render service. The Company amortizes the discounted present value of the Net Transition Obligation ("NTO") to expense over a 20-year period. The NTO, which is the Accumulated Post Retirement Benefits Obligation ("APBO") since no assets have been funded for these benefits, amounted to $7,135,000 and $6,903,000 at December 31, 1997 and 1996, respectively.

The Net Periodic Post Retirement Benefit Cost ("NPPBC") is the amount to be expensed for any given year. The NPPBC for 1997, 1996 and 1995 amounted to $1,065,000, $1,031,000 and $974,000, respectively.

The NPPBC for 1997, 1996 and 1995 included the following components:


(In Thousands)                                   1997        1996         1995
--------------------------------------------------------------------------------
Service Cost of Benefits Attributed to
   Employee Service During the Year             $ 306       $ 275         $ 239
Interest Cost on APBO                             469         466           445
Amortization of NTO Over a Twenty-Year Period     290         290           290
--------------------------------------------------------------------------------
NPPBC                                          $1,065      $1,031          $974
================================================================================


The discount rate used in determining the APBO was 7.00%, 7.25% and 7.00% at December 31, 1997, 1996 and 1995, respectively. The assumed health care cost trend rate used in measuring the APBO ranged from 7.5% for post-age 65 and 9.0% for pre-age 65 in 1997, declining by 0.5% per year to an ultimate level of 5.5% per year in 2004 (pre-age 65) and 2001 (post-age 65).

If the health care cost trend rate assumptions were increased by 1%, the APBO at December 31, 1997 would be increased by $890,000 or 12.5%. The effect of this change on the sum of the service cost and interest cost components of the NPPBC for 1997 would be an increase of $140,000 or 18.1%.

Other Benefits
Employees can make contributions to the Company's 401(k) plan by means of payroll deductions of up to 10% of their compensation. Matching contributions are made by the Company for up to 5% of the employee's compensation at the discretion of the Board of Directors and totaled $427,000, $469,000 and $463,000 in 1997, 1996 and 1995, respectively.

During 1997, the Company has adopted a non-tax qualified plan for certain of its executives ("SERP") to supplement the benefit such executive can receive under the Company's 401(k) plan and defined benefit plan. In conjunction with the SERP the Company purchased approximately $20 million in corporate-owned life insurance.

NOTE 16 - STOCK INCENTIVE PLAN

The Company has a Stock Incentive Plan (the "Plan"), in which 200,000 shares, without giving effect to subsequent stock dividends and splits, of the Company's common stock may be granted to the Company's employees. The Plan provides for the discretionary granting of stock options with or without stock appreciation rights. Under the Plan, the exercise price of each option equals the market price of the Company's stock on the date of grant.

The Company also has a "Stock Option Plan for Non-Employee Directors" (the "Directors Plan") in which 35,000 shares, without giving effect to subsequent stock dividends and splits, of the Company's common stock may be granted to Non-Employee Directors. During 1997, the shareholders approved an amendment to the Directors Plan to increase the size of the options granted to each non-employee director elected or re-elected and to increase the number of shares which may be granted from 35,000 to 65,000, without giving effect to subsequent stock dividends and splits

Each Non-Employee Director of the Company or its affiliates is eligible to receive options under the Directors Plan. The options granted have a term of ten years and vest over three years. Under the Plan, the exercise price of each option equals the market price of the Company's stock on the date of grant.

The Company applies APB Opinion No. 25 and related interpretations in accounting for both the Plan and Directors Plans. Accordingly, no compensation cost has been recognized for the stock options in these Plans. Had compensation cost for these plans been determined consistent with FASB Statement No. 123, "Accounting for Stock-Based Compensation," which was previously described in Note 1(m) the Company's net income and diluted earnings per share would have been reduced to the pro forma amounts indicated below:

(In Thousands, Except Per Share Data)       1997          1996           1995
--------------------------------------------------------------------------------
Net Income
   As Reported                            $13,880       $12,280         $9,506
   Pro forma                               13,631        12,155          9,426
Diluted Earnings Per Share:
   As Reported                            $  1.48       $  1.33         $ 1.03
   Pro forma                                 1.46          1.31           1.02
--------------------------------------------------------------------------------


The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1997, 1996 and 1995, respectively: dividend yield of 2.3%, 3.1% and 3.1% for 1997, 1996 and 1995, respectively; expected volatility of 22%, 25% and 24% for 1997, 1996 and 1995, respectively; risk-free interest rates of 6.7%, 6.0% and 7.0% for 1997, 1996 and 1995, respectively; and expected lives of 5 years for both plans. A summary of the status of both the Plan and the Directors Plan of the Company as of December 31, 1997, 1996 and 1995 and changes during the years ended on those dates, adjusted for subsequent stock dividends and splits, is presented below:

                                      1997                          1996                           1995
                           ---------------------------  ------------------------------ -----------------------------
                                          Weighted                       Weighted                       Weighted
                                           Average                        Average                       Average
                                          Exercise                       Exercise                       Exercise
Option Shares:                Shares        Price           Shares         Price           Shares        Price
--------------------------------------------------------------------------------------------------------------------
Outstanding at
   Beginning of Year             302,590       $12.86          227,949         $11.96         109,668         $9.99
Granted                           86,973        19.92           88,970          14.25         120,889         13.59
Exercised                       (36,409)         9.22         (11,952)           5.92         (2,608)          5.39
Forfeited                       (14,354)        14.04          (2,377)          13.64               -             -
--------------------------------------------------------------------------------------------------------------------
Outstanding at
 End of Year                     338,800       $15.01          302,590         $12.86         227,949        $11.96
====================================================================================================================

Options Exercisable
   at Year-End                   111,453                        71,491                         36,358
====================================================================================================================

Weighted-Average
   Fair Value of
   Options Granted
   During the Year                 $5.12                         $3.39                          $3.36
====================================================================================================================

The following table summarizes information about the stock options outstanding at December 31, 1997, adjusted for the effect of subsequent stock dividends and splits.



                          Options Outstanding                                           Options Exercisable
-----------------------------------------------------------------------         ------------------------------------
                                        Weighted
                                         Average          Weighted                                    Weighted
     Range of           Number          Remaining         Average                    Number           Average
     Exercise        Outstanding       Contractual        Exercise                 Exercisable        Exercise
      Prices         at 12/31/97      Life in Years        Price                   At 12/31/97         Price
-------------------------------------------------------------------------------------------------------------------
      $5.39                   6,890        3.0             $ 5.39                           6,890      $ 5.39
      12.53                  59,344        6.0              12.53                          44,510       12.53
  13.43 - 13.64             102,358        7.1              13.59                          56,313       13.58
  13.91 - 14.30              84,083        8.5              14.30                           3,740       13.91
  17.87 - 20.55              86,125        9.2              19.92                               -           -
-------------------------------------------------------------------------------------------------------------------
  $5.39 - $20.55            338,800        7.7             $15.01                         111,453      $12.67
===================================================================================================================

The Stock Incentive Plan also provides for granting of Restricted Stock Awards, which generally vest between two and four years. Transactions involving these awards are summarized as follows:

                                         1997            1996             1995
--------------------------------------------------------------------------------
Restricted Stock Awards:
   Outstanding - January 1,            10,996           19,000           19,324
     Granted                                -                -            4,700
     Canceled                            (918)            (450)            (200)
     Vested                            (5,518)          (7,554)          (4,824)
--------------------------------------------------------------------------------
   Outstanding - December 31,           4,560           10,996           19,000
================================================================================

Compensation expense recognized related to the restricted stock awards was $88,000, $134,000 and $37,000 for the years ended December 31, 1997, 1996 and
1995, respectively.

NOTE 17 - LITIGATION, COMMITMENTS AND CONTINGENT LIABILITIES

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

The Company has lease commitments expiring at various dates through 2015. Rent expense on these leases amounted to approximately $759,000, $670,000 and $588,000 for the years ended December 31, 1997, 1996 and 1995, respectively. The headquarters building lease has been accounted for as a capital lease, in accordance with FASB Statement No. 13 "Accounting for Leases," (See Note 11). The minimum annual rentals under the terms of the lease agreements, excluding the capital lease, as of December 31, 1997, were as follows:

1998                 $595,000
1999                  566,000
2000                  549,000
2001                  410,000
2002                  154,000
Thereafter            575,000


The above represents minimum rentals, not adjusted for possible future increases due to property taxes and cost of living escalation provisions.

The Company also has certain equipment leases, which do not exceed five-year terms with level monthly payments. Equipment rental expense totaled $1,198,000, $981,000 and $1,806,000 in 1997, 1996 and 1995, respectively.

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

Financial Instruments Whose
 Contract Amount Represent                       Contract or Notional Amount
       Credit Risk                                  at December 31, 1997
--------------------------------------------------------------------------------

Outstanding Loan Commitments                             $159,881,000
Standby Letters of Credit                                   2,653,000

The Company previously entered into agreements with six executive officers providing for the payment of cash and other benefits to them in the event of their voluntary or involuntary termination within three years following a change of control of the Company. Payment under these agreements in the event of a change in control would consist of a lump sum payment equal to two or three years of annual taxable compensation, depending on the officer involved. Under these agreements, the payment would be reduced if it would be an excess parachute payment under the federal tax code and would subject the officer to an excise tax.


NOTE 18 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

FASB Statement No. 107, "Disclosures about Fair Value of Financial Instruments," requires that the Company disclose estimated fair values for its financial instruments. The fair value estimates are made at a discrete point in time based upon relevant market information and information about the financial instruments. Because no market exists for a portion of the Company's financial instruments, fair value estimates are based on judgment regarding a number of factors. These estimates are subjective in nature and involve some uncertainties. Changes in assumptions and methodologies may have a material effect on these estimated fair values. In addition, reasonable comparability between financial institutions may not be likely due to a wide range of permitted valuation techniques and numerous estimates, which must be made. This lack of uniform valuation methodologies also introduces a greater degree of subjectivity to these estimated fair values.

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

Short-Term and Other Borrowings
For those instruments, the carrying value is a reasonable estimate of fair value.


Commitments to Extend Credit and Standby Letters of Credit
At December 31, 1997 and 1996, the Bank had standby letters of credit outstanding of $2,653,000 and $3,130,000, respectively. The fair value of commitments is estimated using the fees currently charged to enter into similar agreements and the present credit worthiness of the counter parties. On this basis, these fees approximate the fair value.

At December 31, 1997 and 1996, the Bank had commitments to extend credit totaling $159,881,000 and $150,355,000 respectively. The Bank does not charge a fee on these loan commitments and, consequently, there is no basis to calculate a fair value.

The estimate fair value of the Company's financial instruments as of December 31, 1997 and 1996 are as follows:

                                             1997                    1996
                                      --------------------  --------------------
                                      Carrying     Fair     Carrying      Fair
(In Thousands)                         Amount      Value     Amount       Value
--------------------------------------------------------------------------------
Financial Assets
   Cash and Short-Term Investments    $ 41,069   $  41,069    $ 61,279   $61,279
   Securities Available for Sale       541,245     541,245     305,668   305,668
   Securities Held to Maturity          45,308      45,364      67,576    67,379
   Trading Account Securities            1,221       1,221         512       512
   Loans, Net of Allowance for
     Possible Loan Losses              606,079     604,850     612,877   613,186
--------------------------------------------------------------------------------

Financial Liabilities
   Deposits
     Demand                            166,260     166,260     159,018   159,018
     Savings                           380,105     380,105     389,292   389,292
     Time                              441,484     443,002     388,410   389,017
--------------------------------------------------------------------------------
       Total Deposits                  987,849     989,367     936,720   937,327
Short-Term Borrowings                   79,546      79,546      46,328    46,328
Other Borrowings                        92,706      92,706       9,693     9,693
--------------------------------------------------------------------------------

Off-Balance Sheet Financial Instruments
     Standby Letters of Credit               -          33           -        38
--------------------------------------------------------------------------------



NOTE 19 - CONDENSED FINANCIAL STATEMENTS - PARENT COMPANY

The condensed financial statements of United National Bancorp (parent company only) are presented below:

 CONDENSED  BALANCE SHEETS                                    December 31,
                                                  ------------------------------
 (In Thousands)                                         1997              1996
 -------------------------------------------------------------------------------
 Assets
    Cash and Due from Banks                          $      55          $     24
    Securities Available for Sale                        6,178             4,841
    Trading Account Securities                           1,221               512
    Investment in Subsidiaries                         123,899            91,822
    Other Assets                                         2,507             1,308
 -------------------------------------------------------------------------------
      Total Assets                                    $133,860           $98,507
 ===============================================================================

 Liabilities and Stockholders' Equity
    Junior Subordinated Debentures                    $ 20,619           $     -
    Other Liabilities                                    2,291             1,555
    Stockholders' Equity                               110,950            96,952
 -------------------------------------------------------------------------------
      Total Liabilities and Stockholders' Equity      $133,860           $98,507
 ===============================================================================


                                                           For The Years
CONDENSED STATEMENTS OF INCOME                            Ended December 31,
                                                      --------------------------
(In Thousands)                                         1997      1996      1995
--------------------------------------------------------------------------------
Income
   Dividends from Subsidiary                          $7,125    $4,939    $4,541
   Interest and Dividends on Securities                  221       168       196
   Net Gain from Securities Transactions                 508       111       558
--------------------------------------------------------------------------------
     Total  Income                                     7,854     5,218     5,295
--------------------------------------------------------------------------------

Expense
   Interest Expense on Junior Subordinated Debentures  1,605         -         -
   Other Expenses                                        298       257       317
--------------------------------------------------------------------------------
     Total Expense                                     1,903       257       317
--------------------------------------------------------------------------------

Income Before Taxes                                    5,951     4,961     4,978
Income Tax (Benefit) Provision                          (407)       (4)      154
--------------------------------------------------------------------------------

Income Before Equity in Undistributed Income
   of Subsidiary                                       6,358     4,965     4,824
Equity in Undistributed Income of Subsidiary           7,522     7,315     4,682
--------------------------------------------------------------------------------

Net Income                                           $13,880   $12,280    $9,506
================================================================================


CONDENSED STATEMENT OF CASH FLOWS               For the Years Ended December 31,
                                              ----------------------------------
(In Thousands)                                  1997         1996          1995
--------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net Income                                     $13,880      $12,280      $9,506
Adjustments to Reconcile Net Income to Net
   Cash Provided by Operating Activities:
Net (Gain) Loss on Sale of Securities
   Available for Sale                                -            -        (351)
Trading Account Securities Activity, Net          (709)         (95)        (96)
Increase in Other Assets                        (1,241)         (71)       (172)
Increase in Other Liabilities                       44          121         180
Restricted Stock                                    88          134          37
Equity in Undistributed Income
   of Subsidiary                                (7,522)      (7,315)     (4,682)
--------------------------------------------------------------------------------
Net Cash Provided by Operating Activities        4,540        5,054       4,422
--------------------------------------------------------------------------------

INVESTING ACTIVITIES
Proceeds from Sales of Securities Available
   for Sale                                      2,800          812       3,712
Purchase of Securities Available for Sale       (3,060)      (2,287)     (3,300)
--------------------------------------------------------------------------------
Net Cash (Used In) Provided by
   Investing Activities                           (260)      (1,475)        412
--------------------------------------------------------------------------------

FINANCING ACTIVITIES
Cash Dividends on Common Stock                  (4,972)      (3,879)     (3,312)
Proceeds from Exercise of Stock options            562           42         532
Purchase of Treasury Stock                           -            -      (1,705)
Sale of Treasury Stock                               -          251         147
Stock Issued from Equity Contracts                   -            -         221
Stock Issued from Debenture Conversion               -            -       1,048
Proceeds from Issuance of Junior
  Subordinated Debentures                       20,619            -           -
Capital Contributed to Subsidiary              (20,458)           -      (1,830)
--------------------------------------------------------------------------------
Net Cash Used in Financing Activities           (4,249)      (3,586)     (4,899)
--------------------------------------------------------------------------------

Net Increase (Decrease) in Cash                     31           (7)        (65)
Cash at Beginning of Year                           24           31          96
--------------------------------------------------------------------------------

Cash at End of Year                            $    55      $    24      $   31
====================================================================================================================

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

Under the earnings limitation test, the Bank had available $26,596,000 for the payment of cash dividends at December 31, 1997.

INDEPENDENT AUDITORS REPORT



To the Board of Directors and
  Stockholders of United National Bancorp:

We have audited the accompanying consolidated balance sheets of United National Bancorp and subsidiaries as of December 31, 1997 and 1996 and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The accompanying consolidated financial statements of United National Bancorp and subsidiaries as of December 31, 1995 and for the year then ended were audited by other auditors whose report, dated January 12, 1996, on those statements included an explanatory paragraph that described a change in the Company's method of accounting for securities in 1994.

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

In our opinion, the 1997 and 1996 consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of United National Bancorp and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.



                                            KPMG PEAT MARWICK LLP
                                             (Signature of KPMG)



Short Hills, New Jersey
January 14, 1998