Form 10-K405, Exhibit 13
period 1997-12-31
UNITED NATIONAL BANCORP
filed 1998-03-31
CIK 831959

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
  United National Bancorp:

We previously audited and reported on the consolidated statements of income, changes in stockholders' equity and cash flows of United National Bancorp and subsidiaries for the year ended December 31, 1995, prior to their restatement for the 1997 pooling of interests with Farrington Bank. The contribution of United National Bancorp and subsidiaries to interest income and net income represented 93% and 88% of their respective restated totals. Separate financial statements of Farrington Bank included in the 1995 restated consolidated statements of income, changes in stockholders' equity and cash flows were audited and reported on separately by other auditors. We also audited the combination of the accompanying consolidated statements of income, changes in stockholders' equity and cash flows for the year ended December 31, 1995, after restatement for the 1997 pooling of interests; in our opinion, such consolidated statements have been properly combined on the basis described in Note 2 of notes to the consolidated financial statements.



ARTHUR ANDERSEN LLP
(Signature of Arthur Andersen LLP)

Roseland, New Jersey
March 26, 1998