Form 10-K405, Exhibit 13
period 1997-12-31
UNITED NATIONAL BANCORP
filed 1998-03-31
CIK 831959

Independent Auditors' Report




The Shareholders and Board of Directors
Farrington Bank:

We have audited the consolidated statements of earnings, changes in shareholders' equity, and cash flows of Farrington Bank and subsidiary for the year ended December 31, 1995 (not presented herein). These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and the cash flows of Farrington Bank and subsidiary for the year ended December 31, 1995, in conformity with generally accepted accounting principles.


                                            KPMG PEAT MARWICK LLP
                                             (Signature of KPMG)


Short Hills, New Jersey
February 22, 1996