Form 10-K405, Exhibit 13
period 1999-12-31
UNITED NATIONAL BANCORP
filed 2000-03-30
CIK 831959

              Management's Discussion and Analysis of Consolidated
                  Financial Condition and Results of Operations

This section is presented to assist in understanding the operating results of United National Bancorp (the "Parent Company") and its wholly-owned subsidiaries, United National Bank (the "Bank") and UNB Capital Trust I (the "Trust") or when consolidated with the Parent Company, (the "Company"), for each of the past three years and financial condition for each of the past two years. This section should be read in conjunction with the consolidated financial statements, the accompanying notes and selected financial data provided within this report.

On March 31, 1999, the Company acquired Raritan Bancorp Inc. ("Raritan"). Raritan was a $435 million asset bank holding company headquartered in Bridgewater, New Jersey and operated seven offices.

On September 30, 1998, the Company acquired State Bank of South Orange ("SBSO"). SBSO was a $75 million asset, single-office bank headquartered in South Orange, New Jersey.

Both of these acquisitions were accounted for on the pooling-of-interests accounting method and therefore, the financial statements for periods prior to the merger have been restated to include the accounts and activities of these institutions.

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

                                    OVERVIEW

The Company reported net income in 1999 of $12,140,000, a decrease of 38.9% from the $19,858,000 earned in 1998. Diluted net income per share was $0.75 in 1999 compared to $1.22 reported in 1998. Basic net income per share in 1999 was $0.76 as compared to the $1.26 reported in 1998.

The Company's operating income for 1999, defined as net income excluding the effects of one-time charges, net of taxes, was $25,024,000, a 16.1% increase over the $21,552,000 for the year ended December 31, 1998. During 1999, one-time charges totaling $12,884,000 or $0.80 per diluted share, net of taxes, were related to the acquisition of Raritan, the sale of non-performing assets, the dissolution of the Bank's joint venture in United Financial Services, Inc. ("UFS") and the conversion to a new operating system. During 1998, one-time charges totaling $1,694,000 or $0.11 per diluted share, net of taxes, were related to the acquisition of SBSO. Operating income per diluted share, adjusted for the 6% stock dividend paid on November 1, 1999, was $1.55 in 1999, a 16.5% increase over the $1.33 reported for the year ended

December 31, 1998.

The Company reported net income, after one-time charges, for 1998 of $19,858,000, up 7.6% from the $18,447,000 earned in 1997. Diluted net income per share results for 1998 increased 7.0% to $1.22 from $1.14 reported in 1997. Operating income for 1998 was $21,552,000 or $1.33 per diluted share compared to $19,845,000 or $1.23 per diluted share in 1997. Operating income for 1997 was defined as net income excluding the one-time charges of $1,398,000 or $0.09 per diluted share, net of taxes, related to the acquisition of Farrington Bank and the sale of the Company's former operations center.

Key performance ratios based on operating income continued to remain strong for 1999. Based on operating income, return on average assets ("ROA") and return on average equity ("ROE") were 1.25% and 17.30%, respectively, in 1999, compared to 1.15% and 13.92%, respectively, in 1998. ROA and ROE in 1997 were 1.21% and 14.38%, respectively. ROA and ROE, based on operating income, have averaged 1.16% and 14.53%, respectively, over the past five years.

Based on net income, ROA was 0.61% in 1999 as compared to 1.06% in 1998 and 1.12% in 1997, while ROE was 8.43% in 1999, 12.83% in 1998 and 13.37% in 1997.
In addition, the efficiency ratio was 56.07% for 1999 versus 62.34% in 1998 and 58.77% in 1997. During 1999, the decrease in the efficiency ratio was due in part to the cost savings achieved from the Raritan and SBSO acquisitions.

The Company's unfavorable decline in net income results for 1999 were the result of an increase in one-time-charges compared to the prior year coupled with an increase in the provision for loan losses and a decline in non-interest income. These unfavorable events were partially offset by an improvement in net interest income coupled by a reduction in the provision for income taxes.

The growth in net income for 1998 was the result of an improvement in net interest income and non-interest income coupled with a reduction in the provision for loan losses and in the provision for income taxes. These improvements were offset in part by an increase in non-interest expense.

Loan demand throughout 1999 continued to be strong and was greater than 1998. Loans, net of unearned income, at December 31, 1999 were $204,262,000 higher than the prior year-end and represented 60.3% of total assets at year-end 1999 as compared to 55.1% in 1998. Total loans averaged $1,138,080,000 during 1999, an increase of $158,208,000 or 16.1% compared with the prior year. Interest rates, as measured by the prime rate, began the year of 1999 at 7.75% and increased several times throughout the third and fourth quarters to end the year at 8.50%.

Securities available for sale increased to $631,661,000 and represented 30.2% of the total assets at December 31, 1999 as compared to $609,262,000 or 31.8% at year-end 1998. Conversely, securities held to maturity decreased $25,466,000 from 1998 to $37,908,000 at year-end 1999 and accounted for 1.8% of total assets at December 31, 1999, versus 3.3% last year.

Total deposits increased by 5.5% to $1,481,209,000 at December 31, 1999. Time deposits increased by $92,532,000 or 15.7% to $683,150,000 at December 31, 1999
compared to $590,618,000 at year-end 1998, primarily as a result of higher levels of wholesale certificates of deposit of $100,000 or more coupled with higher rates offered on various product types. Demand deposits increased by $765,000 to $235,386,000 at year-end 1999, a 0.3% increase over the prior year-end. In contrast, savings deposits decreased by $15,501,000 or 2.7% from 1998 to $562,673,000 at year-end 1999.

On average, time deposits increased $44,157,000 or 7.3% from 1998. Demand deposits and non-interest-bearing savings deposits averaged $253,038,000 in 1999, down 0.6% from the 1998 average balance of $254,565,000 and average savings deposits were down $5,627,000 or 1.0% from 1998's average balance of $559,241,000.

                                EARNINGS ANALYSIS

Operating Revenue

The Company's earnings have two major components: net interest income and non-interest income, which includes net gains from securities transactions. Operating revenue, excluding securities gains, increased $4,413,000 or 4.9% in 1999 as compared to 1998 and increased $3,731,000 or 4.3% in 1998 as compared to 1997.

Net Interest Income

Net interest income, the amount by which interest earned on assets exceeds interest paid to depositors and other creditors, is the Company's principal source of revenue. For purposes of this review, interest exempt from Federal taxation has been restated to a taxable-equivalent basis, which places tax-exempt income and yields on a comparable basis with taxable income to facilitate analysis. The Federal income tax rate used for 1999 was 35% and for 1998 and 1997 was 34%. In calculating loan yields, the applicable loan fees have been included in interest income and non-performing loans are included in the average loan balances.

Net interest income increased $5,534,000 or 7.6% to a level of $78,012,000 in 1999 following a $2,906,000 or 4.2% increase in the prior year. The primary reason for the increase was an increase in net interest-earning assets, offset in part by a decrease in the net interest margin. The higher yielding loan portfolio was 60.9% of average earning assets in 1999 from 56.6% in 1998 and 59.4% in 1997, while average securities represented 38.6% of average earning assets in 1999, down from 40.0% in 1998 and up from 37.8% in 1997. In 1997, after raising additional Tier I Capital through the issuance of trust capital securities, the Company developed and partially implemented a strategy to increase earning assets, effectively leveraging its new capital and improving net interest income, by the purchase of $150 million of additional investment securities funded through short-term and other borrowings (the "Growth Strategy"). The Company continued the Growth Strategy during 1998 and completed an additional $50 million in the first quarter and another $20 million in the third quarter of 1998. During 1999, the Company did not purchase investment securities under the Growth Strategy. The Company continues to evaluate such strategies and will implement them when market conditions stabilize. For additional discussion on the Growth Strategy, see "Financial Condition - Securities." The Company's net interest margin declined from 1997 through 1999, largely due to the impact of the Growth Strategy and the effect of an investment in corporate owned life insurance, which reduces investable funds while increasing non-interest income.

For 1999, average interest-earning assets increased $138,993,000 or 8.0% over 1998 while average rates declined 17 basis points, creating an increase in total interest income of $7,617,000 or 5.7% from 1998. Rates declined during the year primarily due to the competitive marketplace which the Company serves. In 1998, average interest-earning assets increased $204,469,000 or 13.4% over the prior year while the yield on earning assets declined 29 basis points. Accordingly, interest income increased $11,368,000 or 9.2% from 1997.

The Company continued to monitor the rates paid on all categories of interest-bearing liabilities to reflect existing market conditions. Average interest-bearing deposits increased $38,530,000 or 3.3%, over 1998 while the cost of deposits declined 38 basis points. The decline in deposit rates was due primarily to the lower cost of funds in time deposits. During the latter part of 1999, the Company introduced competitive rates on select deposit products in an effort to attract deposits. This change is expected to cause an increase in the overall cost of funds for time deposits.* The growth in deposits resulted from continued growth in existing branches coupled with growth from new branches opened during the current and prior year. The Company utilized short-term and other borrowings as an additional funding source and to fund the growth in the loan portfolio. The average balance of borrowings, including the obligation under capital lease, was $355,725,000 in 1999 with an average cost of 5.76%, as compared to the average balance of $255,739,000 in 1998 with an average cost of 6.01%. The effect of the above changes in 1999 created a 9 basis point increase in the Company's net interest spread and a 2 basis point decline in the Company's net interest margin.

In 1998, average interest-bearing deposits increased by $23,256,000 or 2.0%, and the cost of deposits increased slightly to 3.99% in 1998 from 3.98% in 1997. This growth in average deposits was the result of the Bank's new branches opened during the year, in addition to deposit growth at existing branches. The Company utilized short-term and other borrowings as an additional funding source and to fund the Growth Strategy. The average balance of borrowings, including the obligation under capital lease, was $255,739,000 in 1998 with an average cost of 6.01%, as compared to the average balance of $129,566,000 in 1997 with an average cost of 6.16%. The effect of the above changes in 1998 created a 45 basis point and 37 basis point decline in the Company's net interest spread and net interest margin, respectively.

The net interest margin, which represents net interest income as a percentage of average interest-earning assets, is a key indicator of net interest income performance. The net interest margin decreased during 1999 to 4.17% from 4.19% in 1998. The decline in the net interest margin in 1999 resulted from a slightly overall lower interest rate environment during the year compared to 1998. The net interest margin decreased during 1998 to 4.19% from 4.56% in 1997. The decline in the net interest margin in 1998 resulted from the overall lower interest rate environment during the year along with the Growth Strategy implemented during 1998 and 1997. Although the Growth Strategy has resulted in a decline in the net interest margin and spread compared to prior years, the overall result was a positive impact on the Company's net income and return on average equity.

Non-Interest Income

Non-interest income, which has become an increasingly important source of revenue for the Company, consists primarily of trust income, service charges on deposit accounts, other service charges, commissions and fees, and securities gains. In 1999, total non-interest income amounted to $21,190,000, a decrease of $3,025,000 or 12.5% from 1998, as compared with a 15.4% increase in 1998 from 1997. Included in these figures were net gains from securities transactions of $949,000 in 1999 as compared to $3,891,000 in 1998 and $1,914,000 in 1997.
Non-interest income in 1999, excluding securities gains, was down $83,000 or 0.4% from 1998, compared to an increase of $1,259,000 or 6.6% in 1998 from 1997.

Trust income continues to be a major contributor to fee income, representing 26.4% of the total. Trust income rose $131,000 or 2.4% to $5,585,000 in 1999 compared to a $478,000 or 9.6% increase from 1997 to 1998. This increase was due to growth in the level of assets under management, assisted through the expansion of new client relationships, as well as the addition of new investment products. The Trust Division offers a full range of fiduciary services, ranging from mutual funds to personal trust, investment advisory and employee benefits. Trust services are expected to continue to play an important role in the Company's future.*

Service charges on deposit accounts decreased $418,000 or 8.3% to $4,607,000 in 1999 from 1998 as compared to a decrease of $48,000 or 0.9% from 1997 to 1998. The decrease in 1999 resulted from fewer occurrences of service charges assessed partially due to customers maintaining higher compensating balances through our Combined Banking product. Additionally, more customers have taken advantage of our overdraft protection product to help reduce their transaction costs. The decrease in 1998 from 1997 resulted from fewer occurrences of overdraft fees assessed.

Other service charges, commissions and fees decreased $578,000 or 8.2% to $6,451,000 in 1999 due primarily to a decline in credit card application fees offset in part by an increase in fees generated from our Financial Services Group. This group offers uninsured financial products, including the sale of annuities, insurance and mutual funds. During 1998, other service charges, commissions and fees increased $531,000 or 8.2% from 1997 to $7,029,000 due to increased automated teller machine ("ATM") transaction fees and fees generated by outsourcing the Bank's official check function.

Other income increased $782,000 or 27.8% from 1998 to $3,598,000 in 1999 due primarily to an increase in income on the Company's investment in corporate owned life insurance. Other income increased $298,000 or 11.8% from 1997 to

$2,816,000 in 1998 due primarily to an increase in income on the investment in corporate owned life insurance partly offset by a decline in gains from sales of the guaranteed portions of Small Business Administration ("SBA") loans.

Net gains on securities transactions of $949,000 were recorded in 1999 compared with $3,891,000 in 1998 and $1,914,000 in 1997. The rising rate climate experienced during the later part of 1999 created less of an opportunity to realize gains as compared to 1998. The gains in 1998 and prior years were the outcome of restructuring the investment portfolio to alter maturities, due to the changing interest rate environment, and to maximize the return on the investment portfolio. Additional gains were realized in 1998 from the trading account portfolio due primarily to favorable conditions in the marketplace.

Non-Interest Expense

Non-interest expense in 1999 totaled $74,660,000, an increase of $11,693,000 or 18.6% over 1998. This compared to a $5,952,000 or 10.4% increase in 1998 over 1997. Included in 1999 were one-time charges before taxes of $17,258,000 in connection with the Raritan merger, sale of non-performing assets, the conversion to a new operating system as well as the dissolution of the Bank's joint venture in UFS. Included in 1998 were one-time charges of $2,179,000 incurred in connection with the SBSO merger. During 1997, the Company recorded one-time charges of $2,208,000 incurred in connection with both the Farrington Bank merger and the sale of the Bank's former operations center. Excluding the one-time charges, non-interest expense in 1999 decreased $3,386,000 or 5.6% from 1998 and non-interest expense in 1998 increased $5,981,000 or 10.9% from 1997. Management continues to seek opportunities to control non-interest expense levels.*

The largest component of non-interest expense is salaries and employee benefits, which accounted for 33.1% of total non-interest expense in 1999 compared to 40.6% and 43.6% in 1998 and 1997, respectively. Management continues to monitor staffing levels, employee benefits and operational consolidations. Compared to the previous year, the 1999 expense of $24,746,000 represents a 3.2% decrease versus a 2.9% increase between 1998 and 1997. Specifically, salaries and wages decreased $683,000 in 1999 due primarily to the cost savings relating to the Raritan and SBSO acquisitions. Employee benefits decreased $125,000, which was due primarily to the strong performance of the Company's pension plan. The strong return on the plan had the effect of reducing the expense recognized in 1999, which declined $633,000 from 1998. This was offset in part by an increase in medical health care costs, which is a significant component of employee benefits. These costs increased $518,000 from 1998 and had increased $55,000 in 1998 from 1997. This expense is based on the level of medical claims and there can be no assurance that these costs will not increase in the future. The Company's goal to control this expense continues to remain a high priority. Full-time equivalent employees were 565 at December 31, 1999 compared with 542 and 585 at December 31, 1998 and 1997, respectively.

Net occupancy and furniture and equipment expense increased $188,000 or 2.1% in 1999 to $9,354,000 as compared to an increase of $1,517,000 or 19.8% in 1998 from 1997. The increase in 1998 resulted from the opening of several new branches offset in part by lower building maintenance costs.

Data processing expense for 1999 decreased $1,585,000 or 20.9% to $5,985,000 from 1998 compared to an increase of $1,973,000 or 35.3% in 1998 from 1997. The decrease for 1999 resulted from the Company's decision to convert to a new data processing system. The increase for 1998 was caused by higher processing volumes as well as the result of outsourcing a portion of the credit card processing operation in late 1997. Data processing expense also increased in 1998 as the Company reevaluated its joint venture investment in United Financial Services, Inc. Based upon the Company's decision to convert to a new data processing system, the Company reduced the remaining amount of amortization and depreciation periods of the underlying assets of the joint venture.

Distributions on trust capital securities of $2,002,000, $2,002,000 and $1,557,000 in 1999, 1998 and 1997, respectively, resulted from the placement of such securities in March 1997.

Amortization of intangible assets was $1,293,000 in 1999 compared to $1,961,000 and $1,728,000 in 1998 and 1997, respectively. The reduction in 1999 was due primarily to the writedown in the remaining amount of amortization relating to the dissolution of UFS.

Net cost to operate other real estate, which results from costs of holding other real estate in addition to valuation adjustments, amounted to $140,000 in 1999, a decrease of $76,000 from 1998. These costs decreased in 1998 to $216,000 compared to $276,000 in 1997. The decrease in 1999 was the result of a non-performing asset sale during the first quarter. The decrease in 1998 and 1997 was due to lower carrying costs and write-downs associated with the reduced inventory of other real estate holdings. For additional discussion on other real estate, see "Asset Quality".

One-time charges in 1999 of $17,258,000 resulted from the acquisition of Raritan, sale of non-performing assets, the conversion to a new operating system as well as the dissolution of the Bank's joint venture in UFS. This amount consisted primarily of merger related charges related to the acquisition of Raritan of $9,940,000 and the dissolution of the Bank's joint venture, which amounted to $5,084,000. The merger related charges primarily represented payouts on existing employment contracts, a penalty on termination of Raritan's data processing service, the write-off of unusable fixed assets and supplies, professional services directly attributable to the acquisition, and severance costs. Substantially all amounts were paid by December 31, 1999. One-time charges in 1998 of $2,179,000 resulted from the acquisition of SBSO in the third quarter. This amount consisted primarily of payouts on existing employment contracts, a penalty on termination of SBSO's data processing service, the write-off of unusable fixed assets and supplies, professional services directly attributable to the acquisition, and severance costs. Substantially all amounts were paid by December 31, 1998. The one-time charge in 1997 amounted to $2,208,000, of which $1,665,000 resulted from the acquisition of Farrington in the first quarter. Additionally, a non-recurring loss of $543,000, resulting from the sale of the Bank's operations center, was recorded in the second quarter of 1997.

Other expenses, excluding the one-time charges, amounted to $13,882,000 in 1999, a decrease of $437,000 or 3.1% compared to the prior year while 1998's expense was $1,151,000 or 8.7% higher than that of 1997. The decrease in 1999 was due to fewer branch start-up costs. The increase in 1998 was primarily a result of the additional costs associated with the four new branches opened in late 1997 and during 1998. Additionally, there were increases in marketing, postage and telephone expenses incurred for credit card marketing, along with increases in local marketing expenses, legal and professional fees.

Income Taxes

The provision for income taxes decreased $2,885,000 in 1999 to $5,483,000 compared to a decrease of $667,000 in 1998 from 1997. The decrease in 1999 in income taxes resulted from the one-time charges in 1999. The decrease in 1998 in income taxes resulted from higher levels of tax-exempt income than the prior year and a reduction in the valuation allowance. The Company implemented certain tax planning strategies during 1998, which included increasing the Bank's investment in tax-exempt securities. For further information regarding the provision for income taxes, see Note 14 to the Consolidated Financial Statements.

                               FINANCIAL CONDITION

Total average assets increased $124,483,000 or 6.6% to $1,997,873,000 in 1999, while total assets reached $2,090,383,000 at year-end, an increase of 9.1% from the December 31, 1998 balance. Average interest- earning assets, which represents 93.6% of total average assets, increased $138,993,000 or 8.0% from 1998 to $1,869,484,000 in 1999. Specifically, average loans increased $158,208,000 or 16.1% in 1999 to $1,138,080,000, while average total securities increased $29,291,000 or 4.2% from 1998 and short-term investments decreased $48,506,000 or 83.7%.

Securities

Total securities, which include securities held to maturity, securities available for sale and trading account securities, averaged $721,986,000 in 1999, an increase of $29,291,000 or 4.2% from 1998. The portfolio represented 38.6% of average earning assets for 1999 and 40.0% for 1998. The yield on the total portfolio (on a tax-equivalent basis) increased two basis points to 6.59%. The increase in average balances in the security portfolio was primarily the result of an increase of $40,209,000 in the average balance of non-taxable securities primarily from the full year effect of the additional $70 million of securities purchased under the Growth Strategy implemented during 1998. The Growth Strategy utilized purchases of U.S. government agency bonds and mortgage-backed securities, including collateralized mortgage obligations, funded through short-term and other borrowings with various maturities ranging up to 5 years to increase net interest income. For purposes of this review, unrealized gains and losses have been excluded.

U.S. Treasury and government agency securities declined $2,535,000 to average $110,447,000 in 1999. The yield on this portfolio decreased 30 basis points to 6.35% from the reported yield of 6.65% in 1998. The prevailing market rates of new investments were lower than those of maturing securities.

Tax-exempt securities, consisting primarily of obligations of states and political subdivisions, averaged $120,128,000 in 1999, an increase of $40,209,000 from 1998. As a part of its tax planning strategy, the Company continues to invest in these securities. At year-end, tax-exempt securities were $106,102,000, up $6,963,000 from December 31, 1998. The average tax-equivalent yield on these securities decreased 14 basis points to 7.26% in 1999 from 7.40% in 1998.

Mortgage-backed securities averaged $401,833,000 in 1999, a decrease of $26,831,000 from 1998. These securities provide liquidity through periodic principal and interest repayments. The yield on mortgage-backed securities was 6.44% in 1999 compared to 6.39% in 1998.

Corporate debt securities averaged $33,944,000 during 1999. At December 31, 1999, the investment in corporate debt securities was $44,021,000, and represented the Company's purchase of trust capital securities of other banks. The average yield on trust capital securities was 8.95% in 1999 and 9.39% in 1998. Securities issued by a foreign government averaged $167,000 in 1999 compared to $142,000 in the prior year. The year-end 1999 balance was $175,000 as compared to $150,000 a year earlier.

Average equity securities increased $3,358,000 during 1999 to $55,448,000. Equity securities consisted primarily of money market mutual funds averaging $35,305,000 in 1999 compared to $37,763,000 in 1998. This was more than off-set by an increase in Federal Home Loan Bank of New York (the "FHLB") stock purchases. The average yield on equity securities decreased 44 basis points to 5.18% from 5.62% in 1998. Short-term investments, which included Federal funds sold and FHLB deposits, averaged $9,418,000 in 1999 compared to $57,924,000 in 1998, a decrease of 83.7%. For 1999, the yield on short-term investments averaged 4.68%, down from 4.88% in 1998.

Loans

Total loans averaged $1,138,080,000 during 1999, an increase of $158,208,000 or 16.1% compared with the prior year. The yield on the portfolio declined 52 basis points from 8.78% in 1998 to 8.26% in 1999. At year-end, total loans, net of unearned income, amounted to $1,261,343,000, up $204,262,000 or 19.3% compared to 1998. Loan demand over the past several years has shown improvement due to the lower interest rate environment and as business and consumer confidence in the economy remains strong. Even though the lower interest rate environment from late 1998 through the early part of 1999 and increased competition has created an increase in loan payoffs and refinancings, the Company's aggressive marketing program and diverse product mix created strong growth that more than offset these declines.

The Company's largest loan category is real estate mortgage loans, which totaled $752,518,000 at December 31, 1999 and represented 59.7% of total loans, net of unearned income. Excluded from this figure were $23,807,000 of one to four family residential mortgage loans classified as held for sale. Real estate mortgage loans included residential and commercial mortgages, construction loans and first-time homebuyer mortgages. Installment loans amounted to $199,577,000, representing 15.8% of loans, net of unearned income. Major loan types within this category are indirect automobile loans of $59,002,000, direct personal loans of $86,150,000 and advances on home equity lines of $27,748,000.

The Company's commercial loan portfolio amounted to $233,956,000 at December 31, 1999, up 6.9% from the prior year-end. Average commercial loans increased 41.6% to $288,802,000 from $203,989,000 in 1998 and represented 25.4% of the total average loan portfolio as compared to 20.8% in 1998. The tax-equivalent yield on the commercial loan portfolio was 8.54% in 1999, compared to 9.24% in 1998. The yield on this portfolio decreased as a result of lower rates on loan originations and repricings.

Real estate mortgage loans averaged $633,514,000, an increase of 8.1% from 1998 and represented 55.7% of the total average loan portfolio. This increase was primarily the result of an increase in the commercial mortgage portfolio as well as adjustable rate mortgages and the Bank's first-time homebuyer program called "Community Action Loans." The tax-equivalent yield on the total mortgage portfolio decreased 46 basis points to 7.71% from 8.17% last year as a result of the effect of a lower interest rate environment on new loan originations and on the adjustable rate portion of the portfolio. This portfolio consists of residential and commercial mortgages, as well as construction loans, and carries fixed and adjustable interest rates.

The Company has a nationwide secured credit card program, along with unsecured and affinity card programs throughout New Jersey. Credit card loans averaged $39,294,000 in 1999, an increase of $4,398,000 or 12.6% from 1998. At year-end
1999, credit card balances were $43,916,000, as compared to $38,511,000 at year-end 1998. The increase during 1999 was the result of the continued nationwide direct mail advertising campaign for secured credit cards, and the local municipal affinity programs for unsecured credit cards. The average yield in 1999 on credit cards was 17.59%, down 126 basis points from 18.85% in 1998.

Installment loans, including lease financing, averaged $175,298,000 from $149,469,000 in 1998 and represented 15.4% of the total average loan portfolio. Originations of personal loans have increased from the levels seen in 1998 and 1997. As a result, the average installment loan portfolio increased by 17.3% in 1999 from 1998. At year-end 1999, installment loans amounted to $199,577,000, up $56,566,000 or 39.6% from the same period in 1998. Increased competition in a lower rate environment has lowered the yields on new indirect loans; therefore, the Company has redirected its lending efforts to higher yielding direct loan products. The average yield on the total installment loan portfolio was 7.76% in 1999 compared with 8.37% in 1998.

Impaired loans averaged $1,172,000, down $4,127,000 or 77.9% from the prior year average. For additional discussion on impaired loans, see "Asset Quality - Non-Performing Assets."

It is expected that a trend of increased outstandings in residential and commercial mortgage loans will continue if the economy continues to maintain its current course. The Company will continue to compete for what it believes are quality loans in those sectors of the business community where such loans are most prevalent.*

Other Assets

At December 31, 1999, other assets totaled $79,103,000, an increase of $23,701,000 from the prior year-end. The largest components of other assets are the investment in corporate-owned life insurance of $35,253,000 and the deferred tax assets of $21,844,000, of which both increased $6,067,000 and $21,987,000, respectively. The increase in the deferred taxes is due primarily to the deferred tax benefit relating to the change in the unrealized loss on securities available for sale.

Deposits and Other Borrowings

The Company's deposit base is the primary source of funds supporting its interest-earning assets. Total average deposits increased to $1,457,443,000 in 1999, up $37,003,000 or 2.6% from $1,420,440,000 in 1998. At year-end, total deposits amounted to $1,481,209,000, up 5.5% from the $1,403,413,000 reported last year.

For 1999, time deposits comprised 44.7% of total average deposits as compared to 42.7% in 1998. These deposits, which consist primarily of retail certificates of deposit and individual retirement accounts, increased $44,157,000 or 7.3% to average $650,791,000 during 1999. At December 31, 1999, time deposits increased by $92,532,000 or 15.7% from year-end 1998. The cost of time deposits decreased 66 basis points to 4.98% in 1999. During 1999, certificates of deposit $100,000 and over were $170,868,000, an increase of 55.8% over last year.

Savings deposits, which include savings accounts, money market accounts and interest-bearing transaction accounts, averaged $553,614,000, a decrease of $5,627,000 or 1.0% from 1998. The cost of savings deposits decreased 21 basis points to 2.00% in 1999.

Demand deposits and non-interest-bearing savings deposits averaged $253,038,000, down 0.6% from the 1998 average of $254,565,000. Demand deposits at year-end were $235,386,000, up 0.3% from the prior year. Non-interest-bearing secured credit card deposits averaged $11,304,000 in 1999, down 3.9% from the 1998 average of $11,766,000. Non-interest-bearing secured credit card deposits at year-end 1999 amounted to $11,579,000, as compared to $11,217,000 at December 31, 1998.

Short-term borrowings are available as an additional source of funding for the loan and investment portfolios, as well as funding deposit outflows. Short-term borrowings consist primarily of Federal funds purchased, securities sold under agreements to repurchase ("repurchase agreements"), demand notes-U.S. Treasury, borrowed funds and Federal Home Loan Bank advances. During the year, short-term borrowings rose $49,201,000 or 44.3% to average $160,381,000. The cost of short-term borrowings increased 43 basis points from 4.97% in 1998 to 5.40% in 1999 due to the higher short-term interest rate environment during 1999 as compared to 1998. Average other borrowings for 1999 increased $50,785,000 as a result of borrowings used to fund loan growth. Other borrowings had an average cost of 6.06% in 1999 compared to 6.81% in 1998.

The Bank is a member of the FHLB. As a result, the Company has access to financing from the FHLB with terms ranging from overnight up to 10 years. The FHLB advances are secured by securities and loans receivable under a blanket collateral agreement ("Blanket Advances"). At December 31, 1999, there was $116,000,000 outstanding from the FHLB on the $150,000,000 Blanket Advance line. At December 31, 1998, there was $37,000,000 outstanding from the FHLB on the $90,700,000 Blanket Advance line. The Company also has access to financing from the FHLB through advances collateralized by specific securities ("Specific Advances"). At December 31, 1999, the Company had Specific Advances outstanding from the FHLB of $114,000,000 with maturities ranging from 90 days to 5 years.

                                     CAPITAL

The Company is committed to maintaining a strong capital position. Capital adequacy is monitored in relation to the size, composition and quality of its asset base and with consideration given to regulatory guidelines and requirements, as well as industry standards.

At December 31, 1999, total stockholders' equity was $118,465,000, a decrease of $39,777,000 or 25.1% from year-end 1998. The decrease was primarily due to a decline of $32,921,000, net of tax, in the December 31, 1999 market value of the Company's available for sale securities portfolio from the evaluation at December 31, 1998. Under the Financial Accounting Standards Board ("FASB") Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities", the Company is required to mark to market its investment securities which are classified as available for sale and record any unrealized gains or losses, net of taxes, in stockholders' equity. As market rates have increased considerably throughout 1999, this has had the effect of reducing the market value of the available for sale portfolio, which consists primarily of mortgage-backed securities. As such, the Company had a mark to market unrealized loss adjustment of $26,855,000 at December 31, 1999 as compared to an unrealized gain of $6,066,000 at December 31, 1998. This adjustment has no substantial impact on the Company's regulatory capital ratios, as unrealized adjustments, with the exception of unrealized losses relating to equity securities with readily determinable fair values, are excluded from such calculations.

Additionally, there were cash dividends declared in 1999 totaling $12,507,000 and, through its stock repurchase program, the Company purchased Treasury shares amounting to $8,465,000 during 1999. Partially offsetting these decreases were net income of $12,140,000 and the exercise of stock options and restricted stock activity. As detailed in Note 13 to the Consolidated Financial Statements, the Company and the Bank currently exceed all minimum capital requirements.

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

Non-Performing Assets

The Company defines non-performing assets as non-accrual loans, impaired loans, loans past due 90 days or more and still accruing, renegotiated loans, other real estate owned and other assets owned. At December 31, 1999, total non-performing assets totaled $8,251,000 or 0.4% of total assets, down $919,000 from the $9,170,000 or 0.5% of total assets at December 31, 1998.

During the first quarter of 1999, the Company sold non-performing assets having a carrying value of $4,465,000, of which $3,859,000 related to non-performing loans and $606,000 related to holdings in other real estate owned. This resulted in a one-time charge of $736,000, net of tax.

Non-performing loans at December 31, 1999 were $8,142,000 or 0.6% of total loans, as compared to $8,612,000 or 0.8% of total loans at December 31, 1998. The $470,000 decrease from 1998 resulted from loans secured by real estate, which decreased by $1,326,000 and a decline of $139,000 in loans to individuals for household, family and other personal expenditures. This was offset in part by an increase in commercial and industrial loans of $1,009,000. Troubled debt restructures declined by $14,000.

At December 31, 1999, the Company's holdings in other real estate owned amounted to $56,000 as compared to $507,000 at December 31, 1998. Foreclosures will continue to result in assets migrating from non-performing loans to other real estate owned. It is the Company's intent to actively negotiate and dispose of these properties at fair market values, which are considered reasonable under the circumstances.* In 1999, the Company incurred $140,000 of costs relating to these properties as compared to $216,000 in 1998. Other assets owned amounted to $53,000 at year-end, an increase of $2,000 from 1998.

Allowance for Possible Loan Losses

The Company's year-end 1999 allowance for possible loan losses (the "Allowance") totaled $10,386,000 and represented 0.82% of total loans. This compared with a loan loss allowance at year-end 1998 of $11,174,000 and a ratio to total loans of 1.06%. Loan loss provisions amounted to $3,825,000 in 1999, up from the $3,444,000 in 1998 and down from $4,432,000 in 1997. The Allowance declined from December 31, 1998, despite overall growth in the loan portfolio, primarily as a result of Management's assessment of improvements in credit quality attributable to the sale of $3,859,000 in non-performing loans, which resulted in a $793,000 reduction in the Allowance. Additionally, there has been a continued shift in portfolio composition out of indirect automobile loans and into loans secured by real estate. At December 31, 1999, the ratio of the allowance for possible loan losses to non-performing loans was 127.56% as compared to 129.75% at December 31, 1998.

The determination of an appropriate level of the Allowance is based upon an analysis of the risks inherent in the Bank's loan portfolio. The analysis is performed on a continuous basis by account officers and various loan committees. In addition, the Bank has an external loan review service provider.

One tool used in establishing these risks is a risk rating system, consisting of eight loan grading categories. In assigning a rating to a given loan, various factors are weighted, including (a) the financial condition and past credit history of the borrower; (b) available collateral, and its valuation; (c) loan documentation; and (d) concentrations within industries and geographic locales.

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

Net charge-offs in 1999 were $4,613,000, including $793,000 which was attributable to the sale of non-performing loans. Net charge-offs in 1999, exclusive of the loan sale charge-offs, were $3,820,000 or 0.34% of average loans outstanding compared with $4,009,000 or 0.41% in 1998. Net charge-offs in the credit card portfolio were $1,575,000 in 1999, compared to $1,524,000 in 1998. Net charge-offs in installment lending and lease financing receivables decreased to $1,022,000 in 1999, compared with $1,083,000 in 1998. The net charge-offs in installment lending are primarily the result of the indirect portfolio, which sustained strong growth during the mid-1990's. Management recognizes the risks inherent in the indirect automobile loans, and the Company has made a concerted effort to redirect its lending efforts to lower risk direct loan products. Real estate loan net charge-offs decreased to $6,000 in 1999 from $1,160,000 in 1998 while commercial loans incurred net charge-offs of $1,217,000 in 1999 compared to $242,000 in 1998. The charged-off loans are in various stages of collection and litigation.

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

ALCO monitors and manages interest rate sensitivity through simulation and market value of equity analyses in order to avoid unacceptable earnings fluctuations due to interest rate changes. The Company's GAP model includes certain management assumptions based upon past experience and the expected behavior of customers during various interest rate scenarios. The assumptions include principal prepayments for various loan and security products and classifying the non-maturity deposit balances by degree of interest rate sensitivity. As of December 31, 1999, utilizing the above assumptions results in a cumulative interest rate sensitive assets to interest rate sensitive liabilities of 0.86% and 0.69% for the three-month and twelve-month intervals, respectively.

However, assets and liabilities with similar repricing characteristics may not reprice at the same time or to the same degree. As a result, the Company's GAP does not necessarily predict the impact of changes in general levels of interest rates on net interest income.

Management believes that the simulation of net interest income in different interest rate environments provides a more meaningful and dynamic measure of interest rate risk. Income simulation analysis captures not only the potential of all assets and liabilities to mature or reprice, but the probability that such would occur. Income simulation also permits management to assess the probable effects on the balance sheet not only of changes in interest rates, but also of proposed strategies for responding to them.

The Company's income simulation model analyzes interest rate sensitivity by projecting net interest income over the next 24 months in a flat rate scenario versus net interest income in alternative interest rate scenarios. Management reviews and refines its interest rate risk management process in response to the changing economic climate. The model incorporates management assumptions regarding the level of interest rate or balance changes on non-maturity deposit products, such as NOW, savings, money market and demand deposits, for a given level of market rate changes. These assumptions incorporate historical analysis and future expected customer behavior patterns. Interest rate caps and floors are included, if applicable. Changes in prepayment behaviors of mortgage based products for both loans and securities in each rate environment are also captured. Additionally, the impact of planned growth and anticipated new business activities are factored into the model.

Mortgage loans are projected to prepay between 5% and 40% annually. Mortgage-backed securities are projected to prepay between 6% and 35%. Mortgage-backed securities, federal agency securities and other borrowings with call options, which the Company believed would be called, were reported at the earlier of the next call date or contractual maturity date. Non-maturity deposits of savings, money market accounts and interest-bearing transaction accounts were reported with an average duration of 3.4 years. Non-interest bearing deposits were based on the most recent regulatory valuation price tables. Rate shocks, prepayment assumptions and call dates are all instantaneous and held constant.

Currently, the Company's earnings simulation model projects a 200 basis point change in rates during the first year, in even monthly increments, with rates held constant in the second year. The Company's ALCO policy has established that interest income sensitivity will be considered acceptable if the change in net interest income in the above interest rate scenario is within 10% of net interest income from the flat rate scenario in the first year. Additionally, the Company's ALCO policy states that interest income sensitivity will be considered acceptable if the change in net income in the above interest rate scenario is within 20% of net income from the flat rate scenario in the first year.

At December 31, 1999 and 1998, the Company's income simulation model indicates an acceptable level of interest rate risk, as presented below.

                                                            Gradual Change in Rate
                                                --------------------------------------------
(Dollars In Thousands)                          +200 Basis Points         -200 Basis Points
                                                -----------------         ------------------
Twelve Month Horizon
--------------------
1999:
   Net Interest Income                          $(2,010) or (2.6)%            $+609 or +0.8%
   Net Income                                    (1,269) or (5.0)%             +445 or +1.8%

1998:
   Net Interest Income                             (870) or (1.1)%          (2,512) or (3.3)%
   Net Income                                      (549) or (2.2)%          (1,538) or (6.2)%



The increase in interest rate risk from 1998 to 1999 was due primarily to a reduction in the prepayment speed assumptions for most mortgage based products as well as an increase in the repricing of certain callable liabilities. These changes in the assumptions were due to the change in the interest rate environment in 1999 compared to 1998, as rates have risen considerably throughout the past year.

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

Asset liquidity is represented by the ease with which assets can be converted into cash. This liquidity is provided by marketable equity securities and debt securities with maturity dates, assuming prepayments, of one year or less, which totaled $86,093,000 at year-end 1999. Marketable equity securities and trading account securities amounted to $33,226,000 at the end of 1999. Debt securities consist primarily of U.S. Treasury notes and bonds, obligations of U.S. Government agencies, mortgage-backed securities and obligations of states and political subdivisions. All securities held by the Company are readily marketable. As of December 31, 1999, debt securities scheduled to mature within one year based upon estimated cash flows, amounted to $52,867,000 and represented 8.6% of the total debt securities portfolio. Approximately 20.7% of the entire debt portfolio is scheduled to mature within five years, based upon estimated cash flows. There was no security issue held which represented more than 10% of the Company's stockholders' equity. Additional liquidity is derived from scheduled loan and investment payments of principal and interest, as well as prepayments received.

On the liability side, the primary source of funds available to meet liquidity needs is the Company's core deposit base, which generally excludes wholesale certificates of deposit over $100,000. Core deposits amounted to $1,389,618,000 at December 31, 1999 and represented 71.9% of earning assets. Short-term borrowings, consisting primarily of Federal funds purchased, securities sold under agreements to repurchase and FHLB advances, and wholesale certificates of deposit over $100,000 are used as supplemental funding sources during periods when growth in the core deposit base does not keep pace with that of earning assets. Short-term borrowings and wholesale certificates of deposit amounted to $291,522,000 at December 31, 1999.

As mentioned earlier, the Bank is a member of the FHLB system, which provides the Company with an additional source of liquidity by offering financing alternatives. At year-end 1999, the Company had a $150,000,000 advance line with the FHLB, $34,000,000 of which was available if additional FHLB stock is purchased. Additionally, the Company has federal funds lines with correspondent banks totaling $35,000,000, of which $20,000,000 was available at December 31, 1999.

                                 YEAR 2000 ISSUE

The Year 2000 issue involved preparing computer systems and programs to identify the century date change on January 1, 2000. In the past, many computer programs allocated only two digits for the year portion of a date (i.e., 1999 was represented as 99). The Company reviewed all of its automated systems, as well as all equipment that utilizes processors or computer chips.

Management formed a Year 2000 Committee with members from all significant areas of the Company, which conducted a complete review of its operations to identify systems, computer hardware, software applications, vendors and customers that could be affected by the Year 2000 issue. The Committee developed a project plan to address all issues relevant to Year 2000 and associated date issues. Progress versus the plan was subject to periodic examination by the Office of the Comptroller of the Currency (OCC). As recommended by the Federal Financial Institutions Examination Counsel, the plan encompassed the following phases: awareness, assessment, renovation, validation and implementation. The project plan was completed prior to December 31, 1999.

The Company obtained certifications of Year 2000 compliance from all vendors, while also defining contingencies for these vendors. Each vendor, whose products or services were believed by management to be material to the Company, provided written assurance of its Year 2000 compliance. The Company conducted extensive user testing of these applications.

To date, no Year 2000 related problems have been experienced by the Company. In addition, the Company has no knowledge of any borrower that is unable to meet their obligations to the Company because of a Year 2000 issue. The Company will continue to monitor for Year 2000 issues throughout the year 2000. The Company has incurred costs of approximately $550,000 to date related to Year 2000 readiness.


The following table sets forth certain unaudited quarterly financial data for the periods presented:


(In Thousands, Except Per Share Data)              First            Second            Third            Fourth
                                                Quarter(1)          Quarter          Quarter           Quarter
--------------------------------------------------------------------------------------------------------------------

1999
Interest Income                                        $32,540           $33,479          $34,882           $38,027
Interest Expense                                        14,721            15,118           16,094            18,077
--------------------------------------------------------------------------------------------------------------------
Net Interest Income                                     17,819            18,361           18,788            19,950
Provision for Possible Loan Losses                         975               900              900             1,050
Non-Interest Income, excluding
   Securities Transactions                               4,981             5,194            5,004             5,062
Net Gains (Losses) from
   Securities Transactions                                 675               639            (196)             (169)
Non-Interest Expense                                    26,060            19,626           14,145            14,829
(Benefit) Provision for Income Taxes                     (114)               945            2,306             2,346
--------------------------------------------------------------------------------------------------------------------
Net (Loss) Income                                     $(3,446)           $ 2,723          $ 6,245           $ 6,618
====================================================================================================================
Net (Loss) Income Per Share - Basic (2)               $ (0.22)           $  0.17          $  0.39           $  0.42
Net (Loss) Income Per Share - Diluted (2)             $ (0.22)           $  0.17          $  0.39           $  0.41
====================================================================================================================

1998
Interest Income                                        $32,728           $32,877          $33,574           $33,170
Interest Expense                                        14,971            15,284           16,100            15,572
--------------------------------------------------------------------------------------------------------------------
Net Interest Income                                     17,757            17,593           17,474            17,598
Provision for Possible Loan Losses                       1,098               848              448             1,050
Non-Interest Income, excluding
   Securities Transactions                               5,201             5,175            5,221             4,727
Net Gains from
   Securities Transactions                                 161               230              654             2,846
Non-Interest Expense                                    15,313            14,995           17,412            15,247
Provision for Income Taxes                               1,878             2,072            1,747             2,671
--------------------------------------------------------------------------------------------------------------------
Net Income                                             $ 4,830           $ 5,083          $ 3,742           $ 6,203
====================================================================================================================
Net Income Per Share - Basic (2)                       $  0.31           $  0.32          $  0.24           $  0.39
Net Income Per Share - Diluted (2)                     $  0.30           $  0.31          $  0.23           $  0.38
====================================================================================================================



(1) First quarter 1999 results reflect an $872,000 increase in the Company's previously reported first quarter provision for income taxes, relating to charges in connection with the Raritan merger.

(2) Amounts have been adjusted for the 6% stock dividend paid in 1999.

SELECTED CONSOLIDATED FINANCIAL DATA (Unaudited)

The following selected financial data should be read in conjunction with the consolidated financial statements and related notes thereto included elsewhere in this Annual Report and "Management's Discussion and Analysis of Consolidated Financial Condition and Results of Operations."

(IN THOUSANDS, EXCEPT SHARE DATA)                            1999         1998         1997         1996         1995
---------------------------------------------------------------------------------------------------------------------------

Statement of Income Data:
   Interest Income                                           $138,928     $132,349     $121,415     $108,982      $105,435
   Interest Expense                                            64,010       61,927       53,465       45,038        45,123
                                                         ------------------------------------------------------------------
   Net Interest Income                                         74,918       70,422       67,950       63,944        60,312
Provision for Possible Loan Losses                              3,825        3,444        4,432        3,691         1,398
                                                         ------------------------------------------------------------------
Net Interest Income after Provision
   For Possible Loan Losses                                    71,093       66,978       63,518       60,253        58,914
Non-Interest Income                                            21,190       24,215       20,979       16,806        15,816
Non-Interest Expense                                           74,660       62,967       57,015       52,474        55,964
                                                         ------------------------------------------------------------------
Income Before Provision for Income Taxes                       17,623       28,226       27,482       24,585        18,766
Provision for Income Taxes                                      5,483        8,368        9,035        8,409         5,837
                                                         ------------------------------------------------------------------
Net Income                                                    $12,140      $19,858      $18,447      $16,176       $12,929
                                                         ==================================================================
Income Before Merger-Related and Restructuring Charges,
   And SAIF Assessment                                        $25,024      $21,552      $19,845      $16,762       $15,018
                                                         ==================================================================
Balance Sheet Data (at year-end):
   Total Assets                                            $2,090,383   $1,916,809   $1,789,426   $1,550,129    $1,489,773
   Securities                                                 670,498      673,875      690,201      483,345       503,002
   Federal Funds Sold                                               -       50,100       34,025       44,672        53,744
   Loans (Net of Unearned Income)                           1,261,343    1,057,081      931,266      898,788       812,985
   Allowance for Possible Loan Losses                          10,386       11,174       11,739       11,874        11,440
   Deposits                                                 1,481,209    1,403,413    1,392,703    1,334,528     1,279,636
   Short-Term Borrowings (1)                                  199,931      154,635       99,546       56,328        53,347
   Other Borrowings (2)                                       236,397      154,942      107,809        9,693        19,680
   Stockholders' Equity                                       118,465      158,242      145,466      129,466       120,092
Adjusted Financial Ratios: (3)
   Return on Average Assets                                     1.25%        1.15%        1.21%        1.13%         1.05%
   Return on Average Stockholders' Equity                      17.30%       13.92%       14.38%       13.52%        13.44%
Financial Ratios:
   Return on Average Assets                                     0.61%        1.06%        1.12%        1.09%         0.91%
   Return on Average Stockholders' Equity                       8.43%       12.83%       13.37%       13.05%        11.57%
   Net Interest Margin                                          4.17%        4.19%        4.56%        4.76%         4.65%
   Efficiency Ratio (4)                                        56.07%       62.34%       58.77%       61.19%        66.63%
   Average Stockholders' Equity to Average Assets               7.24%        8.26%        8.39%        8.35%         7.83%
Leverage Ratio (year-end)                                       7.46%        8.51%        8.56%        7.85%         7.20%
Tier I Capital to Risk-Weighted Assets (year-end)              10.93%       13.53%       14.04%       11.85%        11.52%
Combined Tier I and Tier II Capital to Risk-Weighted
   Assets (year-end)                                           11.65%       14.43%       15.10%       13.00%        12.75%
Loans to Deposits (year-end)                                   85.16%       75.32%       66.87%       67.35%        63.53%
Non-Performing Loans to Loans (year-end) (5)                    0.65%        0.81%        1.07%        1.45%         1.27%
Non-Performing Assets as a Percentage of Loans, Other
   Real Estate Owned and Other Assets Owned (year-end)          0.65%        0.87%        1.25%        1.68%         1.67%
Non-Performing Assets to Total Assets                           0.39%        0.48%        0.65%        0.98%         0.91%
Allowance for Possible Loan Losses to Loans (year-end)          0.82%        1.06%        1.26%        1.32%         1.41%
Dividend Payout Ratio                                            101%          49%          42%          41%           47%
Common Share Data: (6)
   Net Income Per Diluted Share                                 $0.75        $1.22        $1.14        $1.02         $0.82
   Net Income Per Diluted Share Before Merger-Related
     and Restructuring Charges and SAIF Assessment              $1.55        $1.33        $1.23        $1.06         $0.95
   Cash Dividends Declared Per Share                            $0.77        $0.61        $0.49        $0.42         $0.39
   Book Value Per Share (year-end)                              $7.57        $9.94       $10.00        $9.03         $8.39
   Average Diluted Shares Outstanding (in thousands)           16,177       16,225       16,128       15,851        15,807
Other Data:
   Number of Employees (full-time equivalent)                     565          542          585          572           583
   Number of Stockholders                                       2,277        2,880        2,762        2,897         3,060


(1) Includes Federal funds purchased, securities sold under agreements to repurchase less than one year, Federal Home Loan Bank advances, demand notes-U.S. Treasury and borrowed funds.
(2) Includes other borrowed funds, securities sold under agreements to repurchase greater than one year, obligation under capital lease and employee stock ownership plan debt.
(3) Before merger-related and restructuring charges and SAIF Assessment.
(4) Efficiency ratio is calculated by dividing adjusted non-interest expense by tax-equivalent net interest income and adjusted non-interest income. Adjusted non-interest expense is total non-interest expense less merger related and restructuring charges, distributions on Series B Capital Securities and net costs to operate other real estate. Adjusted net-interest income is net-interest income less distributions on Series B Capital Securities and adjusted non-interest income is non-interest income less net gains from securities transactions.
(5) Non-performing loans consist of non-accrual loans, restructured loans and loans past due 90 days or more and still accruing.
(6) Adjusted for the 6% stock dividend paid in 1999.

UNITED NATIONAL BANCORP AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

                                                                                                  December 31,
                                                                                         --------------------------
(In Thousands, Except Share Data)                                                             1999          1998
-------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and Due from Banks                                                                    $   53,490   $   52,867
Federal Funds Sold                                                                                  -       50,100
Securities Available for Sale, at Market Value                                                631,661      609,262
Securities Held to Maturity (Market Value of $36,918 and $63,675
  for 1999 and 1998, respectively)                                                             37,908       63,374
Trading Account Securities, at Market Value                                                       929        1,239
Loans, Net of Unearned Income                                                               1,237,536    1,056,953
  Less: Allowance for Possible Loan Losses                                                     10,386       11,174
-------------------------------------------------------------------------------------------------------------------
     Loans, Net                                                                             1,227,150    1,045,779
Mortgage Loans Held for Sale                                                                   23,807          128
Premises and Equipment, Net                                                                    29,024       29,248
Other Real Estate, Net                                                                             56          507
Intangible Assets, Primarily Core Deposit Premiums                                              7,202        8,903
Other Assets                                                                                   79,156       55,402
-------------------------------------------------------------------------------------------------------------------

TOTAL ASSETS                                                                               $2,090,383   $1,916,809
===================================================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Deposits
  Demand                                                                                    $ 235,386   $  234,621
  Savings                                                                                     562,673      578,174
  Time                                                                                        683,150      590,618
-------------------------------------------------------------------------------------------------------------------
   Total Deposits                                                                           1,481,209    1,403,413

Short-Term Borrowings                                                                         199,931      154,635
Other Borrowings                                                                              236,397      154,942
Other Liabilities                                                                              34,381       25,577
-------------------------------------------------------------------------------------------------------------------
   Total Liabilities                                                                        1,951,918    1,738,567
-------------------------------------------------------------------------------------------------------------------

Commitments and Contingencies - Note 17

Company-Obligated Mandatorily Redeemable
  Preferred Series B Capital Securities of a
  Subsidiary Trust Holding Solely Junior
  Subordinated Debentures of the Company                                                       20,000       20,000
-------------------------------------------------------------------------------------------------------------------

STOCKHOLDERS' EQUITY
Preferred Stock, authorized 1,000,000 shares in 1999 and 1998
  None issued and outstanding                                                                       -            -
Common Stock ($1.25 Par Value Per Share)
  Authorized Shares - 25,000,000 in 1999 and 16,000,000 in 1998
  Issued shares  - 16,145,931 in 1999 and 15,318,038 in 1998
  Outstanding shares  - 15,646,073 in 1999 and 15,021,180 in 1998                              20,182       19,148
Additional Paid-In Capital                                                                    129,460      112,015
Retained Earnings                                                                               5,592       25,921
Treasury Stock, at Cost - 499,858 shares in 1999
  and  296,858 shares in 1998                                                                 (9,817)      (4,660)
Restricted Stock                                                                                 (97)        (248)
Accumulated Other Comprehensive (Loss) Income                                                (26,855)        6,066
-------------------------------------------------------------------------------------------------------------------
   Total Stockholders' Equity                                                                 118,465      158,242
-------------------------------------------------------------------------------------------------------------------
   TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                              $2,090,383   $1,916,809
===================================================================================================================


The accompanying notes to the consolidated financial statements are an integral part of these statements.

UNITED NATIONAL BANCORP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

                                                                              For the Years Ended December 31,
                                                               -----------------------------------------------------
(In Thousands, Except Share Data)                                           1999             1998              1997
--------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
Interest and Fees on Loans and Leases                                   $ 93,998         $ 86,026          $ 81,639
Interest and Dividends on Securities Available for Sale:
   Taxable Income                                                         37,917           36,191            28,586
   Tax-Exempt Income                                                       4,593            3,024             2,458
Interest and Dividends on Securities Held to Maturity:
   Taxable Income                                                            870            3,373             5,754
   Tax-Exempt Income                                                       1,074              880               594
Dividends on Trading Account Securities                                       35               26                18
Interest on Federal Funds Sold and
   Deposits with Federal Home Loan Bank                                      441            2,829             2,366
--------------------------------------------------------------------------------------------------------------------
     Total Interest Income                                               138,928          132,349           121,415
--------------------------------------------------------------------------------------------------------------------

INTEREST EXPENSE
Interest on Savings Deposits                                              11,097           12,341            12,191
Interest on Time Certificates of Deposit $100,000 or More                  7,885            5,623             6,300
Interest on Other Time Deposits                                           24,522           28,591            26,992
Interest on Short-Term Borrowings                                          8,668            5,522             4,357
Interest on Other Borrowings                                              11,838            9,850             3,625
--------------------------------------------------------------------------------------------------------------------
     Total Interest Expense                                               64,010           61,927            53,465
--------------------------------------------------------------------------------------------------------------------

Net Interest Income                                                       74,918           70,422            67,950
Provision for Possible Loan Losses                                         3,825            3,444             4,432
--------------------------------------------------------------------------------------------------------------------
Net Interest Income After Provision for
   Possible Loan Losses                                                   71,093           66,978            63,518
--------------------------------------------------------------------------------------------------------------------

NON-INTEREST INCOME
Trust Income                                                               5,585            5,454             4,976
Service Charges on Deposit Accounts                                        4,607            5,025             5,073
Other Service Charges, Commissions and Fees                                6,451            7,029             6,498
Net Gains from Securities Transactions                                       949            3,891             1,914
Other Income                                                               3,598            2,816             2,518
--------------------------------------------------------------------------------------------------------------------
     Total Non-Interest Income                                            21,190           24,215            20,979
--------------------------------------------------------------------------------------------------------------------

NON-INTEREST EXPENSE
Salaries, Wages and Employee Benefits                                     24,746           25,554            24,832
Occupancy Expense, Net                                                     5,093            5,001             4,155
Furniture and Equipment Expense                                            4,261            4,165             3,494
Data Processing Expense                                                    5,985            7,570             5,597
Distributions on Series B Capital Securities                               2,002            2,002             1,557
Amortization of Intangible Assets                                          1,293            1,961             1,728
Net Cost to Operate Other Real Estate                                        140              216               276
Merger Related and Restructuring Charges                                  17,258            2,179             2,208
Other Expenses                                                            13,882           14,319            13,168
--------------------------------------------------------------------------------------------------------------------
     Total Non-Interest Expense                                           74,660           62,967            57,015
--------------------------------------------------------------------------------------------------------------------

Income Before Provision for Income Taxes                                  17,623           28,226            27,482
Provision for Income Taxes                                                 5,483            8,368             9,035
--------------------------------------------------------------------------------------------------------------------

NET INCOME                                                              $ 12,140         $ 19,858          $ 18,447
====================================================================================================================

NET INCOME PER COMMON SHARE:
   Basic                                                                $   0.76         $   1.26          $   1.17
====================================================================================================================
   Diluted                                                              $   0.75         $   1.22          $   1.14
====================================================================================================================


The accompanying notes to the consolidated financial statements are an integral part of these statements.

UNITED NATIONAL BANCORP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

For the Years Ended                                               Additional
December 31, 1997, 1998, and 1999                  Common          Paid-In         Retained         Treasury        Restricted
(In Thousands, Except Share Data)                   Stock          Capital         Earnings          Stock            Stock
------------------------------------------------------------------------------------------------------------------------------
Balance-January 1, 1997                            $17,068         $ 74,932        $ 41,849         $(4,955)           $(176)
Comprehensive Income:
  Net Income-1997                                        -                -          18,447               -                -
  Unrealized Holding Gains on Securities
    Available for Sale Arising During the                -                -               -               -                -
    Period, Net of Tax of $2,905
  Less:  Reclassification Adjustment for Gains
     Included in Net Income, Net of Tax of $478          -                -               -               -                -
Total Comprehensive Income
Cash Dividends Declared ($0.52 per share)                -                -          (6,458)              -                -
Stock Issued in Payment of
   Stock Dividend - 529,928 Shares                     662           14,441         (15,103)              -                -
Exercise of Stock Options - 312,894  Shares            132              766            (995)          1,272                -
Treasury Stock Purchased - 78,334 Shares                 -                -               -          (2,025)               -
Reduction of Debt Relating to ESOP                       -                -               -               -                -
Restricted Stock Activity, Net                           -              110               -             158             (127)
------------------------------------------------------------------------------------------------------------------------------------
   Balance-December 31, 1997                        17,862           90,249          37,740          (5,550)            (303)
Comprehensive Income:
  Net Income-1998                                        -                -          19,858               -                -
  Unrealized Holding Gains on Securities
     Available for Sale Arising During the               -                -               -               -                -
     Period, Net of Tax of $1,594
  Less:  Reclassification Adjustment for Gains
    Included In Net Income, Net of Tax of $1,331         -                -               -               -                -
Total Comprehensive Income
Cash Dividends Declared ($0.65 per share)                -                -          (8,480)              -                -
Stock Issued in Payment of
   Stock Dividend - 1,017,371 Shares                 1,272           21,301         (22,573)              -                -
Exercise of Stock Options - 189,220 Shares              12              190            (624)          1,443                -
Treasury Stock Purchased - 25,391 Shares                 -                -               -            (553)                -
Reduction of Debt Relating to ESOP                       -                -               -               -                -
Restricted Stock Activity, Net                           2              275               -               -               55
------------------------------------------------------------------------------------------------------------------------------------
   Balance-December 31, 1998                        19,148          112,015          25,921          (4,660)            (248)
Comprehensive Income:
  Net Income-1999                                        -                -          12,140               -                -
  Unrealized Holding Losses on Securities
     Available for Sale Arising During the
     Period, Net of Tax Benefit of $17,259               -                -               -               -                -
  Less:  Reclassification Adjustment for Gains
    Included In Net Income, Net of Tax of $357           -                -               -               -                -
Total Comprehensive Income
Cash Dividends Declared ($0.77 per share)                -                -         (12,507)              -                -
Stock Issued in Payment of
   Stock Dividend - 913,921 Shares                   1,142           18,336         (19,478)              -                -
Exercise of Stock Options - 261,689 Shares              57              594            (484)          1,610                -
Treasury Stock Purchased - 389,900 Shares                -                -               -          (8,465)               -
Retirement of Treasury Stock                          (168)          (1,530)              -           1,698                -
Restricted Stock Activity, Net                           3               45               -               -              151
------------------------------------------------------------------------------------------------------------------------------------
   Balance-December 31, 1999                       $20,182         $129,460        $  5,592         $(9,817)           $ (97)
====================================================================================================================================




                                                   Unallocated      Accumulated
For the Years Ended                               Common Stock         Other             Total
December 31, 1997, 1998, and 1999                  Acquired by     Comprehensive     Stockholders'
(In Thousands, Except Share Data)                   the ESOP       Income (Loss)         Equity
--------------------------------------------------------------------------------------------------
Balance-January 1, 1997                              $(154)        $    902            $129,466
Comprehensive Income:
  Net Income-1997                                        -                -              18,447
  Unrealized Holding Gains on Securities
    Available for Sale Arising During the                -            5,596               5,596
    Period, Net of Tax of $2,905
  Less:  Reclassification Adjustment for Gains
     Included in Net Income, Net of Tax of $478          -             (927)               (927)
                                                                                      ---------
Total Comprehensive Income                                                               23,116
                                                                                      =========
Cash Dividends Declared ($0.52 per share)                -                -            (6,458)
Stock Issued in Payment of
   Stock Dividend - 529,928 Shares                       -                -                  -
Exercise of Stock Options - 312,894  Shares              -                -              1,175
Treasury Stock Purchased - 78,334 Shares                 -                -            (2,025)
Reduction of Debt Relating to ESOP                      51                -                 51
Restricted Stock Activity, Net                           -                -                141
--------------------------------------------------------------------------------------------------
   Balance-December 31, 1997                          (103)           5,571             145,466
Comprehensive Income:
  Net Income-1998                                        -                -              19,858
  Unrealized Holding Gains on Securities
     Available for Sale Arising During the               -            3,079               3,079
     Period, Net of Tax of $1,594
  Less:  Reclassification Adjustment for Gains
    Included In Net Income, Net of Tax of $1,331         -           (2,584)            (2,584)
                                                                                      ---------
Total Comprehensive Income                                                               20,353
                                                                                      =========
Cash Dividends Declared ($0.65 per share)                -                -              (8,480)
Stock Issued in Payment of
   Stock Dividend - 1,017,371 Shares                     -                -                  -
Exercise of Stock Options - 189,220 Shares               -                -              1,021
Treasury Stock Purchased - 25,391 Shares                 -                -              (553)
Reduction of Debt Relating to ESOP                     103                -                103
Restricted Stock Activity, Net                           -                -                332
--------------------------------------------------------------------------------------------------
   Balance-December 31, 1998                             -            6,066             158,242
Comprehensive Income:
  Net Income-1999                                        -                -              12,140
  Unrealized Holding Losses on Securities
     Available for Sale Arising During the
     Period, Net of Tax Benefit of $17,259               -          (32,257)            (32,257)
  Less:  Reclassification Adjustment for Gains
    Included In Net Income, Net of Tax of $357           -             (664)               (664)
                                                                                      ---------
Total Comprehensive Income                                                              (20,781)
                                                                                      =========
Cash Dividends Declared ($0.77 per share)                -                -             (12,507)
Stock Issued in Payment of
   Stock Dividend - 913,921 Shares                       -                -                   -
Exercise of Stock Options - 261,689 Shares               -                -               1,777
Treasury Stock Purchased - 389,900 Shares                -                -              (8,465)
Retirement of Treasury Stock                             -                -                   -
Restricted Stock Activity, Net                           -                -                 199
--------------------------------------------------------------------------------------------------
   Balance-December 31, 1999                         $   -         $(26,855)           $118,465
==================================================================================================


The accompanying notes to the consolidated financial statements are an integral part of these statements.

UNITED NATIONAL BANCORP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS                                          For the Years Ended December 31,
                                                                    ------------------------------------------------
(In Thousands)                                                               1999            1998            1997
--------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net Income                                                                $  12,140       $  19,858       $  18,447
Adjustments to Reconcile Net Income to Net Cash
   Provided by Operating Activities:
Depreciation and Amortization                                                 4,163           4,931           4,157
Amortization Related to the Dissolution of UFS                                  485               -               -
Amortization of Securities Premiums, Net                                      1,207           1,210             495
Provision for Possible Loan Losses                                            3,825           3,444           4,432
(Benefit) Provision for Deferred Income Taxes                                (4,431)             44             254
Net (Gain) Loss on Disposition of Premises and Equipment                       (118)              5             545
Net Gains from Securities Transactions                                         (949)         (3,891)         (1,914)
Writedown of Investment in Joint Venture                                          -             220               -
Trading Account Securities Activity, Net                                        238             (94)           (200)
Increase in Other Assets                                                     (6,258)         (3,314)         (1,846)
Increase in Other Liabilities                                                 8,804           1,753           4,658
Reduction of Debt Relating to ESOP                                                -             103              51
Restricted Stock Activity, Net                                                  199             332             141
--------------------------------------------------------------------------------------------------------------------
Net Cash Provided by Operating Activities                                    19,305          24,601          29,220
--------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
Securities Available for Sale:
   Proceeds from Sales of Securities                                        293,933         696,694         126,663
   Proceeds from Maturities of Securities                                   105,861         114,273          76,786
   Purchases of Securities                                                 (472,906)       (814,248)       (429,528)
Securities Held to Maturity:
   Proceeds from Maturities of Securities                                    38,140          53,137          41,076
   Purchases of Securities                                                  (12,684)        (29,997)        (11,448)
Maturity of Term Certificate of Deposit                                           -               -             500
Purchase of Corporate-Owned Life Insurance                                    4,527               -         (27,370)
Net Increase in Loans                                                      (209,131)       (129,696)        (37,045)
Deposit Premium from Branch Acquisition                                           -               -          (1,400)
Expenditures for Premises and Equipment                                      (2,689)         (3,550)         (5,824)
Proceeds from Sale of Premises and Equipment                                    161             689           1,113
Decrease in Other Real Estate, Net                                              654             996             464
--------------------------------------------------------------------------------------------------------------------
Net Cash Used in Investing Activities                                      (254,134)       (111,702)       (266,013)
--------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
Net (Decrease) Increase in Demand and Savings Deposits                      (14,736)         59,824          11,936
Net Increase (Decrease)  in Time Deposits                                    92,532         (49,114)         46,239
Net Increase in Short-Term Borrowings                                        45,296          55,089          43,218
Net Increase in Other Borrowings                                             81,455          47,133          98,116
Cash Dividends on Common Stock                                              (12,507)         (8,480)         (6,458)
Proceeds from Exercise of Stock Options                                       1,777           1,021           1,175
Treasury Stock Acquired, at Cost                                             (8,465)           (553)         (2,025)
Proceeds from Series B Capital Securities                                         -               -          20,000
--------------------------------------------------------------------------------------------------------------------
Net Cash Provided by Financing Activities                                   185,352         104,920         212,201
--------------------------------------------------------------------------------------------------------------------
Net (Decrease) Increase  in Cash and Cash Equivalents                       (49,477)         17,819         (24,592)
Cash and Cash Equivalents at Beginning of Year                              102,967          85,148         109,740
--------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents at End of Year                                  $  53,490       $ 102,967       $  85,148
====================================================================================================================
SUPPLEMENTAL DISCLOSURE OF CASH FLOW  INFORMATION:
Cash Paid During the Year for:
   Interest                                                               $  60,954       $  62,510       $  51,198
   Income Taxes                                                               7,266           7,421           6,659
Reclass to Securities Available for Sale from Held to Maturity               15,291               -           3,160
Transfer of Loans to Other Real Estate                                          256             235             490
Cash Received from Deposit Acquisition                                            -               -          18,244
Transfer of Loans to be Held for Sale                                        23,807             128               -


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

h.  Intangible Assets
Intangible assets include the present value of the future earnings potential of the core deposit base of acquired banks, which are being amortized on a straight-line basis over a 10 year period and goodwill resulting from other acquisitions, which is being amortized over periods ranging from 6 months to 20 years. Management periodically reviews the potential impairment of intangible assets on a non-discounted cash flow basis to assess recoverability. If the estimated future cash flows are projected to be less than the carrying amount, an impairment write-down, representing the carrying amount of the intangible asset which exceeds the present value of the estimated expected future cash flows, would be recorded as a period expense.

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

k.  Net Income Per Common Share
Basic income per common share is computed by dividing net income by the weighted average number of shares outstanding during each year.

Diluted net income per common share is computed by dividing net income by weighted average number of shares outstanding, as adjusted for the assumed exercise of potential common stock, using the treasury stock method.


Calculation of Basic and Diluted Earnings Per Share:
(In Thousands, Except Per Share Data)                                       1999             1998              1997
--------------------------------------------------------------------------------------------------------------------

Net  Income                                                              $12,140          $19,858           $18,447
====================================================================================================================

Basic Weighted Average Common Shares Outstanding                          16,002           15,787            15,705
Plus:  Dilutive Stock Options and Awards                                     175              438               423
--------------------------------------------------------------------------------------------------------------------
Diluted Weighted-Average Common Shares Outstanding                        16,177           16,225            16,128
====================================================================================================================

Net Income Per Common Share:
  Basic                                                                    $0.76            $1.26             $1.17
--------------------------------------------------------------------------------------------------------------------
  Diluted                                                                  $0.75            $1.22             $1.14
====================================================================================================================


Share amounts for all periods presented have been adjusted for the 6% stock dividend declared in September, 1999.

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

n.  Retirement Benefits
The Company maintains a noncontributory defined benefit pension plan which covers all employees who have met eligibility requirements of the Plan. It is the Company's policy to fund the plan sufficient to meet the minimum funding requirements set forth in the Employee Retirement Income Security Act of 1974. In addition, the Company provides health care and life insurance benefits for qualifying employees. The Company recognizes the cost of these plans over the estimated period of service provided by covered employees.

o. Recent Accounting Pronouncements
In June 1999, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133." This statement amends FASB Statement No. 133 by delaying the effective date one year. SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities" establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires recognition of all derivative instruments as either assets or liabilities in the statement of financial position and measurement of those instruments at fair value. This statement is now effective for all fiscal quarters of fiscal years beginning after June 15, 2000, on a prospective basis. The adoption of SFAS No. 133 is not expected to have a material impact on the financial position or results of operations of the Company.

p.  Reclassifications
Certain reclassifications have been made to the prior years' financial statements to conform with the classifications used in 1999. As discussed further in Note 2, during 1999, the Company completed its acquisition of Raritan Bancorp Inc., merging its operations into that of the Company's. Such operations were previously reported as a separate operating segment of the Company. In addition, the Company completed the conversion of its own data processing operations to an independent third-party provider and did not produce any meaningful segment reporting information during 1999.

Based upon the above, no segment reporting information is provided as such information was not deemed meaningful.

NOTE 2 - ACQUISITIONS AND DISSOLUTION OF JOINT VENTURE

a.  1999 Acquisitions
On March 31, 1999, the Company acquired all of the outstanding shares of Raritan Bancorp Inc. ("Raritan") based in Bridgewater, New Jersey. Each share of Raritan was converted into 1.595 shares of the Company's common stock for a total of approximately 3,785,000 shares issued, not adjusted for subsequent stock dividends. At December 31, 1998, Raritan had approximately $432 million in assets. The acquisition was accounted for as a pooling-of-interests, and accordingly, the Company's consolidated financial statements have been restated to include the amounts and activities of Raritan. On March 31, 1999, the Company recorded a pre-tax merger charge of $9,940,000 which primarily consists of the payout of existing employment contracts of $6,774,000, investment banker and other professional fees of $2,181,000, expenses related to a completed branch closure and fixed asset disposals of $401,000 and consolidation costs directly attributable to the merger of $584,000. Subsequent to March 31, 1999, there were no significant changes in the above estimates. Approximately $53,000 was reversed against merger related charges eliminating the remaining outstanding accrual.

b.  1998 Acquisitions
On September 30, 1998, the Company acquired the State Bank of South Orange ("SBSO"). Each share of SBSO was converted into 1.245 shares of the Company's common stock for a total of 796,271 shares issued, not adjusted for subsequent stock dividends and splits. The acquisition has been accounted for under the pooling-of-interests method of accounting and, accordingly, the Company's consolidated financial statements include the amounts and activities of SBSO for all periods presented. The Company recorded a pre-tax merger charge related to the SBSO acquisition of $2,179,000. The charge consisted primarily of severance costs of $1,050,000 and professional fees of $802,000. The remaining charge pertained to fixed asset dispositions and contract termination fees. All of the merger charge has been realized at December 31, 1998 with no significant adjustment to the original accrual. Separate results of the combined entities for the years ended December 31, 1998 and 1997 are as follows:


(In Thousands, Unaudited)                                                              1998             1997
--------------------------------------------------------------------------------------------------------------------
Net Interest Income after Provision
   For Possible Loan Losses
     The Company                                                                          $53,920           $48,277
     SBSO                                                                                       -             2,719
     Raritan                                                                               13,058            12,522
--------------------------------------------------------------------------------------------------------------------
Total                                                                                     $66,978           $63,518
====================================================================================================================
Net Income
     The Company                                                                          $15,600           $13,880
     SBSO                                                                                       -               659
     Raritan                                                                                4,258             3,908
--------------------------------------------------------------------------------------------------------------------
Total                                                                                     $19,858           $18,447
====================================================================================================================


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

d.  Dissolution of Joint Venture
In the latter part of 1998, the Company decided to terminate its interest in United Financial Services, Inc. ("UFS"), its joint venture data service provider. At that time, the Company anticipated that its joint venture partner would continue to operate UFS. In connection with its decision to exit the joint venture, the Company evaluated the estimated lives and salvage values of equipment, software and leases held by UFS, as well as related goodwill during the fourth quarter of 1998. Based upon this evaluation, the Company accelerated depreciation and amortization charges totaling approximately $1,200,000 through the first quarter of 1999. In April 1999, the Company completed the conversion of its own data processing operations to an independent third-party provider.

In June 1999, the Company was advised that its joint venture partner signed a definitive agreement with a third party servicer. UFS subsequently ceased operations in the fourth quarter 1999. In light of that development, the Company expects that the value of its interest in UFS may be substantially less than it would have been had UFS continued in operation, and that the Company may incur liabilities in connection with the obligations of UFS under operating leases which remain in effect at the time UFS was dissolved, to the extent such liabilities are not assumed by the joint venture partner's servicer. UFS is currently negotiating the termination of its lease obligations.

The Company reevaluated the potential losses associated with UFS based upon its joint venture partner's decision to exit the operations of UFS. Based upon this reevaluation, the Company recognized an additional charge of $4,500,000, pre-tax, during the second quarter of 1999 relating to the pending dissolution of UFS. The additional charge related primarily to write-offs of leasehold improvements of $500,000, equipment and software of $900,000 and accrual for lease buyouts of $2,900,000 and severance payments of $200,000.

Ultimately, the Company's potential loss on its investment in UFS and liability for 50% of UFS' obligations to lessors could be reduced based upon, among other things, the ability of UFS to negotiate discounts with lessors, and the Company's ability to obtain compensation for the use of the equipment and leases of UFS by a third party subsequent to dissolution. A third-party, that will undertake data processing functions for the Company's joint venture partner, will require use of some of the equipment and facilities through at least April 2000. Changes from this date could impact the Company's estimated loss related to UFS. No charges against the reserve have occurred through December 31, 1999. It is anticipated that the above charges will be realized during the first half of 2000.

NOTE 3 - CASH AND DUE FROM BANKS

Balances reserved to meet regulatory requirements amounted to $1,200,000 at December 31, 1999.


NOTE 4 - SECURITIES AVAILABLE FOR SALE

The amortized cost and estimated market value of securities for sale at December 31, 1999 and 1998, are as follows:


                                                                             1999
--------------------------------------------------------------------------------------------------------------------
                                                                    Gross             Gross          Estimated
                                                Amortized         Unrealized       Unrealized          Market
(In Thousands)                                     Cost             Gains            Losses            Value
--------------------------------------------------------------------------------------------------------------------

Debt Securities:
   Obligations of U.S. Government
     Agencies and Corporations                        $ 97,738            $    -        $ (9,055)          $ 88,683
   Obligations of States and
     Political Subdivisions                             80,520                 7          (5,304)            75,223
   Mortgage-Backed Securities                          398,106                12         (27,324)           370,794
   Corporate Debt Securities                            47,908                 -          (3,887)            44,021
--------------------------------------------------------------------------------------------------------------------
     Total Debt Securities                             624,272                19         (45,570)           578,721
--------------------------------------------------------------------------------------------------------------------

Equity Securities:
   Marketable Equity Securities                         28,062             4,823            (588)            32,297
   Federal Reserve Bank and
     Federal Home Loan Bank Stock                       20,643                 -                -            20,643
--------------------------------------------------------------------------------------------------------------------
     Total Equity Securities                            48,705             4,823            (588)            52,940
--------------------------------------------------------------------------------------------------------------------

   Total Securities Available for Sale                $672,977            $4,842        $(46,158)          $631,661
====================================================================================================================


                                                                             1998
                                            ------------------------------------------------------------------------
                                                                    Gross             Gross          Estimated
                                                Amortized         Unrealized       Unrealized          Market
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
====================================================================================================================


The amortized cost and estimated market value of debt securities available for sale at December 31, 1999, by expected maturity, are shown in the table below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                                                                         Amortized         Estimated
(In Thousands)                                                                             Cost          Market Value
---------------------------------------------------------------------------------------------------------------------

Due in One Year or Less                                                                 $   2,250          $  2,205
Due After One Year Through Five Years                                                       8,563             8,197
Due After Five Years Through Ten Years                                                     42,041            39,489
Due After Ten Years                                                                       173,312           158,036
Mortgage-Backed Securities                                                                398,106           370,794
--------------------------------------------------------------------------------------------------------------------

   Total Debt Securities Available for Sale                                              $624,272          $578,721
====================================================================================================================


Gross gains and gross losses realized during 1999, 1998 and 1997 relating to securities available for sale were as follows:


(In Thousands)                                                             1999             1998              1997
--------------------------------------------------------------------------------------------------------------------

Gross Gains                                                               $1,551           $4,107            $1,787
Gross Losses                                                                 530              192               382
--------------------------------------------------------------------------------------------------------------------
     Total Net Gains                                                      $1,021           $3,915            $1,405
====================================================================================================================


In conjunction with the Raritan acquisition, the Company reclassified $15,291,000 of securities with a market value of $15,105,000 which were previously classified as held to maturity to available for sale. The securities were transferred to conform to the Company's existing interest rate risk position and credit policies.


NOTE 5 - SECURITIES HELD TO MATURITY

     The amortized cost and estimated market value of securities held to maturity at December 31, 1999 and 1998, are as follows:


                                                                               1999
                                               ---------------------------------------------------------------------
                                                                           Gross           Gross           Estimated
                                                       Amortized        Unrealized       Unrealized          Market
(In Thousands)                                           Cost              Gains           Losses             Value
--------------------------------------------------------------------------------------------------------------------
U.S. Treasury Securities                               $ 5,000             $   -           $ (39)           $ 4,961
Obligations of U.S. Government
   Agencies and Corporations                             4,997                 -            (334)             4,663
Obligation of States and
   Political Subdivisions                               25,515                 -            (537)            24,978
Mortgage-Backed Securities                               2,221                 -             (78)             2,143
Securities Issued by Foreign
   Governments                                             175                 -              (2)               173
--------------------------------------------------------------------------------------------------------------------
   Total Securities Held to Maturity                   $37,908             $   -           $(990)           $36,918
====================================================================================================================


                                                                               1998
                                               ---------------------------------------------------------------------
                                                                            Gross           Gross          Estimated
                                                       Amortized         Unrealized       Unrealized         Market
(In Thousands)                                           Cost               Gains           Losses           Value
--------------------------------------------------------------------------------------------------------------------

U.S. Treasury Securities                               $ 2,000              $ 20            $   -           $ 2,020
Obligations of U.S. Government
   Agencies and Corporations                            14,994                22              (6)            15,010
Obligations of States and
   Political Subdivisions                               22,141               304                -            22,445
Mortgage-Backed Securities                              24,089                12             (56)            24,045
Securities Issued by Foreign
   Governments                                             150                 5                -               155
--------------------------------------------------------------------------------------------------------------------
   Total Securities Held to Maturity                   $63,374              $363            $(62)           $63,675
====================================================================================================================


The amortized cost and estimated market value of securities held to maturity at December 31, 1999, by expected maturity, are shown in the following table. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                                                                      Amortized             Estimated
(In Thousands)                                                                          Cost               Market Value
-----------------------------------------------------------------------------------------------------------------------

Due in One Year or Less                                                                $10,259               $10,239
Due After One Year Through Five Years                                                    4,089                 4,044
Due After Five Years Through Ten Years                                                   3,695                 3,668
Due After Ten Years                                                                     17,644                16,824
Mortgage-Backed Securities                                                               2,221                 2,143
---------------------------------------------------------------------------------------------------------------------

   Total Debt Securities Held to Maturity                                              $37,908               $36,918
=====================================================================================================================


There were no sales of securities held to maturity during 1999, 1998 and 1997.

Securities held to maturity and available for sale with amortized costs totaling $550,000 and $26,825,000, respectively, on December 31, 1999, were pledged to secure U.S. Government and other deposits and for other purposes as required and permitted by law. In addition, securities held to maturity and available for sale having amortized costs aggregating $7,221,000 and $643,282,000, respectively, on December 31, 1999, were pledged to secure advances and securities sold under agreements to repurchase. Securities totaling $18,004,000 remain under the custodial responsibility of the Company during the period of the applicable agreements. Such agreements require that the counter party deliver substantially the same security at the expiration of the repurchase agreements.

NOTE 6 - LOANS

Loans outstanding by classification at December 31, 1999 and 1998 are as follows:


(In Thousands)                                                                            1999              1998
--------------------------------------------------------------------------------------------------------------------
Real Estate:
   Commercial and Residential Mortgage                                                 $  696,945        $  611,676
   Construction                                                                            55,573            40,435
Commercial  Loans                                                                         233,956           218,929
Lease Financing                                                                            18,462            11,022
Installment  Loans                                                                        199,577           143,011
Retail Credit Card Plan                                                                    43,916            38,511
--------------------------------------------------------------------------------------------------------------------
Total Loans Outstanding                                                                 1,248,429         1,063,584
Less:  Unearned Income                                                                     10,893             6,631
       Allowances for Loan Losses                                                          10,386            11,174
--------------------------------------------------------------------------------------------------------------------
Loans, Net                                                                             $1,227,150        $1,045,779
====================================================================================================================
Mortgage Loans Held for Sale                                                           $   23,807        $      128
====================================================================================================================


The Company extends credit in the normal course of business to its customers, the majority of whom operate or reside within New Jersey. The ability of its customers to meet contractual obligations is, to a certain extent, dependent upon the economic conditions existing in the state.

As of December 31, 1999 and 1998, the Company's non-accrual loans were $4,382,000 and $7,281,000, respectively. Of these, the loans considered to be impaired were $669,000 and $5,365,000 respectively, with related valuation allowances of $167,000 and $1,300,000, respectively. These valuation allowances are included in the allowance for possible loan losses in the accompanying consolidated balance sheets. Substantially all impaired loans were evaluated for impairment losses based upon the fair value of the underlying collateral of the loan. The average recorded balances in impaired loans during 1999, 1998 and 1997 were $1,172,000, $5,299,000 and $7,975,000, respectively. During 1999, the
Company sold $3,859,000 in non-performing loans, which resulted in a $793,000 reduction in the allowance for possible loan losses

The following information is presented for those loans classified as non-accrual, and considered impaired, at December 31, 1999, 1998 and 1997:


(In Thousands)                                                              1999             1998              1997
--------------------------------------------------------------------------------------------------------------------
Income that Would have Been Recorded Under
   Original Contract Terms                                                  $300             $665              $744
Interest Income Received and Recorded                                         30               73                91
--------------------------------------------------------------------------------------------------------------------
Lost Income on Non-Accrual Loans at Year-End                                $270             $592              $653
====================================================================================================================


Loans to directors, executive officers, and/or their affiliated interests amounted to approximately $12,079,000 and $12,083,000 at December 31, 1999 and 1998, respectively. All such loans, which are primarily secured, were current as to principal and interest payments, and in the opinion of Management, all were granted on terms which were comparable to loans to unrelated parties at the dates such loans were granted. An analysis of the 1999 activity in these loans is as follows (in thousands):

Balance Outstanding, Beginning of Year                      $12,083
   New Loans                                                  1,040
   Repayments                                                (1,044)
-------------------------------------------------------------------
Balance Outstanding, End of Year                            $12,079
===================================================================


NOTE 7 - ALLOWANCE FOR POSSIBLE LOAN LOSSES

A summary of the allowance for possible loan losses activity for the years ended December 31, 1999, 1998 and 1997, is as follows:

(In Thousands)                                                    1999         1998         1997
--------------------------------------------------------------------------------------------------
Balance, Beginning of Year                                      $ 11,174     $ 11,739     $ 11,874
   Provision Charged to Expense                                    3,825        3,444        4,432
   Recoveries                                                        967        1,225          984
   Losses Charged to Allowance                                    (4,787)      (5,234)      (5,551)
   Losses Charged to Allowance for Non-Performing Asset Sale        (793)          --           --
--------------------------------------------------------------------------------------------------

Balance, End of Year                                            $ 10,386     $ 11,174     $ 11,739
==================================================================================================

NOTE 8 - PREMISES AND EQUIPMENT

The detail of premises and equipment at December 31, 1999 and 1998, is as follows:


(In Thousands)                                                 1999       1998
--------------------------------------------------------------------------------
Premises (includes land of $3,339 and $3,347
   in 1999 and 1998, respectively)                            $17,853    $17,636
Property Under Capital Lease                                    9,750      9,750
Equipment                                                      16,773     15,764
Leasehold Improvements                                          4,332      4,324
Projects in Progress                                              644         12
--------------------------------------------------------------------------------
   Total                                                       49,352     47,486
   Less: Accumulated Depreciation and Amortization             20,328     18,238
--------------------------------------------------------------------------------

Premises and Equipment, Net                                   $29,024    $29,248
================================================================================

Depreciation expense amounted to $2,870,000, $2,970,000 and $2,429,000 in 1999,
1998 and 1997, respectively


NOTE 9 - DEPOSITS

Time certificates of deposit of $100,000 or more totaled $170,868,000 on December 31, 1999 and $109,667,000 on December 31, 1998.

Time deposits, with remaining maturities greater than one year, mature as follows (in thousands):

2001                                                                  $61,559
2002                                                                   23,005
2003                                                                   10,912
2004                                                                    7,953
Thereafter                                                              6,481
-----------------------------------------------------------------------------
Total                                                                $109,910
=============================================================================

Interest-bearing deposits amounted to $1,234,226,000 and $1,157,575,000 at December 31, 1999 and 1998, respectively. Non-interest bearing deposits amounted to $246,983,000 and $245,838,000 at December 31, 1999 and 1998, respectively.

NOTE 10 - SHORT-TERM BORROWINGS

Selected data relating to short-term borrowings for the years ended December 31, 1999 and 1998, are as follows:

(Dollars In Thousands)                                      1999         1998
-------------------------------------------------------------------------------
At Year-End:
   Borrowed Funds                                         $ 69,607     $ 75,385
   Securities Sold Under Agreements to Repurchase           40,000       39,475
   Federal Home Loan Bank Advances                          71,000       37,000
   Federal Funds Purchased                                  15,000           --
   Demand Notes U.S. Treasury                                4,324        2,775
-------------------------------------------------------------------------------
     Total Short-Term Borrowings                          $199,931     $154,635
===============================================================================
     Weighted Average Interest Rate                          5.40%        4.97%
===============================================================================
For the Year Ended December 31:
   Securities Sold Under Agreements to Repurchase:
     Average Balance Outstanding                          $ 36,347     $ 15,385
     Weighted Average Interest Rate                          5.65%        5.64%
     Highest Month-End Balance                            $ 54,475     $ 81,864
-------------------------------------------------------------------------------


NOTE 11 - OTHER BORROWINGS

Other borrowings consisted of the following at December 31:

(Dollars In Thousands)                                          1999          1998
------------------------------------------------------------------------------------
Other Borrowed Funds                                           $96,269       $87,277
Securities Sold Under Agreements to Repurchase                 130,539        58,000
Obligation Under Capital Lease                                   9,589         9,665
------------------------------------------------------------------------------------
     Total Other Borrowings                                   $236,397      $154,942
====================================================================================
     Weighted Average Interest Rate                              5.96%        6.21%
====================================================================================
For the Year Ended December 31:
   Securities Sold Under Agreements to Repurchase:
     Average Balance Outstanding                              $100,074       $53,951
     Weighted Average Interest Rate                              5.58%         5.80%
     Highest Month-End Balance                                $130,539       $58,000
------------------------------------------------------------------------------------


At December 31, 1999, other borrowed funds and securities sold under agreements to repurchase mature as follows: 2000-$142,808,000, 2001-$69,000,000 and
2002-$15,000,000.

The Company has a lease agreement on its headquarters building. The lease, which has been accounted for as a capital lease, expires in 2015. Lease commitments under this agreement are as follows (in thousands):

2000                                                          $   999
2001                                                            1,059
2002                                                            1,089
2003                                                            1,089
2004                                                            1,154
Thereafter                                                     13,954
---------------------------------------------------------------------
    Total                                                      19,344
     Less: Amount Representing Interest                        (9,755)
---------------------------------------------------------------------
Total Obligation Under Capital Lease                          $ 9,589
=====================================================================

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

Management believes that, as of December 31, 1999 the Company and the Bank meet all capital adequacy requirements to which they are subject. Further, based upon the capital ratios, the Company and the Bank would qualify as "well capitalized" at December 31, 1999.

The following is a summary of the Company's and the Bank's actual capital amounts and ratios as of December 31, 1999 and 1998, compared to the regulatory authorities minimum capital adequacy requirements and requirements for classification as a well capitalized institution:

                                                    December 31, 1999                              December 31,1998
                                         -------------------------------------------    -----------------------------------------
(Dollars In Thousands)                         Company                  Bank                   Company                 Bank
----------------------                   -------------------  ----------------------    --------------------  -------------------
RISK-BASED CAPITAL RATIOS:
Tier I Capital
   Actual                                  $158,123  10.93%      $146,776   10.16%        $163,304  13.53%      $154,267   12.95%
   Regulatory Minimum Requirement            57,874   4.00         57,766    4.00           48,276   4.00         47,654    4.00
   For Classification as Well                86,811   6.00         86,649    6.00           72,414   6.00         71,481    6.00
Capitalized

Combined Tier I and Tier II Capital
   Actual                                   168,509  11.65        157,162   10.88          174,139  14.43        165,102   13.86
   Regulatory Minimum Requirement           115,748   8.00        115,532    8.00           96,552   8.00         95,307    8.00
   For Classification as Well               144,685  10.00        144,415   10.00          120,690  10.00        119,134   10.00
Capitalized

LEVERAGE RATIO:
   Actual                                   158,123   7.46        146,776    6.95          163,304   8.51        154,267    8.20
   Regulatory Minimum Requirement            84,744   4.00         84,468    4.00           76,777   4.00         75,276    4.00
   For Classification as Well               105,930   5.00        105,586    5.00           95,971   5.00         94,094    5.00
Capitalized

NOTE 14 - INCOME TAXES

The components of the provision for income taxes are as follows:

(Dollars In Thousands)                            1999         1998         1997
---------------------------------------------------------------------------------
Federal:
   Current                                       $9,501       $7,702       $7,916
   Deferred (Benefit) Provision                 (4,431)           44          254
---------------------------------------------------------------------------------
     Total Federal                                5,070        7,746        8,170
State                                               413          622          865
---------------------------------------------------------------------------------

     Total Provision for Income Taxes            $5,483       $8,368       $9,035
=================================================================================

A reconciliation between the amount of reported income tax expense and the amount computed by multiplying income before taxes by the statutory Federal income tax rate is as follows:

(Dollars In Thousands)                               1999         1998         1997
------------------------------------------------------------------------------------

Income Before Provision for Income Taxes           $17,623      $28,226      $27,482
------------------------------------------------------------------------------------
Tax Calculated at 35%                               $6,168       $9,879       $9,619
Increase (Decrease) in Tax Resulting from:
   Tax-Exempt Income                                (1,998)      (1,516)      (1,037)
   State Taxes-Net of Federal Tax Benefit              269          404          562
   Decrease in Valuation Allowance                    (344)        (240)          --
   Non-Deductible Merger Expenses                    2,464           --
   Other-Net                                        (1,076)        (159)        (109)
------------------------------------------------------------------------------------
     Provision for Income Taxes                     $5,483       $8,368       $9,035
====================================================================================
     Effective Tax Rate                                31%          30%          33%
====================================================================================

The components of the net deferred tax asset as of December 31, 1999 and 1998 are as follows:

(In Thousands)                                                1999        1998
-------------------------------------------------------------------------------
Deferred Tax Assets:
   Allowance for Possible Loan Losses                      $  3,533     $ 2,894
   Post Retirement Benefits                                   1,694       1,317
   Deferred Directors Fees                                      845         129
   Capital Lease                                                767         624
   Intangible Assets                                            686         659
   Reserve for Accrued Expenses                               1,779          --
   Net Unrealized Loss on Securities Available for Sale      14,461          --
   Other                                                        404       1,341
-------------------------------------------------------------------------------
     Total Gross Deferred Tax Assets                         24,169       6,964
   Valuation Allowance                                           --        (344)
-------------------------------------------------------------------------------
     Deferred Tax Assets, Net                                24,169       6,620
-------------------------------------------------------------------------------

Deferred Tax Liabilities:
   Net Unrealized Gain on Securities Available for Sale          --      (3,155)
   Depreciation                                              (1,028)     (1,046)
   Pension Plan                                                (913)       (490)
   Accretion of Discount                                       (149)       (564)
   Other                                                       (235)     (1,508)
-------------------------------------------------------------------------------
     Total                                                   (2,325)     (6,763)
-------------------------------------------------------------------------------
     Net Deferred Tax Asset (Liability)                    $ 21,844     $  (143)
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

Included in other comprehensive income are income tax expense (benefit) attributable to net unrealized gains or losses on securities available for sale in the amounts of $(17,616,000), $263,000 and $2,427,000 for the years ended December 31, 1999, 1998 and 1997, respectively.

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

The following table sets forth the Pension Plan's Benefits and Post Retirement Plan's Benefits funded status at December 31, 1999 and 1998:



                                                          Pension Benefits       Post Retirement Benefits
--------------------------------------------------------------------------------------------------------
(In Thousands)                                          1999          1998          1999          1998
--------------------------------------------------------------------------------------------------------

Projected Benefit Obligation at Beginning of Year    $ 23,055      $ 21,590      $  8,514      $  7,387
  Service Cost                                            834           860           387           336
  Interest Cost                                         1,315         1,454           542           542
  Actuarial (Loss) Gain                                (3,921)          430          (924)          793
  Benefits Paid                                         1,326        (1,279)         (661)         (544)
--------------------------------------------------------------------------------------------------------
Projected Benefit Obligation at End of Year            22,609        23,055         7,858         8,514
--------------------------------------------------------------------------------------------------------
  Plan Assets Fair Value at Beginning of Year          35,421        28,299          --            --
  Actual Return on Plan Assets                         10,572         8,358          --            --
  Employer Contribution                                    43            43           661           544
  Benefits Paid                                        (1,326)       (1,279)         (661)         (544)
--------------------------------------------------------------------------------------------------------
Plan Assets Value at End of Year                       44,710        35,421          --            --
--------------------------------------------------------------------------------------------------------
Funded Status                                          22,101        12,366        (7,858)       (8,514)
Unrecognized Transition (Asset) Obligation               --              (2)        3,766         4,055
Unrecognized Prior Service Cost                           290           387          --               9
Unrecognized (Gain) Loss                              (19,438)      (11,497)         (348)          442
--------------------------------------------------------------------------------------------------------
Prepaid (Accrued) Cost                               $  2,953      $  1,254      $ (4,440)     $ (4,008)
--------------------------------------------------------------------------------------------------------
Discount Rate                                            7.50%         6.75%         7.50%         6.74%
Expected Return on Plan Assets                           9.00%         8.91%         --            --
Rate of Compensation Increase                            4.50%         4.50%         --            --
--------------------------------------------------------------------------------------------------------

The Company maintains a non-tax qualified plan for certain of its executives ("SERP") to supplement the benefit such executive can receive under the Company's 401(k) Plan and defined benefit plans. In connection with the SERP, the Company has purchased approximately $31.9 million in corporate-owned life insurance. Pension benefits in the above table include the portion related to the Non-Qualified Executive Supplemental Plans. The Supplemental Plans projected benefit obligation was $198,000 and $215,000 in 1999 and 1998, respectively. The Supplemental Plans have no assets as of December 31, 1999 and 1998.

Net periodic (benefit) expense for 1999, 1998 and 1997 includes the following:

                                                     Pension Benefits                  Post Retirement Benefits
--------------------------------------------------------------------------------------------------------------------
(In Thousands)                                   1999     1998      1997               1999       1998      1997
--------------------------------------------------------------------------------------------------------------------

Net Periodic (Benefit) Expense Components:
  Service Cost                                  $   834    $  860    $  847             $  387     $  336    $  319
  Interest Cost                                   1,315     1,454     1,408                542        542       485
  Expected Return on Plan Assets                 (2,854)   (2,462)   (2,054)                 -          -         -
  Net Deferral and  Amortization                   (564)     (404)     (158)               291        282       284
  The Effect of Raritan Merger                      107         -         -                 28          -         -
--------------------------------------------------------------------------------------------------------------------
Net Periodic (Benefit) Expense                  $(1,162)   $ (552)   $   43             $1,248     $1,160    $1,088
--------------------------------------------------------------------------------------------------------------------
Weighted Average Assumptions:
  Discount Rate                                    6.75%     7.04%     7.32%              6.75%      6.77%     7.03%
  Expected Return on Plan Assets                   9.00%     8.91%     8.89%                 -           -         -
  Rate of Compensation Increase                    4.50%     5.00%     5.93%                 -           -         -
--------------------------------------------------------------------------------------------------------------------


The assumed health care cost trend in measuring the expected cost of the post retirement benefits range from 6.0% through 7.5% in 1999, declining by 0.5% per year to an ultimate level of 5.0% by the year 2004.

A 1% change in the assumed health care cost trend rate would have the following effects on the Company's post retirement benefits:

(In Thousands)                                                                     1 % Increase     1 % Decrease
--------------------------------------------------------------------------------------------------------------------

Effect on Total Service and Interest Cost (Net Periodic Expense)                         $143            $(114)
Effect on the Post Retirement Benefits (Projected Benefit Obligation)                     959             (787)
--------------------------------------------------------------------------------------------------------------------


Other Benefits
Employees can make contributions to the Company's 401(k) Plan by means of payroll deductions of up to 10% of their compensation. Matching contributions are made by the Company for up to 5% of the employee's compensation at the discretion of the Board of Directors and totaled $508,000, $556,000 and $550,000 in 1999, 1998 and 1997, respectively.


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

The Company applies APB Opinion No. 25 and related interpretations in accounting for both the Plan and Directors Plan. Accordingly, no compensation cost has been recognized for the stock options in these Plans. Had compensation cost for these plans been determined consistent with SFAS No. 123, "Accounting for Stock-Based Compensation," which was previously described in Note 1(m) the Company's net income and diluted net income per share would have been reduced to the pro forma amounts indicated below:


(In Thousands, Except Per Share Data)                                       1999             1998              1997
--------------------------------------------------------------------------------------------------------------------

Net Income:
   As Reported                                                           $12,140          $19,858           $18,447
   Pro forma                                                              11,863           19,550            18,140
Basic Net Income Per Share:
   As Reported                                                           $  0.76          $  1.26           $  1.18
   Pro forma                                                                0.74             1.24              1.16
Diluted Net Income Per Share:
   As Reported                                                           $  0.75          $  1.22           $  1.14
   Pro forma                                                                0.73             1.20              1.12
--------------------------------------------------------------------------------------------------------------------


The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1999, 1998 and 1997, respectively; dividend yield of 3.6%, 3.5% and 2.3% for 1999, 1998 and 1997, respectively; expected volatility of 19%, 17% and 22% for 1999, 1998 and 1997, respectively; risk-free interest rates of 5.2%, 5.6% and 6.7% for 1999, 1998 and 1997, respectively; and expected lives of 5 years for both plans. A summary of the status of both the Plan and the Directors Plan of the Company as of December 31, 1999, 1998 and 1997 and changes during the years ended on those dates, adjusted for subsequent stock dividends and splits, is presented below:


                                    1999                          1998                           1997
                           -----------------------    ---------------------------      -----------------------------
                                          Weighted                       Weighted                        Weighted
                                           Average                        Average                        Average
                                          Exercise                       Exercise                        Exercise
Option Shares                Shares        Price           Shares         Price            Shares        Price
--------------------------------------------------------------------------------------------------------------------
Outstanding at
   Beginning of Year        752,791         $11.74          871,944       $  9.07           1,033,204      $  6.39
Granted                      93,613          21.64           81,737         24.21             208,179        14.21
Exercised                  (261,688)          6.64         (200,574)         5.21            (352,701)        4.10
Forfeited                   (13,764)         19.09             (316)        11.70             (16,738)       12.04
--------------------------------------------------------------------------------------------------------------------
Outstanding at
 End of Year                570,952         $15.52          752,791        $11.74             871,944      $  9.07
====================================================================================================================
Options Exercisable
   At Year-End              347,356                         469,629                           534,326
====================================================================================================================
Weighted Average
   Fair Value of
   Options Granted
   During the Year            $3.65                           $3.92                             $3.44
====================================================================================================================

The following table summarizes information about the stock options outstanding at December 31, 1999, adjusted for the effect of subsequent stock dividends and splits.


                          Options Outstanding                                           Options Exercisable
---------------------------------------------------------------------             -------------------------------
                                         Weighted
                                         Average           Weighted                                    Weighted
     Range of                           Remaining           Average                                     Average
     Exercise           Number         Contractual         Exercise                    Number          Exercise
      Prices          Outstanding     Life in Years          Price                  Exercisable          Price
------------------------------------------------------------------------------------------------------------------
    $  3.68             26,630             3.0              $ 3.68                     26,630          $  3.68
   9.07-10.74           76,305             4.3               10.58                     76,305            10.58
  11.52-11.70          102,822             5.1               11.66                    102,822            11.66
  11.93-12.26           90,852             6.5               12.22                     70,353            12.21
  15.32-17.62          105,451             7.3               16.94                     61,916            16.75
  21.58-21.82           90,406             9.3               21.64                          -                -
  23.37-25.81           78,486             8.2               24.24                      9,330            25.81
------------------------------------------------------------------------------------------------------------------
 $3.68-$25.81          570,952             6.6              $15.52                    347,356           $12.21
==================================================================================================================

The Stock Incentive Plan also provides for granting of Restricted Stock Awards, which generally vest over a period of six years. Stock dividends and splits are granted to the employees when paid. Transactions involving these awards are summarized as follows:

                                                               1999         1998         1997
----------------------------------------------------------------------------------------------
Restricted Stock Awards:
    Outstanding - January 1,                                  21,840       28,485       10,996
      Granted                                                  2,100        1,800       28,710
      Canceled                                                     -            -         (918)
      Vested                                                 (20,040)      (8,445)     (10,303)
----------------------------------------------------------------------------------------------
   Outstanding - December 31,                                  3,900        21,840      28,485
==============================================================================================


Compensation expense recognized related to the restricted stock awards was $15,000, $332,000 and $141,000 for the years ended December 31, 1999, 1998 and
1997, respectively.

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

The Company has lease commitments expiring at various dates through 2015. Rent expense on these leases amounted to approximately $1,417,000, $1,405,000 and $1,049,000 for the years ended December 31, 1999, 1998 and 1997, respectively. The headquarters building lease has been accounted for as a capital lease, in accordance with FASB Statement No. 13 "Accounting for Leases," (See Note 11). The minimum annual rentals under the terms of the lease agreements, excluding the capital lease, as of December 31, 1999, were as follows (in thousands):

2000                 $1,404
2001                  1,223
2002                    899
2003                    794
2004                    791
Thereafter            2,558

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

Financial Instruments Whose Contract
Amount Represent Credit Risk                                                         Contract or Notional Amount
(In Thousands)                                                                           At December 31, 1999
----------------------------------------------------------------------------------------------------------------
Commitments for Commercial and Construction Loans Secured by Real Estate                       $ 42,070
Unused Portion of Credit Card Lines of Credit                                                    62,051
Unused Portion of Home Equity Lines of Credit                                                    62,788
Used Portion of Commercial Lines of Credit                                                      160,689
Standby Letters of Credit                                                                         4,765

The Company previously entered into agreements with eight executive officers providing for the payment of cash and other benefits to them in the event of their voluntary or involuntary termination within three years following a change of control of the Company. Payment under these agreements in the event of a change in control would consist of a lump sum payment equal to two or three years of annual taxable compensation, depending on the officer involved. If any of the compensation or other benefits payable to an officer under his or her agreement results in additional taxes because the amounts are deemed to constitute excess parachute payments within the meaning of Section 280G of the Internal Revenue Code, the Company will make an additional payment so as to provide the officer with the compensation and benefits he or she would have received in the absence of such additional taxes.

NOTE 18 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," requires that the Company disclose estimated fair values for its financial instruments. The fair value estimates are made at a discrete point in time based upon relevant mar-ket information and information about the financial instruments. Because no market exists for a portion of the Company's financial instruments, fair value estimates are based on judgment regarding a number of factors. These estimates are subjective in nature and involve some uncertainties. Changes in assumptions and methodologies may have a material effect on these estimated fair values. In addition, reasonable comparability between financial institutions may not be likely due to a wide range of permitted valuation techniques and numerous estimates, which must be made. This lack of uniform valuation methodologies also introduces a greater degree of subjectivity to these estimated fair values.

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

The estimated fair values of the Company's financial instruments as of December 31, 1999 and 1998 are as follows:

                                                                   1999                           1998
                                                        -------------------------       -------------------------
                                                          Carrying        Fair           Carrying         Fair
(In Thousands)                                             Amount         Value           Amount         Value
-----------------------------------------------------------------------------------------------------------------
Financial Assets
   Cash and Short-Term Investments                      $   53,490     $   53,490      $  102,967    $   102,967
   Securities Available for Sale                           631,661        631,661         609,262        609,262
   Securities Held to Maturity                              37,908         36,918          63,374         63,675
   Trading Account Securities                                  929            929           1,239          1,239
   Loans, Net of Allowance for Possible Loan Losses      1,227,150      1,217,295       1,045,779      1,055,502
   Mortgage Loans Held for Sale                             23,807         23,929             128            129
-----------------------------------------------------------------------------------------------------------------

Financial Liabilities
   Deposits
     Demand                                                235,386        235,386         234,621        234,621
     Savings                                               562,673        562,673         578,174        578,174
     Time                                                  683,150        683,724         590,618        594,358
-----------------------------------------------------------------------------------------------------------------
       Total Deposits                                    1,481,209      1,481,783       1,403,413      1,407,153
Short-Term Borrowings                                      199,931        199,931         154,635        154,635
Other Borrowings                                           236,397        234,252         154,942        155,240
-----------------------------------------------------------------------------------------------------------------

Off-Balance Sheet Financial Instruments
     Standby Letters of Credit                                   -             52               -             27
-----------------------------------------------------------------------------------------------------------------

NOTE 19 - Employee Stock Ownership Plan

Raritan sponsored an Employee Stock Ownership Plan (ESOP) covering employees with a minimum of 1,000 hours of service per year. The ESOP, which is a tax qualified employee benefit plan, provided retirement benefits for the employees of Raritan.

At December 31, 1998, the ESOP borrowing was repaid in full, all shares were released and allocated. ESOP compensation expense of $103,000 and $129,000 in 1998 and 1997, respectively, is included in salaries, wages and employee benefits in the accompanying consolidated statements of income.


NOTE 20 - CONDENSED FINANCIAL STATEMENTS - PARENT COMPANY

The condensed financial statements of United National Bancorp (parent company only) are presented below:

                                                                                    December  31,
 CONDENSED BALANCE SHEETS                                                    --------------------------
 (In Thousands)                                                                  1999              1998
 ------------------------------------------------------------------------------------------------------
 Assets
    Cash and Due from Banks                                                  $     26          $  3,375
    Securities Available for Sale                                               8,125             2,309
    Trading Account Securities                                                    929             1,239
    Investment in Subsidiaries                                                128,381           170,921
    Other Assets                                                                4,477             4,136
 ------------------------------------------------------------------------------------------------------

      Total Assets                                                           $141,938          $181,980
 ======================================================================================================

 Liabilities and Stockholders' Equity
    Junior Subordinated Debentures                                           $ 20,619          $ 20,619
    Loan from Subsidiary                                                            -               750
    Other Liabilities                                                           2,854             2,369
    Stockholders' Equity                                                      118,465           158,242
 ------------------------------------------------------------------------------------------------------

      Total Liabilities and Stockholders' Equity                             $141,938          $181,980
 ======================================================================================================




                                                                  For The Years Ended December 31,
CONDENSED STATEMENTS OF INCOME                                -----------------------------------------
(In Thousands)                                                   1999             1998             1997
-------------------------------------------------------------------------------------------------------
Income
   Dividends from Subsidiary                                  $24,276          $10,590           $8,735
   Interest and Dividends on Securities                           221              228              221
   Net (Loss) Gain from Securities Transactions                  (353)           1,794              508
-------------------------------------------------------------------------------------------------------
     Total  Income                                             24,144           12,612            9,464
-------------------------------------------------------------------------------------------------------

Expense
   Interest Expense on Junior Subordinated Debentures           2,064            2,064            1,605
   Interest Expense on Loan from Subsidiary                        85               50                -
   Other Expenses                                                 438              367              363
-------------------------------------------------------------------------------------------------------
     Total Expense                                              2,587            2,481            1,968
-------------------------------------------------------------------------------------------------------

Income Before Income Tax Benefit                               21,557           10,131            7,496
Income Tax Benefit                                                943              170              429
-------------------------------------------------------------------------------------------------------

Income Before (Distributions in Excess of) Equity in
   Undistributed Income of Subsidiary                          22,500           10,301            7,925
(Distributions in Excess of) Equity in Undistributed
   Income of Subsidiary                                       (10,360)           9,557           10,552
-------------------------------------------------------------------------------------------------------
Net Income                                                    $12,140          $19,858          $18,447
=======================================================================================================


CONDENSED STATEMENTS OF CASH FLOWS                                       For the Years Ended December 31,
                                                               -----------------------------------------------------
(In Thousands)                                                            1999              1998             1997
--------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net Income                                                               $12,140          $19,858           $18,447
Adjustments to Reconcile Net Income to Net
   Cash Provided by Operating Activities:
Net Loss (Gain) from Securities Transactions                                 353           (1,794)             (508)
Trading Account Securities Activity, Net                                     310              (94)             (200)
Increase in Other Assets                                                    (986)          (1,011)           (1,211)
Increase (Decrease) in Other Liabilities                                     485             (175)               42
Restricted Stock  Activity, Net                                              199              332               141
Distributions in Excess of (Equity in Undistributed)
   Income of Subsidiary                                                   10,360           (9,557)          (10,522)
--------------------------------------------------------------------------------------------------------------------
Net Cash Provided by Operating Activities                                 22,861            7,559             6,189
--------------------------------------------------------------------------------------------------------------------

INVESTING ACTIVITIES
Proceeds from Sales of Securities Available
   For Sale                                                                7,328            6,079             2,800
Purchase of Securities Available for Sale                                (13,593)          (3,969)           (2,400)
--------------------------------------------------------------------------------------------------------------------
Net Cash (Used In) Provided by
   Investing Activities                                                   (6,265)           2,110               400
--------------------------------------------------------------------------------------------------------------------

FINANCING ACTIVITIES
Cash Dividends on Common Stock                                           (12,507)          (8,480)           (6,458)
Proceeds from Exercise of Stock Options                                    1,777            1,021             1,175
Loan from Subsidiary                                                        (750)             750                 -
Purchase of Treasury Stock                                                (8,465)            (553)           (2,025)
Sale of Treasury Stock                                                         -                -                 -
Stock Issued from Equity Contracts                                             -              875               613
Proceeds from Issuance of Junior Subordinated Debentures                       -                -            20,619
Capital Contributed to Subsidiary                                              -                -           (20,458)
--------------------------------------------------------------------------------------------------------------------
Net Cash Used in Financing Activities                                     19,945           (6,387)           (6,534)
--------------------------------------------------------------------------------------------------------------------

Net (Decrease) Increase in Cash                                           (3,349)           3,282                55
Cash at Beginning of Year                                                  3,375               93                38
--------------------------------------------------------------------------------------------------------------------

Cash at End of Year                                                     $     26          $ 3,375          $     93
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

Under the earnings limitation test, the Bank had available $33,984,000 for the payment of cash dividends at December 31, 1999.

INDEPENDENT AUDITORS' REPORT



The Board of Directors and Stockholders
United National Bancorp:

We have audited the accompanying consolidated balance sheets of United National Bancorp and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of United National Bancorp and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999, in conformity with generally accepted accounting principles.


/s/ KPMG LLP

Short Hills, New Jersey
January 24, 2000.