Form 10-K405, Exhibit 13
period 2000-12-31
UNITED NATIONAL BANCORP
filed 2001-03-30
CIK 831959

              Management's Discussion and Analysis of Consolidated
                  Financial Condition and Results of Operations

This section is presented to assist in understanding the operating results of United National Bancorp (the "Parent Company") and its wholly-owned subsidiaries, United National Bank (the "Bank") and UNB Capital Trust I (the "Trust") or when consolidated with the Parent Company (the "Company"), for each of the past three years and financial condition for each of the past two years. This section should be read in conjunction with the Consolidated Financial Statements, the accompanying notes and selected financial data provided within this report.

On March 31, 1999, the Company acquired Raritan Bancorp Inc. ("Raritan"). Raritan was a $435 million asset bank holding company headquartered in Bridgewater, New Jersey and operated seven offices.

On September 30, 1998, the Company acquired State Bank of South Orange ("SBSO"). SBSO was a $75 million asset, single-office bank headquartered in South Orange, New Jersey.

Both of these acquisitions were accounted for on the pooling-of-interests accounting method and, therefore, the financial statements for periods prior to the acquisitions have been restated to include the accounts and activities of these institutions.

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

RESULTS OF OPERATIONS

Results of Operations for the Years Ended December 31, 2000 and 1999

Overview

The Company reported net income for 2000 of $24,901,000, an increase of 105.1% from the $12,140,000 earned in 1999. Diluted net income per share was $1.61 in 2000 compared to $0.75 reported in 1999. Basic net income per share in 2000 was $1.62 as compared to the $0.76 reported in 1999.

The Company's operating income for 1999, defined as net income excluding the effects of one-time charges, net of taxes, was $25,024,000, or $1.55 per diluted share. On an operating basis, income per diluted share increased 3.9% over the $1.55 reported in 1999 to $1.61 in 2000. During 1999, one-time charges totaling $12,884,000 or $0.80 per diluted share, net of taxes, were related to the acquisition of Raritan, the sale of non-performing assets, the pending dissolution of the Bank's joint venture in United Financial Services, Inc. ("UFS") and the conversion to a new operating system.

Key performance ratios based on operating income continued to remain strong for 2000. Based on operating income, return on average assets ("ROA") and return on average equity ("ROE") were 1.17% and 20.77%, respectively, in 2000, compared to 1.25% and 17.30%, respectively, in 1999. ROA and ROE, based on operating income, have averaged 1.18% and 15.98%, respectively, over the past five years.

Based on net income, ROA was 1.17% in 2000 as compared to 0.61% in 1999. ROE was 20.77% in 2000 as compared to 8.43% in 1999. In addition, the efficiency ratio was 58.19% for 2000 versus 56.07% in 1999. The increase in the efficiency ratio from 1999 to 2000 was due primarily to lower net interest income.

The Company's increase in net income for 2000 was the result of a decrease in one-time charges compared to the prior year coupled with an increase in non-interest income, partially offset by a decline in net interest income and increases in the provision for loan losses, non-interest expense and in the provision for income taxes.

Loan demand throughout 2000 continued to be strong and was greater than 1999. Loans and Mortgage Loans Held for Sale, net of unearned income, at December 31, 2000 were $26,074,000 higher than the prior year-end and represented 61.0% of total assets at year-end 2000 as compared to 60.3% in 1999. Total loans and mortgage loans held for sale averaged $1,290,091,000 during 2000, an increase of $152,011,000 or 13.4% compared with the prior year. Throughout the year 2000, the Company sold approximately $52,000,000 of one-to-four family residential mortgages for a gain of approximately



$272,000. Interest rates, as measured by the prime rate, began the year 2000 at 8.50% and increased several times throughout the first and second quarters to end the year at 9.50%.

Securities available for sale decreased to $608,388,000 and represented 28.8% of the total assets at December 31, 2000 as compared to $631,661,000 or 30.2% at year-end 1999. Securities held to maturity increased to $46,492,000 and represented 2.2% of the total assets at December 31, 2000 as compared to $37,908,000 or 1.8% at year-end 1999.

Total deposits increased by 3.1% to $1,527,416,000 at December 31, 2000. Time deposits increased by $16,592,000 or 2.4% to $699,742,000 at December 31, 2000
compared to $683,150,000 at year-end 1999, primarily as a result of higher levels of wholesale certificates of deposit of $100,000 or more coupled with higher rates offered on various product types. Demand deposits increased by $13,364,000 to $248,750,000 at year-end 2000, a 5.7% increase over the prior year-end. Savings deposits increased by $16,251,000 or 2.9% from 1999 to $578,924,000 at year-end 2000.

On average, time deposits increased $46,978,000 or 7.2% from 1999. Demand deposits and non-interest-bearing savings deposits averaged $247,912,000 in 2000, down 2.0% from the 1999 average balance of $253,038,000 and average savings deposits increased $25,574,000 or 4.6% from the 1999 average balance of $553,614,000.

EARNINGS ANALYSIS

Operating Revenue

The Company's earnings have two major components: net interest income and non-interest income, which includes net gains from securities transactions. Operating revenue, excluding securities gains, decreased $830,000 or 0.9% in 2000 as compared to 1999, primarily as the result of the compression in net interest income.

Net Interest Income

Net interest income, the amount by which interest earned on assets exceeds interest paid to depositors and other creditors, is the Company's principal source of revenue. For purposes of this review, interest exempt from Federal taxation has been restated to a taxable-equivalent basis, which places tax-exempt income and yields on a comparable basis with taxable income to facilitate analysis. The Federal income tax rate used for 2000 and 1999 was 35%. In calculating loan yields, the applicable loan fees have been included in interest income and non-performing loans are included in the average loan balances.

Net interest income decreased $3,506,000 or 4.5% to a level of $74,506,000 in 2000. As interest rates rose throughout the year, the Company's interest-bearing deposits and borrowings repriced at a faster pace than its interest-earning assets. Average interest-bearing liabilities increased $138,247,000 or 8.9% compared to the prior year while the average cost increased 75 basis points. Average interest-earning assets increased $116,319,000 or 6.2% compared to the same period last year while the average yield increased 30 basis points.

The average loan portfolio represented 65.0% of average earning assets in 2000, an increase from 60.9% in 1999, while the average yield increased 15 basis points to 8.41% in 2000. Average securities represented 35.0% of average earning assets in 2000, down from 38.6% in 1999, while the average yield increased 36 basis points to 6.95% in 2000. These changes created an increase in interest income of $14,869,000 or 10.5% from 1999.

The Company continued to monitor the rates paid on all categories of interest-bearing liabilities to reflect existing market conditions. Throughout 2000, as market interest rates began to increase, the Company introduced competitive rates on select deposit products in an effort to attract deposits. Average interest-bearing deposits increased $72,552,000 or 6.0% over 1999 while the average cost of deposits increased 74 basis points. The Company utilized short-term and other borrowings as an additional funding source and to fund the growth in the loan portfolio. The average balance of borrowings, including the obligation under capital lease, was $421,420,000 in 2000 with an average cost of 6.36%, as compared to the average balance of $355,725,000 in 1999 with an average cost of 5.76%. The effect of the above changes in 2000 created a 45 basis point decline in the Company's net interest spread and a 42 basis point decline in the Company's net interest margin.

The net interest margin, which represents net interest income as a percentage of average interest-earning assets, is a key indicator of net interest income performance. The net interest margin declined during 2000 to 3.75% from 4.17% in 1999. Contributing to the decline of the Company's net interest margin from 1999 was the effect of an additional investment in corporate owned life insurance. Corporate owned life insurance, which averaged $50,087,000 in 2000 as compared to $32,314,000 in 1999, reduces interest-earning funds while increasing non-interest income. Additionally, the Company continued to use a portion of its borrowings for the repurchase of its common stock, which further impacted the Company's margin.

Non-Interest Income

Non-interest income, which has become an increasingly important source of revenue for the Company, consists primarily of trust income, service charges on deposit accounts, other service charges, commissions and fees, interest on life insurance and securities gains. In 2000, total non-interest income amounted to $26,602,000, an increase of $5,412,000 or 25.5% from 1999. Included in these figures were net gains from securities transactions of $3,904,000 in 2000 as compared to $949,000 in 1999. Non-interest income in 2000, excluding securities gains, increased $2,457,000 or 12.1% from 1999.

Trust income continues to be a major contributor to non-interest income, representing 25.8% of the total. Trust income rose $1,276,000 or 22.8% to $6,861,000 in 2000. This increase was due to growth in the level of assets under management, assisted through the expansion of new client relationships, as well as the addition of new investment products. The Trust


Division offers a full range of fiduciary services, ranging from mutual funds to personal trust, investment advisory and employee benefits. Trust services are expected to continue to play an important role in the Company's future.*

Service charges on deposit accounts decreased $551,000 or 12.0% to $4,056,000 in 2000 from 1999. The decrease in 2000 resulted from fewer occurrences of service charges assessed partially due to customers maintaining higher compensating balances through our Combined Banking product. Additionally, more customers have taken advantage of our overdraft protection product to help reduce their transaction costs. In the fourth quarter of 2000, the Company introduced its Convenience Checking product. This product, coupled with other service policy changes, may have the effect of lowering service charge income in future years.*

Other service charges, commissions and fees increased $1,149,000 or 17.8% to $7,600,000 in 2000 due primarily to an increase in fees generated from our financial services area. This area offers uninsured financial products, including the sale of annuities, insurance and mutual funds.

Income on life insurance increased $865,000 or 56.2% to $2,403,000 in 2000 from 1999. The increase was due primarily to the income generated on the $16,100,000 of additional investments made during 2000.

Other income decreased $282,000 or 13.7% from 1999 to $1,778,000 in 2000 due primarily to a decline in gains from sales of the guaranteed portions of the Small Business Administration ("SBA") loans. This was offset in part by gains realized on the sale of residential mortgages.

Net gains on securities transactions of $3,904,000 were recorded in 2000 compared with $949,000 in 1999. These gains resulted from the sale of equity securities.

Future sales of loans and securities and related gains and losses are dependent on market conditions, as well as the Company's liquidity and risk management needs.*

Non-Interest Expense

Non-interest expense in 2000 totaled $58,971,000, a decrease of $15,689,000 or 21.0% from 1999. Included in 1999 were one-time charges before taxes of $17,258,000 in connection with the Raritan merger, sale of non-performing assets, the conversion to a new operating system, as well as the pending dissolution of the Bank's joint venture in UFS. Excluding the one-time charges, non-interest expense in 2000 increased $1,569,000 or 2.7% from 1999. Management continues to seek opportunities to control non-interest expense levels.*

The largest component of non-interest expense is salaries and employee benefits, which accounted for 39.4% of total non-interest expense in 2000 compared to 33.1% in 1999. Management continues to monitor staffing levels, employee benefits and operational consolidations. Salaries, wages and employee benefits declined to $23,223,000 or 6.2% in 2000 compared to 1999. Salaries and wages increased $875,000 to $20,828,000 in 2000 from 1999. Employee benefits decreased $2,398,000, which was due primarily to the strong performance of the Company's pension plan. The strong return on the plan had the effect of reducing expense in 2000 by $1,570,000. Additionally, medical health care costs, which are a significant component of employee benefits, also declined from 1999. This expense is based on the level of medical claims and there can be no assurance that these costs will not increase in the future. The Company's goal to continue to monitor and control this expense continues to remain a high priority. Full-time equivalent employees were 547 at December 31, 2000 compared with 565 at December 31, 1999.

Net occupancy and furniture and equipment expense increased $559,000 or 6.0% in 2000 to $9,913,000. The increase in 2000 resulted from costs of opening several new branches, higher building maintenance costs and increased expenses relating to computer expenditures.

Data processing expense for 2000 increased $1,280,000 or 21.4% to $7,265,000 from 1999. The increase for 2000 was caused primarily by higher processing volumes during the year.

Distributions on trust capital securities of $2,002,000 in 2000 were equal to the amount recorded in 1999.

Amortization of intangible assets was $1,340,000 in 2000 compared to $1,293,000 in 1999. The increase in 2000 was due primarily to amortization expense on the servicing rights associated with the residential mortgage loans sold during 2000.

Net cost to operate other real estate, which results from costs of holding other real estate in addition to valuation adjustments, amounted to $229,000 in 2000, an increase of $89,000 from 1999. The increase in 2000 was due to higher carrying costs. For additional discussion on other real estate, see "Asset Quality".

One-time charges in 1999 of $17,258,000 resulted from the acquisition of Raritan, sale of non-performing assets, the conversion to a new operating system, as well as the pending dissolution of the Bank's joint venture in UFS. This amount consisted primarily of merger related charges in conjunction with the acquisition of Raritan of $9,940,000 and the pending dissolution of the Bank's joint venture, which amounted to $5,084,000. The merger related charges primarily represented payouts on existing employment contracts, a penalty on termination of Raritan's data processing service, the write-off of unusable fixed assets and supplies, professional services directly attributable to the acquisition, and severance costs. Substantially all amounts were paid by December 31, 1999.

Other expenses amounted to $14,999,000 in 2000, an increase of $1,117,000 or 8.0% compared to the prior year. The increase in 2000 was mostly due to increases in legal and professional services, loan collection and telephone expenses.





Income Taxes

The provision for income taxes increased $4,148,000 in 2000 to $9,631,000 from 1999. During 1999, the one-time charges created a tax benefit of $4,374,000. Excluding that tax benefit, the provision for income taxes in 2000 declined $226,000 from 1999. The decrease in 2000 resulted primarily from a higher level of tax-exempt income than the prior year. For further information regarding the provision for income taxes, see Note 14 to the Consolidated Financial Statements.

LINES OF BUSINESS

The Company, for management purposes, is segmented into the following lines of business: retail banking, commercial banking, investments, and trust and investment services. Activities not included in these lines are reflected in Corporate. In 1999, the Company completed its acquisition of Raritan Bancorp Inc., combined computer systems of Raritan into the Company's computer system, and completed the conversion of the Company's own data processing operations to an independent third-party provider. Based upon these facts, no segment information is provided for 1999, as such information was not deemed meaningful. Summary financial information on a fully taxable-equivalent basis for the lines of business is presented in Note 20 to the Consolidated Financial Statements.

Retail banking meets the needs of individuals and small businesses. This segment includes loans secured by one-to-four family residential properties, construction financing, loans to individuals for household, family and other personal expenditures, lease financing and credit card operations. In addition, this segment includes the branch network.

Commercial banking provides term loans, demand secured loans, Small Business Administration ("SBA") financing, floor plan loans and financing for commercial and construction lending, commercial credit and the operations of United Commercial Capital Group, Inc.

The investment segment is comprised of the Company's securities portfolio, which includes U.S. Treasury and Government agency securities, tax-exempt securities, mortgage-backed securities, corporate debt securities, equity securities, trading accounts and short-term investments.

The trust and investment services segment derives revenue in the form of fees generated for the services provided. The major sources of fee income are generated from a full range of fiduciary services, ranging from mutual funds to personal trust, investment advisory and employee benefits. Also included are fees generated from the financial services area, which provides uninsured financial products, including the sale of annuities, insurance and mutual funds.

The corporate segment is primarily comprised of the treasury function, which is responsible for managing interest rate risk. Additionally, certain revenues and expenses that are not considered allocable to a line of business are reflected in this area.

The following table shows the percentage contribution of the various lines of business to consolidated net income before taxes on a fully taxable-equivalent basis:


                                         Retail    Commercial     Investments   Trust    Corporate    Consolidated
                                         ------    ----------     -----------   -----    ---------    ------------

Year Ended December 31, 2000             40.8%        20.0%          16.9%       7.5%      14.8%         100.0%


Results Of Operations for the Years Ended December 31, 1999 and 1998

Overview

The Company reported net income in 1999 of $12,140,000, a decrease of 38.9% from the $19,858,000 earned in 1998. Diluted net income per share was $0.75 in 1999 compared to $1.22 reported in 1998. Basic net income per share in 1999 was $0.76 as compared to the $1.26 reported in 1998.

The Company's operating income for 1999, defined as net income excluding the effects of one-time charges, net of taxes, was $25,024,000, a 16.1% increase over the $21,552,000 for the year ended December 31, 1998. During 1999, one-time charges totaling $12,884,000 or $0.80 per diluted share, net of taxes, were related to the acquisition of Raritan, the sale of non-performing assets, the pending dissolution of the Bank's joint venture in UFS and the conversion to a new operating system. During 1998, one-time charges totaling $1,694,000 or $0.11 per diluted share, net of taxes, were related to the acquisition of SBSO. Operating income per diluted share, adjusted for the 6% stock dividend paid on November 1, 1999, was $1.55 in 1999, a 16.5% increase over the $1.33 reported for the year ended December 31, 1998.

Key performance ratios based on operating income continued to remain strong in 1999. Based on operating income, ROA and ROE were 1.25% and 17.30%, respectively, in 1999, compared to 1.15% and 13.92%, respectively, in 1998. ROA and ROE, based on operating income, have averaged 1.16% and 14.53%, respectively, over the past five years.

Based on net income, ROA was 0.61% in 1999 as compared to 1.06% in 1998. ROE was 8.43% in 1999 as compared to 12.83% in 1998. In addition, the efficiency ratio was 56.07% for 1999 versus 62.34% in 1998. In 1999, the decrease in the efficiency ratio was due in part to the cost savings achieved from the Raritan and SBSO acquisitions.

The Company's decline in net income results for 1999 were the result of an increase in one-time charges compared to the prior year coupled with an increase in the provision for loan losses and a decline in non-interest income. These unfavorable events were partially offset by an improvement in net interest income coupled by a reduction in the provision for income taxes.



EARNINGS ANALYSIS

Operating Revenue

The Company's earnings have two major components: net interest income and non-interest income, which includes net gains from securities transactions. Operating revenue, excluding securities gains, increased $4,413,000 or 4.9% in 1999.

Net Interest Income

Net interest income, the amount by which interest earned on assets exceeds interest paid to depositors and other creditors, is the Company's principal source of revenue. For purposes of this review, interest exempt from Federal taxation has been restated to a taxable-equivalent basis, which places tax-exempt income and yields on a comparable basis with taxable income to facilitate analysis. The Federal income tax rate used for 1999 was 35% and for 1998 was 34%. In calculating loan yields, the applicable loan fees have been included in interest income and non-performing loans are included in the average loan balances.

Net interest income increased $5,534,000 or 7.6% to a level of $78,012,000 in 1999. The primary reason was an increase in net interest-earning assets, offset in part by a decrease in the net interest margin. The higher yielding loan portfolio was 60.9% of average earning assets in 1999 up from 56.6% in 1998, while average securities represented 38.6% of average earning assets in 1999, down from 40.0% in 1998. In 1997, after raising additional Tier I Capital through the issuance of trust capital securities, the Company developed and partially implemented a strategy to increase earning assets, effectively leveraging its new capital and improving net interest income, by the purchase of $150 million of additional investment securities funded through short-term and other borrowings (the "Growth Strategy"). The Company continued the Growth Strategy during 1998 and completed an additional $50 million in the first quarter and another $20 million in the third quarter of 1998. During 1999, the Company did not purchase investment securities under the Growth Strategy. The Company's net interest margin declined from 1997 through 1999, largely due to the impact of the Growth Strategy and the effect of an investment in corporate owned life insurance, which reduces interest-earning funds while increasing non-interest income.

For 1999, average interest-earning assets increased $138,522,000 or 8.0% over 1998 while average rates declined 17 basis points, creating an increase in total interest income of $7,617,000 or 5.7% from 1998. Rates declined during the year primarily due to the competitive marketplace which the Company serves.

The Company continued to monitor the rates paid on all categories of interest-bearing liabilities to reflect existing market conditions. Average interest-bearing deposits increased $38,530,000 or 3.3%, over 1998 while the cost of deposits declined 38 basis points. The decline in deposit rates was due primarily to the lower cost of funds in time deposits. During the latter part of 1999, the Company introduced competitive rates on select deposit products in an effort to attract deposits. This change had the effect of increasing the overall cost of funds for time deposits. The growth in deposits resulted from continued growth in existing branches coupled with growth from new branches opened during the current and prior year. The Company utilized short-term and other borrowings as an additional funding source and to fund the growth in the loan portfolio. The average balance of borrowings, including the obligation under capital lease, was $355,725,000 in 1999 with an average cost of 5.76%, as compared to the average balance of $255,739,000 in 1998 with an average cost of 6.01%. The effect of the above changes in 1999 created a 9 basis point increase in the Company's net interest spread and a 2 basis point decline in the Company's net interest margin.

The net interest margin, which represents net interest income as a percentage of average interest-earning assets, is a key indicator of net interest income performance. The net interest margin decreased during 1999 to 4.17% from 4.19% in 1998. The decline in the net interest margin in 1999 resulted from a slightly overall lower interest rate environment during the year compared to 1998. Although the Growth Strategy resulted in a decline in the net interest margin and spread compared to prior years, the overall result was a positive impact on the Company's net income and return on average equity.

Non-Interest Income

Non-interest income consists primarily of trust income, service charges on deposit accounts, other service charges, commissions and fees, and securities gains. In 1999, total non-interest income amounted to $21,190,000, a decrease of $3,025,000 or 12.5% from 1998. Included in these figures were net gains from securities transactions of $949,000 in 1999 as compared to $3,891,000 in 1998. Non-interest income in 1999, excluding securities gains, was down $83,000 or 0.4% from 1998.

Trust income continued to be a major contributor to fee income, representing 26.4% of the total. Trust income rose $131,000 or 2.4% to $5,585,000 in 1999 from 1998. This increase was due to growth in the level of assets under management, assisted through the expansion of new client relationships, as well as the addition of new investment products. The Trust Division offers a full range of fiduciary services, ranging from mutual funds to personal trust, investment advisory and employee benefits.

Service charges on deposit accounts decreased $418,000 or 8.3% to $4,607,000 in 1999 from 1998. The decrease resulted from fewer occurrences of service charges assessed partially due to customers maintaining higher compensating balances through our Combined Banking product. Additionally, more customers have taken advantage of our overdraft protection product to help reduce their transaction costs.



Other service charges, commissions and fees decreased $578,000 or 8.2% to $6,451,000 in 1999 due primarily to a decline in credit card application fees offset in part by an increase in fees generated from our financial services area. This area offers uninsured financial products, including the sale of annuities, insurance and mutual funds.

Income on life insurance increased $153,000 or 11.0% to $1,538,000 in 1999 from 1998. This increase represents additional income generated from existed corporate owned life insurance policies.

Other income increased $629,000 or 44.0% from 1998 to $2,060,000 in 1999 due primarily to an increase in gains from sales of the guaranteed portion of SBA loans.

Net gains on securities transactions of $949,000 were recorded in 1999 compared with $3,891,000 in 1998. The rising rate climate experienced during the latter part of 1999 created less of an opportunity to realize gains as compared to 1998. The gains in 1998 and prior years were the outcome of restructuring the investment portfolio to alter maturities, due to the changing interest rate environment, and to maximize the return on the investment portfolio. Additional gains were realized in 1998 from the trading account portfolio due primarily to favorable conditions in the marketplace.

Non-Interest Expense

Non-interest expense in 1999 totaled $74,660,000, an increase of $11,693,000 or 18.6% over 1998. Included in 1999 were one-time charges before taxes of $17,258,000 in connection with the Raritan merger, sale of non-performing assets, the conversion to a new operating system, as well as the pending dissolution of the Bank's joint venture in UFS. Included in 1998 were one-time charges of $2,179,000 incurred in connection with the SBSO merger. Excluding the one-time charges, non-interest expense in 1999 decreased $3,386,000 or 5.6% from 1998.

The largest component of non-interest expense is salaries and employee benefits, which accounted for 33.1% of total non-interest expense in 1999 compared to 40.6% in 1998. Management continues to monitor staffing levels, employee benefits and operational consolidations. Salary and employee benefits declined $808,000 or 3.2% to $24,746,000 from 1998. Specifically, salaries and wages decreased $683,000 in 1999 due primarily to the cost savings relating to the Raritan and SBSO acquisitions. Employee benefits decreased $125,000, which was due primarily to the strong performance of the Company's pension plan. The strong return on the plan had the effect of reducing the expense recognized in 1999, which declined $633,000 from 1998. This was offset in part by an increase in medical health care costs, which is a significant component of employee benefits. These costs increased $518,000 from 1998. This expense is based on the level of medical claims and there can be no assurance that these costs will not increase in the future. The Company's goal to control this expense continues to remain a high priority. Full-time equivalent employees were 565 at December 31, 1999 compared with 542 at December 31, 1998.

Net occupancy and furniture and equipment expense increased $188,000 or 2.1% in 1999 to $9,354,000, due primarily to higher building maintenance costs and computer equipment rental expense.

Data processing expense for 1999 decreased $1,585,000 or 20.9% to $5,985,000 from 1998. The decrease resulted from the Company's decision to convert to a new data processing system.

Distributions on trust capital securities in 1999 were equal to the amount recorded in 1998.

Amortization of intangible assets was $1,293,000 in 1999 compared to $1,961,000 in 1998. The reduction was due primarily to the write-down in the remaining amount of amortization relating to the pending dissolution of UFS.

Net cost to operate other real estate, which results from costs of holding other real estate in addition to valuation adjustments, amounted to $140,000 in 1999, a decrease of $76,000 from 1998. The decrease was the result of a non-performing asset sale during the first quarter of 1999. For additional discussion on other real estate, see "Asset Quality".

One-time charges in 1999 of $17,258,000 resulted from the acquisition of Raritan, sale of non-performing assets, the conversion to a new operating system, as well as the pending dissolution of the Bank's joint venture in UFS. This amount consisted primarily of merger related charges in conjunction with the acquisition of Raritan of $9,940,000 and the pending dissolution of the Bank's joint venture, which amounted to $5,084,000. The merger related charges primarily represented payouts on existing employment contracts, a penalty on termination of Raritan's data processing service, the write-off of unusable fixed assets and supplies, professional services directly attributable to the acquisition, and severance costs. Substantially all amounts were paid by December 31, 1999. One-time charges in 1998 of $2,179,000 resulted from the acquisition of SBSO in the third quarter. This amount consisted primarily of payouts on existing employment contracts, a penalty on termination of SBSO's data processing service, the write-off of unusable fixed assets and supplies, professional services directly attributable to the acquisition, and severance costs. Substantially all amounts were paid by December 31, 1998.

Other expenses, excluding the one-time charges, amounted to $13,882,000 in 1999, a decrease of $437,000 or 3.1% compared to the prior year. The decrease was due to fewer branch start-up costs partially offset by increased marketing, postage and telephone expenses incurred for credit card marketing, along with increased local marketing expenses, legal and professional fees.

Income Taxes

The provision for income taxes decreased $2,885,000 in 1999 to $5,483,000. The decrease in income taxes resulted from the one-time charges in 1999 and certain tax planning strategies implemented during 1998, which included increasing the Bank's investment in tax-exempt securities. For further information regarding the provision for income taxes, see Note 14 to the Consolidated Financial Statements.

FINANCIAL CONDITION

Total average assets increased $116,805,000 or 5.8% to $2,120,175,000 in 2000, while total assets reached $2,112,181,000 at year-end, an increase of 1.0% from the December 31, 1999 balance. Average interest- earning assets, which represent 93.6% of total average assets, increased $116,319,000 or 6.2% from 1999 to $1,985,332,000 in 2000. Specifically, average loans increased $152,011,000 or 13.4% in 2000 to $1,290,091,000, while average total securities declined $27,254,000 or 3.8% from 1999 and short-term investments decreased $8,438,000 or 89.6%.

Securities

Total securities, which include securities held to maturity, securities available for sale and trading account securities, averaged $694,261,000 in 2000, a decline of $27,254,000 or 3.8% from 1999. The portfolio represented 35.0% of average earning assets for 2000 and 38.6% for 1999. The yield on the total portfolio (on a tax-equivalent basis) increased 36 basis points to 6.95%. The decline in average balances in the securities portfolio was primarily the result of prepayments received on the existing portfolio being used to fund loan demand. For purposes of this review, unrealized gains and losses have been excluded, unless otherwise indicated.

U.S. Treasury and Government agency securities increased $15,254,000 to an average of $125,701,000 in 2000. The yield on this portfolio increased 14 basis points to 6.43% from the reported yield of 6.29% in 1999.

Tax-exempt securities, consisting primarily of obligations of states and political subdivisions, averaged $108,197,000 in 2000, a decline of $11,931,000 from 1999. As a part of its tax planning strategy, the Company continues to try and maintain an optimum level of these investments. At year-end, tax-exempt securities were $106,270,000, up from the $106,102,000 at December 31, 1999. The average tax-equivalent yield on these securities increased 3 basis points to 7.29% in 2000 from 7.26% in 1999.

Mortgage-backed securities averaged $385,959,000 in 2000, a decrease of $15,874,000 from 1999. These securities provide liquidity through periodic principal and interest repayments. The yield on mortgage-backed securities was 6.82% in 2000 compared to 6.44% in 1999.

Corporate debt securities averaged $47,900,000 during 2000. At December 31, 2000, the market value of corporate debt securities totaled $41,211,000, and represented the Company's purchase of trust capital securities of other banks. The average yield on trust capital securities was 9.15% in 2000 and 8.95% in 1999. Securities issued by a foreign government averaged $189,000 in 2000 compared to $167,000 in the prior year. The year-end 2000 balance was $200,000 as compared to $175,000 a year earlier.

Average equity securities declined $28,568,000 during 2000 to $25,669,000. Equity securities, which consisted primarily of Federal Home Loan Bank (the "FHLB") stock and money market mutual funds, averaged $25,669,000 in 2000 compared to $53,854,000 in 1999. The average yield on equity securities increased 78 basis points to 5.97% from 5.18% in 1999. Short-term investments, which included Federal funds sold and FHLB deposits, averaged $980,000 in 2000 compared to $9,418,000 in 1999, a decrease of 89.6%. For 2000, the yield on short-term investments averaged 6.12%, up from 4.69% in 1999.

The market value of trading account securities averaged $646,000 for 2000 as compared to $1,142,000 in 1999. At year-end, the Company did not have any securities classified as trading account securities as compared to a market value of $929,000 at December 31, 1999.

Loans

Total loans averaged $1,290,091,000 during 2000, an increase of $152,011,000 or 13.4% compared with the prior year. The yield on the portfolio increased 15 basis points to 8.41% in 2000 from 8.26% in 1999. At year-end, total loans and mortgage loans held for sale, net of unearned income, amounted to $1,287,417,000, up $26,074,000 or 2.1% compared to 1999. Loan demand over the past several years has shown improvement as business and consumer confidence in the economy remained strong. Even though increased competition has created an increase in loan payoffs and refinancings, the Company's aggressive marketing program and diverse product mix created growth.

The Company's largest loan category is real estate mortgage loans, which totaled $714,309,000 at December 31, 2000 and represented 55.5% of total loans, net of unearned income. Real estate mortgage loans included residential and commercial mortgages, construction loans and first-time homebuyer mortgages. Installment loans, including lease financings, amounted to $257,548,000, representing 20.0% of total loans, net of unearned income. Major loan types within this category are indirect automobile loans of $78,942,000, direct personal loans of $90,065,000, advances on home equity lines of $30,142,000 and lease financing loans of $25,009,000.

The Company's commercial loan portfolio amounted to $271,761,000 at December 31, 2000, up 16.3% from the prior year-end. Average commercial loans declined 3.7% to $278,041,000 from $288,802,000 in 1999 and represented 21.6% of the total average loan portfolio as compared to 25.4% in 1999. The tax-equivalent yield on the commercial loan portfolio was 8.96% in 2000, compared to 8.54% in 1999. The yield on this portfolio increased as a result of higher rates on loan originations and repricings.

Real estate mortgage loans averaged $722,512,000, an increase of 14.0% from 1999 and represented 56.0% of the total average loan portfolio. This increase was primarily in the commercial mortgage portfolio as well as adjustable rate mortgages and the Bank's first-time homebuyer program called "Community Action Loans." The tax-equivalent yield on the total mortgage portfolio decreased 4 basis points to 7.67% from 7.71% last year as a result of lower rates on new loan originations and on the adjustable rate portion of the portfolio. This portfolio consists of residential and commercial mortgages, as well as construction loans, and carries fixed and adjustable interest rates. Throughout 2000, the Company sold approximately $52,000,000 of one-to-four family residential mortgages with a weighted average coupon of 7.33%, generating gains amounting to approximately $272,000.

The Company has a nationwide secured credit card program, along with unsecured and affinity card programs throughout New Jersey. Credit card loans averaged $42,882,000 in 2000, an increase of $3,588,000 or 9.1% from 1999. At year-end
2000, credit card balances were $43,799,000, as compared to $43,597,000 at year-end 1999. The increase during 2000 was the result of the continued nationwide direct mail advertising campaign for secured credit cards, and the local municipal affinity programs for unsecured credit cards. The average yield in 2000 on credit cards was 17.62%, up 3 basis points from 17.59% in 1999.

Installment loans, including lease financing, averaged $246,177,000 up from $175,298,000 in 1999 and represented 19.1% of the total average loan portfolio. Originations of personal loans have increased to the levels seen in 1998 and 1997. As a result, the average installment loan portfolio increased by 40.4% in 2000 from 1999. At year-end 2000, installment loans amounted to $257,548,000, up $49,000,000 or 23.5% from the same period in 1999. The average yield on the total installment loan portfolio was 8.40% in 2000 compared with 7.76% in 1999.

Impaired loans averaged $479,000, down $693,000 or 59.1% from the prior year average. For additional discussion on impaired loans, see "Asset Quality - Non-Performing Assets."

It is expected that a trend of increased outstandings in commercial, commercial mortgage and installment loans will continue if the economy remains strong. The Company will continue to compete for what it believes are quality loans in those sectors of the business community where such loans are most prevalent.*

Cash Surrender Value of Life Insurance

At December 31, 2000, the Cash Surrender Value of Life Insurance totaled $53,755,000, an increase of $18,502,000 from the prior year-end. During 2000, the Company made additional purchases of corporate owned life insurance policies amounting to $16,100,000.

Other Assets

At December 31, 2000, other assets totaled $43,973,000, an increase of $70,000 from the prior year-end. The largest components of other assets are the deferred tax assets, accrued interest receivable and prepaid expenses.

Deposits and Other Borrowings

The Company's deposit base is the primary source of funds supporting its interest-earning assets. Total average deposits increased to $1,524,869,000 in 2000, up $67,426,000 or 4.6% from $1,457,443,000 in 1999. At year-end, total deposits amounted to $1,527,416,000, up 3.1% from the $1,481,209,000 reported last year.

For 2000, time deposits comprised 45.8% of total average deposits as compared to 44.7% in 1999. These deposits, which consist primarily of retail certificates of deposit and individual retirement accounts, increased $46,978,000 or 7.2% to average $697,769,000 during 2000. At December 31, 2000, time deposits increased by $16,592,000 or 2.4% from year-end 1999. The cost of time deposits increased 69 basis points to 5.67% in 2000. During 2000, certificates of deposit $100,000 and over were $232,437,000, an increase of 36.0% over last year.

Savings deposits, which include savings accounts, money market accounts and interest-bearing transaction accounts, averaged $579,188,000, an increase of $25,574,000 or 4.6% from 1999. The cost of savings deposits increased 76 basis points to 2.76% in 2000.

Demand deposits and non-interest-bearing savings deposits averaged $247,912,000, down 2.0% from the 1999 average of $253,038,000. Demand deposits at year-end were $248,750,000, up 5.7% from the prior year-end. Non-interest-bearing secured credit card deposits averaged $10,701,000 in 2000, down 5.3% from the 1999 average of $11,304,000. Non-interest-bearing secured credit card deposits at year-end 2000 amounted to $8,978,000, as compared to $11,579,000 at December 31, 1999.

Short-term borrowings are available as an additional source of funding for the loan and investment portfolios, as well as deposit outflows. Short-term borrowings consist primarily of Federal funds purchased, securities sold under agreements to repurchase ("repurchase agreements"), demand notes - U.S. Treasury, borrowed funds and FHLB advances. During the year, short-term borrowings rose $52,924,000 or 33.0% to average $213,305,000. The cost of short-term borrowings increased 115 basis points from 5.40% in 1999 to 6.55% in 2000 due to the higher short-term interest rate environment during 2000 as compared to 1999. Average other borrowings for 2000 increased $12,771,000 as a result of borrowings used to fund loan growth. Other borrowings had an average cost of 6.16% in 2000 compared to 6.06% in 1999.

The Bank is a member of the FHLB. As a result, the Company has access to financing from the FHLB with terms ranging from overnight up to 10 years. The FHLB advances are secured primarily by one-to-four family residential mortgage loans under a blanket collateral agreement ("Blanket Advances"). At December 31, 2000, there was $78,000,000 outstanding from the

FHLB on the $150,000,000 Blanket Advance line. At December 31, 1999, there was $116,000,000 outstanding from the FHLB on the $150,000,000 Blanket Advance line. The Company also has access to financing from the FHLB through advances collateralized by specific securities ("Specific Advances"). At December 31, 2000, the Company had Specific Advances outstanding from the FHLB of $17,000,000 maturing in November 2001. At December 31, 1999, the Company had Specific Advances outstanding from the FHLB of $114,000,000 with maturities ranging from 90 days to 5 years.

CAPITAL

The Company is committed to maintaining a strong capital position. Capital adequacy is monitored in relation to the size, composition and quality of its asset base and with consideration given to regulatory guidelines and requirements, as well as industry standards.

At December 31, 2000, total stockholders' equity was $140,510,000, an increase of $22,045,000 or 18.6% from year-end 1999. The primary reasons for the increase were net income of $24,901,000 and the increase in the market value of securities available for sale portfolio. The increase in market value was $16,895,000, net of tax, at the December 31, 2000 compared to the market value at December 31, 1999. Under the Financial Accounting Standards Board ("FASB") Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities", the Company is required to mark to market its investment securities which are classified as available for sale and record any unrealized gains or losses, net of taxes, in stockholders' equity. As interest rates began to decline in the latter part of 2000, this had the effect of increasing the market value of the available for sale portfolio, which consists primarily of mortgage-backed securities. As such, the Company had a mark to market unrealized loss adjustment of $9,960,000 at December 31, 2000 as compared to an unrealized loss of $26,855,000 at December 31, 1999, net of taxes. This adjustment has no substantial impact on the Company's regulatory capital ratios, as unrealized adjustments, with the exception of unrealized losses relating to equity securities with readily determinable fair values, are excluded from such calculations. Also, contributing to the increase in stockholders' equity was the exercise of stock options and restricted stock activity.

These increases were partially offset by the cash dividends declared in 2000 totaling $12,283,000 and, through its stock repurchase program, the Company purchased Treasury shares amounting to $7,820,000 during 2000. As detailed in
Note 13 to the Consolidated Financial Statements, the Company and the Bank currently exceed all minimum capital requirements.

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

Non-Performing Assets

The Company defines non-performing assets as non-accrual loans, impaired loans, loans past due 90 days or more and still accruing, renegotiated loans, other real estate owned and other assets owned. At December 31, 2000, total non-performing assets totaled $6,944,000 or 0.33% of total assets, down $1,307,000 from the $8,251,000 or 0.39% of total assets at December 31, 1999.

During the first quarter of 1999, the Company sold non-performing assets having a carrying value of $4,465,000, of which $3,859,000 related to non-performing loans and $606,000 related to holdings in other real estate owned. This resulted in a one-time charge of $736,000, net of tax.

Non-performing loans at December 31, 2000 were $6,751,000 or 0.52% of total loans, as compared to $8,142,000 or 0.65% of total loans at December 31, 1999. The $1,391,000 decrease from 1999 resulted from loans secured by real estate, which decreased by $443,000 and a decline of $969,000 in commercial and industrial loans. This was offset in part by an increase in loans to individuals for household, family and other personal expenditures of $35,000. Troubled debt restructures declined by $14,000.

At December 31, 2000, the Company's holdings in other real estate owned amounted to $165,000 as compared to $56,000 at December 31, 1999. Foreclosures will continue to result in assets migrating from non-performing loans to other real estate owned. It is the Company's intent to actively negotiate and dispose of these properties at fair market values, which are considered reasonable under the circumstances.* In 2000, the Company incurred $229,000 of costs relating to these properties as compared to $140,000 in 1999. Other assets owned amounted to $28,000 at year-end, a decrease of $25,000 from 1999.

Allowance for Possible Loan Losses

The Company's year-end 2000 allowance for possible loan losses (the "Allowance") totaled $12,419,000 and represented 0.96% of total loans. This compared with a loan loss allowance at year-end 1999 of $10,386,000 and a ratio to total loans of 0.82%. Loan loss provisions amounted to $4,730,000 in 2000, up from the $3,825,000 in 1999. The Allowance increased from December 31, 1999, primarily as a result of provision for loan losses exceeding net charge-offs. The increase in the Allowance reflects the increase in the loan portfolio outstandings, as well as a shift in the composition of the portfolio to commercial and installment loans partially offset by a decline in non-performing loans. The increase in the provision for loan



10
losses in 2000 was a function of loan growth coupled with Management's continued assessment of risk inherent in the portfolio. In the latter part of 2000, Management continued its assessment of risk factors utilized in the calculation of the Allowance, and in consideration of among other factors, slowing economic trends, the shift of the portfolio into commercial and installment loans, and charge-off history, increased the general factors utilized in the calculation. At December 31, 2000, the ratio of the allowance for possible loan losses to non-performing loans was 183.96% as compared to 127.56% at December 31, 1999.

The determination of an appropriate level of the Allowance is based upon an analysis of the risks inherent in the Bank's loan portfolio. Account officers and various loan committees perform the analysis on a continuous basis. In addition, the Bank has an external loan review service provider.

One tool used in establishing these risks is a risk rating system, consisting of ten loan grading categories. In assigning a rating to a given loan, various factors are weighted, including (a) the financial condition and past credit history of the borrower; (b) strength of management; (c) loan structure; (d) available collateral, and its valuation; (e) loan documentation; and (f) concentrations within industries and economic environments.

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

Net charge-offs in 2000 were $2,697,000 or 0.21% of average loans outstanding. Net charge-offs in 1999 were $4,613,000, including $793,000 which was attributable to the sale of non-performing loans. Net charge-offs in 1999, exclusive of the loan sale charge-offs, were $3,820,000 or 0.34% of average loans outstanding.

Net charge-offs in the credit card portfolio were $2,135,000 in 2000, compared to $1,575,000 in 1999. Net charge-offs in installment lending and lease financing receivables decreased to $344,000 in 2000, compared with $1,022,000 in 1999. In 1999, the net charge-offs in installment lending were primarily the result of the indirect portfolio, which sustained strong growth during the mid-1990's. The Company has made a concerted effort to restructure and diversify the installment loan portfolio in an effort to manage and control portfolio risk. Net charge-offs of real estate loans increased to $339,000 in 2000 from $6,000 in 1999 while commercial loans incurred net recoveries of $121,000 in 2000 compared to net charge-offs of $1,217,000 in 1999. The charged-off loans are in various stages of collection and litigation.

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

ALCO monitors and manages interest rate sensitivity through simulation and market value of equity analyses in order to avoid unacceptable earnings fluctuations due to interest rate changes. The Company's GAP model includes certain management assumptions based upon past experience and the expected behavior of customers during various interest rate scenarios. The assumptions include principal prepayments for various loan and security products and classifying the non-maturity deposit balances by degree of interest rate sensitivity. As of December 31, 2000, utilizing the above assumptions results in a cumulative interest rate sensitive assets to interest rate sensitive liabilities of 0.52% and 0.45% for the three-month and twelve-month intervals, respectively.

However, assets and liabilities with similar repricing characteristics may not reprice at the same time or to the same degree. As a result, the Company's GAP does not necessarily predict the impact of changes in general levels of interest rates on net interest income.

Management believes that the simulation of net interest income in different interest rate environments provides a more meaningful and dynamic measure of interest rate risk. Income simulation analysis captures not only the potential of all assets

                                                                              11
and liabilities to mature or reprice, but the probability that such would occur. Income simulation also permits management to assess the probable effects on the balance sheet not only of changes in interest rates, but also of proposed strategies for responding to them.

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

Mortgage loans are projected to prepay between 5% and 40% annually. Mortgage-backed securities are projected to prepay between 6% and 30%. Mortgage-backed securities, Federal agency securities and other borrowings with call options, which the Company believed would be called, were reported at the earlier of the next call date or contractual maturity date. Non-maturity deposits of savings, money market accounts and interest-bearing transaction accounts were reported with an average duration of 3.3 years. Non-interest-bearing deposits were based on the most recent regulatory valuation price tables. Rate shocks, prepayment assumptions and call dates are all instantaneous and held constant.

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

At December 31, 2000 and 1999, the Company's income simulation model indicates an acceptable level of interest rate risk, as presented below.


                                                                           Gradual Change in Rate
                                                             --------------------------------------------
(Dollars In Thousands)                                        +200 Basis Points         -200 Basis Points
---------------------------------------------------------------------------------------------------------
Twelve Month Horizon
----------------------------
2000:
   Net Interest Income                                        $(1,436) or (1.8)%        $(318) or (0.4)%
   Net Income                                                    (915) or (3.2)%          195  or  0.7%
----------------------------


1999:
   Net Interest Income                                         (2,010) or (2.6)%          609  or  0.8%
   Net Income                                                  (1,269) or (5.0)%          445  or  1.8%
----------------------------

The decrease in interest rate risk from 1999 to 2000 was due primarily to a shift to more variable rate loan products as well as price changes in deposits and other borrowings. These changes in the assumptions were due to the change in the interest rate environment in 2000 compared to 1999, as rates have risen considerably throughout the past year but have shown easing in the later part of the year and into the early part of 2001.

In light of significant changes occurring in market interest rates, the Company will continue to evaluate its sensitivity to interest rates.

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

Asset liquidity is represented by the ease with which assets can be converted into cash. This liquidity is provided by marketable equity securities and debt securities with maturity dates, assuming prepayments, of one year or less, which totaled $38,586,000 at year-end 2000. Marketable equity securities and trading account securities amounted to $4,330,000 at the


12
end of 2000. Debt securities consist primarily of U.S. Treasury notes and bonds, obligations of U.S. Government agencies, mortgage-backed securities and obligations of states and political subdivisions. All securities held by the Company are readily marketable. As of December 31, 2000, debt securities scheduled to mature within one year based upon estimated cash flows, amounted to $22,456,000 and represented 3.6% of the total debt securities portfolio. Approximately 5.8% of the entire debt portfolio is scheduled to mature within five years, based upon estimated cash flows. There was no security issue held which represented more than 10% of the Company's stockholders' equity. Additional liquidity is derived from scheduled loan and investment payments of principal and interest, as well as prepayments received.

On the liability side, the primary source of funds available to meet liquidity needs is the Company's core deposit base, which generally excludes wholesale certificates of deposit over $100,000. Core deposits amounted to $1,370,523,000 at December 31, 2000 and represented 70.5% of earning assets. Short-term borrowings, consisting primarily of Federal funds purchased, securities sold under agreements to repurchase and FHLB advances, and wholesale certificates of deposit over $100,000, are used as supplemental funding sources during periods when growth in the core deposit base does not keep pace with that of earning assets. Short-term borrowings and wholesale certificates of deposit amounted to $415,400,000 at December 31, 2000.

As mentioned earlier, the Bank is a member of the FHLB system, which provides the Company with an additional source of liquidity by offering financing alternatives. At year-end 2000, the Company had a $150,000,000 advance line with the FHLB, $72,000,000 of which was available. Additionally, the Company has Federal funds lines with correspondent banks totaling $45,000,000, of which $32,000,000 was available at December 31, 2000.

The following table sets forth certain unaudited quarterly financial data for the periods presented:

                                                               First          Second          Third          Fourth
(In Thousands, Except Per Share Data)                         Quarter        Quarter         Quarter        Quarter
------------------------------------------------------------------------------------------------------------------------
2000

Interest Income                                                  $37,681        $38,084         $39,765        $38,486
-----------------------------------------------------------
Interest Expense                                                  18,800         20,699          21,807         21,079
------------------------------------------------------------------------------------------------------------------------
Net Interest Income                                               18,881         17,385          17,958         17,407
-----------------------------------------------------------
Provision for Possible Loan Losses                                 1,200          1,200           2,330              -
-----------------------------------------------------------
Non-Interest Income, excluding Securities Transactions             5,448          5,459           5,707          6,084
-----------------------------------------------------------
Net Gains from Securities Transactions                               929            509           2,466              -
-----------------------------------------------------------
Non-Interest Expense                                              15,884         13,887          14,972         14,228
-----------------------------------------------------------
Provision for Income Taxes                                         2,272          2,212           2,507          2,640
------------------------------------------------------------------------------------------------------------------------
Net Income                                                       $ 5,902        $ 6,054         $ 6,322        $ 6,623
========================================================================================================================
Net Income Per Share - Basic                                     $  0.38        $  0.39         $  0.41        $  0.43
========================================================================================================================
Net Income Per Share - Diluted                                   $  0.38        $  0.39         $  0.41        $  0.43
========================================================================================================================

1999

Interest Income                                                  $32,540        $33,479         $34,882        $38,027
-----------------------------------------------------------
Interest Expense                                                  14,721         15,118          16,094         18,077
------------------------------------------------------------------------------------------------------------------------
Net Interest Income                                               17,819         18,361          18,788         19,950
-----------------------------------------------------------
Provision for Possible Loan Losses                                   975            900             900          1,050
-----------------------------------------------------------
Non-Interest Income, excluding Securities Transactions             4,981          5,194           5,004          5,062
-----------------------------------------------------------
Net Gains (Losses) from Securities Transactions                      675            639            (196)          (169)
-----------------------------------------------------------
Non-Interest Expense                                              26,060         19,626          14,145         14,829
-----------------------------------------------------------
(Benefit) Provision for Income Taxes                                (114)           945           2,306          2,346
------------------------------------------------------------------------------------------------------------------------
Net (Loss) Income                                                $(3,446)       $ 2,723         $ 6,245        $ 6,618
========================================================================================================================
Net (Loss) Income Per Share - Basic                              $ (0.22)       $  0.17         $  0.39        $  0.42
========================================================================================================================
Net (Loss) Income Per Share - Diluted                            $ (0.22)       $  0.17         $  0.39        $  0.41
========================================================================================================================

SELECTED CONSOLIDATED FINANCIAL DATA (Unaudited)

The following selected financial data should be read in conjunction with the Consolidated Financial Statements and related notes thereto included elsewhere in this Annual Report and "Management's Discussion and Analysis of Consolidated Financial Condition and Results of Operations."


(In Thousands, Except Share Data)                             2000         1999         1998         1997         1996
----------------------------------------------------------------------------------------------------------------------------
Statement of Income Data:
   Interest Income                                        $  154,016    $  138,928   $  132,349   $  121,415   $  108,982
--------------------------------------------------------
   Interest Expense                                           82,385        64,010       61,927       53,465       45,038
----------------------------------------------------------------------------------------------------------------------------
   Net Interest Income                                        71,631        74,918       70,422       67,950       63,944
--------------------------------------------------------
Provision for Possible Loan Losses                             4,730         3,825        3,444        4,432        3,691
----------------------------------------------------------------------------------------------------------------------------
Net Interest Income after Provision for Possible Loan
 Losses                                                       66,901        71,093       66,978       63,518       60,253
--------------------------------------------------------
Non-Interest Income                                           26,602        21,190       24,215       20,979       16,806
--------------------------------------------------------
Non-Interest Expense                                          58,971        74,660       62,967       57,015       52,474
----------------------------------------------------------------------------------------------------------------------------
Income Before Provision for Income Taxes                      34,532        17,623       28,226       27,482       24,585
--------------------------------------------------------
Provision for Income Taxes                                     9,631         5,483        8,368        9,035        8,409
----------------------------------------------------------------------------------------------------------------------------
Net Income                                                $   24,901    $   12,140   $   19,858   $   18,447   $   16,176
============================================================================================================================
Income Before Merger Related and Restructuring
 Charges, and SAIF Assessment                             $   24,901    $   25,024   $   21,552   $   19,845   $   16,762
============================================================================================================================
Balance Sheet Data (at year-end):
   Total Assets                                           $2,112,181    $2,090,383   $1,916,809   $1,789,426   $1,550,129
--------------------------------------------------------
   Securities                                                654,880       670,498      673,875      690,201      483,345
--------------------------------------------------------
   Federal Funds Sold                                          1,000             -       50,100       34,025       44,672
--------------------------------------------------------
   Loans (Net of Unearned Income)                          1,287,417     1,261,343    1,057,081      931,266      898,788
--------------------------------------------------------
   Allowance for Possible Loan Losses                         12,419        10,386       11,174       11,739       11,874
--------------------------------------------------------
   Deposits                                                1,527,416     1,481,209    1,403,413    1,392,703    1,334,528
--------------------------------------------------------
   Short-Term Borrowings (1)                                 258,507       199,931      154,635       99,546       56,328
--------------------------------------------------------
   Other Borrowings (2)                                      135,711       236,397      154,942      107,809        9,693
--------------------------------------------------------
   Stockholders' Equity                                      140,510       118,465      158,242      145,466      129,466
--------------------------------------------------------
Adjusted Financial Ratios: (3)
   Return on Average Assets                                     1.17 %        1.25 %       1.15 %       1.21 %       1.13 %
--------------------------------------------------------
   Return on Average Stockholders' Equity                      20.77 %       17.30 %      13.92 %      14.38 %      13.52 %
--------------------------------------------------------
Financial Ratios:
   Return on Average Assets                                     1.17 %        0.61 %       1.06 %       1.12 %       1.09 %
--------------------------------------------------------
   Return on Average Stockholders' Equity                      20.77 %        8.43 %      12.83 %      13.37 %      13.05 %
--------------------------------------------------------
   Net Interest Margin                                          3.75 %        4.17 %       4.19 %       4.56 %       4.76 %
--------------------------------------------------------
   Efficiency Ratio (4)                                        58.19 %       56.07 %      62.34 %      58.77 %      61.19 %
--------------------------------------------------------
   Average Stockholders' Equity to Average Assets               5.66 %        7.24 %       8.26 %       8.39 %       8.35 %
--------------------------------------------------------
Leverage Ratio (year-end)                                       7.81 %        7.46 %       8.51 %       8.56 %       7.85 %
--------------------------------------------------------
Tier I Capital to Risk-Weighted Assets (year-end)              10.87 %       10.93 %      13.53 %      14.04 %      11.85 %
--------------------------------------------------------
Combined Tier I and Tier II Capital to Risk-Weighted
   Assets (year-end)                                           11.69 %       11.65 %      14.43 %      15.10 %      13.00 %
--------------------------------------------------------
Loans to Deposits (year-end)                                   84.29 %       85.16 %      75.32 %      66.87 %      67.35 %
--------------------------------------------------------
Non-Performing Loans to Loans (year-end) (5)                    0.52 %        0.65 %       0.81 %       1.07 %       1.45 %
--------------------------------------------------------
Non-Performing Assets as a Percentage of Loans, Other
 Real Estate Owned and Other Assets Owned (year-end)            0.54 %        0.65 %       0.87 %       1.25 %       1.68 %
--------------------------------------------------------
Non-Performing Assets to Total Assets                           0.33 %        0.39 %       0.48 %       0.65 %       0.98 %
--------------------------------------------------------
Allowance for Possible Loan Losses to Loans (year-end)          0.96 %        0.82 %       1.06 %       1.26 %       1.32 %
--------------------------------------------------------
Dividend Payout Ratio                                             50 %         101 %         49 %         42 %         41 %
--------------------------------------------------------
Common Share Data:
   Net Income Per Diluted Share                           $     1.61    $     0.75   $     1.22   $     1.14   $     1.02
--------------------------------------------------------
   Net Income Per Diluted Share Before Merger Related
     and Restructuring Charges and SAIF Assessment        $     1.61    $     1.55   $     1.33   $     1.23   $     1.06
--------------------------------------------------------
   Cash Dividends Declared Per Share                      $     0.80    $     0.77   $     0.61   $     0.49   $     0.42
--------------------------------------------------------
   Book Value Per Share (year-end)                        $     9.22    $     7.57   $     9.94   $    10.00   $     9.03
--------------------------------------------------------
   Average Diluted Shares Outstanding (in thousands)          15,509        16,177       16,225       16,128       15,851
--------------------------------------------------------
Other Data:
   Number of Employees (full-time equivalent)                    547           565          542          585          572
--------------------------------------------------------
   Number of Stockholders                                      2,363         2,277        2,880        2,762        2,897
--------------------------------------------------------

(1) Includes Federal funds purchased, securities sold under agreements to repurchase less than one year, FHLB advances, demand notes - U.S. Treasury and borrowed funds.

(2) Includes other borrowed funds, securities sold under agreements to repurchase greater than one year, obligation under capital lease and employee stock ownership plan debt.

(3) Before merger related and restructuring charges and SAIF Assessment.

(4) Efficiency ratio is calculated by dividing adjusted non-interest expense by adjusted tax-equivalent net interest income and adjusted non-interest income. Adjusted non-interest expense is total non-interest expense less merger related and restructuring charges, distributions on Series B Capital Securities, amortization of intangible assets and net costs to operate other real estate. Adjusted tax-equivalent net interest income is tax-equivalent net interest income less distributions on Series B Capital Securities and adjusted non-interest income is total non-interest income less net gains from securities transactions.

(5) Non-performing loans consist of non-accrual loans, restructured loans and loans past due 90 days or more and still accruing.

UNITED NATIONAL BANCORP AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

                                                                                         December 31,
                                                                                -------------------------------
(In Thousands, Except Share Data)                                                      2000           1999
---------------------------------------------------------------------------------------------------------------
ASSETS
Cash and Due from Banks                                                            $    49,414     $    53,490
--------------------------------------------------------------------------------
Federal Funds Sold                                                                       1,000               -
--------------------------------------------------------------------------------
Securities Available for Sale, at Market Value                                         608,388         631,661
--------------------------------------------------------------------------------
Securities Held to Maturity (Market Value of $46,503 and $36,918
  for 2000 and 1999, respectively)                                                      46,492          37,908
--------------------------------------------------------------------------------
Trading Account Securities, at Market Value                                                  -             929
--------------------------------------------------------------------------------
Loans, Net of Unearned Income                                                        1,287,417       1,237,536
--------------------------------------------------------------------------------
  Less: Allowance for Possible Loan Losses                                              12,419          10,386
---------------------------------------------------------------------------------------------------------------
     Loans, Net                                                                      1,274,998       1,227,150
--------------------------------------------------------------------------------
Mortgage Loans Held for Sale                                                                 -          23,807
--------------------------------------------------------------------------------
Premises and Equipment, Net                                                             27,596          29,024
--------------------------------------------------------------------------------
Other Real Estate, Net                                                                     165              56
--------------------------------------------------------------------------------
Intangible Assets, Primarily Core Deposit Premiums                                       6,400           7,202
--------------------------------------------------------------------------------
Cash Surrender Value of Life Insurance                                                  53,755          35,253
--------------------------------------------------------------------------------
Other Assets                                                                            43,973          43,903
---------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                                       $ 2,112,181     $ 2,090,383
===============================================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Deposits
  Demand                                                                           $   248,750     $   235,386
--------------------------------------------------------------------------------
  Savings                                                                              578,924         562,673
--------------------------------------------------------------------------------
  Time                                                                                 699,742         683,150
---------------------------------------------------------------------------------------------------------------
   Total Deposits                                                                    1,527,416       1,481,209
--------------------------------------------------------------------------------
Short-Term Borrowings                                                                  258,507         199,931
--------------------------------------------------------------------------------
Other Borrowings                                                                       135,711         236,397
--------------------------------------------------------------------------------
Other Liabilities                                                                       30,037          34,381
---------------------------------------------------------------------------------------------------------------
   Total Liabilities                                                                 1,951,671       1,951,918
---------------------------------------------------------------------------------------------------------------

Commitments and Contingencies - Note 17

Company-Obligated Mandatorily Redeemable
  Preferred Series B Capital Securities of a
  Subsidiary Trust Holding Solely Junior
  Subordinated Debentures of the Company                                                20,000          20,000
---------------------------------------------------------------------------------------------------------------

STOCKHOLDERS' EQUITY
Preferred Stock, authorized 1,000,000 shares in 2000 and 1999
  None issued and outstanding                                                                -               -
--------------------------------------------------------------------------------
Common Stock ($1.25 Par Value Per Share)
  Authorized Shares - 25,000,000 in 2000 and 1999
  Issued Shares - 16,154,532 in 2000 and 16,145,931 in 1999
  Outstanding Shares - 15,237,809 in 2000 and 15,646,073 in 1999                        20,193          20,182
--------------------------------------------------------------------------------
Additional Paid-In Capital                                                             129,342         129,460
--------------------------------------------------------------------------------
Retained Earnings                                                                       18,210           5,592
--------------------------------------------------------------------------------
Treasury Stock, at Cost - 916,723 shares in 2000 and 499,858 shares in 1999            (17,202)         (9,817)
--------------------------------------------------------------------------------
Restricted Stock                                                                           (73)            (97)
--------------------------------------------------------------------------------
Accumulated Other Comprehensive Loss                                                    (9,960)        (26,855)
---------------------------------------------------------------------------------------------------------------
   Total Stockholders' Equity                                                          140,510         118,465
---------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                         $ 2,112,181     $ 2,090,383
===============================================================================================================

         The accompanying notes to the Consolidated Financial Statements are an integral part of these statements.

UNITED NATIONAL BANCORP AND SUBSIDIARIES                                  For the Years Ended December 31,
CONSOLIDATED STATEMENTS OF INCOME                                     ------------------------------------------
(In Thousands, Except Share Data)                                       2000            1999           1998
----------------------------------------------------------------------------------------------------------------
INTEREST INCOME
Interest and Fees on Loans and Leases                                $  108,447      $   93,998     $   86,026
------------------------------------------------------------------
Interest and Dividends on Securities Available for Sale:
   Taxable Income                                                        38,732          37,917         36,191
------------------------------------------------------------------
   Tax-Exempt Income                                                      3,980           4,593          3,024
------------------------------------------------------------------
Interest and Dividends on Securities Held to Maturity:
   Taxable Income                                                         1,621             870          3,373
------------------------------------------------------------------
   Tax-Exempt Income                                                      1,147           1,074            880
------------------------------------------------------------------
Dividends on Trading Account Securities                                      28              35             26
------------------------------------------------------------------
Interest on Federal Funds Sold and
   Deposits with Federal Home Loan Bank                                      61             441          2,829
----------------------------------------------------------------------------------------------------------------
     Total Interest Income                                              154,016         138,928        132,349
----------------------------------------------------------------------------------------------------------------

INTEREST EXPENSE
Interest on Savings Deposits                                             16,003          11,097         12,341
------------------------------------------------------------------
Interest on Time Certificates of Deposit $100,000 or More                14,588           7,885          5,623
------------------------------------------------------------------
Interest on Other Time Deposits                                          25,002          24,522         28,591
------------------------------------------------------------------
Interest on Short-Term Borrowings                                        13,971           8,668          5,522
------------------------------------------------------------------
Interest on Other Borrowings                                             12,821          11,838          9,850
----------------------------------------------------------------------------------------------------------------
     Total Interest Expense                                              82,385          64,010         61,927
----------------------------------------------------------------------------------------------------------------

Net Interest Income                                                      71,631          74,918         70,422
------------------------------------------------------------------
Provision for Possible Loan Losses                                        4,730           3,825          3,444
----------------------------------------------------------------------------------------------------------------
Net Interest Income After Provision for Possible Loan Losses             66,901          71,093         66,978
----------------------------------------------------------------------------------------------------------------

NON-INTEREST INCOME
Trust Income                                                              6,861           5,585          5,454
------------------------------------------------------------------
Service Charges on Deposit Accounts                                       4,056           4,607          5,025
------------------------------------------------------------------
Other Service Charges, Commissions and Fees                               7,600           6,451          7,029
------------------------------------------------------------------
Net Gains from Securities Transactions                                    3,904             949          3,891
------------------------------------------------------------------
Income on Life Insurance                                                  2,403           1,538          1,385
------------------------------------------------------------------
Other Income                                                              1,778           2,060          1,431
----------------------------------------------------------------------------------------------------------------
     Total Non-Interest Income                                           26,602          21,190         24,215
----------------------------------------------------------------------------------------------------------------

NON-INTEREST EXPENSE
Salaries, Wages and Employee Benefits                                    23,223          24,746         25,554
------------------------------------------------------------------
Occupancy Expense, Net                                                    5,384           5,093          5,001
------------------------------------------------------------------
Furniture and Equipment Expense                                           4,529           4,261          4,165
------------------------------------------------------------------
Data Processing Expense                                                   7,265           5,985          7,570
------------------------------------------------------------------
Distributions on Series B Capital Securities                              2,002           2,002          2,002
------------------------------------------------------------------
Amortization of Intangible Assets                                         1,340           1,293          1,961
------------------------------------------------------------------
Net Cost to Operate Other Real Estate                                       229             140            216
------------------------------------------------------------------
Merger Related and Restructuring Charges                                      -          17,258          2,179
------------------------------------------------------------------
Other Expenses                                                           14,999          13,882         14,319
----------------------------------------------------------------------------------------------------------------
     Total Non-Interest Expense                                          58,971          74,660         62,967
----------------------------------------------------------------------------------------------------------------

Income Before Provision for Income Taxes                                 34,532          17,623         28,226
------------------------------------------------------------------
Provision for Income Taxes                                                9,631           5,483          8,368
----------------------------------------------------------------------------------------------------------------

NET INCOME                                                           $   24,901      $   12,140     $   19,858
================================================================================================================

NET INCOME PER COMMON SHARE:
   Basic                                                             $    1.62       $     0.76     $     1.26
================================================================================================================
   Diluted                                                           $    1.61       $     0.75     $     1.22
================================================================================================================

The accompanying notes to the Consolidated Financial Statements are an integral part of these statements.

UNITED NATIONAL BANCORP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

For the Years Ended                                                       Additional
December 31, 1998, 1999, and 2000                              Common       Paid-In     Retained    Treasury
(In Thousands, Except Share Data)                               Stock       Capital     Earnings     Stock
--------------------------------------------------------------------------------------------------------------
Balance - January 1, 1998                                      $17,862     $ 90,249     $37,740     $ (5,550)
-----------------------------------------------------------
Comprehensive Income:
  Net Income-1998                                                    -            -      19,858            -
-----------------------------------------------------------
  Unrealized Holding Gains on Securities
     Available for Sale Arising During the Period,
     Net of Tax of $1,594                                            -            -           -            -
-----------------------------------------------------------
  Less:  Reclassification Adjustment for Losses
    Included in Net Income, Net of Tax of $1,331                     -            -           -            -
-----------------------------------------------------------
Total Comprehensive Income
-----------------------------------------------------------
Cash Dividends Declared ($0.65 per share)                            -            -      (8,480)           -
-----------------------------------------------------------
Stock Issued in Payment of
   Stock Dividend - 1,017,371 Shares                             1,272       21,301     (22,573)           -
-----------------------------------------------------------
Exercise of Stock Options - 189,220 Shares                          12          190        (624)       1,443
-----------------------------------------------------------
Treasury Stock Purchased - 25,391 Shares                             -            -           -         (553)
-----------------------------------------------------------
Reduction of Debt Relating to ESOP                                   -            -           -            -
-----------------------------------------------------------
Restricted Stock Activity, Net                                       2          275           -            -
--------------------------------------------------------------------------------------------------------------
Balance - December 31, 1998                                     19,148      112,015      25,921       (4,660)
-----------------------------------------------------------
Comprehensive Income:
  Net Income-1999                                                    -            -      12,140            -
-----------------------------------------------------------
  Unrealized Holding Losses on Securities
     Available for Sale Arising During the Period,
     Net of Tax of $17,259                                           -            -           -            -
-----------------------------------------------------------
  Less:  Reclassification Adjustment for Losses
    Included in Net Income, Net of Tax of $357                       -            -           -            -
-----------------------------------------------------------
Total Comprehensive Income
-----------------------------------------------------------
Cash Dividends Declared ($0.77 per share)                            -            -     (12,507)           -
-----------------------------------------------------------
Stock Issued in Payment of
   Stock Dividend - 913,921 Shares                               1,142       18,336     (19,478)           -
-----------------------------------------------------------
Exercise of Stock Options - 261,689 Shares                          57          594        (484)       1,610
-----------------------------------------------------------
Treasury Stock Purchased - 389,900 Shares                            -            -           -       (8,465)
-----------------------------------------------------------
Retirement of Treasury Stock                                      (168)      (1,530)          -        1,698
-----------------------------------------------------------
Restricted Stock Activity, Net                                       3           45           -            -
--------------------------------------------------------------------------------------------------------------
Balance - December 31, 1999                                     20,182      129,460       5,592       (9,817)
-----------------------------------------------------------
Comprehensive Income:
  Net Income-2000                                                    -            -      24,901            -
-----------------------------------------------------------
  Unrealized Holding Gains on Securities
     Available for Sale Arising During the Period,
     Net of Tax of $7,749                                            -            -           -            -
-----------------------------------------------------------
  Less:  Reclassification Adjustment for Gains
    Included in Net Income, Net of Tax of $1,348                     -            -           -            -
-----------------------------------------------------------
Total Comprehensive Income
-----------------------------------------------------------
Cash Dividends Declared ($0.80 per share)                            -            -     (12,283)           -
-----------------------------------------------------------
Exercise of Stock Options - 30,836 Shares                           11         (118)          -          435
-----------------------------------------------------------
Treasury Stock Purchased - 439,100 Shares                            -            -           -       (7,820)
-----------------------------------------------------------
Restricted Stock Activity, Net                                       -            -           -            -
--------------------------------------------------------------------------------------------------------------
Balance - December 31, 2000                                    $20,193     $129,342    $ 18,210     $(17,202)
==============================================================================================================


                                                                              Unallocated    Accumulated
For the Years Ended                                                           Common Stock      Other         Total
December 31, 1998, 1999, and 2000                                Restricted    Acquired      Comprehensive  Stockholders'
(In Thousands, Except Share Data)                                  Stock      By the ESOP    Income (Loss)    Equity
----------------------------------------------------------------------------------------------------------------------
Balance - January 1, 1998                                         $  (303)      $  (103)     $  5,571       $145,466
-----------------------------------------------------------
Comprehensive Income:
  Net Income-1998                                                       -             -             -         19,858
-----------------------------------------------------------
  Unrealized Holding Gains on Securities
     Available for Sale Arising During the Period,
     Net of Tax of $1,594                                               -             -         3,079          3,079
-----------------------------------------------------------
  Less:  Reclassification Adjustment for Losses
    Included in Net Income, Net of Tax of $1,331                        -             -        (2,584)        (2,584)
-----------------------------------------------------------                                                -----------
Total Comprehensive Income                                                                                    20,353
-----------------------------------------------------------                                                ===========
Cash Dividends Declared ($0.65 per share)                               -             -             -         (8,480)
-----------------------------------------------------------
Stock Issued in Payment of
   Stock Dividend - 1,017,371 Shares                                    -             -             -              -
-----------------------------------------------------------
Exercise of Stock Options - 189,220 Shares                              -             -             -          1,021
-----------------------------------------------------------
Treasury Stock Purchased - 25,391 Shares                                -             -             -           (553)
-----------------------------------------------------------
Reduction of Debt Relating to ESOP                                      -           103             -            103
-----------------------------------------------------------
Restricted Stock Activity, Net                                         55             -             -            332
----------------------------------------------------------------------------------------------------------------------
Balance - December 31, 1998                                          (248)            -         6,066        158,242
-----------------------------------------------------------
Comprehensive Income:
  Net Income-1999                                                       -             -             -         12,140
-----------------------------------------------------------
  Unrealized Holding Losses on Securities
     Available for Sale Arising During the Period,
     Net of Tax of $17,259                                              -             -       (32,257)       (32,257)
-----------------------------------------------------------
  Less:  Reclassification Adjustment for Losses
    Included in Net Income, Net of Tax of $357                          -             -          (664)          (664)
-----------------------------------------------------------                                                -----------
Total Comprehensive Income                                                                                   (20,781)
-----------------------------------------------------------                                                ===========
Cash Dividends Declared ($0.77 per share)                               -             -             -        (12,507)
-----------------------------------------------------------
Stock Issued in Payment of
   Stock Dividend - 913,921 Shares                                      -             -             -              -
-----------------------------------------------------------
Exercise of Stock Options - 261,689 Shares                              -             -             -          1,777
-----------------------------------------------------------
Treasury Stock Purchased - 389,900 Shares                               -             -             -         (8,465)
-----------------------------------------------------------
Retirement of Treasury Stock                                            -             -             -              -
-----------------------------------------------------------
Restricted Stock Activity, Net                                        151             -             -            199
----------------------------------------------------------------------------------------------------------------------
Balance - December 31, 1999                                           (97)            -       (26,855)       118,465
-----------------------------------------------------------
Comprehensive Income:
  Net Income-2000                                                       -             -             -         24,901
-----------------------------------------------------------
  Unrealized Holding Gains on Securities
     Available for Sale Arising During the Period,
     Net of Tax of $7,749                                               -             -        14,392         14,392
-----------------------------------------------------------
  Less:  Reclassification Adjustment for Gains
    Included in Net Income, Net of Tax of $1,348                        -             -         2,503          2,503
-----------------------------------------------------------                                                -----------
Total Comprehensive Income                                                                                    41,796
-----------------------------------------------------------                                                ===========
Cash Dividends Declared ($0.80 per share)                               -             -             -        (12,283)
-----------------------------------------------------------
Exercise of Stock Options - 30,836 Shares                               -             -             -            328
-----------------------------------------------------------
Treasury Stock Purchased - 439,100 Shares                               -             -             -         (7,820)
-----------------------------------------------------------
Restricted Stock Activity, Net                                         24             -             -             24
----------------------------------------------------------------------------------------------------------------------
Balance - December 31, 2000                                       $   (73)      $     -      $ (9,960)      $140,510
======================================================================================================================

The accompanying notes to the Consolidated Financial Statements are an integral part of these statements.
                                                                            17

UNITED NATIONAL BANCORP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                              For the Years Ended December 31,
                                                                       ----------------------------------------------
(In Thousands)                                                              2000            1999           1998
---------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net Income                                                                  $  24,901       $  12,140     $  19,858
-----------------------------------------------------------------------
Adjustments to Reconcile Net Income to Net Cash
   Provided by Operating Activities:
-----------------------------------------------------------------------
Depreciation and Amortization                                                   4,556           4,163         4,931
-----------------------------------------------------------------------
Amortization Related to the Dissolution of UFS                                      -             485             -
-----------------------------------------------------------------------
(Accretion) Amortization of Securities Premiums, Net                             (683)          1,207         1,210
-----------------------------------------------------------------------
Provision for Possible Loan Losses                                              4,730           3,825         3,444
-----------------------------------------------------------------------
Provision (Benefit) for Deferred Income Taxes                                       5          (4,431)           44
-----------------------------------------------------------------------
Net Loss (Gain) on Disposition of Premises and Equipment                           64            (118)            5
-----------------------------------------------------------------------
Net Gains from Securities Transactions                                         (3,904)           (949)       (3,891)
-----------------------------------------------------------------------
Net Gain on the Sale of Loans                                                    (272)              -             -
-----------------------------------------------------------------------
Writedown of Investment in Joint Venture                                            -               -           220
-----------------------------------------------------------------------
Trading Account Securities Activity, Net                                          929             310           (94)
-----------------------------------------------------------------------
(Increase) Decrease in Other Assets                                           (12,224)          2,724        (3,314)
-----------------------------------------------------------------------
(Decrease) Increase in Other Liabilities                                       (4,216)          8,804         1,753
-----------------------------------------------------------------------
Reduction of Debt Relating to ESOP                                                  -               -           103
-----------------------------------------------------------------------
Restricted Stock Activity, Net                                                     24             199           332
---------------------------------------------------------------------------------------------------------------------
Net Cash Provided by Operating Activities                                      13,910          28,359        24,601
---------------------------------------------------------------------------------------------------------------------

INVESTING ACTIVITIES
Securities Available for Sale:
   Proceeds from Sales of Securities                                          116,403         293,933       696,694
-----------------------------------------------------------------------
   Proceeds from Maturities of Securities                                      28,417         105,861       114,273
-----------------------------------------------------------------------
   Purchases of Securities                                                    (90,784)       (472,906)     (814,248)
-----------------------------------------------------------------------
Securities Held to Maturity:
   Proceeds from Maturities of Securities                                      11,514          38,140        53,137
-----------------------------------------------------------------------
   Purchases of Securities                                                    (20,095)        (12,684)      (29,997)
-----------------------------------------------------------------------
Purchase of Corporate Owned Life Insurance                                    (16,100)         (4,527)            -
-----------------------------------------------------------------------
Net Increase in Loans                                                         (81,108)       (209,131)     (129,696)
-----------------------------------------------------------------------
Proceeds from Sale of Loans                                                    52,406               -             -
-----------------------------------------------------------------------
Expenditures for Premises and Equipment                                        (2,076)         (2,689)       (3,550)
-----------------------------------------------------------------------
Proceeds from Sale of Premises and Equipment                                      224             161           689
-----------------------------------------------------------------------
(Increase) Decrease in Other Real Estate, Net                                    (109)            654           996
---------------------------------------------------------------------------------------------------------------------
Net Cash Used in Investing Activities                                          (1,308)       (263,188)     (111,702)
---------------------------------------------------------------------------------------------------------------------

FINANCING ACTIVITIES
Net Increase (Decrease) in Demand and Savings Deposits                         29,615         (14,736)       59,824
-----------------------------------------------------------------------
Net Increase (Decrease) in Time Deposits                                       16,592          92,532       (49,114)
-----------------------------------------------------------------------
Net Increase in Short-Term Borrowings                                          58,576          45,296        55,089
-----------------------------------------------------------------------
Net (Decrease) Increase in Other Borrowings                                  (100,686)         81,455        47,133
-----------------------------------------------------------------------
Cash Dividends on Common Stock                                                (12,283)        (12,507)       (8,480)
-----------------------------------------------------------------------
Proceeds from Exercise of Stock Options                                           328           1,777         1,021
-----------------------------------------------------------------------
Treasury Stock Acquired, at Cost                                               (7,820)         (8,465)         (553)
---------------------------------------------------------------------------------------------------------------------
Net Cash (Used in) Provided by Financing Activities                           (15,678)        185,352       104,920
---------------------------------------------------------------------------------------------------------------------
Net (Decrease) Increase in Cash and Cash Equivalents                           (3,076)        (49,477)       17,819
-----------------------------------------------------------------------
Cash and Cash Equivalents at Beginning of Year                                 53,490         102,967        85,148
---------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents at End of Year                                    $  50,414       $  53,490     $ 102,967
=====================================================================================================================

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash Paid During the Year for:
   Interest                                                                 $  81,122       $  60,954     $  62,510
-----------------------------------------------------------------------
   Income Taxes                                                                14,840           7,266         7,421
-----------------------------------------------------------------------
Reclass to Securities Available for Sale from Held to Maturity                      -          15,291             -
-----------------------------------------------------------------------
Transfer of Loans to Available for sale                                             -          23,807           128
-----------------------------------------------------------------------
Transfer of Loans to Other Real Estate                                            391             256           235
---------------------------------------------------------------------------------------------------------------------

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

The Consolidated Financial Statements have been prepared in accordance with generally accepted accounting principles and practices within the banking industry. The significant policies are summarized as follows:

a. Principles of Consolidation and Use of Estimates

The accompanying Consolidated Financial Statements include the accounts of United National Bancorp (the "Parent Company") and its wholly-owned subsidiaries, United National Bank (the "Bank"), and UNB Capital Trust I (the "Trust"), or when consolidated with the Parent Company (the "Company"). All significant intercompany balances and transactions have been eliminated in consolidation. Prior period financial statements have been restated to include the accounts and activities for all acquisitions accounted for as pooling-of-interests combinations. See Note 2 for further discussions of acquisitions.

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

When a loan (including an impaired loan) is classified as non-accrual, uncollected past due interest is reversed and charged against current income. Interest income will not be recognized until the financial condition of the borrower improves, payments are brought current and a consistent payment history is established. Payments received on non-accrual loans, including impaired loans, are first applied to all principal amounts owed. Once the remaining principal balance is deemed fully collectible, payments are then applied to interest income and fees.

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

                                                                              19

e. Allowance for Possible Loan Losses

The allowance for possible loan losses is maintained at a level considered adequate to provide for potential loan losses. The allowance is increased by provisions charged to expense and reduced by net charge-offs. The level of the allowance is based on Management's evaluation of potential losses in the portfolio, after consideration of appraised collateral values, financial condition of the borrower, delinquency and charge-off trends, as well as prevailing and economic conditions. Management evaluates the adequacy of the allowance for possible loan losses on a regular basis throughout the year. Management believes that the allowance for possible loan losses is adequate. While Management uses available information to recognize losses on loans, future additions to the allowance may be necessary based upon changes in economic conditions. In addition, various regulatory agencies periodically review the Company's allowance for possible loan losses. Such agencies may require the Company to recognize additions to the allowance based upon their judgments of information available to them at the time of their examination.

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

h. Intangible Assets

Intangible assets include the present value of the future earnings potential of the core deposit base of acquired banks, which are being amortized on a straight-line basis over a 10 year period and goodwill resulting from other acquisitions, which is being amortized over periods ranging from 28 months to 20 years. Management periodically reviews the potential impairment of intangible assets on a non-discounted cash flow basis to assess recoverability. If the estimated future cash flows are projected to be less than the carrying amount, an impairment write-down, representing the carrying amount of the intangible asset which exceeds the present value of the estimated expected future cash flows, would be recorded as a period expense.

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

Diluted net income per common share is computed by dividing net income by weighted average number of shares outstanding, as adjusted for the assumed exercise of potential common stock options, using the treasury stock method.

20

Calculation of Basic and Diluted Earnings Per Share:

(In Thousands, Except Per Share Data)                                   2000              1999              1998
-------------------------------------------------------------------------------------------------------------------
Net Income                                                         $     24,901      $     12,140      $     19,858
===================================================================================================================
Basic Weighted Average Common Shares Outstanding                         15,397            16,002            15,787
--------------------------------------------------------------
Plus:  Dilutive Stock Options and Awards                                    112               175               438
-------------------------------------------------------------------------------------------------------------------
Diluted Weighted Average Common Shares Outstanding                       15,509            16,177            16,225
===================================================================================================================
Net Income Per Common Share:
  Basic                                                            $       1.62      $       0.76      $       1.26
-------------------------------------------------------------------------------------------------------------------
  Diluted                                                          $       1.61      $       0.75      $       1.22
-------------------------------------------------------------------------------------------------------------------

l. Statement of Cash Flows

For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks and Federal funds sold. Generally, Federal funds are sold for a one-day period.

m. Stock-Based Compensation

The Company applies the "intrinsic value based method" as described in Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB Opinion No. 25"), and related interpretations in accounting for its stock-based compensation. Accordingly, no compensation cost has been recognized for the stock option plans. Pro forma disclosures, as if the Company applied the "Fair Value Based Method" for stock issued to employees, have been provided in Note 16.

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

o. Recent Accounting Pronouncements

In March 2000, the Financial Accounting Standards Board ("FASB") issued Interpretation No. 44 "Accounting for Certain Transactions Involving Stock Compensation, an Interpretation of APB Opinion No. 25". This interpretation clarifies certain issues with respect to the application of APB Opinion No. 25. This interpretation results in a number of changes in the application of APB Opinion No. 25 accounting treatment for options granted to outside directors for their services as directors. The provisions of this interpretation were effective July 1, 2000 and apply prospectively, except for certain modifications to equity awards made after December 15, 1998. The initial adoption of this interpretation did not have a significant impact on the Company's Consolidated Financial Statements.

In June 2000, the FASB issued Statement of Financial Accounting Standards ("SFAS") No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities, an Amendment to FASB Statement No. 133". SFAS No. 138 amends certain aspects of SFAS No. 133 to simplify the accounting for derivatives and hedges under SFAS No. 133. SFAS No. 138 is effective upon the Company's adoption of SFAS No.133 (January 1, 2001). The initial adoption of SFAS No. 133 and SFAS No. 138 did not have a material impact on the Company's Consolidated Financial Statements.

In September 2000, the FASB issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities (A Replacement of FASB Statement No. 125)". SFAS No. 140 supersedes and replaces the guidance in SFAS No. 125 and, accordingly, provides guidance on the following topics: securitization transactions involving financial assets; sales of financial assets such as receivables, loans and securities; factoring transactions; wash sales; servicing assets and liabilities; collateralized borrowing arrangements; securities lending transactions; repurchase agreements; loan collateralized borrowing arrangements; securities lending transactions; loan participations; and extinguishment of liabilities. While most of the provisions of SFAS No. 140 are effective for transactions entered into after March 31, 2000, companies with fiscal year ends that hold beneficial interests from previous securitizations will be required to make additional disclosures in their December 31, 2000 financial statements. The initial adoption of SFAS No. 140 did not have a material impact on the Company's Consolidated Financial Statements.

p. Reclassifications

Certain reclassifications have been made to the prior years' financial statements to conform with the classifications used in 2000.

As discussed further in Note 2, during 1999, the Company completed its acquisition of Raritan Bancorp Inc., merging its operations into that of the Company's. Raritan's operations were previously reported as a separate operating segment of the Company. In addition, the Company completed the conversion of its own data processing operations to an independent third-party provider and did not produce any meaningful segment reporting information during 1999.

Based upon the above, no segment reporting information in 1999 is provided as such information was not deemed meaningful.

                                                                              21

NOTE 2 - ACQUISITIONS AND DISSOLUTION OF JOINT VENTURE

a. 1999 Acquisitions

On March 31, 1999, the Company acquired all of the outstanding shares of Raritan Bancorp Inc. ("Raritan") based in Bridgewater, New Jersey. Each share of Raritan was converted into 1.595 shares of the Company's common stock for a total of approximately 3,785,000 shares issued, not adjusted for subsequent stock dividends. At December 31, 1998, Raritan had approximately $432 million in assets. The acquisition was accounted for as a pooling-of-interests, and accordingly, the Company's Consolidated Financial Statements have been restated to include the amounts and activities of Raritan. On March 31, 1999, the Company recorded a pre-tax merger charge of $9,940,000 which primarily consists of the payout of existing employment contracts of $6,774,000, investment banker and other professional fees of $2,181,000, expenses related to a completed branch closure and fixed asset disposals of $401,000 and consolidation costs directly attributable to the merger of $584,000. Subsequent to March 31, 1999, there were no significant changes in the above estimates. Approximately $53,000 was reversed in 1999 against merger related charges eliminating the remaining outstanding accrual.

Separate results of the combined entities for the year ended December 31, 1998 are as follows:


(In Thousands, Unaudited)                                                          1998
-------------------------------------------------------------------------------------------
Net Interest Income after Provision for Possible Loan Losses
     The Company                                                              $      53,920
---------------------------------------------------------------------------
     Raritan                                                                         13,058
-------------------------------------------------------------------------------------------
Total                                                                         $      66,978
===========================================================================================
Net Income
     The Company                                                              $      15,600
---------------------------------------------------------------------------
     Raritan                                                                          4,258
-------------------------------------------------------------------------------------------
Total                                                                         $      19,858
===========================================================================================


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

c. Dissolution of Joint Venture

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

In June 1999, the Company was advised that its joint venture partner signed a definitive agreement with a third party servicer. UFS subsequently ceased operations in the fourth quarter of 1999. In light of that development, the Company expects that the value of the Company's interest in UFS may be substantially less than it would have been had UFS continued in operation. The Company may incur liabilities in connection with the obligations of UFS under operating leases which remain in effect at the time UFS was dissolved, to the extent such liabilities are not assumed by the joint venture partner's servicer.

The Company reevaluated the potential losses associated with UFS based upon its joint venture partner's decision to exit the operations of UFS. Based upon this reevaluation, the Company recognized an additional charge of $4,500,000, pre-tax, during the second quarter of 1999 relating to the pending dissolution of UFS. The additional charge related primarily to write-offs of leasehold improvements of $500,000, equipment and software of $900,000, an accrual for lease buyouts of $2,900,000 and severance payments of $200,000.

Ultimately, the Company's potential loss on its investment in UFS and liability for 50% of UFS' obligations to lessors could be reduced based upon, among other things, the ability of UFS to negotiate discounts with lessors, and the Company's ability to obtain compensation for the use of the equipment and leases of UFS by a third-party subsequent to dissolution. The third-party processor retained by our joint venture partner has assumed some leases and purchased some of the UFS equipment. In addition, certain of the equipment lease buyouts have been negotiated and are in the process of final approval. Charges totaling $1,134,000 were paid against the reserve during the fourth quarter of 2000. These charges, for the most part, resulted from negotiated settlements on certain of the lease obligations of UFS. While the Company had anticipated closing the UFS liquidation in the fourth quarter of 2000, lease negotiations are taking longer than anticipated. Final resolution of this

22
matter is anticipated to occur by the end of the second quarter of 2001. Based upon Management's evaluation of the current status of the liquidation, no revisions to the original estimate are deemed necessary at December 31, 2000.

NOTE 3 - CASH AND DUE FROM BANKS

Balances reserved to meet regulatory requirements amounted to $1,728,000 at December 31, 2000.

NOTE 4 - SECURITIES AVAILABLE FOR SALE

The amortized cost and estimated market value of securities available for sale at December 31, 2000 and 1999 are as follows:

                                                                               2000
                                              -----------------------------------------------------------------------
                                                                       Gross             Gross           Estimated
                                                   Amortized        Unrealized        Unrealized          Market
(In Thousands)                                       Cost              Gains            Losses             Value
---------------------------------------------------------------------------------------------------------------------
Debt Securities:
   Obligations of U.S. Government
     Agencies and Corporations                   $    95,535       $         -       $   (2,991)       $   92,544
---------------------------------------------
   Obligations of States and
     Political Subdivisions                           84,739               793             (370)           85,162
---------------------------------------------
   Mortgage-Backed Securities                        371,357             1,282           (7,140)          365,499
---------------------------------------------
   Corporate Debt Securities                          47,888                 -           (6,677)           41,211
---------------------------------------------------------------------------------------------------------------------
     Total Debt Securities                           599,519             2,075          (17,178)          584,416
---------------------------------------------------------------------------------------------------------------------
Equity Securities:
   Marketable Equity Securities                        3,549               476             (696)            3,329
---------------------------------------------
   Federal Reserve Bank and
     Federal Home Loan Bank Stock                     20,643                 -                -            20,643
---------------------------------------------------------------------------------------------------------------------
     Total Equity Securities                          24,192               476             (696)           23,972
---------------------------------------------------------------------------------------------------------------------
Total Securities Available for Sale              $   623,711       $     2,551       $  (17,874)       $  608,388
=====================================================================================================================

                                                                               1999
                                              -----------------------------------------------------------------------
                                                                       Gross             Gross           Estimated
                                                   Amortized        Unrealized        Unrealized          Market
(In Thousands)                                       Cost              Gains            Losses             Value
---------------------------------------------------------------------------------------------------------------------
Debt Securities:
   Obligations of U.S. Government
     Agencies and Corporations                   $    97,738       $         -       $   (9,055)       $   88,683
---------------------------------------------
   Obligations of States and
     Political Subdivisions                           80,520                 7           (5,304)           75,223
---------------------------------------------
   Mortgage-Backed Securities                        398,106                12          (27,324)          370,794
---------------------------------------------
   Corporate Debt Securities                          47,908                 -           (3,887)           44,021
---------------------------------------------------------------------------------------------------------------------
     Total Debt Securities                           624,272                19          (45,570)          578,721
---------------------------------------------------------------------------------------------------------------------
Equity Securities:
   Marketable Equity Securities                       28,062             4,823             (588)           32,297
---------------------------------------------
   Federal Reserve Bank and
     Federal Home Loan Bank Stock                     20,643                 -                -            20,643
---------------------------------------------------------------------------------------------------------------------
     Total Equity Securities                          48,705             4,823             (588)           52,940
---------------------------------------------------------------------------------------------------------------------
Total Securities Available for Sale              $   672,977       $     4,842       $  (46,158)       $  631,661
=====================================================================================================================

The amortized cost and estimated market value of debt securities available for sale at December 31, 2000, by contractual maturity, are shown in the table below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                                       Amortized         Estimated
(In Thousands)                                                                           Costs          Market Value
---------------------------------------------------------------------------------------------------------------------
Due After One Year Through Five Years                                                 $   10,843        $   10,790
---------------------------------------------------------------------------------
Due After Five Years Through Ten Years                                                    44,350            44,178
---------------------------------------------------------------------------------
Due After Ten Years                                                                      172,969           163,949
---------------------------------------------------------------------------------
Mortgage-Backed Securities                                                               371,357           365,499
---------------------------------------------------------------------------------------------------------------------
   Total Debt Securities Available for Sale                                           $  599,519        $  584,416
=====================================================================================================================

Gross gains and gross losses realized during 2000, 1999 and 1998 relating to securities available for sale were as follows:

(In Thousands)                                                           2000             1999              1998
-------------------------------------------------------------------------------------------------------------------
Gross Gains                                                          $    4,349        $      1,551       $   4,107
-----------------------------------------------------------------
Gross Losses                                                                498                 530             192
-------------------------------------------------------------------------------------------------------------------
     Total Net Gains                                                 $    3,851        $      1,021       $   3,915
===================================================================================================================

In conjunction with the Raritan acquisition in 1999, the Company reclassified
$15,291,000 of securities with a market value of $15,105,000, which were previously classified as held to maturity to available for sale. The securities were transferred to conform to the Company's existing interest rate risk position and credit policies.

NOTE 5 - SECURITIES HELD TO MATURITY

The amortized cost and estimated market value of securities held to maturity at December 31, 2000 and 1999 are as follows:


                                                                               2000
                                              ----------------------------------------------------------------------
                                                                     Gross             Gross           Estimated
                                                 Amortized        Unrealized        Unrealized          Market
(In Thousands)                                      Cost             Gains            Losses             Value
--------------------------------------------------------------------------------------------------------------------
Debt Securities:
    U.S. Treasury Securities                    $     3,000      $          -      $         (4)     $      2,996
---------------------------------------------
   Obligations of U.S. Government
     Agencies and Corporations                       19,927                57               (86)           19,898
---------------------------------------------
   Obligations of States and
     Political Subdivisions                          21,464                70               (10)           21,524
---------------------------------------------
   Mortgage-Backed Securities                         1,901                 -               (16)            1,885
---------------------------------------------
   Securities Issued by
     Foreign Government                                 200                 -                 -               200
--------------------------------------------------------------------------------------------------------------------
Total Securities Held to Maturity               $    46,492      $        127      $       (116)     $     46,503
====================================================================================================================


                                                                              1999
                                              ----------------------------------------------------------------------
                                                                     Gross             Gross           Estimated
                                                 Amortized        Unrealized        Unrealized          Market
(In Thousands)                                     Cost              Gains            Losses             Value
--------------------------------------------------------------------------------------------------------------------
Debt Securities:
    U.S. Treasury Securities                   $      5,000      $          -      $        (39)     $     4,961
--------------------------------------------
   Obligations of U.S. Government
     Agencies and Corporations                        4,997                 -              (334)           4,663
--------------------------------------------
   Obligations of States and
     Political Subdivisions                          25,515                 -              (537)          24,978
--------------------------------------------
   Mortgage-Backed Securities                         2,221                 -               (78)           2,143
--------------------------------------------
   Securities Issued by
     Foreign Government                                 175                 -                (2)             173
--------------------------------------------------------------------------------------------------------------------
Total Securities Held to Maturity              $     37,908      $          -      $       (990)     $    36,918
====================================================================================================================

The amortized cost and estimated market value of securities held to maturity at December 31, 2000, by contractual maturity, are shown in the following table. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                                       Amortized         Estimated
(In Thousands)                                                                           Costs          Market Value
--------------------------------------------------------------------------------------------------------------------
Due in One Year or Less                                                              $    22,403       $    22,456
---------------------------------------------------------------------------------
Due After One Year Through Five Years                                                      3,238             3,270
---------------------------------------------------------------------------------
Due After Five Years Through Ten Years                                                     1,549             1,581
---------------------------------------------------------------------------------
Due After Ten Years                                                                       17,401            17,311
---------------------------------------------------------------------------------
Mortgage-Backed Securities                                                                 1,901             1,885
--------------------------------------------------------------------------------------------------------------------
   Total Debt Securities Held to Maturity                                            $    46,492       $    46,503
====================================================================================================================

There were no sales of securities held to maturity during 2000, 1999, and 1998.

Securities held to maturity and available for sale with amortized costs totaling $21,345,000 and $269,452,000, respectively, on December 31, 2000, were pledged to secure deposits of public funds, securities sold under agreements to repurchase, other borrowings or required by other agreements and for other purposes as required and permitted by law. Securities pledged to secure deposits of public funds, securities sold under agreements to repurchase, other borrowings or required by other agreements were not under the sole control of the Company.

NOTE 6 - LOANS

Loans outstanding by classification at December 31, 2000 and 1999 are as follows:

(In Thousands)                                                      2000              1999
-----------------------------------------------------------------------------------------------
Real Estate:
   Commercial and Residential Mortgage                           $   665,491       $   696,206
---------------------------------------------------------------
   Construction                                                       48,818            55,450
---------------------------------------------------------------
Commercial Loans                                                     271,761           233,736
---------------------------------------------------------------
Lease Financing                                                       25,009            18,462
---------------------------------------------------------------
Installment Loans                                                    232,539           190,085
---------------------------------------------------------------
Retail Credit Card Plan                                               43,799            43,597
-----------------------------------------------------------------------------------------------
Total Loans Outstanding, Net of Unearned Income                    1,287,417         1,237,536
---------------------------------------------------------------
Less:  Allowance for Possible Loan Losses                             12,419            10,386
-----------------------------------------------------------------------------------------------
Loans, Net                                                       $ 1,274,998       $ 1,227,150
===============================================================================================
Mortgage Loans Held for Sale                                     $         -       $    23,807
===============================================================================================

The Company extends credit in the normal course of business to its customers, the majority of whom operate or reside within the counties where the Company has its branches and the contiguous counties in New Jersey and Pennsylvania. The ability of its customers to meet contractual obligations is, to a certain extent, dependent upon the economic conditions existing in these counties.

As of December 31, 2000 and 1999, the Company's non-accrual loans were $5,619,000 and $4,382,000, respectively. Of these, the loans considered to be impaired were $496,000 and $669,000 respectively, with related valuation allowances of $259,000 and $167,000, respectively. These valuation allowances are included in the allowance for possible loan losses in the accompanying consolidated balance sheets. Substantially all impaired loans were evaluated for impairment losses based upon the fair value of the underlying collateral of the loan. The average recorded balances in impaired loans during 2000, 1999 and 1998 were $479,000, $1,172,000 and $5,299,000, respectively. During 1999, the Company sold $3,859,000 in non-performing loans, which resulted in a $793,000 reduction in the allowance for possible loan losses.

The following information is presented for those loans classified as non-accrual, and considered impaired, at December 31, 2000, 1999 and 1998:

(In Thousands)                                     2000         1999           1998
-----------------------------------------------------------------------------------
Income That Would Have Been Recorded Under
   Original Contract Terms                         $566         $300           $665
--------------------------------------------------
Interest Income Received and Recorded                 -           30             73
-----------------------------------------------------------------------------------
Lost Income on Non-Accrual Loans at Year-End       $566         $270           $592
===================================================================================

Loans to directors, executive officers, and/or their affiliated interests amounted to approximately $8,765,000 and $12,079,000 at December 31, 2000 and 1999, respectively. All such loans, which are primarily secured, were current as to principal and interest payments, and in the opinion of Management, all were granted on terms which were comparable to loans to unrelated parties at the dates such loans were granted. An analysis of the 2000 activity in these loans is as follows (in thousands):

Balance Outstanding, Beginning of Year                         $12,079
-------------------------------------------------------------
  New Loans                                                      2,467
-------------------------------------------------------------
  Repayments                                                    (5,781)
----------------------------------------------------------------------
Balance Outstanding, End of Year                               $ 8,765
======================================================================

NOTE 7 - ALLOWANCE FOR POSSIBLE LOAN LOSSES

A summary of the allowance for possible loan losses activity for the years ended December 31, 2000, 1999, and 1998, is as follows:

(In Thousands)                                                              2000              1999           1998
-------------------------------------------------------------------------------------------------------------------
Balance, Beginning of Year                                               $   10,386       $    11,174     $  11,739
------------------------------------------------------------------------
   Provision Charged to Expense                                               4,730             3,825         3,444
------------------------------------------------------------------------
   Recoveries                                                                 1,048               967         1,225
------------------------------------------------------------------------
   Losses Charged to Allowance                                               (3,745)           (4,787)       (5,234)
------------------------------------------------------------------------
   Losses Charged to Allowance for Non-Performing Asset Sale                      -              (793)            -
-------------------------------------------------------------------------------------------------------------------
Balance, End of Year                                                     $   12,419       $    10,386     $  11,174
===================================================================================================================

NOTE 8 - PREMISES AND EQUIPMENT

The detail of premises and equipment at December 31, 2000 and 1999, is as follows:

(In Thousands)                                                                           2000            1999
-------------------------------------------------------------------------------------------------------------------
Premises (includes land of $3,289 and $3,339 in 2000 and 1999, respectively).        $     17,660     $     17,853
------------------------------------------------------------------------------------
Property Under Capital Lease                                                                9,750            9,750
------------------------------------------------------------------------------------
Equipment                                                                                  18,482           16,773
------------------------------------------------------------------------------------
Leasehold Improvements                                                                      4,573            4,332
------------------------------------------------------------------------------------
Projects in Progress                                                                          357              644
-------------------------------------------------------------------------------------------------------------------
   Total                                                                                   50,822           49,352
------------------------------------------------------------------------------------
   Less: Accumulated Depreciation and Amortization                                         23,226           20,328
-------------------------------------------------------------------------------------------------------------------
Premises and Equipment, Net                                                          $     27,596     $     29,024
===================================================================================================================

Depreciation expense amounted to $3,216,000, $2,870,000 and $2,970,000 in 2000,
1999 and 1998, respectively.

NOTE 9 - DEPOSITS

Time deposits, with remaining maturities greater than one year, mature as follows (in thousands):

2002                                          $  19,629
---------------------------------------------
2003                                              5,683
---------------------------------------------
2004                                             43,762
---------------------------------------------
2005                                              5,671
---------------------------------------------
Thereafter                                       21,741
-------------------------------------------------------
Total                                         $  96,486
=======================================================

Time certificates of deposit of $100,000 or more totaled $232,437,000 on December 31, 2000 and $170,868,000 on December 31, 1999.

Interest-bearing deposits amounted to $1,269,703,000 and $1,234,226,000 at December 31, 2000 and 1999, respectively. Non-interest-bearing deposits amounted to $257,713,000 and $246,983,000 at December 31, 2000 and 1999, respectively.


NOTE 10 - SHORT-TERM BORROWINGS

Selected data relating to short-term borrowings for the years ended December 31, 2000 and 1999 are as follows:

(In Thousands)                                                 2000              1999
-----------------------------------------------------------------------------------------
At Year-End:
   Borrowed Funds                                        $            -      $     69,607
--------------------------------------------------------
   Securities Sold Under Agreements to Repurchase                99,516            40,000
--------------------------------------------------------
   Federal Home Loan Bank Advances                              142,800            71,000
--------------------------------------------------------
   Federal Funds Purchased                                       13,000            15,000
--------------------------------------------------------
   Demand Notes - U.S. Treasury                                   3,191             4,324
-----------------------------------------------------------------------------------------
     Total Short-Term Borrowings                         $      258,507      $    199,931
==========================================================================================
     Weighted Average Interest Rate                                6.55%             5.40%
==========================================================================================

For the Year Ended December 31:
   Securities Sold Under Agreements to Repurchase:
     Average Balance Outstanding                         $       66,577      $     36,347
--------------------------------------------------------
     Weighted Average Interest Rate                                6.64%             5.65%
--------------------------------------------------------
     Highest Month-End Balance                           $      123,024      $     54,475
------------------------------------------------------------------------------------------


NOTE 11 - OTHER BORROWINGS

Other borrowings consisted of the following at December 31:

(In Thousands)                                                                          2000              1999
------------------------------------------------------------------------------------------------------------------
   Other Borrowed Funds                                                           $       64,205      $     96,269
--------------------------------------------------------------------------------
   Securities Sold Under Agreements to Repurchase                                         62,000           130,539
--------------------------------------------------------------------------------
   Obligation Under Capital Lease                                                          9,506             9,589
-------------------------------------------------------------------------------------------------------------------
     Total Other Borrowings                                                       $      135,711      $    236,397
===================================================================================================================
     Weighted Average Interest Rate                                                         6.16%             6.06%
===================================================================================================================

For the Year Ended December 31:
   Securities Sold Under Agreements to Repurchase:
     Average Balance Outstanding                                                  $       85,231      $    100,074
--------------------------------------------------------------------------------
     Weighted Average Interest Rate                                                         5.61%             5.58%
--------------------------------------------------------------------------------
     Highest Month-End Balance                                                    $      115,539      $    130,539
------------------------------------------------------------------------------------------------------------------

At December 31, 2000, other borrowed funds and securities sold under agreements to repurchase mature as follows: 2001-$81,205,000 and 2002-$45,000,000.

The Company has a lease agreement on its headquarters building. The lease, which has been accounted for as a capital lease, expires in 2015. Lease commitments under this agreement are as follows (in thousands):

2001                                               $  1,059
---------------------------------------------
2002                                                  1,089
---------------------------------------------
2003                                                  1,089
---------------------------------------------
2004                                                  1,154
---------------------------------------------
2005                                                  1,187
---------------------------------------------
Thereafter                                           12,767
-----------------------------------------------------------
    Total                                            18,345
---------------------------------------------
     Less: Amount Representing Interest              (8,839)
-----------------------------------------------------------
Total Obligation Under Capital Lease               $  9,506
===========================================================

NOTE 12 - CAPITAL TRUST

On March 21, 1997, the Company placed $20 million of trust capital securities through UNB Capital Trust I, a statutory business trust formed under the laws of the State of Delaware, of which all common securities are owned by the Company.
The capital securities pay cumulative cash distributions semiannually at an annual rate of 10.01%. The dividends paid to holders of the capital trust securities are deductible for income tax purposes. The semiannual distributions may, at the option of the Company, be deferred for up to 5 years. The securities are redeemable from March 15, 2007 until March 15, 2017 at a declining rate of 105.0% to 100.0% of the principal amount. After March 15, 2017, they are redeemable at par until March 15, 2027 when redemption is mandatory. Prior redemption is permitted under certain circumstances such as changes in tax or regulatory capital rules. The proceeds of the capital securities, along with its capital, were invested by the Trust in $20,619,000 principal amount of 10.01% junior subordinated debentures of the Company due March 15, 2027 which are the sole assets of the Trust. The Company guarantees the capital securities through the combined operation of the debentures and other related documents. The
Company's obligations under the guarantee are unsecured and subordinate to senior and subordinated indebtedness of the Company. The capital securities qualify as Tier I capital for regulatory capital purposes and are accounted for as minority interest.

NOTE 13 - CAPITAL REQUIREMENTS

The Federal Reserve Board in the case of bank holding companies, such as the Company, and the Office of the Comptroller of the Currency ("OCC") in the case of federally chartered banks, such as the Bank, have adopted risk-based capital guidelines which require a minimum ratio of 8% of total risk-based capital to assets, as defined in the guidelines. At least one half of the total capital, or 4%, is to be comprised of common equity and qualifying perpetual preferred stock, less deductible intangibles (Tier I capital).

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

Management believes that, as of December 31, 2000, the Company and the Bank meet all capital adequacy requirements to which they are subject. Further, based upon the capital ratios, the Company and the Bank would qualify as "well capitalized" at December 31, 2000.

The following is a summary of the Company's and the Bank's actual capital amounts and ratios as of December 31, 2000 and 1999, compared to the regulatory authorities minimum capital adequacy requirements and requirements for classification as a well capitalized institution:


                                                       December 31, 2000                      December 31, 1999
                                           --------------------------------------   -------------------------------------

(Dollars In Thousands)                           Company                Bank           Company               Bank
------------------------------------------------------------------------------------------------------------------------
RISK-BASED CAPITAL RATIOS:
Tier I Capital
   Actual                                  $164,583     10.87%   $160,847 10.64%  $158,123   10.93%   $146,776  10.16%
-------------------------------------------
   Regulatory Minimum Requirement            60,550      4.00      60,441  4.00     57,874    4.00      57,766   4.00
-------------------------------------------
   For Classification as Well Capitalized    90,825      6.00      90,661  6.00     86,811    6.00      86,649   6.00
-------------------------------------------
Combined Tier I and Tier II Capital
   Actual                                   177,002     11.69     173,266 11.47    168,509   11.65     157,162  10.88
-------------------------------------------
   Regulatory Minimum Requirement           121,099      8.00     120,881  8.00    115,748    8.00     115,532   8.00
-------------------------------------------
   For Classification as Well Capitalized   151,374     10.00     151,102 10.00    144,685   10.00     144,415  10.00
-------------------------------------------
LEVERAGE RATIO:
   Actual                                   164,583      7.81     160,847  7.64    158,123    7.46     146,776   6.95
-------------------------------------------
   Regulatory Minimum Requirement            84,269      4.00      84,194  4.00     84,744    4.00      84,468   4.00
-------------------------------------------
   For Classification as Well Capitalized   105,336      5.00     105,243  5.00    105,930    5.00     105,586   5.00
-------------------------------------------


NOTE 14 - INCOME TAXES

The components of the provision for income taxes are as follows:

(Dollars In Thousands)                             2000             1999            1998
-------------------------------------------------------------------------------------------
Federal:
   Current                                       $    9,296      $      9,501      $  7,702
---------------------------------------------
   Deferred (Benefit) Provision                           5            (4,431)           44
-------------------------------------------------------------------------------------------
      Total Federal                                   9,301             5,070         7,746
---------------------------------------------
State                                                   330               413           622
-------------------------------------------------------------------------------------------
      Total Provision for Income Taxes           $    9,631      $      5,483      $  8,368
===========================================================================================

A reconciliation between the amount of reported income tax expense and the amount computed by multiplying income before taxes by the statutory Federal income tax rate is as follows:

(Dollars In Thousands)                                                     2000             1999            1998
---------------------------------------------------------------------------------------------------------------------
Income Before Provision for Income Taxes                              $     34,532    $       17,623    $   28,226
=====================================================================================================================
Tax Calculated at 35%                                                 $     12,086    $        6,168    $    9,879
---------------------------------------------------------------------
Increase (Decrease) in Tax Resulting from:
   Tax-Exempt Income                                                        (2,710)           (2,536)       (1,516)
---------------------------------------------------------------------
   State Taxes-Net of Federal Tax Benefit                                      215               269           404
---------------------------------------------------------------------
   Decrease in Valuation Allowance                                               -              (344)         (240)
---------------------------------------------------------------------
   Non-Deductible Merger Expenses                                                -             2,464             -
---------------------------------------------------------------------
   Other, Net                                                                   40              (538)         (159)
---------------------------------------------------------------------------------------------------------------------
      Provision for Income Taxes                                      $      9,631    $        5,483    $    8,368
=====================================================================================================================
      Effective Tax Rate                                                        28%               31%           30%
=====================================================================================================================


The components of the net deferred tax asset as of December 31, 2000 and 1999 are as follows:

(Dollars In Thousands)                                                2000            1999
------------------------------------------------------------------------------------------
Deferred Tax Assets:
   Allowance for Possible Loan Losses                        $        4,332    $     3,533
------------------------------------------------------------
   Post Retirement Benefits                                           1,977          1,694
------------------------------------------------------------
   Deferred Directors Fees                                            1,002            845
------------------------------------------------------------
   Capital Lease                                                        908            767
------------------------------------------------------------
   Intangible Assets                                                    855            686
------------------------------------------------------------
   Reserve for Accrued Expenses                                       1,994          1,779
------------------------------------------------------------
   Net Unrealized Loss on Securities Available for Sale               5,363         14,461
------------------------------------------------------------
   Other                                                                335            404
------------------------------------------------------------------------------------------
     Total Deferred Tax Assets                                       16,766         24,169
------------------------------------------------------------------------------------------
Deferred Tax Liabilities:
   Depreciation                                                       (1,104)       (1,028)
---------------------------------------------------------------------
   Pension Plan                                                       (1,876)         (913)
---------------------------------------------------------------------
   Accretion of Discount                                                (196)         (149)
---------------------------------------------------------------------
   Other                                                                (849)         (235)
-------------------------------------------------------------------------------------------
     Total Deferred Tax Liabilities                                   (4,025)       (2,325)
-------------------------------------------------------------------------------------------
     Net Deferred Tax Asset                                   $       12,741   $    21,844
===========================================================================================

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

Included in other comprehensive income are income tax expense (benefit) attributable to net unrealized gains or losses on securities available for sale in the amounts of $9,097,000, $(17,616,000) and $263,000 for the years ended December 31, 2000, 1999 and 1998, respectively.

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


The following table sets forth the Pension Plan's Benefits and Post Retirement Plan's Benefits funded status at December 31, 2000 and 1999:


                                                            Pension Benefits            Post Retirement Benefits
                                                      ------------------------------    -----------------------------
(In Thousands)                                             2000           1999              2000           1999
---------------------------------------------------------------------------------------------------------------------

Projected Benefit Obligation at Beginning of Year         $ 22,609       $ 23,066          $  7,858        $ 8,505
-----------------------------------------------------
  Service Cost                                                 785          1,000               433            403
-----------------------------------------------------
  Interest Cost                                              1,643          1,510               687            560
-----------------------------------------------------
  Amendments                                                 1,265              -                 -              -
-----------------------------------------------------
  Actuarial (Loss) Gain                                       (531)        (1,641)            1,869           (949)
-----------------------------------------------------
  Benefits Paid                                             (1,565)        (1,326)             (598)          (661)
---------------------------------------------------------------------------------------------------------------------
Projected Benefit Obligation at End of Year                 24,206         22,609            10,249          7,858
---------------------------------------------------------------------------------------------------------------------
  Plan Assets Fair Value at Beginning of Year               44,710         35,618                 -              -
-----------------------------------------------------
  Actual Return on Plan Assets                                (764)        10,375                 -              -
-----------------------------------------------------
  Employer Contribution                                         43             43               598            661
-----------------------------------------------------
  Benefits Paid                                             (1,565)        (1,326)             (598)          (661)
---------------------------------------------------------------------------------------------------------------------
Plan Assets Value at End of Year                            42,424         44,710                 -              -
---------------------------------------------------------------------------------------------------------------------
Funded Status                                               18,218         22,101           (10,249)        (7,858)
-----------------------------------------------------
Unrecognized Transition Obligation                               -              -             3,476          3,766
-----------------------------------------------------
Unrecognized Prior Service Cost                              1,231            236                 7              8
-----------------------------------------------------
Unrecognized (Gain) Loss                                   (14,190)       (19,905)            1,347           (513)
---------------------------------------------------------------------------------------------------------------------
Prepaid (Accrued) Cost                                    $  5,259       $  2,432          $ (5,419)       $(4,597)
---------------------------------------------------------------------------------------------------------------------
Discount Rate                                                 7.25%          7.50%             7.25%          7.50%
-----------------------------------------------------
Expected Return on Plan Assets                                9.00%          9.00%             -              -
-----------------------------------------------------
Rate of Compensation Increase                                 4.50%          4.50%             -              -
---------------------------------------------------------------------------------------------------------------------

The Company maintains a non-tax qualified plan for certain of its executives ("SERP") to supplement the benefit such executive can receive under the Company's 401(k) Plan and defined benefit plans. In connection with the SERP, the Company has $53.8 million in corporate owned life insurance at December 31, 2000. Pension benefits in the above table include the portion related to the Non-Qualified Executive Supplemental Plans. The Supplemental Plans projected benefit obligation was $190,000 and $198,000 in 2000 and 1999, respectively. The Supplemental Plans have no assets as of December 31, 2000 and 1999.

Net periodic (benefit) expense for 2000, 1999 and 1998 includes the following:

                                                       Pension Benefits                  Post Retirement Benefits
                                             -------------------------------------  ------------------------------------
(In Thousands)                                  2000         1999        1998          2000        1999        1998
------------------------------------------------------------------------------------------------------------------------
Net Periodic (Benefit) Expense Components:
    Service Cost                                 $   785    $ 1,000     $   860        $  434      $  403      $  336
---------------------------------------------
    Interest Cost                                  1,643      1,510       1,454           687         560         542
---------------------------------------------
    Expected Return on Plan Assets                (3,955)    (3,097)     (2,462)            -           -           -
---------------------------------------------
    Net Deferral and Amortization                    269        152        (404)          299         285         282
---------------------------------------------
    Recognized Net Actuarial Gain                 (1,526)      (727)          -             -           -           -
------------------------------------------------------------------------------------------------------------------------
Net Periodic (Benefit) Expense                   $(2,784)   $(1,162)    $  (552)       $1,420      $1,248      $1,160
------------------------------------------------------------------------------------------------------------------------
Weighted Average Assumptions:
    Discount Rate                                   7.50%      6.75%       7.04%         7.50%       6.75%       6.77%
---------------------------------------------
    Expected Return on Plan Assets                  9.00%      9.00%       8.91%           -           -           -
---------------------------------------------
    Rate of Compensation Increase                   4.50%      4.50%       5.00%           -           -           -
------------------------------------------------------------------------------------------------------------------------

The assumed health care cost trend in measuring the expected cost of the post retirement benefits range from 5.0% through 7.0% in 2000, declining by 0.5% per year to an ultimate level of 5.0% by the year 2004.

A 1% change in the assumed health care cost trend rate would have the following effects on the Company's post retirement benefits:

(In Thousands)                                                                      1% Increase       1% Decrease
---------------------------------------------------------------------------------------------------------------------
Effect on Total Service and Interest Cost (Net Periodic Expense)                      $    187            $   (150)
---------------------------------------------------------------------------------
Effect on the Post Retirement Benefits (Projected Benefit Obligation)                    1,476              (1,206)
---------------------------------------------------------------------------------------------------------------------

Other Benefits

Employees can make contributions to the Company's 401(k) Plan by means of payroll deductions of up to 10% of their compensation. Matching contributions are made by the Company for up to 5% of the employee's compensation at the discretion of the Board of Directors and totaled $316,000, $508,000 and $556,000 in 2000, 1999 and 1998, respectively.


NOTE 16 - STOCK OPTION PLANS

The Company has a Stock Incentive Plan (the "Plan"), in which shares of the Company's common stock may be granted to the Company's employees. The Plan provides for the discretionary granting of stock options with or without stock appreciation rights. Under the Plan, the exercise price of each option equals the market price of the Company's stock on the date of grant. The options granted have a maximum term of ten years and vest over a period of four years.

The Company also has a Stock Option Plan for Non-Employee Directors (the "Directors Plan") in which options to acquire shares of the Company's common stock are automatically granted to Non-Employee Directors. Each Non-Employee Director of the Company or its affiliates is eligible to receive options under the Directors Plan. The options granted have a term of ten years and vest over three years. Under the Directors Plan, the exercise price of each option equals the market price of the Company's stock on the date of grant.

The Company applies APB Opinion No. 25 and related interpretations in accounting for both the Plan and Directors Plan. Accordingly, no compensation cost has been recognized for the stock options in these Plans. Had compensation cost for these Plans been determined consistent with SFAS No. 123, "Accounting for Stock-Based Compensation," the Company's net income and diluted net income per share would have been reduced to the pro forma amounts indicated below:


(In Thousands, Except Per Share Data)                                      2000             1999            1998
---------------------------------------------------------------------------------------------------------------------
Net Income:
   As Reported                                                              $24,901          $12,140         $19,858
---------------------------------------------------------------------
   Pro forma                                                                 24,619           11,863          19,550
---------------------------------------------------------------------
Basic Net Income Per Share:
   As Reported                                                              $  1.62          $  0.76         $  1.26
---------------------------------------------------------------------
   Pro forma                                                                   1.60             0.74            1.24
---------------------------------------------------------------------
Diluted Net Income Per Share:
   As Reported                                                              $  1.61          $  0.75         $  1.22
---------------------------------------------------------------------
   Pro forma                                                                   1.59             0.73            1.20
---------------------------------------------------------------------------------------------------------------------


The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in 2000, 1999 and 1998, respectively; dividend yield of 4.0%, 3.6% and 3.5% for 2000, 1999 and 1998, respectively; expected volatility of 25%, 19% and 17% for 2000, 1999 and 1998, respectively; risk-free interest rates of 6.3%, 5.2% and 5.6% for 2000, 1999 and 1998, respectively; and expected lives of 5 years for both plans. A summary of the status of both the Plan and the Directors Plan of the Company as of December 31, 2000, 1999 and 1998 and changes during the years ended on those dates, adjusted for subsequent stock dividends and splits, is presented below:


                                        2000                            1999                           1998
                             --------------------------     ----------------------------    -------------------------
                                             Weighted                        Weighted                       Weighted
                                              Average                        Average                        Average
                                             Exercise                        Exercise                       Exercise
Option Shares                    Shares        Price           Shares         Price             Shares       Price
---------------------------------------------------------------------------------------------------------------------
Outstanding at
  Beginning of Year              570,952   $    15.52          752,791      $    11.74         871,944    $     9.07
----------------------------
Granted                          125,575        20.00           93,613           21.64          81,737         24.21
----------------------------
Exercised                        (33,423)        7.49         (261,688)           6.64        (200,574)         5.21
----------------------------
Forfeited                           (668)       12.26          (13,764)          19.09            (316)        11.70
---------------------------------------------------------------------------------------------------------------------
Outstanding at
  End of Year                    662,436   $    16.78          570,952      $    15.52         752,791    $    11.74
=====================================================================================================================
Options Exercisable
   At Year-End                   411,034                       347,356                         469,629
=====================================================================================================================
Weighted Average
   Fair Value of
   Options Granted
   During the Year                         $     4.35                       $     3.65                    $     3.92
=====================================================================================================================

The following table summarizes information about the stock options outstanding at December 31, 2000, adjusted for the effect of subsequent stock dividends and splits.


                                       Options Outstanding                                  Options Exercisable
                       ----------------------------------------------------         ------------------------------------
                                            Weighted
                                             Average          Weighted                                    Weighted
        Range of                            Remaining         Average                                     Average
        Exercise            Number         Contractual        Exercise                   Number           Exercise
         Prices          Outstanding      Life in Years        Price                   Exercisable         Price
--------------------------------------------------------------------------------------------------------------------

   $         $ 3.68          7,609            2.0             $ 3.68                      7,609            $ 3.68
     9.07  -  10.74         74,190            3.2              10.63                     74,190             10.63
    11.52  -  11.70         97,261            4.1              11.66                     97,261             11.66
    11.93  -  12.26         87,178            5.5              12.22                     87,178             12.22
    15.32  -  17.62        101,731            6.3              16.97                     83,922             16.83
    20.00  -  21.82        215,981            8.9              20.69                     16,960             21.09
    23.37  -  25.81         78,486            7.2              24.24                     43,914             24.41
--------------------------------------------------------------------------------------------------------------------
   $ 3.68  - $25.81        662,436            6.4             $16.78                    411,034            $14.25
====================================================================================================================



The Stock Incentive Plan also provides for granting of Restricted Stock Awards, which generally vest over a period of four years. Stock dividends and splits are granted to the employees when paid. Transactions involving these awards are summarized as follows:


                                                                        2000             1999              1998
--------------------------------------------------------------------------------------------------------------------
Restricted Stock Awards:
   Outstanding - January 1,                                             3,900            21,840            28,485
---------------------------------------------------------------
     Granted                                                                -             2,100             1,800
---------------------------------------------------------------
     Canceled                                                               -                 -                 -
---------------------------------------------------------------
     Vested                                                              (900)          (20,040)           (8,445)
--------------------------------------------------------------------------------------------------------------------
   Outstanding - December 31,                                           3,000             3,900            21,840
====================================================================================================================

Compensation expense recognized related to the Restricted Stock Awards was $24,000, $15,000 and $332,000 for the years ended December 31, 2000, 1999 and
1998, respectively.

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

The Company has lease commitments expiring at various dates through 2015. Rent expense on these leases amounted to approximately $1,618,000, $1,471,000 and $1,405,000 for the years ended December 31, 2000, 1999 and 1998, respectively. The headquarters building lease has been accounted for as a capital lease, in accordance with FASB Statement No. 13 "Accounting for Leases," (See Note 11). The minimum annual rentals under the terms of the lease agreements, excluding the capital lease, as of December 31, 2000, were as follows (in thousands):

        2001                                                             $ 1,297
        -----------------------------------------------------------
        2002                                                                 940
        -----------------------------------------------------------
        2003                                                                 835
        -----------------------------------------------------------
        2004                                                                 832
        -----------------------------------------------------------
        2005                                                                 771
        -----------------------------------------------------------
        Thereafter                                                         1,888
        ---------------------------------------------------------------------------

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



32

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


Financial Instruments Whose Contract                                                Contract or Notional Amount
Amount Represent Credit Risk                                                           At December 31, 2000
(In Thousands)
---------------------------------------------------------------------------------------------------------------
Commitments for Commercial and Construction Loans Secured by Real Estate                   $  45,127
-----------------------------------------------------------------------------------
Unused Portion of Credit Card Lines of Credit                                                 77,284
-----------------------------------------------------------------------------------
Unused Portion of Home Equity Lines of Credit                                                 62,841
-----------------------------------------------------------------------------------
Used Portion of Commercial Lines of Credit                                                   101,835
-----------------------------------------------------------------------------------
Standby Letters of Credit                                                                      3,263
---------------------------------------------------------------------------------------------------------------

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

NOTE 18 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," requires that the Company disclose estimated fair values for its financial instruments. The fair value estimates are made at a discrete point in time based upon relevant market information and information about the financial instruments. Because no market exists for a portion of the Company's financial instruments, fair value estimates are based on judgment regarding a number of factors. These estimates are subjective in nature and involve some uncertainties. Changes in assumptions and methodologies may have a material effect on these estimated fair values. In addition, reasonable comparability between financial institutions may not exist due to a wide range of permitted valuation techniques and numerous estimates which must be made. This lack of uniform valuation methodologies also introduces a greater degree of subjectivity to these estimated fair values.

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

The estimated fair values of the Company's financial instruments as of December 31, 2000 and 1999 are as follows:


                                                                     2000                                1999
                                                        -------------------------------    ---------------------------------
                                                           Carrying          Fair             Carrying           Fair
(In Thousands)                                              Amount          Value              Amount           Value
----------------------------------------------------------------------------------------------------------------------------
Financial Assets
   Cash and Short-Term Investments                           $   50,414     $   50,414         $   53,490       $   53,490
-------------------------------------------------------
   Securities Available for Sale                                608,388        608,388            631,661          631,661
-------------------------------------------------------
   Securities Held to Maturity                                   46,492         46,503             37,908           36,918
-------------------------------------------------------
   Trading Account Securities                                         -              -                929              929
-------------------------------------------------------
   Loans, Net of Allowance for Possible Loan Losses           1,274,998      1,276,593          1,227,150        1,217,295
-------------------------------------------------------
   Mortgage Loans Held for Sale                                       -              -             23,807           23,929
----------------------------------------------------------------------------------------------------------------------------
Financial Liabilities
   Deposits
     Demand                                                     248,750        248,750            235,386          235,386
-------------------------------------------------------
     Savings                                                    578,924        578,924            562,673          562,673
-------------------------------------------------------
     Time                                                       699,742        704,369            683,150          683,724
----------------------------------------------------------------------------------------------------------------------------
       Total Deposits                                         1,527,416      1,532,043          1,481,209        1,481,783
-------------------------------------------------------
Short-Term Borrowings                                           258,507        258,507            199,931          199,931
-------------------------------------------------------
Other Borrowings                                                135,711        136,785            236,397          234,252
----------------------------------------------------------------------------------------------------------------------------
Off-Balance Sheet Financial Instruments
     Standby Letters of Credit                                        -             39                  -               52
============================================================================================================================

NOTE 19 - Employee Stock Ownership Plan

Raritan sponsored an Employee Stock Ownership Plan ("ESOP") covering employees with a minimum of 1,000 hours of service per year. The ESOP, which was a tax qualified employee benefit plan, provided retirement benefits for the employees of Raritan.

At December 31, 1998, the ESOP borrowing was repaid in full, all shares were released and allocated. ESOP compensation expense of $103,000 in 1998 is included in salaries, wages and employee benefits in the accompanying consolidated statements of income.

NOTE 20 - Segment Reporting

The Company has five reportable segments: retail banking, commercial banking, investments, trust and investment services, and corporate. The retail banking segment includes loans secured by one-to-four family residential properties, construction financing, loans to individuals for household, family and other personal expenditures, and lease financing. In addition, the retail segment includes the branch network. The commercial banking segment provides term loans, demand secured loans, Small Business Administration ("SBA") financing, floor plan loans and financing for commercial real estate transactions. The investment segment is comprised of the Company's securities portfolio, which includes U.S. Treasury and Government agency securities, tax-exempt securities, mortgage-backed securities, corporate debt securities, equity securities and short-term investments. The trust division offers a full spectrum of fiduciary services, ranging from mutual funds to personal trust, investment advisory and employee benefits. The corporate segment is primarily comprised of the treasury function which is responsible for managing interest rate risk. Additionally, certain revenues and expenses that are not allocable to a line of business are reflected in this area.

The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates performance based on profit or loss from operations before income taxes not including one-time charges and amortization of intangible assets. For purposes of this review, interest income which is tax-exempt from Federal taxation has been restated to a taxable-equivalent basis, which places tax-exempt income on a comparable basis with taxable income to facilitate analysis.

The Company uses "matched-maturity funds transfer pricing" and cost allocations to analyze segment reporting. Funds transfer pricing system matches interest income and expense against market rates to determine a net spread by product segment. The system allows for comparable performance evaluation of funds users and providers and supports asset/liability management. Without a transfer pricing system, funds users, such as the lending and investment functions, receive credit for interest income without being charged for the full amount of associated costs of funds, while funds providers, such as the branch network, would be charged with interest expense without being credited for the full amount of associated interest credit. Cost allocations are performed to allot expenses to the appropriate organizational units, products or responsibility centers.

The Company's reportable segments are strategic business units that offer different products and services. Even though they are managed separately, the Company collectively cross-sells its products and services to customers.

The following table presents the results of operations and average balances by reportable segment for the year ended December 31, 2000. In 1999, the Company completed its acquisition of Raritan, combined computer systems of Raritan into the Company's computer system, and completed the conversion of the Company's own data processing operations to an independent third-party provider. Based upon these facts, no segment information is provided for 1999, as such information was not deemed meaningful.


Results of Operations for the
Year Ended December 31, 2000                 Retail     Commercial   Investments       Trust      Corporate  Consolidated
-------------------------------------------------------------------------------------------------------------------------

Interest Income                           $   58,918     $  49,774    $  48,199       $    -     $      -    $  156,891
--------------------------------------
Interest Expense                              55,344             -       27,041            -            -        82,385
--------------------------------------
Funds Transfer Pricing Allocation             48,720       (34,505)     (19,023)          (3)       4,811             -
-------------------------------------------------------------------------------------------------------------------------
   Net Interest Income                        52,294        15,269        2,135           (3)       4,811        74,506
--------------------------------------
Provision for Loan Losses                      2,688         2,042            -            -            -         4,730
-------------------------------------------------------------------------------------------------------------------------
   Net Interest Income
       After Provision for Loan Losses        49,606        13,227        2,135           (3)       4,811        69,776
--------------------------------------
Non-Interest Income                           10,898           561        6,477        7,666        1,000        26,602
--------------------------------------
Non-Interest Expense                          45,224         6,306        2,299        4,854          288        58,971
-------------------------------------------------------------------------------------------------------------------------
   Net Income Before Taxes                $   15,280     $   7,482    $   6,313       $2,809     $  5,523    $   37,407
-------------------------------------------------------------------------------------------------------------------------

Average Balances:
Gross Funds Provided                      $1,525,080     $   7,814    $ 382,890       $   88     $204,303    $2,120,175
--------------------------------------
Funds Used: Interest-Earning Assets          734,785       592,358      658,189            -            -     1,985,332
--------------------------------------
   Non-Interest-Earning Assets                13,824         8,630       55,399            -       56,990       134,843
-------------------------------------------------------------------------------------------------------------------------
Net Funds Provided (Used)                 $  776,471     $(593,174)   $(330,698)      $   88     $147,313    $        -
-------------------------------------------------------------------------------------------------------------------------

NOTE 21 - CONDENSED FINANCIAL STATEMENTS - PARENT COMPANY

The condensed financial statements of United National Bancorp (parent company only) are presented below:



                                                                                               December 31,
CONDENSED BALANCE SHEETS                                                          ------------------ -----------------
(In Thousands)                                                                            2000              1999
----------------------------------------------------------------------------------------------------------------------
Assets
   Cash and Due from Banks                                                           $          27      $         26
---------------------------------------------------------------------------------
   Securities Available for Sale                                                             2,737             8,125
---------------------------------------------------------------------------------
   Trading Account Securities                                                                    -               929
---------------------------------------------------------------------------------
   Investment in Subsidiaries                                                              157,847           128,381
---------------------------------------------------------------------------------
   Other Assets                                                                              6,455             4,477
----------------------------------------------------------------------------------------------------------------------
     Total Assets                                                                    $     167,066      $    141,938
======================================================================================================================
Liabilities and Stockholders' Equity
   Junior Subordinated Debentures                                                    $      20,619      $     20,619
---------------------------------------------------------------------------------
   Loan from Subsidiary                                                                      2,002                 -
---------------------------------------------------------------------------------
   Other Liabilities                                                                         3,935             2,854
---------------------------------------------------------------------------------
   Stockholders' Equity                                                                    140,510           118,465
----------------------------------------------------------------------------------------------------------------------
     Total Liabilities and Stockholders' Equity                                      $     167,066      $    141,938
======================================================================================================================


                                                                              For the Years Ended December 31,
CONDENSED STATEMENTS OF INCOME                                        -----------------------------------------------
(In Thousands)                                                             2000             1999            1998
---------------------------------------------------------------------------------------------------------------------
Income
   Dividends from Subsidiary                                            $   14,283      $     24,276      $   10,590
---------------------------------------------------------------------
   Interest and Dividends on Securities                                        171               221             228
---------------------------------------------------------------------
   Net (Loss) Gain from Securities Transactions                                  -              (353)          1,794
---------------------------------------------------------------------------------------------------------------------
     Total Income                                                           14,454            24,144          12,612
---------------------------------------------------------------------------------------------------------------------
Expense
   Interest Expense on Junior Subordinated Debentures                        2,064             2,064           2,064
---------------------------------------------------------------------
   Interest Expense on Loan from Subsidiary                                    100                85              50
---------------------------------------------------------------------
   Other Expenses                                                              456               438             367
---------------------------------------------------------------------------------------------------------------------
     Total Expense                                                           2,620             2,587           2,481
---------------------------------------------------------------------------------------------------------------------
Income Before Income Tax Benefit                                            11,834            21,557          10,131
---------------------------------------------------------------------
Income Tax Benefit                                                             860               943             170
---------------------------------------------------------------------------------------------------------------------
Income Before Equity in Undistributed (Distributions in Excess
of) Income of Subsidiary                                                    12,694            22,500          10,301
---------------------------------------------------------------------
Equity in Undistributed (Distributions in Excess of)
   Income of Subsidiary                                                     12,207           (10,360)          9,557
---------------------------------------------------------------------------------------------------------------------
Net Income                                                              $   24,901      $     12,140      $   19,858
======================================================================================================================

                                                                              For the Years Ended December 31,
CONDENSED STATEMENTS OF CASH FLOWS                                    -----------------------------------------------
(In Thousands)                                                             2000             1999            1998
---------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net Income                                                              $   24,901      $     12,140      $  19,858
---------------------------------------------------------------------
Adjustments to Reconcile Net Income to Net
   Cash Provided by Operating Activities:
Net Loss (Gain) from Securities Transactions                                     -               353         (1,794)
---------------------------------------------------------------------
Trading Account Securities Activity, Net                                       929               310            (94)
---------------------------------------------------------------------
Increase in Other Assets                                                    (1,790)             (986)        (1,011)
---------------------------------------------------------------------
Increase (Decrease) in Other Liabilities                                     1,081               485           (175)
---------------------------------------------------------------------
Restricted Stock Activity, Net                                                  24               199            332
---------------------------------------------------------------------
(Equity in Undistributed) Distributions in Excess of
   Income of Subsidiary                                                    (12,207)           10,360         (9,557)
---------------------------------------------------------------------------------------------------------------------
Net Cash Provided by Operating Activities                                   12,938            22,861          7,559
---------------------------------------------------------------------------------------------------------------------

INVESTING ACTIVITIES
Proceeds from Sales of Securities Available for Sale                         8,658             7,328          6,079
---------------------------------------------------------------------
Purchase of Securities Available for Sale                                   (3,822)          (13,593)        (3,969)
---------------------------------------------------------------------------------------------------------------------
Net Cash Provided by (Used in) Investing Activities                          4,836            (6,265)         2,110
---------------------------------------------------------------------------------------------------------------------

FINANCING ACTIVITIES
Cash Dividends on Common Stock                                             (12,283)          (12,507)        (8,480)
---------------------------------------------------------------------
Proceeds from Exercise of Stock Options                                        328             1,777          1,021
---------------------------------------------------------------------
Loan from Subsidiary                                                         2,002              (750)           750
---------------------------------------------------------------------
Purchase of Treasury Stock                                                  (7,820)           (8,465)          (553)
---------------------------------------------------------------------
Stock Issued from Equity Contracts                                               -                 -            875
---------------------------------------------------------------------------------------------------------------------
Net Cash Used in Financing Activities                                      (17,773)          (19,945)        (6,387)
---------------------------------------------------------------------------------------------------------------------
Net Increase (Decrease) in Cash                                                  1            (3,349)         3,282
---------------------------------------------------------------------
Cash at Beginning of Year                                                       26             3,375             93
---------------------------------------------------------------------------------------------------------------------
Cash at End of Year                                                     $       27      $         26      $   3,375
=====================================================================================================================


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

Under the earnings limitation test, the Bank had available $26,369,000 for the payment of cash dividends at December 31, 2000.

INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
United National Bancorp:

We have audited the accompanying consolidated balance sheets of United National Bancorp and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of United National Bancorp and subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.

/s/  KPMG LLP

Short Hills, New Jersey
January 17, 2001


38