Form 10-K405, Exhibit 13
period 2001-12-31
UNITED NATIONAL BANCORP
filed 2002-03-25
CIK 831959

                                 EXHIBIT 13

                                 United National Bancorp   Financial Review 2001


                                 [PICTURE]

Table of Contents

FINANCIAL REVIEW

Management's Discussion and Analysis of Consolidated Financial Condition and Results of Operations      1
---------------------------------------------------------------------------------------------------------
Selected Consolidated Financial Data                                                                   14
---------------------------------------------------------------------------------------------------------
Consolidated Financial Statements and Notes                                                            15
---------------------------------------------------------------------------------------------------------
Independent Auditors' Report                                                                           41
---------------------------------------------------------------------------------------------------------

Management's Discussion and Analysis of Consolidated
Financial Condition and Results of Operations

This section is presented to assist in understanding the operating results of United National Bancorp (the "Parent Company") and its wholly-owned subsidiaries, UnitedTrust Bank (the "Bank"), UNB Capital Trust I (the "Trust") and UNB Capital Trust II (the "Trust II") or when consolidated with the Parent Company (the "Company"), for each of the past three years and financial condition for each of the past two years. This section should be read in conjunction with the Consolidated Financial Statements, the accompanying notes and selected financial data provided within this report.

On November 20, 2001, the Company and Vista Bancorp ("Vista") signed a definitive agreement under which the Company will acquire Vista in a merger transaction for cash and stock. Pursuant to the terms of the definitive agreement, the Company will pay to Vista shareholders approximately $38.1 million in cash and issue an approximate aggregate of 4,719,111 shares of its common stock. The value of the merger consideration per Vista share that a Vista shareholder will receive will be the sum of 0.8775 times the average of the closing prices for the Company's common stock during the ten consecutive full trading days ending on the fifth trading day before the completion of the merger and $7.09. The proposed acquisition, which will be accounted for as a purchase, is subject to certain closing conditions, and is expected to be completed early in the second quarter of 2002. Vista is a $740 million asset bank holding company headquartered in Phillipsburg, New Jersey and operates sixteen branches in western New Jersey and eastern Pennsylvania.

On March 31, 1999, the Company acquired Raritan Bancorp Inc. ("Raritan"). Raritan was a $435 million asset bank holding company headquartered in Bridgewater, New Jersey and operated seven offices. The Raritan acquisition was accounted for on the pooling-of-interests accounting method and, therefore, the financial statements for periods prior to the acquisition have been restated to include the accounts and activities of Raritan.

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

RESULTS OF OPERATIONS

Results of Operations for the Years Ended December 31, 2001 and 2000

Overview

The Company reported net income for 2001 of $25.0 million, largely unchanged from the $24.9 million earned in 2000. Diluted net income per share was $1.64 in 2001 compared to $1.61 reported in 2000. Net income per basic share in 2001 was $1.65 as compared to the $1.62 reported in 2000.

The Company's operating income for 2001, defined as net income excluding the effects of one-time charges, net of taxes, was $25.4 million, or $1.67 per diluted share. During the second quarter of 2001, a non-recurring, after-tax charge of $0.5 million, or $0.03 per diluted share, was recognized in connection with the conversion of United National Bank to a state chartered bank and its name change to UnitedTrust Bank. On an operating basis, income per diluted share increased 3.7% over the $1.61 reported in 2000 to $1.67 in 2001.

Based on operating income, return on average assets ("ROA") and return on average equity ("ROE") were 1.26% and 16.76%, respectively, in 2001, compared to 1.17% and 20.77%, respectively, in 2000. ROA and ROE, based on operating income, have averaged 1.21% and 16.63%, respectively, over the past five years.

Based on net income, ROA was 1.23% in 2001 as compared to 1.17% in 2000. ROE was 16.46% in 2001 as compared to 20.77% in 2000. In addition, the efficiency ratio was 56.68% for 2001 versus 58.19% in 2000. The decrease in the efficiency ratio from 2000 to 2001 was due primarily to an increase in net interest income.

The Company's increase in net income for 2001 was the result of a increase in net interest income and a decline in the provision for loan losses, partially offset by a decline in security gains coupled with a modest rise in non-interest expense.

Loans, net of unearned income, at December 31, 2001 were $51.5 million lower than the prior year-end and represented 63.0% of total assets at year-end 2001 as compared to 61.0% in 2000. Total loans averaged $1,234.6 million during 2001, a decrease of $55.5 million or 4.3% compared with the prior year. In an effort to reposition its balance sheet, the Company sold $103.4 million in loans, which consisted of $81.0 million in residential mortgage loans and $22.4 million in credit card receivables and related deposits of $21.2 million. Interest rates, as measured by the prime rate, began the year 2001 at 9.50% and decreased eleven times throughout the year to end the year at 4.75%, a drop of 475 basis points. For 2000, interest rates, as measured by the prime rate, began the year at 8.50% and increased several times throughout the first and second quarters to end the year at 9.50%.

Securities available for sale decreased to $520.0 million and represented 26.5% of total assets at December 31, 2001 as compared to $608.4 million or 28.8% at year-end 2000. Securities held to maturity decreased to $37.7 million and represented 1.9% of total assets at December 31, 2001 as compared to $46.5 or 2.2% at year-end 2000.

Total deposits decreased by 8.3% to $1,400.7 million at December 31, 2001. Time deposits decreased by $145.0 million or 20.7% to $554.7 million at December 31, 2001 compared to $699.7 million at year-end 2000, primarily as a result of lower levels of large-denomination municipal certificates of deposit. Demand deposits increased by $23.5 million to $272.3 million at year-end 2001, a 9.5% increase over the prior year-end. Savings deposits decreased by $5.2 million or 0.9% from 2000 to $573.7 million at year-end 2001.

On average, time deposits decreased $56.9 million or 8.1% from 2000. Demand deposits and non-interest-bearing savings deposits averaged $256.5 million in 2001, up 3.5% from the 2000 average balance of $247.9 million while average savings deposits decreased $24.6 million or 4.2% from the 2000 average balance of $579.2 million.

EARNINGS ANALYSIS

Operating Revenue

The Company's earnings have two major revenue components: net interest income and non-interest income, which includes net gains from securities transactions. Operating revenue, excluding securities gains, increased $2.4 million or 2.6% in 2001 as compared to 2000, primarily as the result of an increase in net interest income.

Net Interest Income

Net interest income, the amount by which interest earned on assets exceeds interest paid to depositors and other creditors, is the Company's principal source of revenue. For purposes of this review, interest exempt from Federal taxation has been restated to a taxable-equivalent basis, which places tax-exempt income and yields on a comparable basis with taxable income to facilitate analysis. The Federal income tax rate used for 2001 and 2000 was 35%. In calculating loan yields, the applicable loan fees have been included in interest income and non-performing loans are included in the average loan balances.

During 2001, the Company reclassified the balances and expense associated with the Series B Capital Securities as a component of other borrowings for all periods presented. These securities and related expenses were reported separately on the Consolidated Balance Sheets and Consolidated Statements of Income. This reclassification resulted in a reduction in net interest income, which negatively impacted the net interest margin by approximately 10 basis points for all periods presented.

Net interest income increased $2.7 million or 3.7% to a level of $75.2 million in 2001. As interest rates declined throughout the year, the Company's interest-bearing deposits and borrowings repriced at a faster pace than its interest-earning assets. Average interest-bearing liabilities decreased $133.6 million or 7.8% compared to the prior year while the average cost declined 81 basis points. Average interest-earning assets decreased $123.3 million or 6.2% compared to the same period last year while the average yield declined 36 basis points.

The average loan portfolio represented 66.3% of average earning assets in 2001, an increase from 65.0% in 2000, while the average yield decreased 57 basis points to 7.84% in 2001. Average securities, including short-term investments, represented 33.6% of average earning assets in 2001, down from 35.0% in 2000, while the average yield decreased one basis point to 6.95% in 2001. These changes led to a decrease in interest income of $16.6 million or 10.6% from 2000.

The Company continued to monitor the rates paid on all categories of interest-bearing liabilities to reflect existing market conditions. Throughout 2001, as market interest rates steadily declined, the Company accordingly adjusted rates on its deposit products and introduced competitive rates on selected deposit products in an effort to retain deposits. Average interest-bearing deposits decreased $81.5 million or 6.4% over 2000 while the average cost of deposits declined 74 basis points. The Company also utilized short-term and other borrowings as an additional funding source. The average balance of total borrowings was $389.2 million in 2001 with an average cost of 5.62%, as compared to the average balance of $441.4 million in 2000 with an average cost of 6.52%. The effect of the above changes in 2001 created a 45 basis point increase in the Company's net interest spread and a 39 basis point increase in the Company's net interest margin.

The net interest margin, which represents net interest income as a percentage of average interest-earning assets, is a key indicator of net interest income performance. The net interest margin increased during 2001 to 4.04% from 3.65% in 2000. During 2001, the Company continued to use a portion of its current daily funds for the repurchase of its common stock, which had an adverse impact on the Company's margin. Additionally, corporate owned life insurance, which averaged $55.3 million in 2001 as compared to $50.1 million in 2000, served to reduce interest-earning funds and net interest income, while increasing non-interest income.

Provision for Loan Losses

The provision for loan losses was $2.8 million in 2001 compared to $4.7 million in 2000. For additional information, see "Allowance for Loan Losses" under Asset Quality.

Non-Interest Income

Non-interest income, which has become an increasingly important source of revenue for the Company, consists primarily of trust income, service charges on deposit accounts, other service charges, commissions and fees, interest on life insurance and securities gains. In 2001, total non-interest income amounted to $22.7 million, a decrease of $3.9 million or 14.8% from 2000. Included in these figures were net gains from securities transactions of $0.2 million in 2001 as compared to $3.9 million in 2000. Non-interest income in 2001, excluding securities gains, decreased $0.2 million or 1.0% from 2000.

Trust income continues to be a major contributor to non-interest income, representing 29.8% of the total. Trust income declined $0.1 million or 1.7% to $6.7 million in 2001. This decrease was due primarily to lower managed asset values resulting from the decline in the market value of the stock market over the past year. The Trust Division offers a full range of fiduciary services, ranging from mutual funds to personal trust, investment advisory and employee benefits. Trust services are expected to continue to play an important role in the Company's future.*

Service charges on deposit accounts decreased $0.1 million or 3.1% to $3.9 million in 2001 from 2000. The decline in 2001 resulted from fewer instances of service charges being assessed, due partially to customers maintaining higher compensating balances as part of our Combined Banking product. Additionally, more customers have taken advantage of our overdraft protection product to help reduce their transaction costs. In the fourth quarter of 2000, the Company introduced its Convenience Checking product. This product, coupled with other service policy changes, may continue to have an adverse effect on the growth of service charge income in future years.*

Other service charges, commissions and fees decreased $2.5 million or 33.2% to $5.0 million in 2001 due primarily to a decrease in fees generated from our credit card area. During the second quarter of 2001, the Company sold $22.0 million of credit card receivables.

Income on life insurance increased $0.7 million or 30.1% to $3.1 million in 2001 from 2000 as the cash surrender value of the policies increased 10% on average due primarily to additional purchases made in 2000.

Other income increased $1.8 million or 102.4% from 2000 to $3.6 million in 2001 due primarily to gains recognized from the sale of residential mortgage loans and the sale of credit card receivables. During 2001, the Company recognized gains of $1.0 million on the sale of residential mortgages and $0.5 million on the sale of credit card receivables compared to $0.3 million in residential mortgage sales in 2000, respectively.

Net gains on securities transactions of $0.2 million were recorded in 2001 compared with $3.9 million in 2000. These gains in 2000 resulted from the sale of certain equity securities.

Future sales of loans and securities and related gains and losses are dependent on market conditions, as well as the Company's liquidity and risk management needs.*

Non-Interest Expense

Non-interest expense in 2001 totaled $57.6 million, an increase of $0.6 million or 1.1% from 2000. Included in 2001 were one-time charges before taxes of $0.8 million in connection with the conversion of United National Bank to a state chartered bank and its name change to UnitedTrust Bank. Excluding the one-time charges, non-interest expense in 2001 decreased $0.2 million or 0.3% from 2000. Management continues to seek opportunities to control non-interest expense levels.*

The largest component of non-interest expense is salaries and employee benefits, which accounted for 43.4% of total non-interest expense in 2001 compared to 40.8% in 2000. Management continues to monitor staffing levels, employee benefits and operational consolidations. Salaries and wages increased $1.2 million to $22.0 million in 2001 from 2000. Employee benefits increased $0.6 million to $3.0 million in 2001 from 2000. Salaries, wages and employee benefits increased to $25.0 million or 7.7% in 2001 compared to 2000 primarily related to the elimination of certain incentive accruals in 2000 and increased medical health care costs offset partially by the performance of the Company's pension plan. The strong return on plan assets in recent years had the effect of reducing expenses by $3.5 million in 2001 compared to $2.8 million in 2000. Due to the current decline in market performance of the plan's assets, the Company anticipates that this benefit will be reduced in 2002.* The Company's goal to continue to monitor and control this expense remains a high priority. Full-time equivalent employees were 543 at December 31, 2001 compared with 547 at December 31, 2000.

Net occupancy and furniture and equipment expense were unchanged in 2001 compared to 2000.

Data processing expense for 2001 decreased $0.7 million or 9.3% to $6.6 million from 2000. The decrease for 2001 was caused primarily by lower transactional volumes resulting from the sale of the secured credit card portfolio.

Amortization of intangible assets was $1.4 million in 2001 compared to $1.3 million in 2000. The increase in 2001 was due primarily to amortization expense on the servicing rights associated with the residential mortgage loans sold during 2001 and 2000.

Net cost to operate other real estate, which results from the costs of holding other real estate in addition to valuation adjustments, amounted to income of $29,000 in 2001, as compared to an expense of $0.2 million recorded in 2000. The decrease in 2001 was due to recoveries received from prior year costs of holding other real estate. For additional discussion on other real estate, see "Asset Quality".

One-time charges in 2001 of $0.8 million resulted from the conversion of United National Bank to a state chartered bank and its name change to UnitedTrust Bank.

Other expenses amounted to $13.8 million in 2001, a decrease of $1.2 million or 8.1% compared to the prior year. The decrease in 2001 was mostly due to reduced credit card processing resulting from the previously mentioned credit card sale. Additionally, there were decreases in loan collection and telephone expenses.

Income Taxes

The provision for income taxes was $9.6 million for 2001 unchanged from 2000. During 2001, the one-time charges resulted in a tax benefit of $0.3 million. Excluding that tax benefit, the provision for income taxes in 2001 increased $0.3 million from 2000. The Company is under a routine examination by the State of New Jersey, Department of Taxation, Division of Taxation. Management believes the results of the examination will not have a material impact on the consolidated financial condition or results of operations of the Company. For further information regarding the provision for income taxes, see Note 13 to the Consolidated Financial Statements.

LINES OF BUSINESS

The Company, for management purposes, is segmented into the following lines of business: Retail Banking, Commercial Banking, Investments, and Trust and Investment Services. Activities not included in these lines are reflected in all other. In 1999, the Company completed its acquisition of Raritan Bancorp Inc., combined computer systems of Raritan into the Company's computer system, and completed the conversion of the Company's own data processing operations to an independent third-party provider. Based upon these facts, no segment information is provided for 1999, as such information was not deemed meaningful. Summary financial information on a fully taxable-equivalent basis for the lines of business is presented in Note 18 to the Consolidated Financial Statements.

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

The Investments segment is comprised of the Company's securities portfolio, which includes U.S. Treasury and Government agency securities, tax-exempt securities, mortgage-backed securities, corporate debt securities, equity securities, trading accounts and short-term investments.

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

The All Other segment primarily includes the impact of shareholders' equity and the allowance for loan losses, as well as funds transfer pricing offsets. Additionally, certain revenues and expenses that are not considered allocable to a line of business are reflected in this area.

The following table shows the percentage contribution of the various lines of business to consolidated net income before taxes on a fully taxable-equivalent basis:


                                     Retail     Commercial                     Trust and
                                     Banking      Banking    Investments   Investment Services   All Other   Consolidated
                                     -------      -------    -----------   -------------------   ---------   ------------
Year Ended December 31, 2001          22.8%        31.3%         24.6%              5.6%            15.7%        100.0%
Year Ended December 31, 2000          40.8%        20.0%         16.9%              7.5%            14.8%        100.0%


Income before taxes for the Retail Banking segment declined $6.7 million from 2000 due to a $7.7 million decline in net interest income, partially offset by a $0.5 million reduction in the loan loss provision allocation and a $1.3 million decrease in non-interest expense. The reduction in net interest income was primarily related to the 6.7% decline in average deposits and narrowed spreads on such deposits after funds credits. Commercial Banking pretax income grew $4.2 million due to a $3.3 million increase in net interest income resulting from wider loan spreads after funds charges. A $1.4 million reduction in the loan loss provision allocation to Commercial Banking was partially offset by a $0.8 million increase in this segment's non-interest expense. Pretax income for the Investments segment increased by $2.9 million due to a $5.5 million rise in net interest income resulting from higher spreads after funds charges on the securities portfolio and after funds credits on borrowed funds. This was offset by a $2.5 million decline in non-interest income related to lower investment securities gains. Income before taxes for the Trust and Investment Services segment declined $0.7 million due to a 12.1% increase in non-interest expenses. Income before taxes for the All Other segment increased $0.4 million from 2000 due to a $1.6 million increase in funds transfer pricing mismatch profits partially offset by the recognition of $0.8 million of expenses related to the change in the Bank's charter and its name change.

Results Of Operations for the Years Ended December 31, 2000 and 1999

Overview

The Company reported net income for 2000 of $24.9 million, an increase of 105.1% from the $12.1 million earned in 1999. Diluted net income per share was $1.61 in 2000 compared to $0.75 reported in 1999. Net income per basic share in 2000 was $1.62 as compared to the $0.76 reported in 1999.

The Company's operating income for 1999, defined as net income excluding the effects of one-time charges, net of taxes, was $25.0 million, or $1.55 per diluted share. On an operating basis, income per diluted share increased 3.9% over the $1.55 reported in 1999 to $1.61 in 2000. During 1999, one-time charges totaling $12.9 million or $0.80 per diluted share, net of taxes, were related to the acquisition of Raritan; the sale of non-performing assets; the pending dissolution of the Bank's joint venture in United Financial Services, Inc. ("UFS"); and the conversion to a new operating system.

Based on operating income, ROA and ROE were 1.17% and 20.77%, respectively, in 2000, compared to 1.25% and 17.30%, respectively, in 1999.

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

EARNINGS ANALYSIS

Operating Revenue

Operating revenue, excluding securities gains, decreased $0.8 million or 0.9% in 2000 as compared to 1999, primarily as the result of the compression in net interest income.

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

Net interest income decreased $3.5 million or 4.6% to a level of $72.5 million in 2000. As interest rates rose throughout the year, the Company's interest-bearing deposits and borrowings repriced at a faster pace than its interest-earning assets. Average interest-bearing liabilities increased $138.2 million or 8.8% compared to the prior year while the average cost increased 73 basis points. Average interest-earning assets increased $116.3 million or 6.2% compared to the same period last year, while the average yield increased 30 basis points.

The average loan portfolio represented 65.0% of average earning assets in 2000, an increase from 60.9% in 1999, while the average yield increased 15 basis points to 8.41% in 2000. Average securities represented 35.0% of average earning assets in 2000, down from 38.6% in 1999, while the average yield increased 36 basis points to 6.95% in 2000. These changes resulted in an increase in interest income of $14.9 million or 10.5% from 1999.

The Company continued to monitor the rates paid on all categories of interest-bearing liabilities to reflect existing market conditions. Throughout 2000, as market interest rates began to increase, the Company introduced competitive rates on selected deposit products in an effort to attract deposits. Average interest-bearing deposits increased $72.6 million or 6.0% over 1999 while the average cost of deposits increased 74 basis points. The Company also utilized short-term and other borrowings as an additional funding source and to fund the growth in the loan portfolio. The average balance of total borrowings was $441.4 million in 2000 with an average cost of 6.52%, as compared to the average balance of $375.7 million in 1999 with an average cost of 5.99%. The effect of the above changes in 2000 created a 43 basis point decline in the Company's net interest spread and a 41 basis point decline in the Company's net interest margin.

The net interest margin, which represents net interest income as a percentage of average interest-earning assets, is a key indicator of net interest income performance. The net interest margin declined during 2000 to 3.65% from 4.07% in 1999. Contributing to the decline of the Company's net interest margin from 1999 was the effect of an additional investment in corporate owned life insurance. Corporate owned life insurance, which averaged $50.1 million in 2000 as compared to $32.3 million in 1999, reduces interest-earning funds and net interest income, while increasing non-interest income. Additionally, the Company continued to use a portion of its current daily funds for the repurchase of its common stock, which further impacted the Company's margin.

Provision for Loan Losses

The provision for loan losses was $4.7 million in 2000 compared to $3.8 million in 1999. For additional information, see "Allowance for Loan Losses" under Asset Quality.

Non-Interest Income

Non-interest income consists primarily of trust income, service charges on deposit accounts, other service charges, commissions and fees, interest on life insurance and securities gains. In 2000, total non-interest income amounted to $26.6 million, an increase of $5.4 million or 25.5% from 1999. Included in these figures were net gains from securities transactions of $3.9 million in 2000 as compared to $0.9 million in 1999. Non-interest income in 2000, excluding securities gains, increased $2.5 million or 12.1% from 1999.

Trust income continues to be a major contributor to non-interest income, representing 25.8% of the total. Trust income rose $1.3 million or 22.8% to $6.9 million in 2000. This increase was due to growth in the level of assets under management, assisted through the expansion of new client relationships, as well as the addition of new investment products. The Trust Division offers a full range of fiduciary services, ranging from mutual funds to personal trust, investment advisory and employee benefits.

Service charges on deposit accounts decreased $0.5 million or 12.0% to $4.0 million in 2000 from 1999. The decrease in 2000 resulted from fewer instances of service charges being assessed, due partially to customers maintaining higher compensating balances as part of our Combined Banking product. Additionally, more customers have taken advantage of our overdraft protection product to help reduce their transaction costs. In the fourth quarter of 2000, the Company introduced its Convenience Checking product.

Other service charges, commissions and fees increased $1.1 million or 17.8% to $7.6 million in 2000 due primarily to an increase in fees generated from our financial services area. This area offers uninsured financial products, including the sale of annuities, insurance and mutual funds.

Income on life insurance increased $0.9 million or 56.2% to $2.4 million in 2000 from 1999. The increase was due primarily to the income generated on the $16.1 million of additional investments made during 2000.

Other income decreased $0.3 million or 13.7% from 1999 to $1.8 million in 2000 due primarily to a decline in gains from sales of the guaranteed portions of the Small Business Administration ("SBA") loans. This was offset in part by gains realized on the sale of residential mortgages.

Net gains on securities transactions of $3.9 million were recorded in 2000 compared with $0.9 million in 1999. These gains resulted from the sale of certain equity securities.

Non-Interest Expense

Non-interest expense in 2000 totaled $57.0 million, a decrease of $15.7 million or 21.6% from 1999. Included in 1999 were one-time charges before taxes of $17.3 million in connection with the Raritan merger, sale of non-performing assets, the conversion to a new operating system, as well as the pending dissolution of the Bank's joint venture in UFS. Excluding the one-time charges, non-interest expense in 2000 increased $1.6 million or 2.8% from 1999.

The largest component of non-interest expense is salaries and employee benefits, which accounted for 40.8% of total non-interest expense in 2000 compared to 34.1% in 1999. Management continues to monitor staffing levels, employee benefits and operational consolidations. Salaries, wages and employee benefits declined to $23.2 million or 6.2% in 2000 compared to 1999. Salaries and wages increased $0.9 million to $20.8 million in 2000 from 1999. Employee benefits decreased $2.4 million, which was due primarily to the strong performance of the Company's pension plan. The strong return on the plan had the effect of reducing expense in 2000 by $2.8 million as compared to $1.2 million in 1999. Additionally, medical health care costs, which are a significant component of employee benefits, also declined from 1999. This expense is based on the level of medical claims. The Company's goal to continue to monitor and control this expense remains a high priority. Full-time equivalent employees were 547 at December 31, 2000 compared with 565 at December 31, 1999.

Net occupancy and furniture and equipment expense increased $0.6 million or 6.0% in 2000 to $9.9 million. The increase in 2000 resulted from costs of opening several new branches, higher building maintenance costs and increased expenses relating to computer expenditures.

Data processing expense for 2000 increased $1.3 million or 21.4% to $7.3 million from 1999. The increase for 2000 was caused primarily by higher processing volumes during the year.

Net cost to operate other real estate, which results from costs of holding other real estate in addition to valuation adjustments, amounted to $229,000 in 2000, an increase of $89,000 from 1999. The increase in 2000 was due to higher carrying costs. For additional discussion on other real estate, see "Asset Quality".

One-time charges in 1999 of $17.3 million resulted from the acquisition of Raritan, sale of non-performing assets, the conversion to a new operating system, as well as the pending dissolution of the Bank's joint venture in UFS. This amount consisted primarily of merger-related charges in conjunction with the acquisition of Raritan of $9.9 million and the pending dissolution of the Bank's joint venture, which amounted to $5.1 million. The merger related charges primarily represented payouts on existing employment contracts, a penalty on termination of Raritan's data processing service, the write-off of unusable fixed assets and supplies, professional services directly attributable to the acquisition, and severance costs. Substantially all amounts were paid by December 31, 1999.

Other expenses amounted to $15.0 million in 2000, an increase of $1.1 million or 8.0% compared to the prior year. The increase in 2000 was mostly due to increases in legal and professional services, loan collection and telephone expenses.

Income Taxes

The provision for income taxes increased $4.1 million in 2000 to $9.6 million from 1999. During 1999, the one-time charges created a tax benefit of $4.4 million. Excluding that tax benefit, the provision for income taxes in 2000 declined $0.2 million from 1999. The decrease in 2000 resulted primarily from a higher level of tax-exempt income than the prior year. For further information regarding the provision for income taxes, see Note 13 to the Consolidated Financial Statements.

FINANCIAL CONDITION

Total average assets decreased $98.5 million or 4.6% to $2,021.7 million in 2001, while total assets were $1,962.4 million at year-end, a decrease of 7.1% from December 31, 2000. Average interest- earning assets, which represent 92.1% of total average assets, decreased $123.3 million or 6.2% from 2000 to $1,862.0 million in 2001. Specifically, average loans decreased $55.5 million or 4.3% in 2001 to $1,234.6 million, while average total securities declined $69.1 million or 10.0% from 2000 and short-term investments increased $1.3 million or 132.1%.

Securities

Total securities, which include securities held to maturity, securities available for sale and trading account securities, averaged $625.1 million in 2001, a decline of $69.1 million or 10.0% from 2000. The portfolio represented 33.6% of average earning assets for 2001 and 35.0% for 2000. The yield on the total portfolio (on a tax-equivalent basis) decreased one basis point to 6.95%. The decline in average balances in the securities portfolio was primarily the result of higher than average principal prepayments received on the existing portfolio, as well as calls on certain mortgage-backed securities, resulting from the drop in market interest rates. For purposes of this review, unrealized gains and losses have been excluded, unless otherwise indicated.

U.S. Treasury and Government agency securities decreased $45.7 million to an average of $80.0 million in 2001. The yield on this portfolio increased 34 basis points to 6.77% from the reported yield of 6.43% in 2000.

Tax-exempt securities, consisting primarily of obligations of states and political subdivisions, averaged $114.2 million in 2001, an increase of $6.0 million from 2000. As a part of its tax planning strategy, the Company continues to try to maintain an optimum level of these investments. At year-end, tax-exempt securities were $126.6 million, up from the $106.3 million at December 31, 2000. The average tax-equivalent yield on these securities decreased 16 basis points to 7.13% in 2001 from 7.29% in 2000.

Mortgage-backed securities averaged $358.5 million in 2001, a decrease of $27.4 million from 2000. These securities provide liquidity through periodic principal and interest repayments. The yield on mortgage-backed securities was 6.74% in 2001 compared to 6.82% in 2000.

Corporate debt securities averaged $47.6 million during 2001, largely unchanged from $47.9 million in 2000. At December 31, 2001, the market value of corporate debt securities totaled $42.4 million, and represented the Company's purchase of trust capital securities of other banks. The average yield on trust capital securities was 9.04% in 2001 and 9.15% in 2000.

Average equity securities declined $1.0 million during 2001 to $24.6 million. Equity securities, which consisted primarily of Federal Home Loan Bank (the "FHLB") stock and money market mutual funds, averaged $24.6 million in 2001 compared to $25.7 million in 2000. The average yield on equity securities decreased 38 basis points to 5.59% from 5.97% in 2000. Short-term investments, which included Federal funds sold and certain short-term investment funds, averaged $2.3 million in 2001 compared to $1.0 million in 2000, an increase of 132.1%. For 2001, the yield on short-term investments averaged 3.64%, down from 6.12% in 2000.

During 2001, the Company did not have any securities classified as trading account securities. This was also the case for such securities at the end of 2000. The market value of trading account securities averaged $0.6 million for 2000.

Loans

Total loans averaged $1,234.6 million during 2001, a decrease of $55.5 million or 4.3% compared with the prior year. The yield on the portfolio decreased 57 basis points to 7.84% in 2001 from 8.41% in 2000. At year-end, total loans, net of unearned income, amounted to $1,235.9 million, down $51.5 million or 4.0% compared to 2000. During 2001, the Company repositioned its balance sheet with planned loan sales of $103.4 million. These transactions involved the sale of $81.0 million in residential mortgage loans and $22.4 million in credit card receivables during 2001 and related deposits. Loan demand during 1999 and 2000 had shown improvement, as business and consumer confidence in the economy remained strong. During 2001, loan demand weakened primarily as a result of the economic recession, a decline in consumer confidence and increased competition.

The Company's largest loan category is real estate loans, which totaled $630.9 million at December 31, 2001 and represented 51.0% of total loans, net of unearned income compared to $714.3 million and represented 55.5% of total loans, net of unearned income at December 31, 2000. Real estate loans include residential and commercial mortgages, construction loans and first-time homebuyer mortgages. Installment loans, including lease financings, amounted to $276.5 million, representing 22.4% of total loans, net of unearned income, compared to $257.5 million and represented 20.0% of total loans, net of unearned income, at December 31, 2000. Major loan types within this category are indirect automobile loans of $102.6 million, direct personal loans of $78.9 million, advances on home equity lines of $33.4 million, manufactured housing loans of $37.0 million and lease financing loans of $21.2 million.

The Company's commercial loan portfolio amounted to $312.5 million at December 31, 2001, up 15.0% from the prior year-end. Average commercial loans were $278.3 million, largely unchanged from $278.0 million in 2000 and represented 22.5% of the total average loan portfolio as compared to 21.6% in 2000. The tax-equivalent yield on the commercial loan portfolio was 7.87% in 2001, compared to 8.96% in 2000. The yield on this portfolio declined as a result of lower market rates throughout 2001, which affected new loan originations and repricings.

Real estate loans averaged $673.4 million, a decrease of 6.8% from 2000 and represented 54.6% of the total average loan portfolio. At December 31, 2001, real estate loans totaled $630.9 million, a decrease of $83.4 million from the prior year-end. These decreases were primarily in the residential mortgage portfolio, as the Company sold $81.0 million during 2001, compared to approximately $52.0 million during 2000. The tax-equivalent yield on the total real estate portfolio decreased 21 basis points to 7.46% from 7.67% last year as a result of lower rates on new loan originations and on the adjustable rate portion of the portfolio.

The Company has unsecured and affinity card programs throughout New Jersey and, until its sale during the second quarter of 2001, the Company had a nationwide secured credit card program. Credit card loans averaged $25.0 million in 2001, a decrease of $17.9 million or 41.8% from 2000. At year-end 2001, credit card balances were $16.0 million, compared to $43.8 million at year-end 2000. During the second quarter of 2001, the Company sold credit card receivables of $22.4 million, consisting of its secured credit card business, and related deposits of $21.2 million. As charge-offs in this portfolio have steadily increased over the year, a decision was made by management to exit this business and redirect its lending efforts to other business lines. The average yield in 2001 on credit cards was 15.19%, compared to 17.62% in 2000.

Installment loans, including lease financing, averaged $257.4 million up 4.5% from $246.2 million in 2000 and represented 20.8% of the total average loan portfolio. At year-end 2001, installment loans amounted to $276.5 million, up $19.0 million or 7.4% from the same period in 2000. The average yield on the total installment loan portfolio was 8.10% in 2001 compared with 8.40% in 2000.

Impaired loans averaged $557,000 in 2001 compared to $479,000 for 2000. For additional discussion on impaired loans, see "Asset Quality - Non-Performing Assets."

The Company will continue to compete for what it believes are quality loans in those sectors of the business community where such loans are most prevalent.*

Cash Surrender Value of Life Insurance

At December 31, 2001, the Cash Surrender Value of Life Insurance totaled $56.9 million, an increase of $3.1 million from the prior year-end.

Other Assets

At December 31, 2001, other assets totaled $37.0 million, a decrease of $7.0 million from the prior year-end. During 2001, the largest components of other assets are accrued interest receivable and prepaid expenses. At the end of 2001, the Company had a net deferred tax liability. During 2000, the largest components of other assets were the net deferred tax assets, accrued interest receivable and prepaid expenses.

Deposits and Other Borrowings

The Company's deposit base is the primary source of funds supporting its interest-earning assets. Total average deposits decreased to $1,452.0 million in 2001, down $72.9 million or 4.8% from $1,524.9 million in 2000. At year-end, total deposits amounted to $1,400.7 million, down 8.3% from the $1,527.4 million reported last year.

For 2001, time deposits comprised 44.1% of total average deposits as compared to 45.8% in 2000. These deposits, which consist primarily of retail certificates of deposit and individual retirement accounts, decreased $56.9 million or 8.1% to average $640.9 million during 2001. At December 31, 2001, time deposits decreased by $145.0 million or 20.7% from year-end 2000. The decline in time deposits was primarily due to a drop in certificates of deposits of $100,000 and over, primarily municipal deposits. At December 31, 2001, these deposits were $124.5 million, a decrease of $107.9 million or 46.4% from last year. The cost of time deposits decreased 60 basis points to 5.07% in 2001.

Savings deposits, which include savings accounts, money market accounts and interest-bearing transaction accounts, averaged $554.6 million, a decrease of $24.6 million or 4.2% from 2000. Approximately 46% of this decline was due to a decrease in interest-bearing secured credit card deposits. These deposits averaged $5.5 million in 2001 compared to $16.9 million in 2000, a decrease of $11.4 million resulting from the sale of its secured credit card business in 2001. Interest-bearing secured credit card deposits at year-end 2000 amounted to $16.4 million. The cost of total savings deposits decreased 83 basis points to 1.93% in 2001.

Demand deposits and non-interest-bearing savings deposits averaged $256.5 million, up 3.5% from the 2000 average of $247.9 million. Demand deposits at year-end were $272.3, up 9.5% from the prior year-end. Demand deposits represented 19.4% of total deposits at December 31, 2001 as compared to 16.3% at December 31, 2000. Non-interest-bearing secured credit card deposits averaged $3.1 million in 2001, down 71.2% from the 2000 average of $10.7 million due to the Company's aforementioned credit card sale. Non-interest-bearing secured credit card deposits at year-end 2000 amounted to $9.0 million.

Short-term borrowings are available as an additional source of funding for the loan and investment portfolios, as well as deposit outflows. Short-term borrowings consist primarily of Federal funds purchased, securities sold under agreements to repurchase ("repurchase agreements"), demand notes - U.S. Treasury, borrowed funds and FHLB advances. During the year, short-term borrowings declined $27.1 million or 12.7% to average $186.1 million. The cost of short-term borrowings decreased 163 basis points from 6.55% in 2000 to 4.92% in 2001 due to the lower short-term interest rate environment during 2001 compared to 2000.

Average other borrowings, which include term borrowings, trust capital securities and obligations under capital lease, decreased $25.1 million in 2001 to average $203.1 million. The repayments on mortgage-backed securities throughout 2001 and the proceeds from the sale of residential mortgage loans allowed the Company to reduce its borrowings. Other borrowings had an average cost of 6.26% in 2001 compared to 6.50% in 2000. Trust capital securities averaged $20.7 million in 2001 compared to $20.0 million in 2000, and ended the year 2001 at $47.3 million compared to $20.0 million at year-end 2000. During December 2001, the Company issued $30.0 million in floating rate Capital Trust Preferred Securities, which are priced at 360 basis points above 90-day LIBOR. Additionally, the Company repurchased $2.7 million of its 10.01% trust capital securities in October 2001. Trust capital securities had an average cost of 9.75% in 2001 compared to 10.01% in 2000.

The Bank is a member of the FHLB. As a result, the Company has access to financing from the FHLB with terms ranging from overnight up to 10 years. The FHLB advances are secured primarily by one-to-four family residential mortgage loans under a blanket collateral agreement ("Blanket Advance line"). At December 31, 2001, there was $199.8 million outstanding from the FHLB on a $222.3 million Blanket Advance line. These outstandings have maturities ranging from one day to 10 years. At December 31, 2000, there was $190.0 million outstanding from the FHLB on the $329.2 million Blanket Advance line. The Company also has access to financing from the FHLB through advances collateralized by specific securities ("Specific Advances"). At December 31, 2001, the Company had Specific Advances outstanding from the FHLB of $30.0 million maturing in January 2002. At December 31, 2000, the Company had Specific Advances outstanding from the FHLB of $17.0 million, which matured in November 2001.

CAPITAL

The Company is committed to maintaining a strong capital position. Capital adequacy is monitored in relation to the size, composition and quality of its asset base and with consideration given to regulatory guidelines and requirements, as well as industry standards.

At December 31, 2001, total stockholders' equity was $155.7 million, an increase of $15.2 million or 10.8% from year-end 2000. The primary reasons for the increase were net income of $25.0 million and the increase in the market value of the portfolio of securities available for sale. The increase in market value was $10.5 million, net of tax, at December 31, 2001 compared to the market value at December 31, 2000. As interest rates continued to decline during 2001, this had the effect of increasing the market value of the available for sale portfolio, which consists primarily of mortgage-backed securities. This adjustment has no substantial impact on the Company's regulatory capital ratios, as unrealized adjustments, with the exception of unrealized losses relating to equity securities with readily determinable fair values, are excluded from such calculations. Also contributing to the increase in stockholders' equity was the exercise of stock options and restricted stock activity. These increases were partially offset by the cash dividends declared in 2001 totaling $12.0 million and the Company's purchase of Treasury shares amounting to $8.7 million during 2001 through its stock repurchase program. Additionally, the Company incurred an after-tax loss of $0.1 million to common shareholders resulting from the repurchase of $2.7 million of its trust capital securities. As detailed in Note 12 to the Consolidated Financial Statements, the Company and the Bank currently exceed all minimum capital requirements.

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

Non-Performing Assets

The Company defines non-performing assets as non-accrual loans, impaired loans, loans past due 90 days or more and still accruing, trouble debt restructured loans, other real estate owned and other assets owned. At December 31, 2001, non-performing assets totaled $6.6 million or 0.34% of total assets, down $0.3 million from the $6.9 million or 0.33% of total assets at December 31, 2000.

Non-performing loans at December 31, 2001 were $6.4 million or 0.52% of total loans, compared to $6.7 million or 0.52% of total loans at December 31, 2000. The $0.3 million decrease from 2000 resulted from a decline in loans secured by real estate, partly offset by a rise in non-performing lease financings.

At December 31, 2001, the Company's holdings in other real estate owned amounted to $127,000 compared to $165,000 at December 31, 2000. Foreclosures will continue to result in assets migrating from non-performing loans to other real estate owned. It is the Company's intent to actively negotiate and dispose of these properties at fair market values which are considered reasonable under the circumstances.* In 2001, the Company recognized $29,000 in net recoveries of costs relating to these properties as compared to a cost of $229,000 in 2000. Other assets owned amounted to $64,000 at year-end, an increase of $36,000 from 2000.

Allowance for Loan Losses

The allowance for loan losses is maintained at a level considered adequate to provide for inherent and estimable loan losses. The allowance is increased by provisions charged to current operations and reduced by net charge-offs. The level of the allowance is based on Management's evaluation of inherent and estimable losses in the portfolio, after consideration of appraised collateral values, financial condition of the borrower, delinquency and charge-off trends, portfolio growth trends, as well as prevailing economic conditions. Management evaluates the adequacy of the allowance for loan losses on a regular basis throughout the year. Management believes that the allowance for loan losses is adequate. While Management uses available information to recognize losses on loans, future additions to the allowance may be necessary based upon adverse changes in economic conditions and specific elements underlying the Company's ability to collect upon a loan including significant changes in collateral value and the deterioration in the financial condition of borrowers. In addition, various regulatory agencies periodically review the Company's allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance based upon their judgments of information available to them at the time of their examination.

The Company's year-end 2001 allowance for loan losses (the "Allowance") totaled $12.5 million and represented 1.01% of total loans. This compared with the Allowance at year-end 2000 of $12.4 million and a ratio to total loans of 0.96%. Loan loss provisions amounted to $2.8 million in 2001, down from the $4.7 million in 2000. The Allowance increased from December 31, 2000, primarily as a result of provision for loan losses exceeding net charge-offs. The increase in the ratio of the Allowance to total loans reflects the shift in the composition of the portfolio to commercial, commercial real estate and installment loans, partially offset by a decline in non-performing loans and the sale of the secured credit card portfolio and $81.0 million in residential mortgage loans. At December 31, 2001, the ratio of the allowance for loan losses to non-performing loans was 193.85% as compared to 183.96% at December 31, 2000.

The determination of an appropriate level of the Allowance is based upon an analysis of the risks inherent in the Bank's loan portfolio. One tool used in identifying these risks is a risk rating system for commercial and commercial real estate loans, consisting of ten loan-grading categories. In assigning a rating to a given loan, various factors are weighted, including (a) the financial condition and past credit history of the borrower; (b) strength of management; (c) loan structure; (d) available collateral, and its valuation; (e) loan documentation; and (f) concentrations within industries and economic environments. Account officers and various loan committees perform the analysis on a continuous basis. In addition, the Bank has an external loan review service provider. The loan review service provider also performs a quarterly review of the adequacy of the Allowance calculation.

In conjunction with the review of the loan portfolio, the adequacy of the Allowance is monitored on an ongoing basis and a quarterly analysis is performed. The purpose of the analysis is to estimate the inherent risk of loss on all loans, as of the evaluation date, in order to ensure that an adequate Allowance level is maintained. The methodology for determining the adequacy for the Allowance utilizes guidelines established by various regulatory agencies. This analysis is based on the historical loss experience associated with the various loan portfolios. Loss factors are developed for the respective loan portfolios and are adjusted to reflect the impact of a variety of conditions which include: delinquency trends; changes in lending policies; experience, ability and depth of management; national and local economic trends.

Management then determines the adequacy of the Allowance based on the review of the loan portfolio. Appropriate recommendations are then made to the Board of Directors regarding the amount of the quarterly charge against earnings (i.e., the provision for loan losses), needed to maintain the Allowance at a level deemed adequate by Management. The Allowance is increased by the amount of such provisions and by the amount of loan recoveries, and is decreased by the amount of loan charge-offs.

During 2001, Management continued its assessment of risk factors utilized in the calculation of the Allowance, and in consideration of, among other factors, slowing economic trends, the shift of the portfolio into commercial, commercial real estate and installment loans, and charge-off history, Management increased the general factors utilized in the calculation. While management uses available information to estimate probable loan losses, future additions to the Allowance may be necessary due to adverse economic conditions or other currently unforeseen events.

Net charge-offs in 2001 were $2.7 million or 0.22% of average loans outstanding. Net charge-offs in 2000 were $2.7 million or 0.21% of average loans outstanding.

Net charge-offs in the credit card portfolio were $1.9 million in 2001, compared to $2.1 million in 2000. Net charge-offs in installment lending and lease financing receivables increased to $0.5 million in 2001, compared with $0.4 million in 2000. Net charge-offs of real estate loans decreased to $0.1 million in 2001 from $0.3 million in 2000, while net charge-offs of commercial loans amounted to $0.2 million in 2001 compared to net recoveries of $0.1 million in 2000. The charged-off loans are in various stages of collection and litigation.

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

ALCO monitors and manages interest rate sensitivity through simulation and market value of equity analyses in order to avoid unacceptable earnings fluctuations due to interest rate changes. The Company's GAP model includes certain management assumptions based upon past experience and the expected behavior of customers during various interest rate scenarios. The assumptions include principal prepayments for various loan and security products and classifying the non-maturity deposit balances by degree of interest rate sensitivity. As of December 31, 2001, utilizing the above assumptions results in a cumulative interest-sensitive assets to interest-sensitive liabilities of 0.89% and 0.99% for the three-month and twelve-month intervals, respectively.

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

The Company's income simulation model analyzes interest rate sensitivity by projecting net interest income over the next 24 months in a flat rate scenario versus net interest income in alternative interest rate scenarios. Management reviews and refines its interest rate risk management process in response to the changing economic climate. The model incorporates management assumptions regarding the level of interest rate or balance changes on non-maturity deposit products, such as NOW, savings, money market and demand deposit accounts, for a given level of market rate changes. These assumptions incorporate historical analysis and future expected customer behavior patterns. Interest rate caps and floors are included, if applicable. Changes in prepayment behaviors of mortgage-based products for both loans and securities in each rate environment are also captured. Additionally, the impact of planned growth and anticipated new business activities are factored into the model.

Mortgage loans are projected to prepay between 5% and 20% annually. Mortgage-backed securities are projected to prepay between 6% and 14%. Mortgage-backed securities, Federal agency securities and other borrowings with call options, which the Company believed would be called, were reported at the earlier of the next call date or contractual maturity date. Non-maturity deposits of savings, money market, interest-bearing transaction, and demand deposit accounts were reported with an average duration of 3.5 years. Rate shocks, prepayment assumptions and call dates are all instantaneous and held constant.

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

At December 31, 2001 and 2000, the Company's income simulation model indicates an acceptable level of interest rate risk, as presented below.


                                                                                 Gradual Change in Rate
                                                              -------------------------------------------------------------
(Dollars in Thousands)                                            +200 Basis Points                  -200 Basis Points
---------------------------------------------------------------------------------------------------------------------------
Twelve Month Horizon
---------------------------
2001:
   Net Interest Income                                            $(2,132) or   (2.5)%               $(1,035) or     (1.2)%
   Net Income                                                      (1,385) or   (4.7)                   (673) or     (2.3)
---------------------------

2000:
   Net Interest Income                                             (1,436) or   (1.8)                   (318) or     (0.4)
   Net Income                                                        (915) or   (3.2)                    195  or      0.7
---------------------------

The increase in interest rate risk from 2000 to 2001 was due primarily to prepayments and refinancings of loans, and the prepayments and calls on investment securities, as well as price changes in deposits and other borrowings. These changes in the assumptions were due to the change in the interest rate environment in 2001 compared to 2000, as rates have dropped considerably throughout the past year, but have shown easing into the early part of 2002. The -200 basis point simulation for 2001 was also adversely affected by the impact of implicit interest rate floors on certain deposit products and short-term borrowings.

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

Asset liquidity is represented by the ease with which assets can be converted into cash. This liquidity is provided by marketable equity securities and debt securities with maturity dates, assuming prepayments, of one year or less, which totaled $22.4 million at year-end 2001. Included within this figure are marketable equity securities amounting to $14.0 million. Debt securities consist primarily of U.S. Treasury notes and bonds, obligations of U.S. Government agencies, mortgage-backed securities and obligations of states and political subdivisions. All securities held by the Company are readily marketable. As of December 31, 2001, debt securities scheduled to mature within one year based upon estimated cash flows, amounted to $8.4 million and represented 1.6% of the total debt securities portfolio. Approximately 7.0% of the entire debt portfolio is scheduled to mature within five years, based upon estimated cash flows. There was no security issue held which represented more than 10% of the Company's stockholders' equity. Additional liquidity is derived from scheduled loan and investment payments of principal and interest, as well as prepayments received.

The Company's core deposit base provides an important amount of financial flexibility in the management of its liquidity position. Core deposits, which generally excludes wholesale certificates of deposit over $100,000, amounted to $1,356.6 million at December 31, 2001 and represented 75.6% of earning assets. Short-term borrowings, consisting primarily of Federal funds purchased, securities sold under agreements to repurchase and FHLB advances, and wholesale certificates of deposit over $100,000, are used as supplemental funding sources during periods when growth in the core deposit base does not keep pace with that of earning assets. Short-term borrowings and wholesale certificates of deposit amounted to $166.0 million at December 31, 2001.

As mentioned earlier, the Bank is a member of the FHLB system, which provides the Company with an additional source of liquidity by offering financing alternatives. At year-end 2001, the Company had a $222.3 million Blanket Advance Line with the FHLB, $22.5 million of which was available. Additionally, the Company has Federal funds lines with correspondent banks totaling $50.0 million, of which $42.4 million was available at December 31, 2001.

Quarterly Summary Financial Data (Unaudited)

                                                               First          Second          Third          Fourth
(In Thousands, Except Per Share Data)                         Quarter        Quarter         Quarter        Quarter
------------------------------------------------------------------------------------------------------------------------
2001
Interest Income                                                  $37,569        $34,964         $33,616        $31,162
--------------------------------------------------------
Interest Expense                                                  20,167         17,360          15,252         12,296
------------------------------------------------------------------------------------------------------------------------
Net Interest Income                                               17,402         17,604          18,364         18,866
--------------------------------------------------------
Provision for Loan Losses                                            546            816             721            678
--------------------------------------------------------
Non-Interest Income, excluding Securities Transactions             5,685          6,184           5,728          4,875
--------------------------------------------------------
Net Gains from Securities Transactions                               175              -              10              -
--------------------------------------------------------
Non-Interest Expense                                              14,725         14,876          13,923         14,050
--------------------------------------------------------
Provision for Income Taxes                                         2,126          2,180           2,758          2,540
------------------------------------------------------------------------------------------------------------------------
Net Income                                                       $ 5,865        $ 5,916         $ 6,700        $ 6,473
========================================================================================================================
Net Income Per Share - Basic (1)                                 $  0.39        $  0.39         $  0.44        $  0.43
========================================================================================================================
Net Income Per Share - Diluted (1)                               $  0.39        $  0.39         $  0.44        $  0.42
========================================================================================================================

2000
Interest Income                                                  $37,681        $38,084         $39,765        $38,486
--------------------------------------------------------
Interest Expense                                                  19,300         21,200          22,307         21,580
------------------------------------------------------------------------------------------------------------------------
Net Interest Income                                               18,381         16,884          17,458         16,906
--------------------------------------------------------
Provision for Loan Losses                                          1,200          1,200           2,330              -
--------------------------------------------------------
Non-Interest Income, excluding Securities Transactions             5,448          5,459           5,707          6,084
--------------------------------------------------------
Net Gains from Securities Transactions                               929            509           2,466              -
--------------------------------------------------------
Non-Interest Expense                                              15,384         13,386          14,472         13,727
--------------------------------------------------------
Provision for Income Taxes                                         2,272          2,212           2,507          2,640
------------------------------------------------------------------------------------------------------------------------
Net Income                                                       $ 5,902        $ 6,054         $ 6,322        $ 6,623
========================================================================================================================
Net Income Per Share - Basic                                     $  0.38        $  0.39         $  0.41        $  0.43
========================================================================================================================
Net Income Per Share - Diluted                                   $  0.38        $  0.39         $  0.41        $  0.43
========================================================================================================================

(1) Net income per common share for 2001 adjusted for a $127 loss, net of taxes, on the repurchase of $2.7 million in trust capital securities.

Selected Consolidated Financial Data (Unaudited)

The following selected financial data should be read in conjunction with the Consolidated Financial Statements and related notes thereto included elsewhere in this Annual Report and "Management's Discussion and Analysis of Consolidated Financial Condition and Results of Operations."

(In Thousands, Except Share Data)                             2001         2000         1999         1998         1997
--------------------------------------------------------------------------------------------------------------------------
Statement of Income Data:
   Interest Income                                        $  137,311   $  154,016    $  138,928   $  132,349   $  121,415
--------------------------------------------------------
   Interest Expense                                           65,075       84,387        66,012       63,929       55,022
--------------------------------------------------------------------------------------------------------------------------
   Net Interest Income                                        72,236       69,629        72,916       68,420       66,393
--------------------------------------------------------
   Provision for Loan Losses                                   2,761        4,730         3,825        3,444        4,432
--------------------------------------------------------------------------------------------------------------------------
   Net Interest Income after Provision for Loan Losses        69,475       64,899        69,091       64,976       61,961
--------------------------------------------------------
   Non-Interest Income                                        22,657       26,602        21,190       24,215       20,979
--------------------------------------------------------
   Non-Interest Expense                                       57,574       56,969        72,658       60,965       55,458
--------------------------------------------------------------------------------------------------------------------------
   Income Before Provision for Income Taxes                   34,558       34,532        17,623       28,226       27,482
--------------------------------------------------------
   Provision for Income Taxes                                  9,604        9,631         5,483        8,368        9,035
--------------------------------------------------------------------------------------------------------------------------
   Net Income                                             $   24,954   $   24,901    $   12,140   $   19,858   $   18,447
==========================================================================================================================
   Income Before One-Time Charges                         $   25,422   $   24,901    $   25,024   $   21,552   $   19,845
==========================================================================================================================
Balance Sheet Data (at year-end):
   Total Assets                                           $1,962,450   $2,112,181    $2,090,383   $1,916,809   $1,789,426
--------------------------------------------------------
   Securities                                                557,649      654,880       670,498      673,875      690,201
--------------------------------------------------------
   Federal Funds Sold                                              -        1,000             -       50,100       34,025
--------------------------------------------------------
   Loans (Net of Unearned Income)                          1,235,925    1,287,417     1,261,343    1,057,081      931,266
--------------------------------------------------------
   Allowance for Loan Losses                                  12,478       12,419        10,386       11,174       11,739
--------------------------------------------------------
   Deposits                                                1,400,704    1,527,416     1,481,209    1,403,413    1,392,703
--------------------------------------------------------
   Short-Term Borrowings (1)                                 121,955      258,507       199,931      154,635       99,546
--------------------------------------------------------
   Other Borrowings (2)                                      255,269      155,711       256,397      174,942      127,809
--------------------------------------------------------
   Stockholders' Equity                                      155,751      140,510       118,465      158,242      145,466
--------------------------------------------------------
Adjusted Financial Ratios: (3)
   Return on Average Assets                                     1.26%        1.17%         1.25%        1.15%        1.21%
--------------------------------------------------------
   Return on Average Stockholders' Equity                      16.76%       20.77%        17.30%       13.92%       14.38%
--------------------------------------------------------
Financial Ratios:
   Return on Average Assets                                     1.23%        1.17%         0.61%        1.06%        1.12%
--------------------------------------------------------
   Return on Average Stockholders' Equity                      16.46%       20.77%         8.43%       12.83%       13.37%
--------------------------------------------------------
   Net Interest Margin                                          4.04%        3.65%         4.07%        4.07%        4.46%
--------------------------------------------------------
   Efficiency Ratio (4)                                        56.68%       58.19%        56.07%       62.34%       58.77%
--------------------------------------------------------
   Average Stockholders' Equity to Average Assets               7.50%        5.66%         7.24%        8.26%        8.39%
--------------------------------------------------------
   Leverage Ratio (year-end)                                   10.29%        7.81%         7.46%        8.51%        8.56%
--------------------------------------------------------
   Tier I Capital to Risk-Weighted Assets (year-end)           12.90%       10.87%        10.93%       13.53%       14.04%
--------------------------------------------------------
   Combined Tier I and Tier II Capital to Risk-Weighted
      Assets (year-end)                                        13.72%       11.69%        11.65%       14.43%       15.10%
--------------------------------------------------------
   Loans to Deposits (year-end)                                88.24%       84.29%        85.16%       75.32%       66.87%
--------------------------------------------------------
   Non-Performing Loans to Loans (year-end) (5)                 0.52%        0.52%         0.65%        0.81%        1.07%
--------------------------------------------------------
   Non-Performing Assets as a Percentage of Loans,
     Other Real Estate Owned and Other Assets Owned             0.54%        0.54%         0.65%        0.87%        1.25%
     (year-end)
--------------------------------------------------------
   Non-Performing Assets to Total Assets                        0.34%        0.33%         0.39%        0.48%        0.65%
--------------------------------------------------------
   Allowance for Loan Losses to Loans (year-end)                1.01%        0.96%         0.82%        1.06%        1.26%
--------------------------------------------------------
   Dividend Payout Ratio                                          49%          50%          101%          49%          42%
--------------------------------------------------------
Common Share Data:
   Net Income Per Diluted Share                           $     1.64   $     1.61    $     0.75   $     1.22   $     1.14
--------------------------------------------------------
   Net Income Per Diluted Share Before One-Time Charges   $     1.67   $     1.61    $     1.55   $     1.33   $     1.23
--------------------------------------------------------
   Cash Dividends Declared Per Share                      $     0.80   $     0.80    $     0.77   $     0.61   $     0.49
--------------------------------------------------------
   Book Value Per Share (year-end)                        $    10.47   $     9.22    $     7.57   $     9.94   $    10.00
--------------------------------------------------------
   Average Diluted Shares Outstanding (in thousands)          15,183       15,509        16,177       16,225       16,128
--------------------------------------------------------
Other Data:
   Number of Employees (full-time equivalent)                    543          547           565          542          585
--------------------------------------------------------
   Number of Stockholders                                      2,100        2,363         2,277        2,880        2,762
--------------------------------------------------------


(1) Includes Federal funds purchased, securities sold under agreements to repurchase less than one year, FHLB advances, demand notes-U.S. Treasury and borrowed funds.

(2) Includes other borrowed funds, securities sold under agreements to repurchase greater than one year, obligation under capital lease, trust capital securities and employee stock ownership plan debt.

(3)  Before one-time charges.

(4) Efficiency ratio is calculated by dividing adjusted non-interest expense by tax-equivalent net interest income and adjusted non-interest income. Adjusted non-interest expense is total non-interest expense less one-time charges, amortization of intangible assets and net costs to operate other real estate. Adjusted non-interest income is total non-interest income less net gains from securities transactions.

(5) Non-performing loans consist of non-accrual loans, restructured loans and loans past due 90 days or more and still accruing.

CONSOLIDATED BALANCE SHEETS

UNITED NATIONAL BANCORP AND SUBSIDIARIES

                                                                                             December 31,
                                                                                 ------------------------------
(In Thousands, Except Share Data)                                                         2001          2000
---------------------------------------------------------------------------------------------------------------
ASSETS
Cash and Due from Banks                                                               $   55,764    $   49,414
---------------------------------------------------------------------------------
Federal Funds Sold                                                                             -         1,000
---------------------------------------------------------------------------------
Securities Available for Sale, at Market Value                                           519,993       608,388
---------------------------------------------------------------------------------
Securities Held to Maturity (Market Value of $37,875 and $46,503
       for 2001 and 2000, respectively)                                                   37,656        46,492
---------------------------------------------------------------------------------
Loans, Net of Unearned Income                                                          1,235,925     1,287,417
---------------------------------------------------------------------------------
     Less: Allowance for Loan Losses                                                      12,478        12,419
---------------------------------------------------------------------------------------------------------------
          Loans, Net                                                                   1,223,447     1,274,998
---------------------------------------------------------------------------------
Premises and Equipment, Net                                                               26,397        27,596
---------------------------------------------------------------------------------
Other Real Estate, Net                                                                       127           165
---------------------------------------------------------------------------------
Intangible Assets, Primarily Core Deposit Premiums                                         5,219         6,400
---------------------------------------------------------------------------------
Cash Surrender Value of Life Insurance                                                    56,881        53,755
---------------------------------------------------------------------------------
Other Assets                                                                              36,966        43,973
---------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                                          $1,962,450    $2,112,181
===============================================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Deposits
     Demand                                                                           $  272,283    $  248,750
---------------------------------------------------------------------------------
     Savings                                                                             573,734       578,924
---------------------------------------------------------------------------------
     Time                                                                                554,687       699,742
---------------------------------------------------------------------------------------------------------------
          Total Deposits                                                               1,400,704     1,527,416
---------------------------------------------------------------------------------
Short-Term Borrowings                                                                    121,955       258,507
---------------------------------------------------------------------------------
Other Borrowings                                                                         255,269       155,711
---------------------------------------------------------------------------------
Other Liabilities                                                                         28,771        30,037
---------------------------------------------------------------------------------------------------------------
          Total Liabilities                                                            1,806,699     1,971,671
---------------------------------------------------------------------------------------------------------------

Commitments and Contingencies - Note 16

STOCKHOLDERS' EQUITY
Preferred Stock, authorized 1,000,000 shares in 2001 and 2000
     None issued and outstanding                                                               -             -
---------------------------------------------------------------------------------
Common Stock ($1.25 Par Value Per Share)
     Authorized Shares - 25,000,000 in 2001 and 2000
     Issued Shares - 16,208,434 in 2001 and 16,154,532 in 2000
     Outstanding Shares - 14,876,211 in 2001 and 15,237,809 in 2000                       20,261        20,193
---------------------------------------------------------------------------------
Additional Paid-In Capital                                                               130,138       129,342
---------------------------------------------------------------------------------
Retained Earnings                                                                         30,793        18,210
---------------------------------------------------------------------------------
Treasury Stock, at Cost - 1,332,223 shares in 2001 and 916,723 shares in 2000            (25,929)      (17,202)
---------------------------------------------------------------------------------
Restricted Stock                                                                             (36)          (73)
---------------------------------------------------------------------------------
Accumulated Other Comprehensive Income (Loss)                                                524        (9,960)
---------------------------------------------------------------------------------------------------------------
         Total Stockholders' Equity                                                      155,751       140,510
---------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                            $1,962,450    $2,112,181
===============================================================================================================

The accompanying notes to the Consolidated Financial Statements are an integral part of these statements.

CONSOLIDATED STATEMENTS OF INCOME

UNITED NATIONAL BANCORP AND SUBSIDIARIES

                                                                           For the Years Ended December 31,
                                                                  ----------------------------------------------
(In Thousands, Except Share Data)                                         2001            2000           1999
----------------------------------------------------------------------------------------------------------------
INTEREST INCOME
Interest and Fees on Loans                                             $ 96,662        $108,447       $ 93,998
------------------------------------------------------------------
Interest and Dividends on Securities Available for Sale:
   Taxable Income                                                        34,468          38,732         37,917
------------------------------------------------------------------
   Tax-Exempt Income                                                      4,172           3,980          4,593
------------------------------------------------------------------
Interest and Dividends on Securities Held to Maturity:
   Taxable Income                                                           803           1,621            870
------------------------------------------------------------------
   Tax-Exempt Income                                                      1,122           1,147          1,074
------------------------------------------------------------------
Dividends on Trading Account Securities                                       -              28             35
------------------------------------------------------------------
Interest on Federal Funds Sold and
   Deposits with Federal Home Loan Bank                                      84              61            441
----------------------------------------------------------------------------------------------------------------
     Total Interest Income                                              137,311         154,016        138,928
----------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE
Interest on Savings Deposits                                             10,694          16,003         11,097
------------------------------------------------------------------
Interest on Time Certificates of Deposit $100,000 or More                 9,476          14,588          7,885
------------------------------------------------------------------
Interest on Other Time Deposits                                          23,021          25,002         24,522
------------------------------------------------------------------
Interest on Short-Term Borrowings                                         9,163          13,971          8,668
------------------------------------------------------------------
Interest on Other Borrowings                                             12,721          14,823         13,840
----------------------------------------------------------------------------------------------------------------
     Total Interest Expense                                              65,075          84,387         66,012
----------------------------------------------------------------------------------------------------------------

Net Interest Income                                                      72,236          69,629         72,916
------------------------------------------------------------------
Provision for Loan Losses                                                 2,761           4,730          3,825
----------------------------------------------------------------------------------------------------------------
Net Interest Income After Provision for Loan Losses                      69,475          64,899         69,091
----------------------------------------------------------------------------------------------------------------
NON-INTEREST INCOME
Trust Income                                                              6,742           6,861          5,585
------------------------------------------------------------------
Service Charges on Deposit Accounts                                       3,930           4,056          4,607
------------------------------------------------------------------
Other Service Charges, Commissions and Fees                               5,075           7,600          6,451
------------------------------------------------------------------
Net Gains from Securities Transactions                                      185           3,904            949
------------------------------------------------------------------
Income on Life Insurance                                                  3,126           2,403          1,538
------------------------------------------------------------------
Other Income                                                              3,599           1,778          2,060
----------------------------------------------------------------------------------------------------------------
     Total Non-Interest Income                                           22,657          26,602         21,190
----------------------------------------------------------------------------------------------------------------
NON-INTEREST EXPENSE
Salaries, Wages and Employee Benefits                                    25,001          23,223         24,746
------------------------------------------------------------------
Occupancy Expense, Net                                                    5,775           5,384          5,093
------------------------------------------------------------------
Furniture and Equipment Expense                                           4,204           4,529          4,261
------------------------------------------------------------------
Data Processing Expense                                                   6,591           7,265          5,985
------------------------------------------------------------------
Amortization of Intangible Assets                                         1,458           1,340          1,293
------------------------------------------------------------------
Net (Income) Cost to Operate Other Real Estate                              (29)            229            140
------------------------------------------------------------------
Merger Related and Restructuring Charges                                    792               -         17,258
------------------------------------------------------------------
Other Expenses                                                           13,782          14,999         13,882
----------------------------------------------------------------------------------------------------------------
     Total Non-Interest Expense                                          57,574          56,969         72,658
----------------------------------------------------------------------------------------------------------------

Income Before Provision for Income Taxes                                 34,558          34,532         17,623
------------------------------------------------------------------
Provision for Income Taxes                                                9,604           9,631          5,483
----------------------------------------------------------------------------------------------------------------

NET INCOME                                                             $ 24,954        $ 24,901       $ 12,140
================================================================================================================
NET INCOME PER COMMON SHARE:
   Basic                                                               $  1.65         $  1.62        $  0.76
================================================================================================================
   Diluted                                                             $  1.64         $  1.61        $  0.75
================================================================================================================

The accompanying notes to the Consolidated Financial Statements are an integral part of these statements.
                                      16

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

UNITED NATIONAL BANCORP AND SUBSIDIARIES

For the Years Ended                                                           Additional
December 31, 1999, 2000, and 2001                                Common        Paid-In        Retained        Treasury
(In Thousands, Except Share Data)                                Stock         Capital        Earnings         Stock
----------------------------------------------------------------------------------------------------------------------
Balance - January 1, 1999                                       $19,148       $112,015        $ 25,921       $ (4,660)
---------------------------------------------------------
Comprehensive Income:
  Net Income-1999                                                     -              -          12,140              -
---------------------------------------------------------
  Unrealized Holding Losses on Securities
     Available for Sale Arising During the Period,
     Net of Tax of $(17,973)                                          -              -               -              -
---------------------------------------------------------
  Less: Reclassification Adjustment for Losses
    Included in Net Income, Net of Tax of $357                        -              -               -              -
---------------------------------------------------------
Total Comprehensive Income
---------------------------------------------------------
Cash Dividends Declared ($0.77 per share)                             -              -         (12,507)             -
---------------------------------------------------------
Stock Issued in Payment of
   Stock Dividend - 913,921 Shares                                1,142         18,336         (19,478)             -
---------------------------------------------------------
Exercise of Stock Options - 261,688 Shares                           57            594            (484)         1,610
---------------------------------------------------------
Treasury Stock Purchased - 389,900 Shares                             -              -               -         (8,465)
---------------------------------------------------------
Retirement of Treasury Stock                                       (168)        (1,530)              -          1,698
---------------------------------------------------------
Restricted Stock Activity, Net                                        3             45               -              -
----------------------------------------------------------------------------------------------------------------------
Balance - December 31, 1999                                      20,182        129,460           5,592         (9,817)
---------------------------------------------------------
Comprehensive Income:
  Net Income-2000                                                     -              -          24,901              -
---------------------------------------------------------
  Unrealized Holding Gains on Securities
     Available for Sale Arising During the Period,
     Net of Tax of $10,445                                            -              -               -              -
---------------------------------------------------------
  Less:  Reclassification Adjustment for Gains
    Included in Net Income, Net of Tax of $(1,348)                    -              -               -              -
---------------------------------------------------------
Total Comprehensive Income
---------------------------------------------------------
Cash Dividends Declared ($0.80 per share)                             -              -         (12,283)             -
---------------------------------------------------------
Exercise of Stock Options, Net - 30,836 Shares                       11           (118)              -            435
---------------------------------------------------------
Treasury Stock Purchased - 439,100 Shares                             -              -               -         (7,820)
---------------------------------------------------------
Restricted Stock Activity                                             -              -               -              -
----------------------------------------------------------------------------------------------------------------------
Balance - December 31, 2000                                      20,193        129,342          18,210        (17,202)
---------------------------------------------------------
Comprehensive Income:
  Net Income-2001                                                     -              -          24,954              -
---------------------------------------------------------
  Unrealized Holding Gains on Securities
     Available for Sale Arising During the Period,
     Net of Tax of $5,674                                             -              -               -              -
---------------------------------------------------------
  Less:  Reclassification Adjustment for Gains
    Included in Net Income, Net of Tax of $(28)                       -              -               -              -
---------------------------------------------------------
Total Comprehensive Income
---------------------------------------------------------
Cash Dividends Declared ($0.80 per share)                             -              -         (11,981)             -
---------------------------------------------------------
Exercise of Stock Options, Net - 53,902 Shares                       68            796            (263)             -
---------------------------------------------------------
Loss on Retirement of Trust Capital Securities, Net of
  Tax                                                                 -              -            (127)             -
---------------------------------------------------------
Treasury Stock Purchased - 415,500 Shares                             -              -               -         (8,727)
---------------------------------------------------------
Restricted Stock Activity                                             -              -               -              -
----------------------------------------------------------------------------------------------------------------------
Balance - December 31, 2001                                     $20,261       $130,138        $ 30,793       $(25,929)
======================================================================================================================




                                                                            Accumulated
For the Years Ended                                                             Other           Total
December 31, 1999, 2000, and 2001                               Restricted  Comprehensive   Stockholders'
(In Thousands, Except Share Data)                                  Stock    Income (Loss)      Equity
---------------------------------------------------------------------------------------------------------
Balance - January 1, 1999                                         $(248)     $  6,066          $158,242
---------------------------------------------------------
Comprehensive Income:
  Net Income-1999                                                     -             -            12,140
---------------------------------------------------------
  Unrealized Holding Losses on Securities
     Available for Sale Arising During the Period,
     Net of Tax of $(17,973)                                          -       (33,585)          (33,585)
---------------------------------------------------------
  Less:  Reclassification Adjustment for Losses
    Included in Net Income, Net of Tax of $357                        -           664               664
---------------------------------------------------------                                       -------
Total Comprehensive Income                                                                      (20,781)
---------------------------------------------------------                                       =======
Cash Dividends Declared ($0.77 per share)                             -             -           (12,507)
---------------------------------------------------------
Stock Issued in Payment of
   Stock Dividend - 913,921 Shares                                    -             -                 -
---------------------------------------------------------
Exercise of Stock Options - 261,688 Shares                            -             -             1,777
---------------------------------------------------------
Treasury Stock Purchased - 389,900 Shares                             -             -            (8,465)
---------------------------------------------------------
Retirement of Treasury Stock                                          -             -                 -
---------------------------------------------------------
Restricted Stock Activity, Net                                      151             -               199
-------------------------------------------------------------------------------------------------------
Balance - December 31, 1999                                         (97)      (26,855)          118,465
---------------------------------------------------------
Comprehensive Income:
  Net Income-2000                                                     -             -            24,901
---------------------------------------------------------
  Unrealized Holding Gains on Securities
     Available for Sale Arising During the Period,
     Net of Tax of $10,445                                            -        19,398            19,398
---------------------------------------------------------
  Less:  Reclassification Adjustment for Gains
    Included in Net Income, Net of Tax of $(1,348)                    -        (2,503)           (2,503)
---------------------------------------------------------                                       -------
Total Comprehensive Income                                                                       41,796
---------------------------------------------------------                                       =======
Cash Dividends Declared ($0.80 per share)                             -             -           (12,283)
---------------------------------------------------------
Exercise of Stock Options, Net - 30,836 Shares                        -             -               328
---------------------------------------------------------
Treasury Stock Purchased - 439,100 Shares                             -             -            (7,820)
---------------------------------------------------------
Restricted Stock Activity                                            24             -                24
-------------------------------------------------------------------------------------------------------
Balance - December 31, 2000                                         (73)       (9,960)          140,510
---------------------------------------------------------
Comprehensive Income:
  Net Income-2001                                                     -             -            24,954
---------------------------------------------------------
  Unrealized Holding Gains on Securities
     Available for Sale Arising During the Period,
     Net of Tax of $5,674                                             -        10,535            10,535
---------------------------------------------------------
  Less:  Reclassification Adjustment for Gains
    Included in Net Income, Net of Tax of $(28)                       -           (51)              (51)
---------------------------------------------------------                                       -------
Total Comprehensive Income                                                                       35,438
---------------------------------------------------------                                       =======
Cash Dividends Declared ($0.80 per share)                             -             -           (11,981)
---------------------------------------------------------
Exercise of Stock Options, Net - 53,902 Shares                        -             -               601
---------------------------------------------------------
Loss on Retirement of Trust Capital Securities, Net of
  Tax                                                                 -             -              (127)
---------------------------------------------------------
Treasury Stock Purchased - 415,500 Shares                             -             -            (8,727)
---------------------------------------------------------
Restricted Stock Activity                                            37             -                37
-------------------------------------------------------------------------------------------------------
Balance - December 31, 2001                                       $ (36)     $    524          $155,751
=======================================================================================================

The accompanying notes to the Consolidated Financial Statements are an integral part of these statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

UNITED NATIONAL BANCORP AND SUBSIDIARIES

                                                                                 For the Years Ended December 31,
                                                                       ----------------------------------------------
(In Thousands)                                                                 2001            2000            1999
---------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net Income                                                                  $  24,954       $  24,901      $  12,140
-----------------------------------------------------------------------
Adjustments to Reconcile Net Income to Net Cash
   Provided by Operating Activities:
-----------------------------------------------------------------------
Depreciation and Amortization                                                   4,805           4,556          4,163
-----------------------------------------------------------------------
Amortization Related to the Dissolution of UFS                                      -               -            485
-----------------------------------------------------------------------
(Accretion) Amortization of Securities Premiums, Net                             (619)           (683)         1,207
-----------------------------------------------------------------------
Provision for Loan Losses                                                       2,761           4,730          3,825
-----------------------------------------------------------------------
Provision (Benefit) for Deferred Income Taxes                                    1089               5         (4,431)
-----------------------------------------------------------------------
Net Loss (Gain) on Disposition of Premises and Equipment                            3              64           (118)
-----------------------------------------------------------------------
Net Gains from Securities Transactions                                           (185)         (3,904)          (949)
-----------------------------------------------------------------------
Net Gain on the Sale of Loans                                                    (968)           (272)             -
-----------------------------------------------------------------------
Net Gain on the Sale of Secured Credit Card Business                             (542)              -              -
-----------------------------------------------------------------------
Trading Account Securities Activity, Net                                            -             929            310
-----------------------------------------------------------------------
Loss on Retirement of Trust Capital Securities, Net of Taxes                     (127)              -              -
-----------------------------------------------------------------------
Increase in Life Insurance                                                     (3,126)         (2,403)        (1,538)
-----------------------------------------------------------------------
Decrease (Increase) in Other Assets                                             1,084          (9,821)         4,262
-----------------------------------------------------------------------
(Decrease) Increase in Other Liabilities                                       (2,291)         (4,216)         8,804
-----------------------------------------------------------------------
Restricted Stock Activity, Net                                                     37              24            199
---------------------------------------------------------------------------------------------------------------------
Net Cash Provided by Operating Activities                                      26,875          13,910         28,359
---------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
Securities Available for Sale:
   Proceeds from Sales of Securities                                           22,537         116,403        293,933
-----------------------------------------------------------------------
   Proceeds from Maturities of Securities                                     153,009          28,417        105,861
-----------------------------------------------------------------------
   Purchases of Securities                                                    (70,292)        (90,784)      (472,906)
-----------------------------------------------------------------------
Securities Held to Maturity:
   Proceeds from Maturities of Securities                                      50,216          11,514         38,140
-----------------------------------------------------------------------
   Purchases of Securities                                                    (41,305)        (20,095)       (12,684)
-----------------------------------------------------------------------
Purchase of Corporate Owned Life Insurance                                          -         (16,100)        (4,527)
-----------------------------------------------------------------------
Net Increase in Loans                                                         (54,873)        (81,108)      (209,131)
-----------------------------------------------------------------------
Proceeds from Sale of Loans                                                    82,204          52,406              -
-----------------------------------------------------------------------
Proceeds from the Sale of Secured Credit Card Business, Net                     1,798               -              -
-----------------------------------------------------------------------
Expenditures for Premises and Equipment                                        (2,215)         (2,076)        (2,689)
-----------------------------------------------------------------------
Proceeds from Sale of Premises and Equipment                                        -             224            161
-----------------------------------------------------------------------
Decrease (Increase) in Other Real Estate, Net                                      38            (109)           654
---------------------------------------------------------------------------------------------------------------------
Net Cash Provided by (Used in) Investing Activities                           141,117          (1,308)      (263,188)
---------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
Net Increase (Decrease) in Demand and Savings Deposits                         39,514          29,615        (14,736)
-----------------------------------------------------------------------
Net (Decrease) Increase in Time Deposits                                     (145,055)         16,592         92,532
-----------------------------------------------------------------------
Net (Decrease) Increase in Short-Term Borrowings                             (136,552)         58,576         45,296
-----------------------------------------------------------------------
Advances on Other Borrowed Funds                                              151,542          55,170        116,575
-----------------------------------------------------------------------
Repayments in Other Borrowed Funds                                            (79,284)       (155,856)       (35,120)
-----------------------------------------------------------------------
Issuance of Capital Trust Securities                                           30,000               -              -
-----------------------------------------------------------------------
Retirement of Capital Trust Securities                                         (2,700)              -              -
-----------------------------------------------------------------------
Cash Dividends on Common Stock                                                (11,981)        (12,283)       (12,507)
-----------------------------------------------------------------------
Proceeds from Exercise of Stock Options, Net                                      601             328          1,777
-----------------------------------------------------------------------
Treasury Stock Acquired, at Cost                                               (8,727)         (7,820)        (8,465)
---------------------------------------------------------------------------------------------------------------------
Net Cash (Used in) Provided by Financing Activities                          (162,642)        (15,678)       185,352
---------------------------------------------------------------------------------------------------------------------
Net Increase (Decrease) in Cash and Cash Equivalents                            5,350          (3,076)       (49,477)
-----------------------------------------------------------------------
Cash and Cash Equivalents at Beginning of Year                                 50,414          53,490        102,967
---------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents at End of Year                                    $  55,764       $  50,414      $  53,490
=====================================================================================================================
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash Paid During the Year for:
   Interest                                                                 $  69,392       $  83,124      $  62,956
-----------------------------------------------------------------------
   Income Taxes                                                                 4,110          14,840          7,266
-----------------------------------------------------------------------
Reclass to Securities Available for Sale from Held to Maturity                      -               -         15,291
-----------------------------------------------------------------------
Transfer of Loans to Available for Sale                                             -               -         23,807
-----------------------------------------------------------------------
Transfer of Loans to Other Real Estate                                            115             391            256
-----------------------------------------------------------------------
Sale of Deposits with the Secured Credit Card Business                         21,171               -              -
---------------------------------------------------------------------------------------------------------------------

The accompanying notes to the Consolidated Financial Statements are an integral part of these statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

United National Bancorp owns UnitedTrust Bank, which operates through a branch network primarily located throughout central and northwestern counties in New Jersey. The Company provides a full range of banking and trust services to its market area in a competitive environment.

The Consolidated Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States of America and practices within the banking industry. The significant policies are summarized as follows:

a. Principles of Consolidation and Use of Estimates

The accompanying Consolidated Financial Statements include the accounts of United National Bancorp (the "Parent Company") and its wholly-owned subsidiaries, UnitedTrust Bank (the "Bank"), UNB Capital Trust I (the "Trust"), and UNB Capital Trust II (the "Trust II") or when consolidated with the Parent Company (the "Company"). All significant intercompany balances and transactions have been eliminated in consolidation.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires Management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

b. Securities

At the time of purchase, securities are classified into one of three categories: held to maturity, available for sale, or trading account securities.

Securities which the Company has the ability and intent to hold until maturity are classified as "held to maturity." These securities are stated at cost, adjusted for amortization of premium and accretion of discount, using the interest method over the term of the securities.

Securities that may be held for indefinite periods of time, which Management intends to use as part of its asset/liability management strategy and that may be sold in response to changes in interest rates, changes in prepayment risk, or other similar factors, are classified as "available for sale" and reported at estimated market value. Unrealized holding gains and losses (net of related tax effects) on such securities are excluded from earnings but are included in other comprehensive income as a component of stockholders' equity. Upon realization, such gains or losses are included in earnings using the specific identification method.

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

A loan is considered impaired when, based upon current information and events, it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement. Impaired loans are measured based upon the present value of expected future cash flows, or, as a practical expedient, at the loan's observable market price, or the fair value of the underlying collateral, if the loan is collateral dependent.

Loans held for sale are carried at the lower of cost or market using the aggregate method. Gains and losses on loans sold are included in non-interest income.

e. Allowance for Loan Losses

The allowance for loan losses is maintained at a level considered adequate to provide for inherent and estimable loan losses. The allowance is increased by provisions charged to current operations and reduced by net charge-offs. The level of the allowance is based on Management's evaluation of inherent and estimable losses in the portfolio, after consideration of appraised collateral values, financial condition of the borrower, delinquency and charge-off trends, portfolio growth trends, as well as prevailing economic conditions. Management evaluates the adequacy of the allowance for loan losses on a regular basis throughout the year. Management believes that the allowance for loan losses is adequate. While Management uses available information to recognize losses on loans, future additions to the allowance may be necessary based upon adverse changes in economic conditions and specific elements underlying the Company's ability to collect upon a loan including significant changes in collateral value and the deterioration in the financial condition of borrowers. In addition, various regulatory agencies periodically review the Company's allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance based upon their judgments of information available to them at the time of their examination.

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

h. Intangible Assets

Intangible assets include the present value of the future earnings potential of the core deposit base of acquired banks, which are being amortized on a straight-line basis over a 10-year period. Management periodically reviews the potential impairment of intangible assets on a non-discounted cash flow basis to assess recoverability. If the estimated future cash flows are projected to be less than the carrying amount, an impairment write-down, representing the carrying amount of the intangible asset which exceeds the present value of the estimated expected future cash flows, would be recorded as a period expense.

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

Diluted net income per common share is computed by dividing net income by the weighted average number of shares outstanding, as adjusted for the assumed exercise of potential common stock options, using the treasury stock method.

Calculation of Basic and Diluted Earnings Per Share:


(In Thousands, Except Per Share Data)                                     2001              2000              1999
--------------------------------------------------------------------------------------------------------------------
Net Income                                                             $24,954            $24,901           $12,140
--------------------------------------------------------------
Loss on Trust Capital Securities, Net of Tax                              (127)                 -                 -
--------------------------------------------------------------------------------------------------------------------
Net Income Available to Common Stockholders                            $24,827            $24,901           $12,140
====================================================================================================================
Basic Weighted Average Common Shares Outstanding                        15,047             15,397            16,002
--------------------------------------------------------------
Plus:  Dilutive Stock Options and Awards                                   136                112               175
--------------------------------------------------------------------------------------------------------------------
Diluted Weighted Average Common Shares Outstanding                      15,183             15,509            16,177
====================================================================================================================
Net Income Per Common Share:
  Basic                                                                $ 1.65             $  1.62           $  0.76
--------------------------------------------------------------------------------------------------------------------
  Diluted                                                              $ 1.64             $  1.61           $  0.75
--------------------------------------------------------------------------------------------------------------------


l. Statement of Cash Flows

For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks and Federal funds sold. Generally, Federal funds are sold for a one-day period.

m. Stock-Based Compensation

The Company applies the "intrinsic value based method" as described in Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB Opinion No. 25"), and related interpretations in accounting for its stock-based compensation. Accordingly, no compensation cost has been recognized for the stock option plans. Pro forma disclosures, as if the Company applied the "Fair Value Based Method" for stock issued to employees, have been provided in Note 15.

n. Retirement Benefits

The Company maintains a noncontributory defined benefit pension plan, which covers all employees who have met eligibility requirements of the Plan. It is the Company's policy to fund the plan sufficient to meet the minimum funding requirements set forth in the Employee Retirement Income Security Act of 1974. In addition, the Company provides health care and life insurance benefits for qualifying employees. The Company recognizes the cost of these plans over the estimated period of service provided by covered employees.

o. Recent Accounting Pronouncements

On October 3, 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. While SFAS No. 144 supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of", it retains many of the fundamental provisions of SFAS No. 121. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001. The Company does not anticipate that the initial adoption of SFAS No. 144 will have a significant impact on the Company's financial statements.

In August, 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations," which addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS No. 143 requires an enterprise to record the fair value of an asset retirement obligation as a liability in the period in which it incurs a legal obligation associated with the retirement of tangible long-lived assets. The Company is required to adopt the provisions of SFAS No. 143 for fiscal years beginning after June 15, 2002. The Company does not anticipate that SFAS No. 143 will significantly impact the Company's Consolidated Financial Statements.

On July 20, 2001, the FASB issued SFAS No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets". SFAS No.141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001 as well as all purchase method business combinations completed after June 30, 2001. SFAS No. 141 also specifies criteria for intangible assets acquired in a purchase method business combination must meet to be recognized and reported apart from goodwill. SFAS No.142 will require that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS No. 142. SFAS No. 142 will also require that intangible assets with definite useful lives be amortized over their respective estimated useful lives to their estimated residual values, and periodically reviewed for impairment.

SFAS No. 142 requires that goodwill and any intangible asset determined to have an indefinite useful life that are acquired in a purchase business combination completed after June 30, 2001 will not be amortized, but will continue to be evaluated for impairment in accordance with the appropriate pre-SFAS No. 142 accounting literature. Goodwill and intangible assets acquired in business combinations completed before July 1, 2001 will continue to be amortized prior to the adoption of SFAS No.142.

The initial adoption of SFAS No. 141 had no impact on the Company's Consolidated Financial Statements. The Company is required to adopt SFAS No. 142 effective January 1, 2002. The adoption of SFAS No. 142 had no significant impact on the Company's accounting for currently recorded intangible assets, primarily core deposit intangibles.

p. Reclassifications

Certain reclassifications have been made to the prior years' financial statements to conform with the classifications used in 2001.

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

NOTE 2 - ACQUISITIONS AND DISSOLUTION OF JOINT VENTURE

a. Pending Acquisitions

On November 20, 2001, the Company and Vista Bancorp ("Vista") signed a definitive agreement under which the Company will acquire Vista in a merger transaction for cash and stock. Pursuant to the terms of the definitive agreement, the Company will pay to Vista shareholders approximately $38.1 million in cash and issue an approximate aggregate of 4,719,111 shares of its common stock. The value of the merger consideration per Vista share that a Vista shareholder will receive will be the sum of 0.8775 times the average of the closing prices for the Company's common stock during the ten consecutive full trading days ending on the fifth trading day before the completion of the merger and $7.09. The proposed acquisition, which will be accounted for as a purchase, is subject to certain closing conditions, and is expected to be completed early in the second quarter of 2002. Vista is a $740 million asset bank holding company headquartered in Phillipsburg, New Jersey and operates sixteen branches in western New Jersey and eastern Pennsylvania.

b. 1999 Acquisitions

On March 31, 1999, the Company acquired all of the outstanding shares of Raritan Bancorp Inc. ("Raritan") based in Bridgewater, New Jersey. Each share of Raritan was converted into 1.595 shares of the Company's common stock for a total of approximately 3,785,000 shares issued, not adjusted for subsequent stock dividends. The acquisition has been accounted for under the pooling-of-interests method of accounting and accordingly, the Company's Consolidated Financial Statements include the amounts and activities of Raritan for all periods presented. On March 31, 1999, the Company recorded a pre-tax merger charge of $9,940,000 which primarily consisted of the payout of existing employment contracts of $6,774,000, investment banker and other professional fees of $2,181,000, expenses related to a completed branch closure and fixed asset disposals of $401,000 and consolidation costs directly attributable to the merger of $584,000. Subsequent to March 31, 1999, there were no significant changes in the above estimates. Approximately $53,000 was reversed in 1999 against merger related charges eliminating the remaining outstanding accrual.

c. Dissolution of Joint Venture

In the latter part of 1998, the Company decided to terminate its interest in United Financial Services, Inc. ("UFS"), its joint venture data service provider. At that time, the Company anticipated that its joint venture partner would continue to operate UFS. In connection with its decision to exit the joint venture, the Company evaluated the estimated lives and salvage values of equipment, software and leases held by UFS, as well as related goodwill during the fourth quarter of 1998. Based upon this evaluation, the Company accelerated depreciation and amortization charges totaling approximately $1.2 million through the first quarter of 1999. In April 1999, the Company completed the conversion of its own data processing operations to an independent third-party provider.

In June 1999, the Company was advised that its joint venture partner signed a definitive agreement with a third-party servicer. UFS subsequently ceased operations in the fourth quarter of 1999. In light of that development, the Company determined that the value of its interest in UFS may be substantially less than it would have been had UFS continued in operation. The Company incurred liabilities in connection with the obligations of UFS under operating leases which remained in effect at the time UFS was dissolved, to the extent such liabilities were not assumed by the joint venture partner's servicer.

The Company reevaluated the potential losses associated with UFS based upon its joint venture partner's decision to exit the operations of UFS. Based upon this reevaluation, the Company recognized an additional charge of $4.5 million, pre-tax, during the second quarter of 1999 relating to the pending dissolution of UFS. The additional charge related primarily to write-offs of leasehold improvements of $0.5 million, equipment and software of $0.9 million, an accrual for lease buyouts of $2.9 million and severance payments of $0.2 million.

Ultimately, the Company's potential loss on its investment in UFS and liability for 50% of UFS' obligations to lessors could be reduced based upon, among other things, the ability of UFS to negotiate discounts with lessors, and the Company's ability to obtain compensation for the use of the equipment and leases of UFS by a third-party subsequent to dissolution. The third-party processor retained by our joint venture partner has assumed some leases and purchased some of the UFS equipment. In addition, certain of the equipment lease buyouts have been negotiated and are in the process of final approval. Charges totaling $1.1 million were paid against the reserve during the fourth quarter of 2000. These charges, for the most part, resulted from negotiated settlements on certain of the lease obligations of UFS. Final lease negotiations are continuing at December 31, 2001 and accordingly, the final payments to be charged against the reserve are anticipated during the first quarter of 2002.

NOTE 3 - CASH AND DUE FROM BANKS

Balances reserved to meet regulatory requirements amounted to $1.3 million at December 31, 2001.

NOTE 4 - SECURITIES AVAILABLE FOR SALE

The amortized cost and estimated market value of securities available for sale at December 31, 2001 and 2000 are as follows:


                                                                               2001
                                              -----------------------------------------------------------------------
                                                                        Gross            Gross           Estimated
                                                   Amortized          Unrealized       Unrealized          Market
(In Thousands)                                        Cost              Gains            Losses            Value
---------------------------------------------------------------------------------------------------------------------
Debt Securities:
   U.S. Treasury Securities                         $  1,993            $   72          $     -          $  2,065
---------------------------------------------
   Obligations of U.S. Government
     Agencies and Corporations                        15,685                18              (57)           15,646
---------------------------------------------
   Obligations of States and
     Political Subdivisions                           95,979               849             (326)           96,502
---------------------------------------------
   Mortgage-Backed Securities                        328,475             4,054           (1,250)          331,279
---------------------------------------------
   Corporate Debt Securities                          45,039                 -           (2,615)           42,424
---------------------------------------------------------------------------------------------------------------------
     Total Debt Securities                           487,171             4,993           (4,248)          487,916
---------------------------------------------------------------------------------------------------------------------
Equity Securities:
   Marketable Equity Securities                       13,899               509             (447)           13,961
---------------------------------------------
   Federal Reserve Bank and
     Federal Home Loan Bank Stock                     18,116                 -                -            18,116
---------------------------------------------------------------------------------------------------------------------
     Total Equity Securities                          32,015               509             (447)           32,077
---------------------------------------------------------------------------------------------------------------------
Total Securities Available for Sale                 $519,186            $5,502          $(4,695)         $519,993
=====================================================================================================================

                                                                               2000
                                              -----------------------------------------------------------------------
                                                                        Gross            Gross           Estimated
                                                   Amortized          Unrealized       Unrealized          Market
(In Thousands)                                        Cost              Gains            Losses            Value
---------------------------------------------------------------------------------------------------------------------
Debt Securities:
   Obligations of U.S. Government
     Agencies and Corporations                      $ 95,535            $    -         $ (2,991)         $ 92,544
---------------------------------------------
   Obligations of States and
     Political Subdivisions                           84,739               793             (370)           85,162
---------------------------------------------
   Mortgage-Backed Securities                        371,357             1,282           (7,140)          365,499
---------------------------------------------
   Corporate Debt Securities                          47,888                 -           (6,677)           41,211
---------------------------------------------------------------------------------------------------------------------
     Total Debt Securities                           599,519             2,075          (17,178)          584,416
---------------------------------------------------------------------------------------------------------------------
Equity Securities:
   Marketable Equity Securities                        3,549               476             (696)            3,329
---------------------------------------------
   Federal Reserve Bank and
     Federal Home Loan Bank Stock                     20,643                 -                -            20,643
---------------------------------------------------------------------------------------------------------------------
     Total Equity Securities                          24,192               476             (696)           23,972
---------------------------------------------------------------------------------------------------------------------
Total Securities Available for Sale                 $623,711            $2,551         $(17,874)         $608,388
=====================================================================================================================


The amortized cost and estimated market value of debt securities available for sale at December 31, 2001, by contractual maturity, are shown in the table below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                                           Amortized         Estimated
(In Thousands)                                               Costs          Market Value
-------------------------------------------------------------------------------------------
Due in One Year or Less                                       $  1,602          $  1,620
--------------------------------------------------------
Due After One Year Through Five Years                           19,172            19,436
--------------------------------------------------------
Due After Five Years Through Ten Years                          29,265            29,459
--------------------------------------------------------
Due After Ten Years                                            108,657           106,122
--------------------------------------------------------
Mortgage-Backed Securities                                     328,475           331,279
-------------------------------------------------------------------------------------------
   Total Debt Securities Available for Sale                   $487,171          $487,916
===========================================================================================

Gross gains and gross losses realized during 2001, 2000 and 1999 relating to securities were as follows:

(In Thousands)                                                         2001             2000              1999
---------------------------------------------------------------------------------------------------------------
Gross Gains                                                            $185            $4,349            $1,551
-----------------------------------------------------------------
Gross Losses                                                              -               498               530
---------------------------------------------------------------------------------------------------------------
     Total Net Gains                                                   $185            $3,851            $1,021
===============================================================================================================

In conjunction with the Raritan acquisition in 1999, the Company reclassified $15.3 million of securities with a market value of $15.1 million, which were previously classified as held to maturity to available for sale. The securities were transferred to conform to the Company's existing interest rate risk position and credit policies.

NOTE 5 - SECURITIES HELD TO MATURITY

The amortized cost and estimated market value of securities held to maturity at December 31, 2001 and 2000 are as follows:

                                                                               2001
                                              ------------------------------------------------------------------
                                                                     Gross             Gross           Estimated
                                                 Amortized        Unrealized        Unrealized          Market
(In Thousands)                                      Cost             Gains            Losses             Value
----------------------------------------------------------------------------------------------------------------
Debt Securities:
    U.S. Treasury Securities                      $   996            $ 37             $  -             $ 1,033
---------------------------------------------
   Obligations of States and
     Political Subdivisions                        30,579             214              (37)             30,756
---------------------------------------------
   Mortgage-Backed Securities                       5,856              22              (17)              5,861
---------------------------------------------
   Securities Issued by
     Foreign Government                               225               -                -                 225
----------------------------------------------------------------------------------------------------------------
Total Securities Held to Maturity                 $37,656            $273             $(54)            $37,875
================================================================================================================

                                                                                2000
                                             ---------------------------------------------------------------------
                                                                        Gross            Gross           Estimated
                                                   Amortized         Unrealized        Unrealized          Market
(In Thousands)                                        Cost              Gains            Losses             Value
------------------------------------------------------------------------------------------------------------------
Debt Securities:
    U.S. Treasury Securities                        $ 3,000              $  -             $  (4)         $ 2,996
--------------------------------------------
   Obligations of U.S. Government
     Agencies and Corporations                       19,927                57               (86)          19,898
--------------------------------------------
   Obligations of States and
     Political Subdivisions                          21,464                70               (10)          21,524
--------------------------------------------
   Mortgage-Backed Securities                         1,901                 -               (16)           1,885
--------------------------------------------
   Securities Issued by
     Foreign Government                                 200                 -                 -              200
------------------------------------------------------------------------------------------------------------------
Total Securities Held to Maturity                   $46,492              $127             $(116)         $46,503
==================================================================================================================

The amortized cost and estimated market value of securities held to maturity at December 31, 2001, by contractual maturity, are shown in the following table. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                                         Amortized        Estimated
(In Thousands)                                                                             Costs         Market Value
---------------------------------------------------------------------------------------------------------------------
Due in One Year or Less                                                                  $ 6,820           $ 6,824
---------------------------------------------------------------------------------
Due After One Year Through Five Years                                                      8,623             8,863
---------------------------------------------------------------------------------
Due After Five Years Through Ten Years                                                        25                25
---------------------------------------------------------------------------------
Due After Ten Years                                                                       16,332            16,302
---------------------------------------------------------------------------------
Mortgage-Backed Securities                                                                 5,856             5,861
---------------------------------------------------------------------------------------------------------------------
   Total Debt Securities Held to Maturity                                                $37,656           $37,875
=====================================================================================================================

There were no sales of securities held to maturity during 2001, 2000 and 1999.

Securities held to maturity and available for sale with amortized costs totaling $10.4 million and $229.6 million, respectively, on December 31, 2001, were pledged to secure deposits of public funds, securities sold under agreements to repurchase, other borrowings or required by other agreements and for other purposes as required and permitted by law. Securities pledged to secure deposits of public funds, securities sold under agreements to repurchase, other borrowings or required by other agreements were not under the sole control of the Company.

NOTE 6 - LOANS

Loans outstanding by classification at December 31, 2001 and 2000 are as follows:

(In Thousands)                                                                            2001             2000
---------------------------------------------------------------------------------------------------------------------
Real Estate:
   Commercial and Residential Mortgage                                                $  562,023        $  665,491
---------------------------------------------------------------------------------
   Construction                                                                           68,838            48,818
---------------------------------------------------------------------------------
Commercial Loans                                                                         312,491           271,761
---------------------------------------------------------------------------------
Lease Financing                                                                           21,186            25,009
---------------------------------------------------------------------------------
Installment Loans                                                                        255,345           232,539
---------------------------------------------------------------------------------
Retail Credit Card Plan                                                                   16,042            43,799
---------------------------------------------------------------------------------------------------------------------
Total Loans Outstanding, Net of Unearned Income                                        1,235,925         1,287,417
---------------------------------------------------------------------------------
Less:  Allowance for Loan Losses                                                          12,478            12,419
---------------------------------------------------------------------------------------------------------------------
Loans, Net                                                                            $1,223,447        $1,274,998
=====================================================================================================================

The Company extends credit in the normal course of business to its customers, the majority of whom operate or reside within the counties where the Company has its branches and the contiguous counties in New Jersey and Pennsylvania. The ability of its customers to meet contractual obligations is, to a certain extent, dependent upon the economic conditions existing in these counties.

During 2001, the Company repositioned its balance sheet with planned loan sales of $103.4 million. These transactions involved the sale of $81.0 million in residential mortgage loans and $22.4 million in credit card receivables during 2001 and related deposits.

As of December 31, 2001 and 2000, the Company's non-accrual loans were $4.4 million and $5.6 million, respectively. Of these, the loans considered to be impaired were $1.2 million and $0.5 million respectively, with related valuation allowances of $0.9 million and $0.3 million, respectively. These valuation allowances are included in the allowance for loan losses in the accompanying Consolidated Balance Sheets. Substantially all impaired loans were evaluated for impairment losses based upon the fair value of the underlying collateral of the loan. The average recorded balances in impaired loans during 2001, 2000 and 1999 were $0.6 million, $0.5 million and $1.2 million, respectively. During 1999, the Company sold $3.9 million in non-performing loans, which resulted in a $0.8 million reduction in the allowance for loan losses.

The following information is presented for those loans classified as non-accrual, and considered impaired, at December 31, 2001, 2000 and 1999:

(In Thousands)                                                         2001             2000              1999
--------------------------------------------------------------------------------------------------------------
Income That Would Have Been Recorded Under
   Original Contract Terms                                            $339              $566              $300
-----------------------------------------------------------------
Interest Income Received and Recorded                                   10                 -                30
--------------------------------------------------------------------------------------------------------------
Lost Income on Non-Accrual Loans at Year-End                          $329              $566              $270
==============================================================================================================

Loans to directors, executive officers, and/or their affiliated interests amounted to approximately $10.9 million and $8.8 million at December 31, 2001 and 2000, respectively. All such loans, which are primarily secured, were current as to principal and interest payments, and in the opinion of Management, all were granted on terms, which were comparable to loans to unrelated parties at the dates such loans were granted. An analysis of the 2001 activity in these loans is as follows (in thousands):

Balance Outstanding, Beginning of Year                        $ 8,765
---------------------------------------------------------
  New Loans                                                     4,199
---------------------------------------------------------
  Repayments                                                   (2,088)
----------------------------------------------------------------------
Balance Outstanding, End of Year                              $10,876
======================================================================

NOTE 7 - ALLOWANCE FOR LOAN LOSSES

A summary of the allowance for loan losses activity for the years ended December 31, 2001, 2000, and 1999, is as follows:

(In Thousands)                                                             2001             2000            1999
-------------------------------------------------------------------------------------------------------------------
Balance, Beginning of Year                                               $12,419          $10,386          $11,174
---------------------------------------------------------------------
   Provision Charged to Expense                                            2,761            4,730            3,825
---------------------------------------------------------------------
   Recoveries                                                              1,068            1,048              967
---------------------------------------------------------------------
   Losses Charged to Allowance                                            (3,770)          (3,745)          (4,787)
---------------------------------------------------------------------
   Losses Charged to Allowance for Non-Performing Asset Sale                   -                -             (793)
-------------------------------------------------------------------------------------------------------------------
Balance, End of Year                                                     $12,478          $12,419          $10,386
===================================================================================================================

NOTE 8 - PREMISES AND EQUIPMENT

The detail of premises and equipment at December 31, 2001 and 2000, is as follows:

(In Thousands)                                                                           2001             2000
---------------------------------------------------------------------------------------------------------------
Premises (includes land of $3,289 in 2001 and 2000)                                    $17,749          $17,660
-----------------------------------------------------------------------------------
Property Under Capital Lease                                                             9,750            9,750
-----------------------------------------------------------------------------------
Equipment                                                                               19,338           18,482
-----------------------------------------------------------------------------------
Leasehold Improvements                                                                   5,340            4,573
-----------------------------------------------------------------------------------
Projects in Progress                                                                       617              357
---------------------------------------------------------------------------------------------------------------
   Total                                                                                52,794           50,822
-----------------------------------------------------------------------------------
   Less: Accumulated Depreciation and Amortization                                      26,397           23,226
---------------------------------------------------------------------------------------------------------------
Premises and Equipment, Net                                                            $26,397          $27,596
===============================================================================================================

Depreciation expense amounted to $3.3 million, $3.2 million and $2.9 million in 2001, 2000 and 1999, respectively.

NOTE 9 - DEPOSITS

Time deposits, with remaining maturities greater than one year, mature as follows (in thousands):

2003                                                                  $175,003
---------------------------------------------------------------
2004                                                                    13,613
---------------------------------------------------------------
2005                                                                    22,389
---------------------------------------------------------------
2006                                                                     3,822
-------------------------------------------------------------------------------
Total                                                                 $214,827
===============================================================================

Time certificates of deposit of $100,000 or more totaled $124.5 million and $232.4 million on December 31, 2001 and 2000, respectively.

Interest-bearing deposits amounted to $1,128.4 million and $1,269.7 million at December 31, 2001 and 2000, respectively. Non-interest-bearing deposits amounted to $272.3 million and $257.7 million at December 31, 2001 and 2000, respectively.

NOTE 10 - SHORT-TERM BORROWINGS

Selected data relating to short-term borrowings for the years ended December 31, 2001 and 2000 are as follows:

(In Thousands)                                                                           2001            2000
----------------------------------------------------------------------------------------------------------------
At Year-End:
---------------------------------------------------------------------------------
   Securities Sold Under Agreements to Repurchase                                     $ 82,874         $ 99,516
---------------------------------------------------------------------------------
   Federal Home Loan Bank Advances                                                      28,200          142,800
---------------------------------------------------------------------------------
   Federal Funds Purchased                                                               7,600           13,000
---------------------------------------------------------------------------------
   Demand Notes - U.S. Treasury                                                          3,281            3,191
----------------------------------------------------------------------------------------------------------------
     Total Short-Term Borrowings                                                      $121,955         $258,507
================================================================================================================
     Weighted Average Interest Rate                                                       2.05%            6.55%
================================================================================================================

For the Year Ended December 31:
   Securities Sold Under Agreements to Repurchase:
     Average Balance Outstanding                                                      $ 94,600         $ 66,577
---------------------------------------------------------------------------------
     Weighted Average Interest Rate                                                       5.32%            6.64%
---------------------------------------------------------------------------------
     Highest Month-End Balance                                                        $163,807         $123,024
----------------------------------------------------------------------------------------------------------------

NOTE 11 - OTHER BORROWINGS

Selected data relating to other borrowings for the years ended December 31, 2001 and 2000 are as follows:

(In Thousands)                                                                           2001            2000
----------------------------------------------------------------------------------------------------------------
   Other Borrowed Funds                                                               $171,615         $ 64,205
---------------------------------------------------------------------------------
   Securities Sold Under Agreements to Repurchase                                       27,000           62,000
---------------------------------------------------------------------------------
   Obligation Under Capital Lease                                                        9,354            9,506
---------------------------------------------------------------------------------
   Trust Capital Securities                                                             47,300           20,000
----------------------------------------------------------------------------------------------------------------
     Total Other Borrowings                                                           $255,269         $155,711
================================================================================================================
     Weighted Average Interest Rate                                                       6.01%            6.65%
================================================================================================================

For the Year Ended December 31:

   Securities Sold Under Agreements to Repurchase:
     Average Balance Outstanding                                                       $37,083         $ 85,231
---------------------------------------------------------------------------------
     Weighted Average Interest Rate                                                       5.45%            5.61%
---------------------------------------------------------------------------------
     Highest Month-End Balance                                                         $62,000         $115,539
----------------------------------------------------------------------------------------------------------------

At December 31, 2001, other borrowed funds and securities sold under agreements to repurchase mature as follows: 2002-$64.4 million, 2003-$77.5 million, 2004-$32.7 million, 2005-$13.0 million and thereafter-$11.0 million.

The Company has a lease agreement on its headquarters building. The lease, which has been accounted for as a capital lease, expires in 2015. Lease commitments under this agreement are as follows (in thousands):

2002                                                                                                   $ 1,089
--------------------------------------------------------------------------------------------------
2003                                                                                                     1,089
--------------------------------------------------------------------------------------------------
2004                                                                                                     1,154
--------------------------------------------------------------------------------------------------
2005                                                                                                     1,187
--------------------------------------------------------------------------------------------------
2006                                                                                                     1,187
--------------------------------------------------------------------------------------------------
Thereafter                                                                                              11,580
---------------------------------------------------------------------------------------------------------------
    Total                                                                                               17,286
--------------------------------------------------------------------------------------------------
     Less: Amount Representing Interest                                                                 (7,932)
---------------------------------------------------------------------------------------------------------------
Total Obligation Under Capital Lease                                                                   $ 9,354
===============================================================================================================

On December 18, 2001, the Company placed $30 million of trust capital securities through UNB Capital Trust II, a statutory business trust formed under the laws of the State of Connecticut, of which the Company owns all common securities. The capital securities pay cumulative cash distributions quarterly at a floating rate based on 90-day LIBOR. The dividends paid to holders of the trust capital securities are deductible for income tax purposes. The quarterly distributions may, at the option of the Company, be deferred for up to 20 consecutive quarterly periods. The securities are redeemable in whole or in part but in all cases in a principal amount with integral multiples of $1,000 on any March 18, June 18, September 18 or December 18 on and after December 18, 2006. The securities are redeemable at par until December 18, 2031 when redemption is mandatory. Prior redemption is permitted under certain circumstances such as changes in tax or regulatory capital rules. The proceeds of the capital securities, along with its capital, were invested by the Trust II in $30.9 million principal amount of variable rate junior subordinated debentures of the Company due December 18, 2031, which are the sole assets of the Trust II. The Company guarantees the capital securities through the combined operation of the debentures and other related documents. The Company's obligations under the guarantee are unsecured and subordinate to senior and subordinated indebtedness of the Company. The capital securities qualify as Tier I capital for regulatory capital purposes.

On March 21, 1997, the Company placed $20 million of trust capital securities through UNB Capital Trust I, a statutory business trust formed under the laws of the State of Delaware, of which the Company owns all common securities. The capital securities pay cumulative cash distributions semiannually at an annual rate of 10.01%. The dividends paid to holders of the trust capital securities are deductible for income tax purposes. The semiannual distributions may, at the option of the Company, be deferred for up to 5 years. The securities are redeemable from March 15, 2007 until March 15, 2017 at a declining rate of 105.0% to 100.0% of the principal amount. After March 15, 2017, they are redeemable at par until March 15, 2027 when redemption is mandatory. Prior redemption is permitted under certain circumstances such as changes in tax or regulatory capital rules. The proceeds of the capital securities, along with its capital, were invested by the Trust in $20.6 million principal amount of 10.01% junior subordinated debentures of the Company due March 15, 2027, which are the sole assets of the Trust. The Company guarantees the capital securities through the combined operation of the debentures and other related documents. The Company's obligations under the guarantee are unsecured and subordinate to senior and subordinated indebtedness of the Company. The capital securities qualify as Tier I capital for regulatory capital purposes.

In October of 2001, the Company repurchased $2.7 million of its 10.01% trust capital securities and incurred an after-tax loss of $0.1 million to common shareholders.

NOTE 12 - CAPITAL REQUIREMENTS

On May 7, 2001, the Bank changed its charter from a federally chartered bank to a state chartered bank and in conjunction changed its name from United National Bank to UnitedTrust Bank.

The Federal Reserve Board, in the case of bank holding companies such as the Company, and state member banks such as the Bank, has adopted risk-based capital guidelines which require a minimum ratio of 8% of total risk-based capital to assets, as defined in the guidelines. At least one half of the total capital, or 4%, is to be comprised of common equity and qualifying perpetual preferred stock, less deductible intangibles (Tier I capital).

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

In addition, the Federal Reserve Board supplemented its risk-based capital guidelines with an additional capital ratio referred to as the leverage ratio or core capital ratio. The regulations require a financial institution to maintain a minimum leverage ratio of 4% to 5%, depending upon the condition of the institution.

Under its prompt corrective action regulations, the Federal Reserve Board is required to take certain supervisory actions (and may take additional discretionary actions) with respect to an undercapitalized institution. Such actions could have a direct material effect on the institution's financial statements.

The foregoing capital ratios are based in part on specific quantitative measures of assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. Capital amounts and classifications are subject to qualitative judgments by the regulatory authorities about capital components, risk weightings and other factors.

As of December 31, 2001, the Company and the Bank met all capital adequacy requirements to which they are subject. Further, based upon the capital ratios, the Company and the Bank qualify as "well capitalized" at December 31, 2001.

The following is a summary of the Company's and the Bank's actual capital amounts and ratios as of December 31, 2001 and 2000, compared to the regulatory authorities minimum capital adequacy requirements and requirements for classification as a well capitalized institution:

                                                        December 31, 2001                       December 31, 2000
                                             -------------------------------------   -------------------------------------
(Dollars In Thousands)                            Company                Bank             Company                Bank
--------------------------------------------------------------------------------------------------------------------------
RISK-BASED CAPITAL RATIOS:
Tier I Capital
   Actual                                    $197,944   12.90%   $158,704   10.38%   $164,583   10.87%   $160,847   10.64%
------------------------------------------
   Regulatory Minimum Requirement              61,363    4.00      61,174    4.00      60,550    4.00      60,441    4.00
------------------------------------------
   For Classification as Well Capitalized      92,044    6.00      91,760    6.00      90,825    6.00      90,661    6.00
------------------------------------------
Combined Tier I and Tier II Capital
   Actual                                     210,422   13.72     171,182   11.19     177,002   11.69     173,266   11.47
------------------------------------------
   Regulatory Minimum Requirement             122,725    8.00     122,347    8.00     121,099    8.00     120,881    8.00
------------------------------------------
   For Classification as Well Capitalized     153,406   10.00     152,934   10.00     151,374   10.00     151,102   10.00
------------------------------------------
LEVERAGE RATIO:
   Actual                                     197,944   10.29     158,704    8.25     164,583    7.81     160,847    7.64
------------------------------------------
   Regulatory Minimum Requirement              76,957    4.00      76,908    4.00      84,269    4.00      84,194    4.00
------------------------------------------
   For Classification as Well Capitalized      96,196    5.00      96,135    5.00     105,336    5.00     105,243    5.00
------------------------------------------

NOTE 13 - INCOME TAXES

The components of the provision for income taxes are as follows:

(Dollars In Thousands)                                                     2001             2000            1999
-------------------------------------------------------------------------------------------------------------------
Federal
   Current                                                                $7,814           $9,296          $ 9,501
---------------------------------------------------------------------
   Deferred Provision (Benefit)                                            1,089                5           (4,431)
-------------------------------------------------------------------------------------------------------------------
      Total Federal                                                        8,903            9,301            5,070
---------------------------------------------------------------------
State                                                                        701              330              413
-------------------------------------------------------------------------------------------------------------------
      Total Provision for Income Taxes                                    $9,604           $9,631          $ 5,483
===================================================================================================================

Included in other comprehensive income are income tax expense (benefit) attributable to net unrealized gains or (losses) on securities available for sale in the amounts of $5.6 million, $9.1 million and $(17.6) million for the years ended December 31, 2001, 2000 and 1999, respectively.

A reconciliation between the amount of reported income tax expense and the amount computed by multiplying income before taxes by the statutory Federal income tax rate is as follows:

(Dollars In Thousands)                                                     2001             2000            1999
--------------------------------------------------------------------------------------------------------------------
Income Before Provision for Income Taxes                                   $34,558           $34,532        $17,623
====================================================================================================================
Tax Calculated at 35%                                                      $12,095           $12,086        $ 6,168
---------------------------------------------------------------------
Increase (Decrease) in Tax Resulting from:
   Tax-Exempt Income                                                        (3,013)           (2,710)        (2,536)
---------------------------------------------------------------------
   State Taxes-Net of Federal Tax Benefit                                      456               215            269
---------------------------------------------------------------------
   Decrease in Valuation Allowance                                               -                 -           (344)
---------------------------------------------------------------------
   Non-Deductible Merger Expenses                                                -                 -          2,464
---------------------------------------------------------------------
   Other, Net                                                                   66                40           (538)
--------------------------------------------------------------------------------------------------------------------
      Provision for Income Taxes                                           $ 9,604           $ 9,631        $ 5,483
====================================================================================================================
      Effective Tax Rate                                                        28%               28%            31%
====================================================================================================================

The components of the net deferred tax asset as of December 31, 2001 and 2000 are as follows:

(Dollars In Thousands)                                                         2001            2000
-----------------------------------------------------------------------------------------------------
Deferred Tax Assets:
   Allowance for Loan Losses                                                 $ 4,367          $ 4,332
---------------------------------------------------------------------
   Post Retirement Benefits                                                    2,201            1,977
---------------------------------------------------------------------
   Deferred Directors Fees                                                     1,171            1,002
---------------------------------------------------------------------
   Capital Lease                                                               1,025              908
---------------------------------------------------------------------
   Intangible Assets                                                           1,007              855
---------------------------------------------------------------------
   Reserve for Accrued Expenses                                                1,929            1,994
---------------------------------------------------------------------
   Net Unrealized Loss on Securities Available for Sale                            -            5,363
---------------------------------------------------------------------
   Other                                                                         262              335
-----------------------------------------------------------------------------------------------------
     Total Deferred Tax Assets                                                11,962           16,766
-----------------------------------------------------------------------------------------------------
Deferred Tax Liabilities:
   Depreciation                                                               (1,116)          (1,104)
---------------------------------------------------------------------
   Pension Plan                                                               (3,089)          (1,876)
---------------------------------------------------------------------
   Accretion of Discount                                                        (455)            (196)
---------------------------------------------------------------------
   Net Unrealized Gain on Securities Available for Sale                         (283)              -
---------------------------------------------------------------------
   Other                                                                      (1,013)            (849)
-----------------------------------------------------------------------------------------------------
     Total Deferred Tax Liabilities                                           (5,956)          (4,025)
-----------------------------------------------------------------------------------------------------
     Net Deferred Tax Asset                                                  $ 6,006         $ 12,741
=====================================================================================================

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

NOTE 14 - EMPLOYEE BENEFIT PLANS

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

In 2001, the Company changed its measurement date from December 31 to September
30. The information for the year 2001 covers the measurement periods of September 30, 2000 through September 30, 2001, therefore, the ending balances for the year 2000 do not agree to the beginning balances for 2001.

The following table sets forth the Pension Plan's Benefits and Post Retirement Plan's Benefits funded status for 2001 and 2000:

                                                             Pension Benefits             Post Retirement Benefits
                                                      ------------------------------    -----------------------------
(In Thousands)                                              2001            2000             2001           2000
---------------------------------------------------------------------------------------------------------------------
Projected Benefit Obligation at Beginning of Year         $ 22,936       $ 22,609          $  9,570       $  7,858
-----------------------------------------------------
  Service Cost                                                 794            785               437            433
-----------------------------------------------------
  Interest Cost                                              1,718          1,643               721            687
-----------------------------------------------------
  Amendments                                                    13          1,265                 -              -
-----------------------------------------------------
  Actuarial Gain (Loss)                                        551           (531)              439          1,869
-----------------------------------------------------
  Benefits Paid                                             (1,566)        (1,565)             (733)          (598)
---------------------------------------------------------------------------------------------------------------------
Projected Benefit Obligation at End of Year                 24,446         24,206            10,434         10,249
---------------------------------------------------------------------------------------------------------------------
  Plan Assets Fair Value at Beginning of Year               50,283         44,710                 -              -
-----------------------------------------------------
  Actual Return on Plan Assets                             (18,847)          (764)                -              -
-----------------------------------------------------
  Employer Contribution                                         32             43               733            598
-----------------------------------------------------
  Benefits Paid                                             (1,566)        (1,565)             (733)          (598)
---------------------------------------------------------------------------------------------------------------------
Plan Assets Value at End of Year                            29,902         42,424                 -              -
---------------------------------------------------------------------------------------------------------------------
Funded Status                                                5,456         18,218           (10,434)       (10,249)
-----------------------------------------------------
Unrecognized Transition Obligation                               -              -             3,186          3,476
-----------------------------------------------------
Unrecognized Prior Service Cost                              1,062          1,231                 7              7
-----------------------------------------------------
Unrecognized Loss (Gain)                                     2,206        (14,190)              951          1,347
---------------------------------------------------------------------------------------------------------------------
Prepaid (Accrued) Benefit Cost                            $  8,724       $  5,259          $ (6,290)      $ (5,419)
---------------------------------------------------------------------------------------------------------------------
Discount Rate                                                 7.50%          7.25%             7.50%          7.25%
-----------------------------------------------------
Expected Return on Plan Assets                                9.00%          9.00%                -              -
-----------------------------------------------------
Rate of Compensation Increase                                 4.50%          4.50%                -              -
---------------------------------------------------------------------------------------------------------------------

The Company maintains a non-tax qualified plan for certain of its executives ("SERP") to supplement the benefit these executives can receive under the Company's 401(k) Plan and defined benefit plans. In connection with the SERP, the Company has $56.9 million in corporate owned life insurance at December 31, 2001. Pension benefits in the above table include the portion related to the Non-Qualified Executive Supplemental Plans. The Supplemental Plans projected benefit obligation was $123,000 and $190,000 in 2001 and 2000, respectively. The Supplemental Plans have no assets as of December 31, 2001 and 2000.

Net periodic (benefit) expense for 2001, 2000 and 1999 includes the following:

                                                       Pension Benefits                  Post Retirement Benefits
                                             -------------------------------------  ---------------------------------
(In Thousands)                                    2001       2000        1999          2001        2000        1999
---------------------------------------------------------------------------------------------------------------------
Net Periodic (Benefit) Expense Components:
    Service Cost                                $    794    $  785     $ 1,000        $  437      $  434      $  403
---------------------------------------------
    Interest Cost                                  1,718     1,643       1,510           721         687         560
---------------------------------------------
    Expected Return on Plan Assets                (4,458)   (3,955)     (3,097)            -           -           -
---------------------------------------------
    Net Deferral and Amortization                    182       269         152           290         299         285
---------------------------------------------
    Recognized Net Actuarial Gain                 (1,681)   (1,526)       (727)            -           -           -
---------------------------------------------------------------------------------------------------------------------
Net Periodic (Benefit) Expense                  $ (3,445)  $(2,784)    $(1,162)       $1,448      $1,420      $1,248
---------------------------------------------------------------------------------------------------------------------
Weighted Average Assumptions:
    Discount Rate                                   7.75%     7.50%       6.75%         7.75%       7.50%       6.75%
---------------------------------------------
    Expected Return on Plan Assets                  9.00%     9.00%       9.00%            -           -           -
---------------------------------------------
    Rate of Compensation Increase                   4.50%     4.50%       4.50%            -           -           -
---------------------------------------------------------------------------------------------------------------------


The assumed health care cost trend in measuring the expected cost of the post retirement benefits range from 5.0% through 6.5% in 2001, declining by 0.5% per year to an ultimate level of 5.0% by the year 2004.

A 1% change in the assumed health care cost trend rate would have the following effects on the Company's post retirement benefits:

(In Thousands)                                                                      1% Increase       1% Decrease
------------------------------------------------------------------------------------------------------------------
Effect on Total Service and Interest Cost (Net Periodic Expense)                         $  188           $  (164)
---------------------------------------------------------------------------------
Effect on the Post Retirement Benefits (Projected Benefit Obligation)                     1,636            (1,327)
------------------------------------------------------------------------------------------------------------------

Other Benefits

Employees can make contributions to the Company's 401(k) Plan by means of payroll deductions of up to 15% of their compensation up to a maximum contribution of $10,500. Matching contributions are made by the Company for up to 5% of the employee's compensation at the discretion of the Board of Directors and totaled $619,000, $316,000 and $508,000 in 2001, 2000 and 1999,
respectively.

NOTE 15 - STOCK OPTION PLANS

The Company previously had an Officers Stock Incentive Plan, which expired on April 16, 2001, and a Non-Employee Directors Stock Incentive Plan, which expired on December 31, 2000 (the "Old Plans"). At the Annual Meeting held on April 16, 2001, the shareholders approved new stock incentive plans for the officers and non-employee directors. Under the Officers Stock Incentive Plan (the "Plan"), shares of the Company's common stock may be granted to the Company's employees. The Plan provides for the discretionary granting of stock options with or without stock appreciation rights. Under the Plan, the exercise price of each option equals the market price of the Company's stock on the date of grant. The options granted have a maximum term of ten years and vest over a period of four years.

Under the plan for Non-Employee Directors (the "Directors Plan"), options to acquire shares of the Company's common stock may be granted to Non-Employee Directors. Each Non-Employee Director of the Company or its affiliates is eligible to receive options under the Directors Plan. The options granted have a term of ten years and vest over four years. Under the Directors Plan, the exercise price of each option equals the market price of the Company's stock on the date of grant.

No grants have been made to date under either of the Plans approved at the 2001 Annual Meeting. All data that follows relates to grants under the old (now expired) plans.

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

(In Thousands, Except Per Share Data)                                         2001            2000            1999
--------------------------------------------------------------------------------------------------------------------
Net Income:
   As Reported                                                              $24,954          $24,901         $12,140
---------------------------------------------------------------------
   Pro Forma                                                                 24,694           24,619          11,863
---------------------------------------------------------------------
Net Income Available to Common Stockholders:
   As Reported                                                              $24,827          $24,901         $12,140
---------------------------------------------------------------------
   Pro Forma                                                                 24,567           24,619          11,863
---------------------------------------------------------------------
Basic Net Income Per Common Share:
   As Reported                                                              $  1.65          $  1.62         $  0.76
---------------------------------------------------------------------
   Pro Forma                                                                   1.63             1.60            0.74
---------------------------------------------------------------------
Diluted Net Income Per Common Share:
   As Reported                                                              $  1.64          $  1.61         $  0.75
---------------------------------------------------------------------
   Pro Forma                                                                   1.62             1.59            0.73
--------------------------------------------------------------------------------------------------------------------

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in 2001, 2000 and 1999, respectively; dividend yield of 4.1%, 4.0% and 3.6% for 2001, 2000 and 1999, respectively; expected volatility of 28%, 25% and 19% for 2001, 2000 and 1999, respectively; risk-free interest rates of 4.8%, 6.3% and 5.2% for 2001, 2000 and 1999, respectively; and expected lives of 5 years for both plans. A summary of the status of both the Plan and the Directors Plan of the Company as of December 31, 2001, 2000 and 1999 and changes during the years ended on those dates, adjusted for subsequent stock dividends and splits, is presented below:

                                        2001                            2000                           1999
                             --------------------------     ---------------------------     -------------------------
                                             Weighted                       Weighted                        Weighted
                                              Average                        Average                        Average
                                             Exercise                       Exercise                        Exercise
Option Shares                    Shares        Price           Shares         Price             Shares       Price
---------------------------------------------------------------------------------------------------------------------
Outstanding at
  Beginning of Year              662,436       $16.78           570,952       $15.52           752,791          $11.74
----------------------------
Granted                           67,050        19.50           125,575        20.00            93,613           21.64
----------------------------
Exercised                        (89,281)       11.84           (33,423)        7.49          (261,688)           6.64
----------------------------
Forfeited                         (1,125)       20.00              (668)       12.26           (13,764)          19.09
----------------------------------------------------------------------------------------------------------------------
Outstanding at
  End of Year                    639,080       $17.75           662,436       $16.78           570,952          $15.52
======================================================================================================================
Options Exercisable
   At Year-End                   402,841                        411,034                        347,356
======================================================================================================================
Weighted Average
   Fair Value of
   Options Granted
   During the Year                             $ 4.10                         $ 4.35                            $ 3.65
======================================================================================================================

The following table summarizes information about the stock options outstanding at December 31, 2001, adjusted for the effect of subsequent stock dividends and splits.

                                   Options Outstanding                        Options Exercisable
                    -------------------------------------------------- ---------------------------------
                                         Weighted
                                         Average         Weighted                              Weighted
     Range of                           Remaining         Average                              Average
     Exercise            Number        Contractual       Exercise           Number             Exercise
      Prices          Outstanding     Life in Years        Price         Exercisable            Price
--------------------------------------------------------------------------------------------------------
    $          3.68        7,609           1.0             $ 3.68              7,609              $ 3.68
      9.07 -  10.74       36,520           2.4              10.51             36,520               10.51
     11.52 -  11.70       66,703           3.1              11.65             66,703               11.65
     11.93 -  12.26       75,581           4.5              12.22             75,581               12.22
     15.32 -  17.62       92,275           5.3              17.05             92,275               17.05
     19.50 -  21.82      281,906           8.2              20.41             58,291               21.43
     21.37 -  25.81       78,486           6.2              24.24             65,862               24.41
--------------------------------------------------------------------------------------------------------
    $ 3.68 -  25.81      639,080           6.1             $17.75            402,841              $16.24
========================================================================================================

The Plan also provides for granting of Restricted Stock Awards, which generally vest over a period of four years. Stock dividends and splits are granted to the employees when paid. Transactions involving these awards are summarized as follows:

                                                    2001              2000             1999
--------------------------------------------------------------------------------------------
Restricted Stock Awards:
   Outstanding - January 1,                        3,000             3,900           21,840
------------------------------------------
     Granted                                           -                 -            2,100
------------------------------------------
     Canceled                                          -                 -                -
------------------------------------------
     Vested                                       (1,500)             (900)         (20,040)
--------------------------------------------------------------------------------------------
   Outstanding - December 31,                      1,500             3,000            3,900
============================================================================================

Compensation expense recognized related to the Restricted Stock Awards was $37,000, $24,000 and $15,000 for the years ended December 31, 2001, 2000 and
1999, respectively.

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

The Company has lease commitments expiring at various dates through 2015. Rent expense on these leases amounted to approximately $1.8 million, $1.6 million and $1.5 million for the years ended December 31, 2001, 2000 and 1999, respectively. The headquarters building lease has been accounted for as a capital lease, in accordance with FASB Statement No. 13 "Accounting for Leases," (See Note 11). The minimum annual rentals under the terms of the lease agreements, excluding the capital lease, as of December 31, 2001, were as follows (in thousands):

2002                                                                   $1,453
---------------------------------------------------------------
2003                                                                    1,345
---------------------------------------------------------------
2004                                                                    1,315
---------------------------------------------------------------
2005                                                                    1,235
---------------------------------------------------------------
2006                                                                    1,131
---------------------------------------------------------------
Thereafter                                                              3,259
------------------------------------------------------------------------------

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

Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based upon Management's credit evaluation of the borrower. Collateral held on these commitments varies. Standby letters of credit are conditional commitments issued by the Company insuring performance obligations of a customer to a third-party. These commitments commonly involve real estate transactions.

Financial Instruments Whose Contract                                                    Contract or Notional Amount
Amount Represent Credit Risk                                                                   At December 31, 2001
(In Thousands)
--------------------------------------------------------------------------------------------------------------------
Commitments for Commercial and Construction Loans Secured by Real Estate                                   $ 66,838
----------------------------------------------------------------------------------
Unused Portion of Credit Card Lines of Credit                                                                39,083
----------------------------------------------------------------------------------
Unused Portion of Home Equity Lines of Credit                                                                67,186
----------------------------------------------------------------------------------
Used Portion of Commercial Lines of Credit                                                                  138,803
----------------------------------------------------------------------------------
Letters of Credit                                                                                            18,178
-------------------------------------------------------------------------------------------------------------------

The Company has entered into agreements with nine executive officers providing for the payment of cash and other benefits to them in the event of their voluntary or involuntary termination within three years following a change of control of the Company. Payment under these agreements in the event of a change in control would consist of a lump sum payment equal to two or 2.99 years of annual taxable compensation, depending on the officer involved. If any of the compensation or other benefits payable to an officer under his or her agreement results in additional taxes because the amounts are deemed to constitute excess parachute payments within the meaning of Section 280G of the Internal Revenue Code, the Company will make an additional payment so as to provide the officer with the compensation and benefits he or she would have received in the absence of such additional taxes.

The Company is under a routine examination by the State of New Jersey, Department of Treasury, Division of Taxation. Management believes the results of the examination will not have a material impact on the consolidated financial condition or results of operations of the Company.

Stockholder Rights Plan

On November 1, 2001, the Company adopted a stockholder rights plan. Under the rights plan, each stockholder of record on November 14, 2001 received a distribution of one Right for each share of common stock of the Company owned. Initially, the rights will be represented by the Company's common stock certificates, will not be traded separately from the common stock and will not be exercisable.

The Rights will become exercisable only if a person or group acquires, or announces a tender offer that would result in ownership of, 12% or more of the Company's common stock, at which time each Right would enable the holder to buy one-hundredth of a share of the Company's Series A preferred stock at an exercise price of $75.00, subject to adjustment. Following the acquisition of 12% or more of the Company's common stock, the holders of Rights (other than the acquiring person or group) will be entitled to purchase shares of the Company's common stock at half-price, and in the event of a subsequent merger or other acquisition of the Company, to buy shares of common stock of the acquiring entity at one-half of the market price of those shares.

The Company may redeem the Rights for $0.01 per Right at any time before the acquisition by a person or group of 12% or more of the Company's common stock. The rights will expire on November 1, 2011.

NOTE 17 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

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

Commitments to Extend Credit and Standby Letters of Credit

The fair value of standby letters of credit is estimated using the fees currently charged to enter into similar agreements and the present credit worthiness of the counter parties. On this basis, these fees approximate the fair value. The Bank does not charge a fee on loan commitments and, consequently, there is no basis on which to calculate a fair value.

The estimated fair values of the Company's financial instruments as of December 31, 2001 and 2000 are as follows:

                                                                     2001                                2000
                                                        -------------------------------    ------------------------------
                                                           Carrying          Fair             Carrying           Fair
(In Thousands)                                              Amount          Value              Amount           Value
-------------------------------------------------------------------------------------------------------------------------
Financial Assets
   Cash and Short-Term Investments                           $   55,764     $   55,764         $   50,414      $   50,414
-------------------------------------------------------
   Securities Available for Sale                                519,993        519,993            608,388         608,388
-------------------------------------------------------
   Securities Held to Maturity                                   37,656         37,875             46,492          46,503
-------------------------------------------------------
   Loans, Net of Allowance for Loan Losses                    1,223,447      1,231,660          1,274,998       1,276,593
-------------------------------------------------------------------------------------------------------------------------
Financial Liabilities
   Deposits
     Demand                                                     272,283        272,283            248,750         248,750
-------------------------------------------------------
     Savings                                                    573,734        573,734            578,924         578,924
-------------------------------------------------------
     Time                                                       554,687        555,871            699,742         704,369
-------------------------------------------------------------------------------------------------------------------------
       Total Deposits                                         1,400,704      1,401,888          1,527,416       1,532,043
-------------------------------------------------------
Short-Term Borrowings                                           121,955        121,955            258,507         258,507
-------------------------------------------------------
Other Borrowings                                                255,269        259,399            155,711         154,399
-------------------------------------------------------------------------------------------------------------------------
Off-Balance Sheet Financial Instruments
     Standby Letters of Credit                                        -             92                  -              39
=========================================================================================================================

NOTE 18 - SEGMENT REPORTING

The Company has five reportable segments: Retail Banking, Commercial Banking, Investments, Trust and Investment Services, and All Other. The Retail Banking segment includes loans secured by one-to-four family residential properties, construction financing, loans to individuals for household, family and other personal expenditures, and lease financing. In addition, the Retail Banking segment includes the branch network. The Commercial Banking segment provides term loans, demand secured loans, Small Business Administration ("SBA") financing, floor plan loans and financing for commercial real estate transactions. The Investments segment is comprised of the Company's securities portfolio, which includes U.S. Treasury and Government Agency securities, tax-exempt securities, mortgage-backed securities, corporate debt securities, equity securities and short-term investments. The Trust and Investment Services segment offers a full spectrum of fiduciary services, ranging from mutual funds to personal trust, investment advisory and employee benefits. The All Other segment is primarily comprised of the treasury function, which is responsible for managing interest rate risk. Additionally, certain revenues and expenses that are not allocable to a line of business are reflected in this area.

The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates performance based on profit or loss from operations before income taxes not including one-time charges and amortization of intangible assets. For purposes of this review, interest income, which is tax-exempt from Federal taxation, has been restated to a taxable-equivalent basis, which places tax-exempt income on a comparable basis with taxable income to facilitate analysis.

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

The following table presents the results of operations on a tax-equivalent basis and average balances by reportable segment for the years ended December 31, 2001 and December 31, 2000. In 1999, the Company completed its acquisition of Raritan, combined computer systems of Raritan into the Company's computer system, and completed the conversion of the Company's own data processing operations to an independent third-party provider. Based upon these facts, no segment information is provided for 1999, as such information was not deemed meaningful.

                                                                                 Trust and
Results of Operations for the             Retail       Commercial                Investment
Year Ended December 31, 2001              Banking       Banking    Investments    Services    All Other    Consolidated
-------------------------------------------------------------------------------------------------------------------------
Interest Income                           $   50,170    $  46,593     $  43,500      $     -     $      -    $  140,263
--------------------------------------
Interest Expense                              42,096            -        22,979            -            -        65,075
--------------------------------------
Funds Transfer Pricing Allocation             36,471      (28,014)      (14,903)           -        6,446             -
-------------------------------------------------------------------------------------------------------------------------
   Net Interest Income                        44,545       18,579         5,618            -        6,446        75,188
--------------------------------------
Provision for Loan Losses                      2,159          602             -            -            -         2,761
-------------------------------------------------------------------------------------------------------------------------
   Net Interest Income
       After Provision for Loan Losses        42,386       17,977         5,618            -        6,446        72,427
--------------------------------------
Non-Interest Income                           10,064          873         3,942        7,555          223        22,657
--------------------------------------
Non-Interest Expense                          43,879        7,119           345        5,439          792        57,574
-------------------------------------------------------------------------------------------------------------------------
   Net Income Before Taxes                $    8,571    $  11,731     $   9,215      $ 2,116     $  5,877    $   37,510
-------------------------------------------------------------------------------------------------------------------------

Average Balances:
Gross Funds Provided                      $1,423,515    $       -     $ 407,984      $     -     $190,158    $2,021,657
--------------------------------------
Funds Used:
   Interest-Earning Assets                   655,259      575,845       630,890            -            -     1,861,994
--------------------------------------
   Non-Interest-Earning Assets                12,110        3,536        55,310            -       88,707       159,663
-------------------------------------------------------------------------------------------------------------------------
Net Funds Provided (Used)                 $  756,146    $(579,381)    $(278,216)      $    -     $101,451    $        -
-------------------------------------------------------------------------------------------------------------------------

                                                                                 Trust and
Results of Operations for the             Retail       Commercial                Investment
Year Ended December 31, 2000              Banking       Banking    Investments    Services    All Other    Consolidated
-------------------------------------------------------------------------------------------------------------------------
Interest Income                           $   58,918    $   49,774    $  48,199       $    -     $      -    $  156,891
--------------------------------------
Interest Expense                              55,344             -       29,043            -            -        84,387
--------------------------------------
Funds Transfer Pricing Allocation             48,720       (34,505)     (19,023)          (3)       4,811             -
-------------------------------------------------------------------------------------------------------------------------
   Net Interest Income                        52,294        15,269          133           (3)       4,811        72,504
--------------------------------------
Provision for Loan Losses                      2,688         2,042            -            -            -         4,730
-------------------------------------------------------------------------------------------------------------------------
   Net Interest Income
       After Provision for Loan Losses        49,606        13,227          133           (3)       4,811        67,774
--------------------------------------
Non-Interest Income                           10,898           561        6,477        7,666        1,000        26,602
--------------------------------------
Non-Interest Expense                          45,224         6,306          297        4,854          288        56,969
-------------------------------------------------------------------------------------------------------------------------
   Net Income Before Taxes                $   15,280    $    7,482    $   6,313       $2,809     $  5,523    $   37,407
-------------------------------------------------------------------------------------------------------------------------

Average Balances:
Gross Funds Provided                      $1,525,080    $    7,814    $ 382,890       $   88     $204,303    $2,120,175
--------------------------------------
Funds Used:
   Interest-Earning Assets                   734,785       592,358      658,189            -            -     1,985,332
--------------------------------------
   Non-Interest-Earning Assets                13,824         8,630       55,399            -       56,990       134,843
-------------------------------------------------------------------------------------------------------------------------
Net Funds Provided (Used)                 $  776,471    $ (593,174)   $(330,698)      $   88     $147,313    $        -
-------------------------------------------------------------------------------------------------------------------------

NOTE 19 - CONDENSED FINANCIAL STATEMENTS - PARENT COMPANY

The Condensed Financial Statements of United National Bancorp (parent company only) are presented below:

CONDENSED BALANCE SHEETS                                                                      December 31,
                                                                                  ------------------------------------
(In Thousands)                                                                            2001              2000
----------------------------------------------------------------------------------------------------------------------
Assets
   Cash and Due from Banks                                                                $  4,487           $     27
---------------------------------------------------------------------------------
   Securities Available for Sale                                                            33,025              2,737
---------------------------------------------------------------------------------
   Investment in Subsidiaries                                                              165,650            157,847
---------------------------------------------------------------------------------
   Other Assets                                                                              7,492              6,455
----------------------------------------------------------------------------------------------------------------------
     Total Assets                                                                         $210,654           $167,066
======================================================================================================================
Liabilities and Stockholders' Equity
   Junior Subordinated Debentures                                                         $ 48,847           $ 20,619
---------------------------------------------------------------------------------
   Loan from Subsidiary                                                                      2,150              2,002
---------------------------------------------------------------------------------
   Other Liabilities                                                                         3,906              3,935
---------------------------------------------------------------------------------
   Stockholders' Equity                                                                    155,751            140,510
----------------------------------------------------------------------------------------------------------------------
     Total Liabilities and Stockholders' Equity                                           $210,654           $167,066
======================================================================================================================

CONDENSED STATEMENTS OF INCOME                                               For the Years Ended December 31,
                                                                      -----------------------------------------------
(In Thousands)                                                             2001             2000            1999
----------------------------------------------------------------------------------------------------------------------
Income
   Dividends from Subsidiary                                               $30,282          $14,283         $ 24,276
---------------------------------------------------------------------
   Interest and Dividends on Securities                                        100              171              221
---------------------------------------------------------------------
   Net (Loss) from Securities Transactions                                       -                -             (353)
----------------------------------------------------------------------------------------------------------------------
     Total Income                                                           30,382           14,454           24,144
----------------------------------------------------------------------------------------------------------------------
Expense
   Interest Expense on Junior Subordinated Debentures                        2,081            2,064            2,064
---------------------------------------------------------------------
   Interest Expense on Loan from Subsidiary                                    329              100               85
---------------------------------------------------------------------
   Other Expenses                                                              583              456              438
----------------------------------------------------------------------------------------------------------------------
     Total Expense                                                           2,993            2,620            2,587
----------------------------------------------------------------------------------------------------------------------
Income Before Income Tax Benefit                                            27,389           11,834           21,557
---------------------------------------------------------------------
Income Tax Benefit                                                           1,014              860              943
----------------------------------------------------------------------------------------------------------------------
Income Before (Distributions in Excess of) Equity in Undistributed
   Income of Subsidiary                                                     28,403           12,694           22,500
---------------------------------------------------------------------
(Distributions in Excess of) Equity in Undistributed
   Income of Subsidiary                                                     (3,449)          12,207          (10,360)
----------------------------------------------------------------------------------------------------------------------
Net Income                                                                 $24,954          $24,901         $ 12,140
======================================================================================================================

CONDENSED STATEMENTS OF CASH FLOWS                                           For the Years Ended December 31,
                                                                      -----------------------------------------------
(In Thousands)                                                             2001             2000            1999
---------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net Income                                                                $ 24,954         $ 24,901         $ 12,140
---------------------------------------------------------------------
Adjustments to Reconcile Net Income to Net
   Cash Provided by Operating Activities:
Net Loss from Securities Transactions                                            -                -              353
---------------------------------------------------------------------
Trading Account Securities Activity, Net                                         -              929              310
---------------------------------------------------------------------
Loss on Retirement of Junior Subordinated Debenture, Net of Taxes             (127)               -                -
---------------------------------------------------------------------
Increase in Other Assets                                                    (1,125)          (1,790)            (986)
---------------------------------------------------------------------
(Decrease) Increase in Other Liabilities                                       (29)           1,081              485
---------------------------------------------------------------------
Restricted Stock Activity, Net                                                  37               24              199
---------------------------------------------------------------------
Distributions in Excess of (Equity in Undistributed)
   Income of Subsidiary                                                      3,449          (12,207)          10,360
---------------------------------------------------------------------------------------------------------------------
Net Cash Provided by Operating Activities                                   27,159           12,938           22,861
---------------------------------------------------------------------------------------------------------------------

INVESTING ACTIVITIES
Proceeds from Sales of Securities Available for Sale                             -            8,658            7,328
---------------------------------------------------------------------
Purchase of Securities Available for Sale                                  (30,040)          (3,822)         (13,593)
---------------------------------------------------------------------------------------------------------------------
Net Cash (Used in) Provided by Investing Activities                        (30,040)           4,836           (6,265)
---------------------------------------------------------------------------------------------------------------------

FINANCING ACTIVITIES
Issuance of Junior Subordinated Debenture                                   30,000                -                -
---------------------------------------------------------------------
Retirement of Junior Subordinated Debenture                                 (2,700)               -                -
---------------------------------------------------------------------
Cash Dividends on Common Stock                                             (11,981)         (12,283)         (12,507)
---------------------------------------------------------------------
Proceeds from Exercise of Stock Options                                        601              328            1,777
---------------------------------------------------------------------
Loan from Subsidiary                                                           148            2,002             (750)
---------------------------------------------------------------------
Purchase of Treasury Stock                                                  (8,727)          (7,820)          (8,465)
---------------------------------------------------------------------------------------------------------------------
Net Cash Used in Financing Activities                                        7,341          (17,773)         (19,945)
---------------------------------------------------------------------------------------------------------------------
Net Increase (Decrease) in Cash                                              4,460                1           (3,349)
---------------------------------------------------------------------
Cash at Beginning of Year                                                       27               26            3,375
---------------------------------------------------------------------------------------------------------------------
Cash at End of Year                                                       $  4,487         $     27         $     26
=====================================================================================================================

Cash Dividend Restrictions

Substantially all of the revenue of the Company available for the payment of dividends on its stock will result from dividends paid to the Company by the Bank. The amount of dividends that the Bank may pay on its capital stock is subject to certain limitations imposed by New Jersey law. Thus, all dividends declared from time to time by the Board of Directors for any year shall not be paid unless the capital stock of the Bank is unimpaired and the Bank has a surplus of not less than 50% of its capital stock. In addition, the Bank is required by Federal law to obtain the prior approval of the Federal Reserve Board for the payment of dividends if the total of all dividends declared by the Board of Directors in any year will exceed the total of the Bank's net profits for that year combined with the retained net income for the preceding two years ("earnings limitation" test).

Under the earnings limitation test, the Bank had available $1.0 million for the payment of cash dividends at December 31, 2001. At the beginning of 2002, the Bank's available net earnings to be used for the payment of dividends will increase by $9.5 million, as the retained net loss from 1999 will no longer be used in the calculation for the earnings limitation test. Additionally, the Bank's ability to pay cash dividends under the earnings limitation test may increase by any net earnings it realizes during 2002.*

INDEPENDENT AUDITORS' REPORT



The Board of Directors and Stockholders
United National Bancorp:

We have audited the accompanying consolidated balance sheets of United National Bancorp and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2001. These Consolidated Financial Statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these Consolidated Financial Statements based on our audits.

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

In our opinion, the Consolidated Financial Statements referred to above present fairly, in all material respects, the financial position of United National Bancorp and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.



KPMG LLP

Short Hills, New Jersey
January 15, 2002

                            United National Bancorp
                            1130 Route 22 East
                            Bridgewater,NJ 08807-0010
                            908.429.2200
                            www.unitedtrust.com